UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☑  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Abraxis BioScience, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

The information in this proxy statement/prospectus is not complete and may be changed. Celgene Corporation may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Celgene Corporation is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2010

MERGER PROPOSAL

September [ • ], 2010

Dear Stockholder:

As previously announced, on June 30, 2010, Abraxis BioScience, Inc., or Abraxis, entered into a merger agreement with Celgene Corporation, or Celgene, under which Celgene will acquire Abraxis. Following the merger, Abraxis will become a direct or indirect wholly-owned subsidiary of Celgene. If the merger is completed, Abraxis stockholders (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive, for each share of Abraxis common stock that they hold:

•	$58.00 in cash, without interest;

•	0.2617 of a share of common stock of Celgene; and

•	one contingent value right, or CVR, issued by Celgene.

Each CVR will entitle its holder to receive additional cash payments if certain U.S. regulatory approval milestones with respect to Abraxane® are achieved and/or if aggregate annual net sales of Abraxane® and certain Abraxis pipeline products that are currently under development exceed $1 billion.

Celgene common stock is listed on The NASDAQ Global Select Market under the symbol “CELG.” On September [ • ], 2010, the last trading day prior to the date of this proxy statement/prospectus, the last reported sale price per share of Celgene common stock on The NASDAQ Global Select Market was $[ • ]. There is currently no public market for the CVRs. Celgene has agreed to use reasonable best efforts to cause the CVRs to be approved for listing on The NASDAQ Global Select Market.

Abraxis will hold a special meeting of stockholders to consider and vote on a proposal to adopt the merger agreement. You will find the notice of meeting, logistics of the proposed merger and details in the attached documents.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTEREST OF, ABRAXIS AND ITS STOCKHOLDERS, ADOPTED THE MERGER AGREEMENT AND DECLARED ADVISABLE THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Under Delaware law, the approval of holders of a majority of the outstanding shares of Abraxis common stock is required to adopt the merger agreement. On June 30, 2010, Dr. Soon-Shiong and certain entities affiliated with him, who together own approximately 82.1% of the outstanding shares of Abraxis common stock, entered into a Voting Agreement with Celgene and a wholly-owned subsidiary of Celgene, under which they agreed to vote all of their shares of Abraxis common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

For a discussion of risk factors that you should consider in evaluating the transaction, see “Risk Factors” beginning on page 22 of the attached proxy statement/prospectus.

We urge you to read this proxy statement/prospectus carefully and in its entirety.

By Order of the Board of Directors,

Patrick Soon-Shiong, M.D.
Executive Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ATTACHED PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement/prospectus is dated September [ • ], 2010 and is first being mailed to Abraxis stockholders on or about September [ • ], 2010.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held October 13, 2010

The special meeting of stockholders of Abraxis BioScience, Inc. will be held at the Fairmont Miramar, 101 Wilshire Boulevard, Santa Monica, California, on October 13, 2010, at 10:00 a.m. local time. The purpose of the special meeting is to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 30, 2010, by and among Celgene Corporation, Artistry Acquisition Corp., a wholly-owned subsidiary of Celgene Corporation, and Abraxis BioScience, Inc., as it may be amended from time to time (the “merger agreement”).

The board of directors of Abraxis unanimously recommends a vote “FOR” this proposal.

Only holders of record of Abraxis common stock at the close of business on September 10, 2010 will be entitled to vote at the special meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available in Abraxis’ office located at 11755 Wilshire Boulevard, Suite 2000, Los Angeles, California 90025, during regular business hours for a period not less than ten days before the special meeting, as well as at the place of the special meeting during the special meeting.

For the security of everyone attending the special meeting, a stockholder must present photo identification to be admitted to the special meeting.

Whether or not you plan to attend the special meeting, please vote in advance by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope.

By Order of the Board of Directors,

Patrick Soon-Shiong, M.D.
Executive Chairman

Los Angeles, California
September [ • ], 2010

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Abraxis and Celgene from other documents that Abraxis and Celgene have filed with the Securities and Exchange Commission, which we refer to as the SEC, and that are included in this proxy statement/prospectus and can be found following the annexes. For a listing of documents incorporated by reference in this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov. You can also obtain those documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Abraxis BioScience, Inc. 11755 Wilshire Boulevard, Suite 2000 Los Angeles, California 90025 Attention: Investor Relations Telephone Number: (310) 883-1300 www.abraxisbio.com	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901 Attention: Investor Relations Telephone Number: (908) 673-9000 www.celgene.com

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as an Abraxis stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that we have incorporated by reference into this document. See “Where You Can Find More Information.”

Unless otherwise indicated or required by the context, in this proxy statement/prospectus, all references to “Celgene” refer to Celgene Corporation and its subsidiaries; all references to “merger sub” refer to Artistry Acquisition Corp., a direct or indirect wholly-owned subsidiary of Celgene; all references to “Abraxis” refer to Abraxis BioScience, Inc. and its subsidiaries; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of June 30, 2010, by and among Abraxis, Celgene and merger sub, a copy of which is attached as Annex A to this proxy statement/prospectus, as it may be amended from time to time; all references to the “merger” refer to the merger contemplated by the merger agreement; all references to the “principal stockholders” refer to Dr. Patrick Soon-Shiong and certain entities affiliated with him, who together own approximately 82.1% of the outstanding shares of Abraxis common stock; and all references to the “CVR agreement” refer to the Contingent Value Rights Agreement to be entered into by Celgene and a mutually acceptable trustee, prior to the completion of the merger, a copy of which is attached as Annex B to this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	Celgene and Abraxis have agreed to the merger, pursuant to which Abraxis will become a direct or indirect wholly-owned subsidiary of Celgene and will cease to be a publicly held corporation. In order for the companies to complete the merger, the holders of a majority of the outstanding shares of Abraxis common stock must vote to adopt the merger agreement. Abraxis is holding a special meeting of stockholders solely to obtain such stockholder approval.

This document is being delivered to you as both a proxy statement of Abraxis and a prospectus of Celgene in connection with the merger. It is the proxy statement by which the Abraxis board of directors is soliciting proxies from you to vote on the adoption of the merger agreement at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus by which Celgene will issue Celgene common stock and contingent value rights, which we refer to as CVRs, to you in the merger.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to adopt the merger agreement providing for the acquisition of Abraxis by Celgene upon the terms and conditions of the merger agreement described in this proxy statement/prospectus, which is attached as Annex A to this proxy statement/prospectus. This proxy statement/prospectus contains important information about the merger, including the special meeting of the stockholders of Abraxis. You should read it carefully and in its entirety.

Q:	If the merger is completed, what will I receive for my shares of Abraxis common stock?

A:	Upon completion of the merger, each share of Abraxis common stock that is issued and outstanding (other than those for which appraisal rights are validly perfected or owned by Celgene or merger sub or any wholly-owned subsidiary of Celgene or Abraxis) will be cancelled and converted into the right to receive (1) $58.00 in cash, without interest, (2) 0.2617 of a share of Celgene common stock and (3) one CVR. We refer to the consideration payable in the merger described in clauses (1), (2) and (3) together as the merger consideration. See “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Treatment of Abraxis Stock Options and Other Equity Awards.”

Q:	How did you determine the merger consideration to be paid to holders of Abraxis common stock?

A:	The merger consideration was determined as a result of arm’s length negotiations between the management of Abraxis and its board of directors, on the one hand, and the management of Celgene and its board of directors, on the other hand.

Q:	What will happen to Abraxis as a result of the merger?

A:	The acquisition of Abraxis by Celgene will be accomplished through a merger of merger sub, with and into Abraxis, with Abraxis surviving the merger as a subsidiary of Celgene. As a result of the merger, Abraxis common stock will be cancelled and delisted from The NASDAQ Global Select Market and will no longer be publicly traded.

Q:	Why did the Abraxis board of directors approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A:	To review the Abraxis board of directors’ reasons for recommending and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, see “The Merger — Reasons for the Merger — Abraxis’ Reasons for the Merger.”

Q:	How does the Abraxis board of directors recommend that I vote?

A:	After careful consideration, the Abraxis board of directors unanimously recommends that you vote your shares “FOR” the adoption of the merger agreement.

Q:	Is the approval of stockholders necessary to adopt the merger agreement?

A:	Adoption of the merger agreement requires approval of the holders of a majority of the outstanding shares of Abraxis common stock, voting together as a single class. On June 30, 2010, the principal stockholders, who together owned at that date approximately 82.1% of the outstanding shares of Abraxis common stock and approximately 82.1% of the outstanding shares of Abraxis common stock as of September 10, 2010, the record date established for the special meeting, entered into a voting agreement with Celgene and merger sub, under which they agreed, subject to the terms thereof, to vote all of their shares of Abraxis common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and against, among other things, any business combination or extraordinary corporate transaction involving Abraxis or any or its subsidiaries, other than the merger or any business combination or transaction with Celgene or any of its affiliates. Each of the principal stockholders also granted an irrevocable proxy to Celgene to vote or execute consents with respect to such principal stockholder’s shares of Abraxis common stock in accordance with the preceding sentence. The voting agreement will terminate upon the earliest to occur of: (1) the completion of the merger, (2) any material amendment to the merger agreement that is adverse to the principal stockholders that has not been approved by them and (3) the termination of the merger agreement in accordance with its terms. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex C. The principal stockholders’ vote will be sufficient under Delaware law to adopt the merger agreement. See “Voting Agreement.”

Q:	When and where will the special meeting be held?

A:	The special meeting is scheduled to be held at 10:00 a.m. local time, on October 13, 2010, at the Fairmont Miramar, 101 Wilshire Boulevard, Santa Monica, California.

Q:	Who is entitled to vote at the special meeting?

A:	The Abraxis board of directors has fixed September 10, 2010 as the record date for the special meeting. If you were an Abraxis stockholder as of the close of business on the record date, you are entitled to vote your Abraxis shares at the special meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote at the special meeting for each share of Abraxis common stock that you owned as of the record date. As of the close of business on the record date, there were [ • ] outstanding shares of Abraxis common stock. As of that date, the principal stockholders owned approximately 82.1% of the outstanding shares of Abraxis common stock.

Q:	What constitutes a quorum?

A:	Stockholders who hold at least a majority of the outstanding shares of Abraxis common stock as of the close of business on the record date must be present, either in person or represented by proxy, in order to constitute a quorum to conduct business at the special meeting.

Q:	What is the difference between holding shares as a stockholder of record or in “street name”?

A:	If your shares are registered directly in your name with Abraxis’ transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Abraxis.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card provided by your broker, bank or other nominee with this proxy statement/prospectus. If you do not provide instructions on how to vote your shares to your broker, bank or other nominee, your shares will not be voted at the special meeting. This will have the same effect as a vote “AGAINST” the merger agreement.

Q:	How do I vote my shares at the special meeting?

A:	If you are entitled to vote at the special meeting and you hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, in order to ensure your vote is counted if you are not able to attend the special meeting, Abraxis encourages you to submit a proxy before the special meeting, even if you plan to attend the special meeting. If you are a stockholder of record, you may submit a proxy for your shares by completing, signing and dating the enclosed proxy card and mailing it in the pre-paid envelope included with these proxy materials. If your shares are held by a broker, bank or other nominee, you may direct your broker, bank or other nominee to submit a proxy card by following the instructions that the broker, bank or other nominee provides to you with these materials.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides to you with these materials.

Brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. The broker may still register your shares as being present at the special meeting for purposes of determining a quorum but without your specific authorization, your shares will not be voted in favor of the adoption of the merger agreement or on any other matters over which brokers lack discretionary authority. This is called a broker non-vote. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If you hold shares through a broker, bank or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee and present it to the inspector of elections with your ballot when you vote at the special meeting.

Q:	How will my proxy be voted?

A:	If you vote by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted in favor of the adoption of the merger agreement.

Q:	As an Abraxis stockholder, what risks should I consider in deciding whether to vote in favor of the merger?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors,” which sets forth and incorporates by reference certain risks and uncertainties related to the merger and the CVRs, certain risks and uncertainties to which Celgene will be subject following the completion of the merger, and certain risks and uncertainties to which each of Abraxis and Celgene, as an independent company, is subject.

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Q:	Can I attend the special meeting?

A:	All Abraxis stockholders as of the close of business on the record date may attend the special meeting by showing photo identification and signing in at the special meeting. If you are a stockholder of record (i.e., your shares are held in your name), you must list your name exactly as it appears on your stock ownership records from American Stock Transfer & Trust Company. If you hold shares through a broker, bank or other nominee, you must also provide a copy of your latest bank or broker statement showing your ownership as of the close of business on the record date.

Q:	Can I change my vote after I have submitted a proxy or voting instruction card?

A:	Yes. If you are a stockholder of record you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

• you can send a signed notice of revocation to the Corporate Secretary of Abraxis;

• you can submit a revised proxy bearing a later date; or

• you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy no later than the beginning of the special meeting. If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the special meeting if you obtain a proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the special meeting.

Q:	What are the CVRs?

A:	The CVRs are contingent value rights to be issued in the merger by Celgene. Each CVR represents the right to receive a pro rata portion of certain cash payments required to be paid by Celgene. Celgene is obligated to make these cash payments:

• if certain U.S. regulatory milestones with respect to Abraxane® are achieved; and/or

• if aggregate annual net sales of Abraxane® and those pipeline products described in the definition of “Products” contained in the CVR agreement, which we refer to as the Abraxis pipeline products, exceed $1 billion.

See “Description of the CVRs.”

Q:	Will the merger consideration I receive in the merger increase if the results of operations of Abraxis improve or if the market price of Abraxis common stock increases?

A:	No. The merger consideration payable for each share of Abraxis common stock at closing is fixed at (1) $58.00 in cash, without interest, (2) 0.2617 of a share of common stock of Celgene and (3) one CVR, and the payment received at closing will not change regardless of the results of operations of Abraxis or the price of publicly traded common stock of Abraxis.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by Abraxis stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Abraxis common stock in connection with the merger. Instead, Abraxis will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ Global Select Market. If the merger agreement is terminated under specified circumstances, Abraxis may be required to pay Celgene a fee of $145 million. See “The Merger Agreement — Termination Fees and Expenses.”

Q:	When is the merger expected to be completed?

A:	Abraxis and Celgene are working hard to complete the merger as quickly as practicable. A number of conditions must be satisfied before we can complete the merger, including the approval of the adoption of the merger agreement by Abraxis stockholders. We anticipate that the merger will close within two business days following the date of the special meeting, if all conditions to the merger (as described under “Merger Agreement — Conditions to the Merger”) are fulfilled or waived on or before the closing date. However, we cannot guarantee the exact timing of the completion of the merger or that the merger will be completed. See “Merger Agreement — Conditions to the Merger.”

Q:	Am I entitled to appraisal rights?

A:	Yes. Stockholders who do not vote “FOR” the adoption of the merger agreement and who hold their shares through the completion of the merger will be entitled to seek appraisal rights under Delaware law in connection with the merger so long as they take all the steps required to perfect their rights under Delaware law. See “Rights of Stockholders to Seek Appraisal.”

Q:	What are the material U.S. federal income tax consequences to the Abraxis stockholders of the merger?

A:	The receipt by a U.S. holder of cash, Celgene common stock and CVRs in exchange for shares of Abraxis common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Abraxis common stock generally will recognize capital gain or loss at the time of the merger equal to the difference, if any, between

• the sum of (1) the amount of cash (including any cash received in lieu of fractional shares of Celgene common stock), (2) the fair market value of the Celgene common stock and (3) the fair market value of the CVRs received by the U.S. holder in exchange for such Abraxis common stock; and

• the U.S. holder’s adjusted tax basis in such Abraxis common stock.

Pursuant to the merger agreement and the CVR agreement, the parties to the merger agreement and the CVR agreement have agreed or will agree, as applicable, to treat and report any CVR payments (except to the extent of any imputed interest) for all tax purposes as additional consideration for the sale of Abraxis common stock in the merger, except as required by applicable law. Because individual circumstances may differ, we strongly recommend that you consult your own tax advisors to determine the specific tax consequences to you of the merger. See “Certain Material U.S. Federal Income Tax Consequences.”

Q:	Should I send my Abraxis common stock certificates now?

A:	No. After the completion of the merger, you will be sent a letter of transmittal and detailed instructions for exchanging your Abraxis common stock certificates for the merger consideration.

Q:	Where can I find more information about Abraxis and Celgene?

A:	Abraxis and Celgene file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC, at www.sec.gov, and on the appropriate company’s website, at www.abraxisbio.com or www.celgene.com. For a more detailed description of the information available, please see “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger after reading this proxy statement/prospectus, or require assistance or need additional copies of this proxy statement/prospectus, please contact:

Abraxis BioScience, Inc. Attention: Investor Relations 11755 Wilshire Boulevard, Suite 2000 Los Angeles, California 90025
Telephone Number: (310) 883-1300

SUMMARY

The following summary highlights only selected information, and is qualified in its entirety by other information contained elsewhere in this proxy statement/prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this proxy statement/prospectus carefully and in its entirety, including its annexes and the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Parties to the Merger Agreement

Celgene Corporation

86 Morris Avenue
Summit, New Jersey 07901
Telephone: (908) 673-9000

Celgene Corporation, a corporation organized under the laws of Delaware, which we refer to as Celgene, is a global integrated biopharmaceutical company primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory related diseases. Celgene is dedicated to innovative research and development which is designed to bring new therapies to market. Celgene is also involved in research in several scientific areas that may deliver proprietary next-generation therapies, targeting areas such as intracellular signaling pathways in cancer and immune cells, immunomodulation in cancer and autoimmunity and placental cell, including stem and progenitor cell, research. The drug and cell therapies Celgene develops are designed to treat life-threatening diseases or chronic debilitating conditions.

Celgene common stock is listed on The NASDAQ Global Select Market under the symbol “CELG.”

Additional information about Celgene is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Abraxis BioScience, Inc.

11755 Wilshire Boulevard, Suite 2000
Los Angeles, California 90025
Telephone: (310) 883-1300

Abraxis BioScience, Inc., a corporation organized under the laws of Delaware, which we refer to as Abraxis, is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. Abraxis’ product portfolio includes the chemotherapeutic compound Abraxane®, which is based on Abraxis’ proprietary tumor targeting technology known as the nab® platform. The first product approved by the U.S. Food and Drug Administration, which we refer to as the FDA, to use this nab® platform, Abraxane®, was launched in 2005 for the treatment of metastatic breast cancer and is now approved in 41 countries. Abraxis continues to expand the nab® platform through a robust clinical program and deep product pipeline.

Abraxis common stock is listed on The NASDAQ Global Select Market under the symbol “ABII.”

Additional information about Abraxis is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Artistry Acquisition Corp.

86 Morris Avenue
Summit, New Jersey 07901
Telephone: (908) 673-9000

Artistry Acquisition Corp., a corporation organized under the laws of Delaware, which we refer to as merger sub, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, merger sub will be merged with and into Abraxis, merger sub’s separate existence will cease and Abraxis will become a direct or indirect wholly-owned subsidiary of Celgene.

The Merger

Under the merger agreement, merger sub will merge with and into Abraxis, and Abraxis will be the surviving corporation in the merger. As a result of the merger, Abraxis will become a direct or indirect wholly-owned subsidiary of Celgene. Common stock of Celgene will continue to be listed on the NASDAQ Global Select Market under the symbol “CELG.” We anticipate that the merger will close within two business days following the date of the special meeting, if all conditions to the merger (as described under “Merger Agreement — Conditions to the Merger”) are fulfilled or waived on or before the closing date. However, we cannot guarantee the exact timing of the completion of the merger or that the merger will be completed. See “Merger Agreement — Conditions to the Merger.”

Merger Consideration

Upon completion of the merger, each share of Abraxis common stock outstanding immediately prior to the completion of the merger, other than those held by stockholders who properly demand and perfect appraisal rights, shares held in the treasury of Abraxis or those owned by Celgene or merger sub or any direct or indirect wholly-owned subsidiary of Celgene or Abraxis, will be cancelled and converted into the right to receive (1) $58.00 in cash, without interest, (2) 0.2617 of a share of common stock of Celgene and (3) one CVR.

The CVRs

The CVRs will be issued under the CVR agreement to be entered into by Celgene and a trustee mutually acceptable to Celgene and Abraxis prior to the completion of the merger. A copy of the form of CVR agreement is attached as Annex B to this proxy statement/prospectus.

If required by law, Celgene will use its reasonable best efforts to cause the CVR agreement to be qualified under the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act. The terms of the CVRs include those stated in the CVR agreement and those made part of the CVR agreement by reference to the applicable provisions of Trust Indenture Act.

Each holder of a CVR is entitled to receive a pro rata portion, based on the number of CVRs then outstanding, of each of the following cash payments that Celgene is obligated to pay:

•	Milestone Payment #1. Celgene agreed to pay $250 million upon FDA approval of Abraxane® for use in the treatment of non-small cell lung cancer, which approval permits Celgene to market Abraxane® under a label that includes a progression free survival claim, but only if the foregoing milestone is achieved no later than the fifth anniversary of the merger.

•	Milestone Payment #2. Celgene agreed to pay $400 million (if achieved no later than April 1, 2013) or $300 million (if achieved after April 1, 2013 and before the fifth anniversary of the merger) upon FDA approval of Abraxane® for use in the treatment of pancreatic cancer, which approval permits Celgene to market Abraxane® under a label that includes an overall survival claim.

•	Net Sales Payments. For each full one-year period ending December 31st during the term of the CVR agreement, which we refer to as a net sales measuring period (with the first net sales measuring period beginning January 1, 2011 and ending December 31, 2011), Celgene agreed to pay:

•	2.5% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $1 billion but are less than or equal to $2 billion for such period, plus

•	an additional amount equal to 5% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $2 billion but are less than or equal to $3 billion for such period, plus

•	an additional amount equal to 10% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $3 billion for such period.

For a description of Abraxane® and the Abraxis pipeline products, see “Description of the CVRs — CVR Agreement — Selected Definitions Related to the CVR Agreement.”

No payments will be due under the CVR agreement with respect to net sales of Abraxane® and the Abraxis pipeline products achieved after December 31, 2025, which we refer to as the net sales payment termination date, unless net sales for the net sales measuring period ending on December 31, 2025 are equal to or greater than $1 billion, in which case the net sales payment termination date will be extended until the last day of the net sales measuring period subsequent to December 31, 2025 during which net sales of Abraxane® and the Abraxis pipeline products are less than $1 billion or, if earlier, December 31, 2030.

Celgene has agreed to use diligent efforts to achieve each of the milestones above through the fifth year anniversary of the CVR agreement and to obtain regulatory approval for the commercial manufacture, marketing and sale of Abraxane® for the treatment of melanoma, ovarian cancer, bladder cancer and first-line metastatic breast cancer until the earlier of the net sales payment termination date or such time that the data generated in an appropriate clinical trial does not support further development of Abraxane® for the applicable indication. Celgene has also agreed to use diligent efforts, until the net sales payment termination date, to sell Abraxane® or any of the Abraxis pipeline products for which Celgene has obtained regulatory approval for the commercial manufacture, marketing and sale thereof. For purposes of the CVR agreement, the term “diligent efforts” is defined as, with respect to any product, efforts of a person to carry out its obligations in a diligent manner using such effort and employing such resources normally used by such person in the exercise of its reasonable business discretion relating to the research, development or commercialization of a product, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the regulatory structure involved, and the profitability of the applicable product (including pricing and reimbursement status achieved), and other relevant factors, including technical, commercial, legal, scientific, and/or medical factors.

Celgene may, at any time on and after the date that 50% of the CVRs issued pursuant to the terms of the merger agreement either are no longer outstanding, and/or repurchased, acquired, redeemed or retired by Celgene, redeem all, but not less than all, of the outstanding CVRs at a cash redemption price equal to the average price per CVR paid for all CVRs by Celgene in prior transactions.

The CVRs are unsecured obligations of Celgene, subordinated to an unlimited amount of Celgene’s senior obligations.

There are numerous risks associated with the CVRs, including whether Celgene will achieve the milestones and generate sufficient net sales to require any payment under the CVR agreement, and there is no assurance that the milestones will be achieved or the net sales thresholds will be met or exceeded. The CVRs are freely transferable (subject to restrictions under applicable securities laws) and are being registered with the SEC in connection with the merger pursuant to the registration statement, of which this proxy statement/prospectus forms a part. Celgene has agreed to use its reasonable best efforts to cause the CVRs to be approved for listing on The NASDAQ Global Select Market and to maintain such listing for as long as CVRs remain outstanding. See “Risk Factors” and “Description of the CVRs”.

Opinions of Financial Advisors to Abraxis

Merrill Lynch, Pierce, Fenner & Smith Incorporated

On June 29, 2010, at a meeting of the Abraxis board of directors held to evaluate the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, rendered to the Abraxis board of directors an oral opinion, which was confirmed by delivery of a written opinion dated June 30, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration to be received in the merger by holders of Abraxis common stock (other than Dr. Soon-Shiong and his affiliates) was fair, from a financial point of view, to such holders.

The full text of the written opinion of BofA Merrill Lynch to the Abraxis board of directors, dated June 30, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement/prospectus. BofA Merrill Lynch provided its opinion to the Abraxis board of directors for the benefit and use of the Abraxis board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any related matter.

Goldman, Sachs & Co.

On June 29, 2010, at a meeting of Abraxis board of directors held to evaluate the merger, Goldman, Sachs & Co., which we refer to as Goldman Sachs, rendered to the board of directors of Abraxis an oral opinion, which was confirmed by delivery of a written opinion dated June 30, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration to be paid to the holders of shares of Abraxis common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 30, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F to this proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Abraxis board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Abraxis common stock should vote with respect to the merger or any other matter.

Lazard Frères & Co. LLC

Lazard Frères & Co. LLC, which we refer to as Lazard, rendered its oral opinion to the Abraxis board of directors that, as of June 29, 2010, and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration to be paid to holders of Abraxis common stock (other than Dr. Soon-Shiong, any of his affiliates, Celgene and merger sub) in the merger was fair from a financial point of view to such holders. Lazard subsequently confirmed its earlier opinion by delivery of a written opinion dated June 30, 2010.

The full text of the written opinion of Lazard, dated June 30, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G to this proxy statement/prospectus. Lazard provided its opinion for the benefit of the Abraxis board of directors in connection with its evaluation of the merger. The Lazard opinion is not a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Interests of Directors and Executive Officers of Abraxis in the Merger

When reading this proxy statement/prospectus, you should be aware that the executive officers and directors of Abraxis may have interests in the merger that may be different from, or in addition to, the interests of other Abraxis stockholders generally. A description of these interests is set forth below.

Each executive officer and director of Abraxis holds options to purchase common stock and/or restricted stock units, which we refer to as RSUs, of Abraxis, which, whether or not vested, will immediately vest and be cancelled upon the completion of the merger in exchange for a cash payment and a CVR as more fully described below. See “The Merger Agreement — Treatment of Abraxis Stock Options and Other Equity Awards.” Assuming the merger was completed on June 30, 2010, and based upon certain assumptions, the total amount that the executive officers and directors of Abraxis would have received in respect of their vested and unvested equity awards would have been approximately $38.5 million and 444,331 CVRs.

Under a retention agreement entered into by Abraxis with Bruce Wendel, Vice Chairman and Chief Executive Officer, in the event of a termination by Abraxis without “cause” or by Mr. Wendel for “good reason” within eighteen months after the completion of the merger, Mr. Wendel will be entitled to receive:

•	severance pay equal to two times the sum of his then-current base salary plus the amount of his most recently established target bonus;

•	reimbursement of COBRA premiums for up to eighteen months; and

•	life insurance coverage for two years.

Under an offer letter entered into between Abraxis and Mitchell Fogelman, Senior Vice President of Finance and Principal Financial Officer, Mr. Fogelman will be entitled to receive severance pay equal to six months of his current base salary if he is terminated without “cause” prior to October 19, 2010, regardless of whether or not the merger occurs.

Assuming the merger was completed on June 30, 2010 and Messrs. Wendel’s and Fogelman’s employment with Abraxis was terminated immediately after completion of the merger without “cause” or for “good reason,” the total aggregate value of these payments to, and benefits for, these two executive officers would have been approximately $2.0 million.

In addition, under agreements with Abraxis, each of Dr. Soon-Shiong and Mr. Wendel is entitled to a gross-up payment, if necessary, so that the net amount of his total payments contingent on the merger received on an after-tax basis would equal the amount he would have received in the absence of the imposition of golden parachute excise taxes imposed by the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Based upon the assumptions described herein, the total maximum estimated amount that would be due in respect of such a gross-up payment to these executive officers would be approximately $17.9 million.

The Abraxis board of directors was aware of these interests and considered them, among other factors, in unanimously determining that the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interest of, Abraxis and its stockholders, adopting the merger agreement and declaring advisable the merger.

Treatment of Abraxis Stock Options and Other Equity Awards

Stock Options

At least five business days prior to the completion of the merger, each holder of an outstanding option to purchase Abraxis common stock that was granted under any stock option or equity incentive plan of Abraxis, which we refer to as a stock option, and that has an exercise price greater than the “per share amount” (which we define below) will, whether such stock option is vested or unvested, be provided with written notice that such holder has the right, until the business day preceding the completion of the merger, which we refer to as the exercise period, to exercise such stock option by paying Abraxis a cash amount equal to:

•	the exercise price of the stock option, less

•	the per share amount.

Each such stock option that is exercised during the exercise period will be settled in exchange for one CVR. Any such stock option that is not exercised during the exercise period will be cancelled upon the completion of the merger for no consideration.

Each stock option that remains outstanding immediately prior to the completion of the merger and that has an exercise price that is equal to or less than the per share amount will be cancelled in exchange for the right to receive:

•	an amount in cash, without interest, equal to the excess, if any, of the per share amount over the exercise price of such stock option, and

•	one CVR.

The “per share amount” means the sum of $58.00 and the amount obtained by multiplying (1) the exchange ratio of 0.2617 by (2) an amount equal to the average of the closing sale prices for Celgene common stock on The NASDAQ Global Select Market, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the completion of the merger, with such amount rounded up to the nearest cent.

Stock Appreciation Rights

At least five business days prior to the completion of the merger, each holder of an outstanding stock appreciation right that was granted under any stock option or equity incentive plan of Abraxis, which we refer to as a SAR, and that has a base appreciation amount greater than the per share amount will, whether such SAR is vested or unvested, be provided with written notice that such holder has the right to exercise such SAR during the exercise period by paying to Abraxis a cash amount equal to:

•	the base appreciation amount of the SAR, less

•	the per share amount.

Each such SAR that is exercised during the exercise period will be settled in exchange for one CVR. Any SAR that is not exercised during the exercise period will be cancelled upon the completion of the merger for no consideration.

Each SAR that remains outstanding immediately prior to the completion of the merger and that has a base appreciation amount equal to or less than the per share amount will be cancelled upon the completion of the merger in exchange for the right to receive:

•	an amount in cash, without interest, equal to the excess, if any, of the per share amount over the base appreciation amount of such SAR, and

•	one CVR.

RSUs

Each RSU granted by Abraxis under any stock option or equity incentive plan of Abraxis and which is outstanding immediately prior to the completion of the merger will vest upon the completion of the merger and will be canceled and converted into the right to receive:

•	cash, without interest, equal to the per share amount, and

•	one CVR.

Ownership of Celgene After the Merger

Based on the number of shares of Abraxis common stock outstanding as of [ • ], 2010, Celgene expects to issue approximately [ • ] million shares of its common stock to Abraxis stockholders pursuant to the merger. The actual number of shares of Celgene common stock to be issued pursuant to the merger will be determined at the completion of the merger based on the conversion ratio and the number of shares of Abraxis common stock outstanding at such time. Immediately after completion of the merger, it is expected that former Abraxis stockholders will own approximately [ • ]% of the [ • ] then outstanding shares of Celgene common stock, based on the number of shares of Abraxis and Celgene common stock outstanding, on a fully diluted basis, as of [ • ], 2010.

Key Terms of the Merger Agreement

Conditions to the Merger

Before the merger can be completed, a number of conditions must be satisfied or waived (to the extent permitted under applicable law and the terms of the merger agreement). For a complete listing of, and additional information on the conditions to the merger, see “The Merger Agreement — Conditions to the Merger.”

Restrictions on Solicitation of Third Party Acquisition Proposals

In the merger agreement Abraxis agreed that neither Abraxis nor its subsidiaries will, and agreed to use its reasonably best efforts to cause its representatives not to: (1) solicit, initiate, or knowingly encourage the making, submission or announcement of any third party proposal which would reasonably be expected to lead to a transaction involving the acquisition of 15% or more of the assets, revenues or voting securities of Abraxis, which we refer to as an acquisition proposal, (2) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any third party with respect to any inquiries regarding, or the making, submission or announcement of, an acquisition proposal, (3) enter into or approve any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement for an acquisition proposal, or (4) subject to certain exceptions, terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar contract to which Abraxis or any of its subsidiaries is a party (we refer to the restrictions described in clauses (1) through (4) together as the “no-shop” restrictions).

However, before the special meeting, Abraxis may, and may permit its representatives to, subject to the terms and conditions set forth in the merger agreement, provide information to and engage in discussions with a third party that makes an acquisition proposal that was not initiated or solicited in violation of the “no-shop” restrictions, and that the Abraxis board of directors determines constitutes or is reasonably likely to lead to a superior proposal (as defined in the merger agreement). The merger agreement also permits Abraxis to terminate the merger agreement to enter into a definitive agreement for a superior proposal with a third party if, among other things, Abraxis has complied in all material respects with the “no-shop” restrictions, has provided Celgene with five business days to modify the merger agreement in a manner that would cause the superior proposal to no longer be superior and simultaneously with such termination pays to Celgene a termination fee of $145 million.

Termination of the Merger Agreement

The merger agreement specifies limited circumstances under which the merger agreement may be terminated by the parties as well as termination fees to be paid by Abraxis in such event. Either Abraxis or Celgene may terminate the merger agreement if the merger has not been completed by the termination date of March 31, 2011 (however, the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation is the cause of, or results in, the failure of the closing to occur on or before the termination date).

Abraxis and Celgene may terminate the merger agreement by mutual written consent at any time before the completion of the merger (whether before or after Abraxis stockholders have adopted the merger agreement). In addition, either Abraxis or Celgene may terminate the merger agreement if:

•	any permanent injunction or other order issued by any governmental entity in the United States, the European Union, Canada or Switzerland is in effect preventing or prohibiting the completion of the merger has become final and non-appealable; or

•	Abraxis stockholders do not vote to adopt the merger agreement at the special meeting (including any postponement or adjournment of the special meeting).

Celgene may terminate the merger agreement:

•	if Abraxis breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach or failure to perform results in the conditions described under “The Merger Agreement — Conditions to the Merger” relating to the accuracy of Abraxis’ representations and warranties or the performance of Abraxis’ obligations and covenants in the merger agreement not being able to be satisfied by the termination date;

•	if Abraxis breaches or fails to perform in any material respect its obligations with respect to the “no shop” restrictions; or

•	prior to the special meeting, if (1) the Abraxis board of directors has publicly withdrawn its approval or recommendation of the merger agreement or the merger or has publicly recommended to Abraxis stockholders any acquisition proposal or (2) a tender offer or exchange offer has been commenced that, if successful, would result in any person or group becoming the beneficial owner of 15% or more of Abraxis common stock, and the Abraxis board of directors fails to recommend that Abraxis stockholders not tender their shares in connection with such tender or exchange offer within ten days of the commencement.

See “The Merger Agreement — Termination.”

Abraxis may terminate the merger agreement:

•	if Celgene or merger sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach or failure to perform results in the conditions described under “The Merger Agreement — Conditions to the Merger” relating to the accuracy of Celgene’s or merger sub’s representations and warranties or the performance of Celgene’s or merger sub’s obligations and covenants in the merger agreement not being able to be satisfied by the termination date; or

•	prior to the special meeting, in order to concurrently enter into a definitive agreement with respect to any superior proposal with a third party if, among other things Abraxis has complied in all material respects with the “no-shop” restrictions of the merger agreement and concurrently pays a termination fee of $145 million to Celgene.

See “The Merger Agreement — Termination in Connection with a Superior Proposal.”

Termination Fee Payable by Abraxis

Abraxis has agreed to pay to Celgene a termination fee of $145 million if the merger agreement is terminated under any of the following circumstances:

•	Abraxis terminates the merger agreement, prior to the special meeting, in order to concurrently with such termination enter into a definitive agreement with respect to a superior proposal and has complied in all material respects with the “no shop” restrictions of the merger agreement;

•	Celgene terminates the merger agreement if Abraxis breaches or fails to perform in any material respect its obligations under the “no shop” restrictions of the merger agreement, or if prior to the special meeting, (1) the Abraxis board of directors has publicly withdrawn its approval or recommendation of the merger agreement or the merger or has publicly recommended to the stockholders of Abraxis any acquisition proposal, or (2) a tender offer or exchange offer has been commenced that, if successful, would result in any person or group becoming the beneficial owner of 15% or more of the outstanding stock of Abraxis, and the Abraxis board of directors fails to recommend that Abraxis stockholders not tender their shares in connection with such tender or exchange offer within ten business days of the commencement;

•	(1) Celgene terminates the merger agreement if Abraxis breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach or failure to perform results in the conditions described in “The Merger Agreement — Conditions to the Merger” relating to the accuracy of Abraxis’ representations and warranties or the performance of Abraxis’ obligations or covenants not being able to be satisfied by the termination date, (2) prior to the date upon which such breach or failure to perform occurs but after the date of the merger agreement, a bona fide acquisition proposal (for the purposes of this definition of acquisition proposal, the references to “15%” will be deemed references to “60%”) for Abraxis has been publicly announced and (3) within 12 months after such termination either Abraxis has entered into a definitive agreement relating to an acquisition proposal or a transaction contemplated by an acquisition proposal for Abraxis has been completed;

•	(1) Celgene or Abraxis terminates the merger agreement if the requisite stockholder approval is not obtained at the special meeting (including any postponement or adjournment of the special meeting), (2) prior to the date of the special meeting but after the date of the merger agreement, a bona fide acquisition proposal (for the purposes of this definition of acquisition proposal, the references to “15%” will be deemed references to “60%”) for Abraxis has been publicly announced and (3) within 12 months after such termination either Abraxis has entered into a definitive agreement relating to an acquisition proposal or a transaction contemplated by an acquisition proposal for Abraxis has been completed; or

•	(1) Celgene or Abraxis terminates the merger agreement if the merger has not been completed on or before the termination date of March 31, 2011, (2) prior to such termination, the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, has expired or been terminated, (3) prior to such termination but after the date of the merger agreement, a bona fide acquisition proposal (for the purposes of this definition of acquisition proposal, the references to “15%” will be deemed references to “60%”) for Abraxis has been publicly announced and (4) within 12 months after such termination either Abraxis has entered into a definitive agreement relating to an acquisition proposal or a transaction contemplated by an acquisition proposal for Abraxis has been completed.

For additional information on termination fees, see “The Merger Agreement — Termination Fees and Expenses.”

Voting Agreement

On June 30, 2010, the principal stockholders, who together own approximately 82.1% of the outstanding shares of Abraxis common stock as of September 10, 2010, the record date established for the special meeting, entered into a voting agreement with Celgene and merger sub, under which they agreed to vote all of their shares of Abraxis common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and against, among other things, any business combination or extraordinary corporate transaction involving Abraxis or any or its subsidiaries, other than the merger or any business combination or transaction with Celgene or any of its affiliates. Each of the principal stockholders also granted an irrevocable proxy to Celgene to vote or execute consents with respect to such principal stockholders’ shares of Abraxis common stock in accordance with the preceding sentence. Additionally, the principal stockholders agreed, among other things, not to transfer their shares of Abraxis common stock, subject to certain exceptions, or to solicit any acquisition proposal. The voting agreement will terminate upon the earliest to occur of:

•	the completion of the merger;

•	any material amendment to the merger agreement that is adverse to the principal stockholders that has not been approved by them; and

•	the termination of the merger agreement in accordance with its terms.

A copy of the voting agreement is attached to this proxy statement/prospectus as Annex C. See “Voting Agreement.”

The principal stockholders’ vote will be sufficient under Delaware law to adopt the merger agreement without the approval of any other stockholder of Abraxis.

Stockholders’ Agreement

On June 30, 2010, certain of the principal stockholders, including Dr. Soon-Shiong, entered into a stockholders’ agreement with Celgene under which they agreed, among other things, not to sell, transfer, pledge or otherwise dispose of any of the shares of Celgene common stock issued to them in the merger, prior to the third anniversary of the merger, subject to certain limited exceptions. In addition to such limited exceptions, after the second anniversary of the merger, these stockholders may, subject to the limitation set forth in the following sentence, sell, transfer, pledge or otherwise dispose of, in the aggregate, a number of shares of Celgene common stock issued to them in the merger equal to 25% of the number of shares of Celgene common stock issued to these stockholders in the merger. Prior to the fourth anniversary of the merger, these stockholders may not, during any calendar month, sell, in the aggregate, pursuant to open market transactions, shares of Celgene common stock issued to them in the merger representing more than 30% of the number of shares of Celgene common stock issued to these stockholders in the merger. See “The Merger — Interests of Abraxis Directors and Officers in the Merger — Stockholders’ Agreement.”

Non-Competition, Non-Solicitation and Confidentiality Agreement

On June 30, 2010, Dr. Soon-Shiong entered into a non-competition, non-solicitation and confidentiality agreement with Celgene, which we refer to as the non-competition agreement, pursuant to which Dr. Soon-Shiong will be generally prohibited for ten years after completion of the merger from, without the prior written consent of Celgene, owning, managing, financing, investing in, controlling, engaging in, operating or conducting, lending his name to, lending credit to, rendering services or advising, devoting material endeavor or effort to, or assisting any person or entity to conduct, the business of researching, developing, licensing, manufacturing, selling, offering for sale, importing, using, marketing, distributing, practicing, or otherwise exploiting Abraxane® or any other pharmaceutical or diagnostic product developed or manufactured using the albumin-bound (nab®) technology (as defined in the non-competition agreement), which we refer to as the business, in the United States and all other countries in which Abraxis was engaged in the business at the completion of the merger. Additionally, Dr. Soon-Shiong will be generally prohibited for ten years after completion of the merger from, without the prior written consent of Celgene:

•	(i) soliciting, knowingly encouraging or inducing any customer, supplier or licensee with whom Abraxis or its subsidiaries were engaged in a contractual relationship, or substantive discussions or proposal negotiations, in each case as of the completion of the merger, with respect to the business to cease doing business with Abraxis, Celgene or any of their subsidiaries with respect to the business in the United States and all other countries in which Abraxis or its subsidiaries were engaged in the business at the completion of the merger; or (ii) otherwise knowingly interfering with Abraxis’, Celgene’s or their respective subsidiaries’ relationship with any customer, supplier or licensee of the business,

•	soliciting, encouraging or inducing any employee, consultant or independent contractor that was engaged by Abraxis or its subsidiaries as of the completion of the merger to terminate or breach an employment, contractual or other relationship with Abraxis, Celgene or their respective subsidiaries, and

•	making any public statements that directly or indirectly disparage Abraxis, Celgene or any of their respective affiliates,

in each case subject to certain exceptions. Dr. Soon-Shiong has also agreed not to use or disclose, except as required by law or as directed by Abraxis or Celgene, confidential information that is owned or held by Abraxis as of the completion of the merger. The non-competition agreement will become effective as of the completion of the merger and will have no force or effect if the merger agreement is terminated prior to the completion of the merger or if the merger is otherwise not completed.

A copy of the non-competition agreement is attached as Annex D to this proxy statement/prospectus. See “The Merger — Interests of Abraxis Directors and Officers in the Merger — Non-Competition, Non-Solicitation and Confidentiality Agreement.”

The Special Meeting

The stockholders of Abraxis will hold a special meeting at the Fairmont Miramar, 1010 Wilshire Boulevard, Santa Monica, California, on October 13, 2010, at 10:00 a.m. local time, unless the special meeting is adjourned or postponed. At the special meeting, Abraxis stockholders will be asked to consider and act on a proposal to adopt the merger agreement. Only stockholders listed on Abraxis’ records at the close of business on September 10, 2010, the record date for the special meeting, are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. As of the close of business on the record date, there were [ • ] shares of Abraxis common stock outstanding and entitled to vote at the special meeting. See “Information about the Special Meeting” for more information on how to cast your vote at the special meeting.

Provided a quorum of stockholders is present in person or by proxy at the special meeting, in order to adopt the merger agreement, holders of a majority of the outstanding shares of Abraxis common stock must cast a vote in favor of the proposal to adopt the merger agreement. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to adopt the merger agreement.

As of the record date, directors and executive officers of Abraxis had the right to vote [ • ] shares of Abraxis common stock, entitling them to collectively cast approximately [ • ]% of the votes entitled to be cast at the special meeting. This includes [ • ] shares of Abraxis common stock that the principal stockholders had the right to vote. As noted above, the principal stockholders have agreed collectively to vote their shares of Abraxis common stock in favor of the adoption of the merger agreement.

Except as described above as to shares held by the principal stockholders, none of Abraxis’ directors or officers has entered into any agreement requiring them to vote for or against the proposal to adopt the merger agreement.

No vote of the stockholders of Celgene is required to adopt the merger agreement or to effect the transactions contemplated by the merger agreement.

Regulatory Approvals

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and until the expiration of a 30 calendar day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective notification and report forms. If the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Material prior to the expiration of the waiting period, the parties must observe a second 30 calendar day waiting period, which would begin to run only after both parties have substantially complied with the request for information, unless the waiting period is terminated earlier or extended with the consent of the parties. On July 14, 2010, Abraxis and Celgene filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division. Celgene received confirmation of early termination of the initial waiting period under the HSR Act effective as of August 3, 2010.

Subject to the terms and conditions of the merger agreement, Abraxis and Celgene have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete, in the most expeditious manner practicable, the merger; however, Celgene is not required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of:

•	(A) any assets or businesses of Abraxis or any of its subsidiaries or (B) any assets or businesses of Celgene or any of its affiliates or subsidiaries, in the case of either clause (A) or (B), to the extent that the sale, divestiture, disposition, or agreement would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Abraxis and Celgene after giving effect to the completion of merger; or

•	Abraxane® to the extent such sale, divestiture, disposition, agreement or restriction would have a material adverse effect on the ability of Abraxis to market Abraxane® in the United States, the European Union, Canada and Switzerland.

In addition, Abraxis is not required to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of Abraxis or any of its subsidiaries, unless it is conditioned upon the completion of the merger.

Rights of Stockholders to Seek Appraisal

Under Delaware law, holders of Abraxis common stock other than the principal stockholders will have the right to seek appraisal of the fair value of their shares of Abraxis common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This appraisal amount could be more than, the same as or less than the merger consideration. Among other requirements, any holder of Abraxis common stock intending to exercise appraisal rights must not vote in favor of the merger and must submit a written demand for an appraisal to Abraxis before the vote on the merger at the special meeting. Your failure to strictly follow the procedures specified under Delaware law will result in the loss of your appraisal rights. For a summary of the requirements for asserting and perfecting your appraisal rights, see “Rights of Stockholders to Seek Appraisal.” The provisions of Delaware law that address appraisal rights and govern the required procedures are attached as Annex H to this proxy statement/prospectus.

Certain Material U.S. Federal Income Tax Consequences

The receipt by a U.S. holder of cash, Celgene common stock and CVRs in exchange for shares of Abraxis common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Abraxis common stock generally will recognize capital gain or loss at the time of the merger equal to the difference, if any, between:

•	the sum of (1) the amount of cash (including any cash received in lieu of fractional shares of Celgene common stock), (2) the fair market value of the Celgene common stock and (3) the fair market value of the CVRs received by the U.S. holder in exchange for such Abraxis common stock; and

•	the U.S. holder’s adjusted tax basis in such Abraxis common stock.

Pursuant to the merger agreement and the CVR agreement, the parties to the merger agreement and the CVR agreement have agreed or will agree, as applicable, to treat and report any CVR payments (except to the extent of any imputed interest) for all tax purposes as additional consideration for the sale of Abraxis common stock in the merger, except as required by applicable law. Tax matters can be complicated. Abraxis stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger. See “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Accounting Treatment

In accordance with U.S. generally accepted accounting principles, which we refer to as U.S. GAAP, Celgene will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Celgene will record the acquisition based on the fair value of the merger consideration, which includes the cash consideration paid, the market value of shares of Celgene common stock issued in connection with the merger (based on the closing price of Celgene common stock on the date of the completion of the merger) and the CVRs issued in connection with the merger.

Celgene will allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the merger. Any excess of the value of consideration paid over the aggregate fair value of those net assets will be recorded as goodwill. Financial statements of Celgene issued after the completion of the merger will reflect such fair values and will not be restated retroactively to reflect historical financial position or results of operations of Celgene. The results of operations of Abraxis will be included in the results of operations of Celgene beginning on the date of the completion of the merger.

Market Price of Abraxis Common Stock

Abraxis common stock is listed on The NASDAQ Global Select Market under the symbol “ABII.” The closing sale price of Abraxis common stock on The NASDAQ Global Select Market on June 29, 2010, the last trading day prior to the announcement of the merger, was $61.31. The $58.00 cash consideration and $13.93, the value of 0.2617 of a share of common stock of Celgene on June 29, 2010, represents a premium of approximately 17% over the closing sale price of Abraxis common stock on June 29, 2010. On September [ • ], 2010, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Abraxis common stock on The NASDAQ Global Select Market was $[ • ] per share.

Market Price of Celgene Common Stock

Celgene common stock is listed on The NASDAQ Global Select Market under the symbol “CELG.” The closing sale price of Celgene common stock on The NASDAQ Global Select Market on June 29, 2010, the last trading day prior to the announcement of the merger, was $53.24. On September [ • ], 2010, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Celgene common stock on The NASDAQ Global Select Market was $[ • ] per share. It is a condition to the completion of the merger that the shares of Celgene common stock issued in the merger will be approved for listing on The NASDAQ Global Select Market.

Litigation Related to the Merger

Abraxis, the members of the Abraxis board of directors and Celgene are named as defendants in putative class action lawsuits brought by Abraxis stockholders challenging the merger in Los Angeles County Superior Court. The plaintiffs in such actions assert claims for breaches of fiduciary duty arising out of the merger and allege that Abraxis’ directors engaged in self-dealing and obtained for themselves personal benefits and have failed or are failing to provide stockholders with material information relating to the merger. The plaintiffs also allege claims for aiding and abetting breaches of fiduciary duty against Abraxis and Celgene. These lawsuits generally seek, among other things, to enjoin the defendants from consummating the merger until such time as Abraxis:

•	adopts and implements a procedure or process to obtain the highest possible price for stockholders;

•	discloses all material information to stockholders regarding the merger; and

•	institutes a majority of the minority vote provision.

Risks

In evaluating the CVRs and Celgene common stock, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 22.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA OF ABRAXIS

The following selected historical consolidated and combined financial data of Abraxis for the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008, have been derived from Abraxis’ historical audited consolidated and combined financial statements contained in Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this proxy statement/prospectus. The following selected historical consolidated and combined financial data for the years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 have been derived from Abraxis’ historical audited consolidated and combined financial statements not required to be incorporated by reference into this proxy statement/prospectus. Historical results of operations and financial position are not necessarily indications of the results that may be expected in the future periods. The following selected historical consolidated financial data for Abraxis as of and for the six months ended June 30, 2010 and 2009 have been derived from Abraxis’ unaudited interim consolidated financial statements contained in Abraxis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which is incorporated by reference into this proxy statement/prospectus. In the opinion of Abraxis management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated and combined financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations at these dates and for these periods. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and you should read this selected historical consolidated and combined financial data together with Abraxis’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the unaudited and audited consolidated and combined financial statements and notes thereto incorporated by reference into this proxy statement/prospectus.

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)		(In thousands, except per share data)

Consolidated and Combined Statement of Operations Data:
Abraxane revenue	$170,008	$145,773	$314,545	$335,631	$324,692	$174,906	$133,731
Other Products	69,225	7,938	36,686	1,770	1,269	—	—
Other revenue	6,892	4,000	7,819	7,908	7,725	7,381	1,944

Net revenue	246,125	157,711	359,050	345,309	333,686	182,287	135,675
Cost of sales	72,740	23,743	63,665	39,068	34,450	21,183	24,066

Gross profit	173,385	133,968	295,385	306,241	299,236	161,104	111,609
Operating expenses:
Research and development	69,334	71,742	154,615	98,976	85,424	63,073	50,121
Selling, general and administrative	110,273	92,695	200,734	221,418	233,324	119,462	69,239
Reacquisition costs	—	—	—	158,909	—	—	—
Litigation costs	—	—	—	57,635	—	—	—
Acquired in-process research and development	—	—	—	13,900	—	83,447	—
Impairment charge	—	—	13,999	9,214	—	—	—
Amortization of intangible assets	20,276	19,907	39,782	39,429	38,615	27,349	—
Merger related costs	—	—	—	—	—	16,722	—

Total operating expenses	199,883	184,344	409,130	599,481	357,363	310,053	119,360

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)		(In thousands, except per share data)

Loss from operations	(26,498)	(50,376)	(113,745)	(293,240)	(58,127)	(148,949)	(7,751)
Equity in net (loss) income of unconsolidated entities	(1,855)	1,360	2,090	908	3,771	2,776	1,843
Interest income	3,958	1,887	3,052	18,809	4,990	399	287
Other income (expense)	968	(503)	1,255	(5,186)	(190)	(4,741)	(6,563)

Loss before income taxes	(23,427)	(47,632)	(107,348)	(278,709)	(49,556)	(150,515)	(12,184)
(Benefit) provision for income taxes	(3,959)	(51)	(2,580)	(1,938)	(7,952)	(25,964)	478

Net loss	$(19,468)	$(47,581)	$(104,768)	$(276,771)	$(41,604)	$(124,551)	$(12,662)

Net loss attributable to noncontrolling interest	$(605)	$(1,227)	$(1,652)	$—	$—	$—	$—
Net loss attributable to common shareholders	$(18,863)	$(46,354)	$(103,116)	$(276,771)	$(41,604)	$(124,551)	$(12,662)
Basic and diluted net loss per common share	$(0.47)	$(1.16)	$(2.57)	$(6.91)	$(1.04)	$(3.11)	$(0.32)
Weighted-average common shares outstanding(1):
Basic	40,280	40,100	40,100	40,032	39,991	39,990	39,990
Diluted	40,280	40,100	40,100	40,032	39,991	39,990	39,990
Other data:
Cash flow provided by (used in) operating activities	$3,231	$15,016	$4,488	$(315,468)	$(2,893)	$170,870	$(22,272)
Purchases of property plant and equipment	(34,918)	(68,382)	(94,473)	(43,729)	(40,581)	(64,431)	(17,212)
Cash from consolidation of DSC	15,099	—	—	—	—	—	—
Cash paid for acquisition	(5,754)	—	(2,640)	(14,998)	—	—	—
Purchases of investments and marketable securities	(3,000)	—	(15,431)	(24,244)	(150)	—	—
Purchases of other equity investments	7,529	—	—	—	—	—	—
Investment in notes receivable	(10,000)	—	—	—	—	—	—
Proceeds from sale of subsidiary	—	2,046	2,046	—	—	—	—
Proceeds from sale of marketable securities	—	3,676	3,677	—	—	—	—
Cash flow provided by (used in) financing activities	11,396	(589)	(561)	2,360	752,082	(94,398)	40,728

	As of June 30,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)		(In thousands)

Consolidated balance sheet data:
Working capital	$175,095	$260,578	$192,747	$347,321	$735,181	$25,093	$55,232
Total assets	1,060,120	1,086,526	1,068,380	1,399,757	1,502,255	764,783	179,080
Total debt	—	—	—	—	—	—	190,000
Total equity (deficit)	851,607	893,465	846,265	929,472	1,197,387	459,021	(65,644)

(1)	As of the completion of Abraxis’ separation from APP Pharmaceuticals, Inc. on November 13, 2007, Abraxis had 40.0 million common shares outstanding. The same number of shares is being used for both diluted earnings per share and basic earnings per share for all periods prior to the separation date. All potentially dilutive employee stock awards were excluded from the computation of diluted loss per common share for all periods as the effect on net loss per share was anti-dilutive. The selected historical financial data reflect the consolidated operations of Abraxis and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of the predecessor Abraxis Bioscience for periods prior to November 13, 2007. The selected historical consolidated and combined financial data for periods prior to and including November 13, 2007 may not be indicative of Abraxis’ future performance and do not necessarily reflect what the consolidated and combined results of operations, financial position and cash flows would have been had Abraxis operated as an independent, publicly-traded company during the periods presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CELGENE

The following selected historical consolidated financial data of Celgene for the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 have been derived from Celgene’s historical audited financial statements contained in Celgene’s Annual Report on Form 10-K for the year ended December 31, 2009 incorporated by reference into this proxy statement/prospectus. The following selected historical consolidated financial data for the years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 have been derived from Celgene’s historical audited consolidated financial statements not required to be incorporated by reference into this proxy statement/prospectus. Historical results of operations and financial position are not necessarily indications of the results that may be expected in the future periods. The following selected historical consolidated financial data for Celgene as of and for the six months ended June 30, 2010 and 2009 have been derived from Celgene’s unaudited consolidated financial statements contained in Celgene’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which is incorporated by reference into this proxy statement/prospectus. In the opinion of the management of Celgene, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations at these dates and for these periods. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and you should read this selected historical consolidated financial data together with Celgene’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited and audited consolidated financial statements and notes thereto incorporated by reference into this proxy statement/prospectus.

	Six Months Ended
	June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)		(In thousands, except per share data)

Consolidated Statements of Operations Data:
Total revenue	$1,643,946	$1,233,719	$2,689,893	$2,254,781	$1,405,820	$898,873	$536,941
Costs and operating expenses	1,205,926	910,992	1,848,367	3,718,999	980,699	724,182	453,357

Operating income (loss)	438,020	322,727	841,526	(1,464,218)	425,121	174,691	83,584

Interest and investment income, net	24,209	41,525	76,785	84,835	109,813	40,352	24,557
Equity in (gains) losses of affiliated companies	(638)	615	1,103	9,727	4,488	8,233	6,923
Interest expense	907	991	1,966	4,437	11,127	9,417	9,497
Other (expense) income, net	(1,323)	37,786	60,461	24,722	(2,350)	5,502	(7,509)

Income (loss) before tax	460,637	400,432	975,703	(1,368,825)	516,969	202,895	84,212
Income tax provision	70,843	94,715	198,956	164,828	290,536	133,914	20,556

Net income (loss)	$389,794	$305,717	$776,747	$(1,533,653)	$226,433	$68,981	$63,656

	Six Months Ended
	June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)		(In thousands, except per share data)

Net income (loss) per common share(1):
Basic	$0.85	$0.67	$1.69	$(3.46)	$0.59	$0.20	$0.19
Diluted	$0.83	$0.65	$1.66	$(3.46)	$0.54	$0.18	$0.18
Weighted average shares(1):
Basic	460,112	459,584	459,304	442,620	383,225	352,217	335,512
Diluted	467,557	467,759	467,354	442,620	431,858	407,181	390,585

(1)	Amounts have been adjusted for the two-for-one stock split effected in February 2006.

	As of June 30,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)		(In thousands)

Consolidated Balance Sheets Data:
Cash, cash equivalents and marketable securities	$3,144,617	$2,497,968	$2,996,752	$2,222,091	$2,738,918	$1,982,220	$724,260
Total assets	6,178,238	4,749,268	5,389,311	4,445,270	3,611,284	2,735,791	1,258,313
Convertible notes	—	—	—	—	196,555	399,889	399,984
(Accumulated deficit) retained earnings	(242,452)	(1,103,276)	(632,246)	(1,408,993)	124,660	(101,773)	(170,754)
Stockholders’ equity	4,927,810	3,862,768	4,394,606	3,491,328	2,843,944	1,976,177	635,775

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following selected unaudited pro forma condensed consolidated financial data gives effect to the proposed merger as if it had occurred on January 1, 2009, for statement of operations purposes, and on June 30, 2010, for balance sheet purposes. The selected unaudited pro forma condensed consolidated financial data presented below is based on, and should be read together with, the historical financial statements of Celgene and Abraxis that are contained in their respective filings with the SEC and incorporated by reference into this proxy statement/prospectus and the unaudited pro forma condensed consolidated financial statements that appear elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

The unaudited pro forma condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger.

	Unaudited Pro Forma Consolidated
	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(In thousands, except per share data)

Statement of operations data:
Revenue	$1,890,071	$3,048,943
Costs and expenses	$1,492,513	$2,356,086
Operating income	$397,558	$692,857
Other income and expenses	$12,340	$69,354
Income before income taxes	$409,898	$762,211
Income tax provision	$55,959	$153,918
Net income	$353,939	$608,293
Basic earnings per share	$0.75	$1.30
Diluted earnings per share	$0.74	$1.28

June 30,
2010
(In thousands)

Balance sheet data:
Total assets	$8,383,487
Total liabilities	$2,874,529
Stockholders’ equity	$5,499,754

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Celgene common stock and Abraxis common stock are each listed and traded on The NASDAQ Global Select Market under the symbols “CELG” and “ABII,” respectively. The following table sets forth, for the respective periods of Celgene and Abraxis indicated, the high and low sale prices per share of Celgene common stock and Abraxis common stock.

	Celgene			Abraxis
	High	Low	Dividend	High	Low	Dividend

Year Ended December 31, 2010
Third Quarter (through September 8, 2010)	$58.01	$48.02	—	$76.17	$73.15	—
Second Quarter	63.76	49.54	—	75.75	40.03	—
First Quarter	65.07	54.10	—	54.03	31.82	—
Year Ended December 31, 2009
Fourth Quarter	57.79	49.74	—	43.00	31.20	—
Third quarter	58.31	45.27	—	39.90	24.52	—
Second quarter	48.77	36.90	—	57.60	35.25	—
First quarter	56.60	39.32	—	73.98	42.40	—
Year Ended December 31, 2008
Fourth Quarter	66.50	45.44	—	74.50	46.28	—
Third Quarter	77.39	56.00	—	78.95	59.03	—
Second Quarter	65.90	56.88	—	69.91	58.33	—
First Quarter	62.20	46.07	—	69.00	53.00	—

On June 29, 2010, the last trading day prior to the date of the public announcement of the execution of the merger agreement, the closing sale price per share of Abraxis common stock was $61.31 and the closing sale price per share of Celgene common stock was $53.24. On September [    •    ], 2010, the most recent practicable date prior to the date of this proxy statement/prospectus, the last reported sale price per share of Abraxis common stock was $[ • ] and the last reported sale price per share of Celgene common stock was $[ • ]. The market prices of shares of Abraxis common stock and Celgene common stock are subject to fluctuation. As a result, Abraxis and Celgene stockholders are urged to obtain current market quotations.

Dividend Policy

Celgene has never declared or paid any cash dividends on its common stock. Celgene currently intends to retain any future earnings for funding growth and, therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future.

Abraxis has never declared or paid any cash dividends on its common stock. Any future payment of cash dividends on Abraxis common stock will be at the discretion of the Abraxis board of directors and will depend upon Abraxis’ results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Abraxis board of directors. The merger agreement restricts the ability of Abraxis to declare or pay dividends.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth for Celgene common stock and Abraxis common stock certain historical and unaudited pro forma consolidated and pro forma-equivalent per share financial information. The unaudited pro forma consolidated and pro forma-equivalent per share information gives effect to the proposed merger as if it had occurred on January 1, 2009. The information in the table is based on, and should be read together with, the historical financial information that Celgene and Abraxis have presented in their respective filings with the SEC and the pro forma financial information that appears elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” and “Unaudited Pro Forma Consolidated Financial Statements.”

The unaudited pro forma consolidated and pro forma-equivalent data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. Neither Celgene nor Abraxis declared or paid any dividends during the periods presented.

			Unaudited Pro	Unaudited Pro
			Forma	Forma —
			Consolidated per	Equivalent per
	Celgene	Abraxis	Share of Celgene	Share of Abraxis
	Historical	Historical	Common Stock	Common Stock

Net income (loss) per share:
For the year ended December 31, 2009
Basic	$1.69	$(2.57)	$1.30	$0.34
Diluted	$1.66	$(2.57)	$1.28	$0.33
For the six months ended June 30, 2010:
Basic	$0.85	$(0.47)	$0.75	$0.20
Diluted	$0.83	$(0.47)	$0.74	$0.19
Book value per share:
As of December 31, 2009	$9.57	$21.02	N/A	N/A
As of June 30, 2010	$10.73	$20.85	$11.75	$3.07

RISK FACTORS

Before you vote, you should carefully consider the risks related to the merger described below, those described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the other information contained in this proxy statement/prospectus or in Abraxis’ and Celgene’s documents incorporated by reference herein, particularly the risk factors set forth in Abraxis’ and Celgene’s documents incorporated herein, as set forth under “Where You Can Find More Information” (including the risk factors contained in Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009, as supplemented by Abraxis’ Annual Report on Form 10-K/A for the year ended December 31, 2009 and by Abraxis’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and in Celgene’s Annual Report on Form 10-K for the year ended December 31, 2009, and Celgene’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010). Because the merger consideration is partially comprised of Celgene common stock and CVRs, by voting in favor of the adoption of the merger agreement, you will be choosing to invest in Celgene common stock and the CVRs. The risks and uncertainties described below and incorporated by reference are not the only risks and uncertainties Celgene may face. Additional risks and uncertainties not presently known to Celgene, or risks that Celgene currently considers immaterial could also negatively affect its business, results and operations. If any of the following risks actually occur, Celgene’s business, financial condition or results of operations could be materially adversely affected, which could cause the value of Celgene common stock to decline and adversely affect the likelihood of any payments being made under the CVRs and the amount of such payments.

Risks Related to the Merger

Because the market price of Celgene common stock will fluctuate and because of the uncertainty of the ultimate realization of the CVRs, Abraxis stockholders cannot be certain of the value of the merger consideration that they will be entitled to receive in the merger.

At the completion of the merger, each outstanding share of Abraxis common stock will be converted into the right to receive (1) $58.00 in cash, without interest, (2) 0.2617 shares of Celgene common stock, and (3) one CVR. The 0.2617 exchange ratio is fixed and will not be adjusted for changes in the market price of either Abraxis common stock or Celgene common stock. The market value of the Celgene common stock that Abraxis stockholders will be entitled to receive in the merger will depend on the market value of Celgene common stock immediately before the merger is completed and could vary significantly from the market value on the date of the announcement of the merger agreement, the date that this proxy statement/prospectus was mailed to stockholders of Abraxis or the date of the special meeting of Abraxis stockholders. The merger agreement does not provide for any price-based termination right. For example, the closing sale price of Celgene common stock on June 29, 2010, the last trading day prior to the execution of the merger agreement, was $53.24 per share and, therefore, if the transaction had closed on that date, the value of the merger consideration that Abraxis stockholders would have received for each share of common stock, including the $58.00 in cash consideration (but excluding any value relating to the CVR), would have been $71.93. On September [ • ], 2010, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Celgene common stock was $[ • ] per share, and, therefore, if the transactions had closed on that date, the value of the merger consideration that Abraxis stockholders would have received for each share of common stock, including the $58.00 in cash consideration (but excluding any value relating to the CVR), would have been $[ • ]. Moreover, the market value of Celgene common stock will likely fluctuate after the completion of the merger. See “Comparative Per Share Market Price and Dividend Information.”

Fluctuations in the market price of Celgene common stock could result from changes in the business, operations or prospects of Abraxis or Celgene prior to the completion of the merger or Celgene following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Abraxis or Celgene.

The issuance of Celgene common stock in connection with the merger could decrease the market price of Celgene common stock.

At the completion of the merger, Celgene expects to issue up to approximately [ • ] million shares of Celgene common stock, or approximately [ • ]% of the number of shares of Celgene common stock outstanding as of

[ • ], 2010, to Abraxis stockholders in the merger. The issuance of the Celgene common stock may result in fluctuations in the market price of Celgene common stock, including a stock price decline.

The shares of Celgene common stock to be received by Abraxis stockholders as a result of the merger will have different rights from the shares of Abraxis common stock.

Upon completion of the merger, Abraxis stockholders will become Celgene stockholders and their rights as stockholders will be governed by Celgene’s certificate of incorporation and Celgene’s by-laws. Certain of the rights associated with Abraxis common stock are different from, and may be viewed as less favorable than, the rights associated with Celgene common stock. See “Comparative Rights of Abraxis Stockholders and Celgene Stockholders” for a discussion of the different rights associated with Celgene common stock.

Regulatory approvals that are required to complete the merger may not be received, may take longer than expected or may impose conditions which are not presently anticipated.

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division and the expiration of a 30 calendar day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective notification and report forms. If the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Material prior to the expiration of the waiting period, the parties must observe a second 30 calendar day waiting period, which would begin to run only after both parties have substantially complied with the request for information, unless the waiting period is terminated earlier or extended with the consent of the parties. On July 14, 2010, Abraxis and Celgene filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division. Celgene received confirmation of early termination of the initial waiting period under the HSR Act effective as of August 3, 2010.

Private parties who may be adversely affected by the merger and individual states may bring legal actions under the antitrust laws in certain circumstances. Although the parties believe that completion of merger would not violate any antitrust law, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, what the result will be. Under the merger agreement, Abraxis and Celgene have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete, in the most expeditious manner practicable, the merger; however, Celgene is not required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of:

•	(A) any assets or businesses of Abraxis or any of its subsidiaries or (B) any assets or businesses of Celgene or any of its affiliates or subsidiaries, in the case of either clause (A) or (B), to the extent that the sale, divestiture, disposition, or agreement would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Abraxis and Celgene after giving effect to the completion of merger, or

•	Abraxane® to the extent such sale, divestiture, disposition, agreement or restriction would have a material adverse effect on the ability of Abraxis to market Abraxane® in the United States, the European Union, Canada and Switzerland.

If either Celgene or Abraxis becomes subject to any term, condition, obligation or restriction (whether because such term, condition, obligation or restriction does not rise to the specified level of materiality or Celgene otherwise consents to its imposition), the imposition of such term, condition, obligation or restriction could adversely affect Celgene’s ability to integrate Abraxis’ operations into Celgene’s operations, reduce the anticipated benefits of the merger or otherwise adversely affect Celgene’s business and results of operations following the completion of the merger.

Legal proceedings in connection with the merger, the outcomes of which are uncertain, could delay or prevent the completion of the merger.

Since July 1, 2010, several putative class action complaints have been filed on behalf of Abraxis stockholders. The complaints seek, among other things, (1) declarations that they are maintainable as class actions, (2) an order preliminarily and permanently enjoining the defendants from completing the merger until certain conditions are satisfied, and (3) attorneys’ fees and costs. Such legal proceedings could delay or prevent the merger from becoming effective. See “The Merger — Litigation Related to the Merger.”

The integration of Abraxis and other acquired businesses may present significant challenges to Celgene.

Achieving the anticipated benefits of the merger will depend in part upon whether Abraxis and Celgene can integrate their businesses in an efficient and effective manner. In addition, Celgene has recently acquired and may acquire additional businesses from time to time. The integration of Abraxis and any future businesses that Celgene may acquire involves a number of risks, including, but not limited to:

•	demands on management related to the increase in the size of Celgene after the acquisition;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	higher integration costs than anticipated;

•	failure to achieve synergies and costs savings;

•	difficulties in the assimilation and retention of employees;

•	difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations; and

•	difficulties in the integration of departments, systems, including accounting systems, technologies, books and records, and procedures, as well as in maintaining uniform standards, controls, including internal control over financial reporting required by the Sarbanes-Oxley Act of 2002 and related procedures and policies.

If Celgene cannot successfully integrate Abraxis or other acquired businesses, Celgene may experience material negative consequences to its business, financial condition or results of operations. Successful integration of Abraxis and other acquired businesses will depend on Celgene’s ability to manage these operations, to realize opportunities for revenue growth presented by offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs. Because of difficulties in combining geographically distant operations, Celgene may not be able to achieve the benefits that it hopes to achieve as a result of the merger.

Failure to achieve expected benefits of the merger and integrate Abraxis’ operations with Celgene’s could adversely affect Celgene following the completion of the merger and the market price of Celgene common stock.

Although Celgene expects to realize strategic, operational and financial benefits as a result of the merger, Celgene cannot be certain whether, and to what extent, such benefits will be achieved in the future. In particular, the success of the merger will depend on achieving efficiencies and cost savings, and no assurances can be given that Celgene will be able to do so. In addition, in order to obtain the benefits of the merger, Celgene must integrate Abraxis’ subsidiaries and operations and such integration may be complex and the failure to do so quickly and effectively may negatively affect earnings.

In addition, the market price of Celgene common stock may decline as a result of the merger if the integration of Celgene and Abraxis is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the merger on Celgene’s financial results is otherwise not consistent with the expectations of financial analysts or investors.

Abraxis’ and Celgene’s business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the merger.

Parties with which Abraxis and Celgene do business, including customers and suppliers, may experience uncertainty associated with the merger, including with respect to current or future business relationships with Abraxis or Celgene. As a result, Abraxis’ and Celgene’s business relationships may be subject to disruptions if customers, suppliers and others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Abraxis or Celgene. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of Celgene following the completion of the merger. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement.

Future results of Celgene following the completion of the merger may differ materially from the Unaudited Pro Forma Consolidated Financial Statements of Celgene and Abraxis presented in this proxy statement/prospectus.

The future results of Celgene following the completion of the merger may be materially different from those shown in the Unaudited Pro Forma Consolidated Financial Statements presented in this proxy statement/prospectus that show only a combination of Celgene’s and Abraxis’ historical results.

Celgene will incur significant transaction and merger-related costs in connection with the merger.

Celgene expects to incur a number of non-recurring costs associated with combining the operations of the two companies. Most of these costs will be comprised of transaction costs, including fees paid to financial and legal advisors, related to the merger, facilities and systems consolidation costs and employment-related costs, including change-in-control related payments made to certain Abraxis executives and the cash out of unvested stock-based awards. Celgene will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although Celgene expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Celgene to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Celgene may be unable to hire and retain sufficient qualified personnel; the loss of any of its key executive officers could adversely affect Celgene.

Celgene believes that its future success will depend in large part on its ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. In addition, the success of the combined operations after the merger will depend in part upon Celgene’s ability to retain key employees of Abraxis. Key employees may depart because of issues relating to the difficulty of integration or accelerated retirement as a result of change in control severance provisions in their agreements with Abraxis. Accordingly, no assurance can be given that Celgene will be able to retain key employees of Abraxis.

The merger agreement limits Abraxis’ ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, preclude Abraxis from (1) soliciting, initiating, or knowingly encouraging the making, submission or announcement of any third party proposal which would reasonably be expected to lead to an acquisition proposal, (2) entering into, participating, continuing or otherwise engaging in discussions or negotiations with, or providing any non-public information to any third party with respect to any inquiries regarding, or the making, submission or announcement of, an acquisition proposal, (3) entering into or approving any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement for an acquisition proposal, or (4) terminating, waiving, amending or modifying any provision of, or granting permission under, any standstill, confidentiality agreement or similar contract to which Abraxis or any of its subsidiaries is a party. The merger agreement also provides that Abraxis will be required to pay a termination fee of $145 million to Celgene upon termination of the merger agreement under certain circumstances. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Abraxis from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Abraxis than it might otherwise have proposed to pay.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Abraxis.

If the merger is not completed, the ongoing businesses of Abraxis may be adversely affected and, without realizing any of the benefits of having completed the merger, Abraxis will be subject to a number of risks, including the following:

•	Abraxis may be required to pay Celgene a termination fee of $145 million if the merger agreement is terminated under certain circumstances, as described under “The Merger Agreement — Termination Fees and Expenses;”

•	Abraxis will be required to pay its costs relating to the proposed merger if the merger is not completed;

•	under the merger agreement, Abraxis is subject to certain restrictions on the conduct of its business prior to completing the merger which may affect its ability to execute certain of its business strategies; and

•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Abraxis management, which could otherwise have been devoted to other opportunities that may have been beneficial to Abraxis as an independent company.

In addition, Abraxis could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Abraxis to perform its respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Abraxis’ business, financial results and market price of Abraxis common stock.

The market price of Celgene common stock and Celgene’s results of operations may be affected by factors different from those affecting the market price of Abraxis common stock and Abraxis’ results of operations.

Abraxis stockholders will be entitled to receive merger consideration that is partially comprised of Celgene common stock and will thus become Celgene stockholders. Celgene’s business is different from that of Abraxis, and Celgene’s results of operations, as well as the market price of Celgene common stock, may be affected by factors different from those affecting Abraxis’ results of operations and the market price of Abraxis common stock. The market price of Celgene common stock may fluctuate significantly following the merger, including as a result of factors over which Celgene has no control.

Abraxis executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Abraxis stockholders.

Executive officers of Abraxis negotiated the terms of the merger agreement with their counterparts at Celgene, and the Abraxis board of directors unanimously determined that the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interest of, Abraxis and its stockholders, adopted the merger agreement and declared advisable the merger and unanimously recommended that Abraxis stockholders vote for the adoption of the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Abraxis’ executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Abraxis stockholders. For a detailed discussion of the special interests that Abraxis’ directors and executive officers may have in the merger, please see “The Merger — Interests of Directors and Executive Officers of Abraxis in the Merger.”

The market price of Celgene common stock may fluctuate significantly, which may make it difficult for you to sell Celgene common stock you receive in the merger when you want to or at prices you find attractive.

There has been significant volatility in the market prices for publicly traded shares of biopharmaceutical companies, including shares of Celgene common stock. Celgene expects that the market price of its common stock will continue to fluctuate. The price of Celgene common stock fluctuated from a high of $58.31 per share to a low of $36.90 per share in 2009. The price of Celgene common stock may not remain at or exceed current levels. The following key factors, among others, may have an adverse impact on the market price of Celgene common stock:

•	adverse results of Celgene’s clinical trials or adverse events associated with its marketed products;

•	Celgene’s products’ ability to demonstrate efficacy or an acceptable safety profile;

•	product introductions and sales by Celgene’s competitors;

•	new product discovery and development by Celgene’s competitors;

•	Celgene’s ability to obtain and maintain regulatory approval for its existing products as well as for new products in development;

•	announcements of technical or product developments by Celgene’s competitors;

•	Celgene’s failure to effectively implement its business strategy or Celgene’s adoption and implementation of a business strategy that places it at a disadvantage to its competitors;

•	market conditions for pharmaceutical and biotechnology stocks;

•	market conditions generally;

•	governmental regulation;

•	new accounting pronouncements, regulatory rulings or actions by the FDA;

•	health care legislation generally and potential changes in insurance or governmental reimbursement policies on Celgene’s products and pipeline products;

•	public announcements by competitors regarding medical advances in the treatment of the disease states that Celgene is targeting;

•	patent or proprietary rights developments and/or changes in patent laws, including Celgene’s ability to successfully protect and enforce its intellectual property rights;

•	royalties and contract revenues that Celgene becomes obligated to pay;

•	potential changes in reimbursement policies or rates for Celgene’s products

•	product manufacturing, including Celgene’s arrangements with third party suppliers;

•	Celgene’s expenses and net income;

•	credit and foreign exchange risk management by Celgene;

•	Celgene’s liquidity;

•	asset and liability risk management by Celgene;

•	the outcome of litigation involving Celgene’s products or processes related to production and formulation of those products or uses of those products;

•	competition; and

•	operational and legal risks.

In addition, the stock market in general and the biotechnology sector in particular have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of Celgene common stock.

Celgene may obtain financing in connection with the merger, which may have an adverse effect on the business, financial condition and results of operations of Celgene and may result in dilution to Celgene stockholders.

Celgene does not require financing for the merger. However, Celgene is considering and may pursue financing arrangements on terms and conditions favorable to Celgene, including, without limitation, an offering of debt securities, to maintain financial flexibility. Celgene cannot guarantee that financing, in any form, will be available at all, or on the terms acceptable to it. In addition, any debt that Celgene incurs in connection with the merger may, among other things:

•	limit Celgene’s ability to borrow additional funds;

•	limit Celgene’s flexibility in planning for, or reacting to, changes in its operations and the industry in which it operates;

•	increase Celgene’s vulnerability to adverse general economic and industry conditions;

•	limit Celgene’s ability to make strategic acquisitions;

•	require Celgene to dedicate a substantial portion of its cash flow from operations to principal and interest payments on such debt, reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate activities; and

•	place Celgene at a competitive disadvantage compared to competitors that have less debt.

Additionally, in the event that Celgene pursues an offering of debt securities convertible into shares of Celgene common stock, the issuance of a substantial number of shares of Celgene common stock in connection with the conversion or settlement of such securities could depress the market price of Celgene common stock and impair its ability to raise capital through the sale of additional equity securities. Any transaction involving the issuance of shares of Celgene common stock, or securities convertible into shares of Celgene common stock, would result in dilution, which could be substantial, to Celgene stockholders.

Risks Related to the CVRs

You may not receive any payment on the CVRs.

Your right to receive any future payment on the CVRs will be contingent upon the achievement by Abraxis and Celgene of certain agreed upon U.S. regulatory milestones and net sales (calculated in accordance with the CVR agreement) in excess of the thresholds specified in the CVR agreement within the time periods specified in the CVR agreement. If the milestones specified in the CVR agreement are not achieved for any reason within the time periods specified in the CVR agreement, and if net sales do not exceed the thresholds set forth in the CVR agreement for any reason within the time periods specified in the CVR agreement, no payment will be made under the CVRs and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value. See “Description of the CVRs.”

You will not be able to determine the amount of cash to be received under the CVRs until the achievement of certain agreed upon milestones and/or after the conclusion of the first net sales measuring period which ends on December 31, 2011, which makes it difficult to value the CVRs.

If any payment is made on the CVR, it will not be made until the achievement of certain agreed upon milestones and/or, with respect to net sales payments, after the conclusion of the first net sales measuring period, which ends on December 31, 2011 (provided that net sales for such net sales measuring period exceed the thresholds set forth in the CVR agreement, calculated in accordance with the CVR agreement), and the amount of any payment will not be paid until after the achievement of such milestones and/or, with respect to net sales payments, until 15 days after the date Celgene is required to provide the net sales statement for the net sales measuring period in respect of which a net sales payment under the CVR is due. The CVR agreement sets forth the time frame in which a CVR payment is to be paid if Celgene is no longer required to file with the Securities and Exchange Commission, which we refer to as the SEC, copies of its annual or quarterly reports (provided that net sales for such net sales measuring period exceed the thresholds set forth in the CVR agreement, calculated in accordance with the CVR agreement). In accordance with the CVR agreement, Celgene will provide an annual net sales statement. The final calculation of any CVR payment, however, will be provided to you no earlier than 15 days after the date Celgene is required to provide the net sales statement for the net sales measuring period in respect of which a net sales payment under the CVR is due. As such, it may be difficult to value the CVRs, and accordingly it may be difficult or impossible for you to resell your CVRs.

The U.S. federal income tax treatment of the CVRs is unclear.

Pursuant to the merger agreement and the CVR agreement, the parties to the merger agreement and the CVR agreement have agreed or will agree, as applicable, to treat and report any CVR payments (except to the extent of any imputed interest) for all tax purposes as additional consideration for the sale of Abraxis common stock in the merger, except as required by applicable law. Assuming this treatment is correct, a U.S. holder generally should recognize capital gain as and to the extent aggregate CVR payments received (less any imputed interest) exceed the U.S. holder’s adjusted tax basis in the CVR. A U.S. holder’s initial tax basis in CVRs received in the merger will equal the fair market value of such CVRs as determined for U.S. federal income tax purposes. A U.S. holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the CVR until the U.S. holder’s right to receive CVR payments terminates. In accordance with the CVR agreement, Celgene has agreed to report imputed interest on the CVRs pursuant to Section 483 of the Code. However, there is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs and, therefore, there can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position that any CVR payment does not attract capital gain treatment, or that a different method should be used for purposes of reporting imputed interest. If such a position were sustained, all or any part of any CVR payment could be treated as ordinary income and could be required to be included in income prior to the receipt of the CVR payment. See “Certain Material U.S. Federal Income Tax Consequences.”

Any payments in respect of the CVRs are subordinated to the right of payment of Celgene’s other indebtedness.

The CVRs are unsecured obligations of Celgene and the CVR payments and all other obligations under the CVR agreement, together with the CVRs and any rights or claims relating thereto, are subordinated in right of payment to the prior payment in full of all senior obligations of Celgene. Senior obligations of Celgene include any existing or future obligations of Celgene, including the principal of, premium (if any), interest on, and all other amounts owing thereon:

•	with respect to borrowed money;

•	evidenced by notes, debentures, bonds or other similar debt instruments;

•	with respect to the net obligations owed under interest rate swaps or similar agreements or currency exchange transactions;

•	reimbursement obligations in respect of letters of credit and similar obligations;

•	in respect of capital leases; or

•	guarantees in respect of the foregoing obligations, unless the instrument creating or evidencing the same provides otherwise.

Celgene’s senior obligations do not include, among other things:

•	trade debt incurred in the ordinary course of business;

•	any intercompany indebtedness between Celgene and any of its subsidiaries or affiliates;

•	indebtedness of Celgene that is subordinated in right of payment to Celgene’s senior obligations;

•	indebtedness or other obligations of Celgene that by its terms ranks equal or junior in right of payment to the CVR payments, milestone, and net sales payments; and all other obligations under the CVR agreement;

•	indebtedness of Celgene that, by operation of applicable law, is subordinate to any general unsecured obligations of Celgene; and

•	indebtedness evidenced by any guarantee of indebtedness ranking equal or junior in right of payment to the CVR payments.

In addition, if a default on Celgene’s senior obligations would occur as a result of the CVR payment, there is an existing payment default on Celgene’s senior obligations, the maturity of Celgene’s senior obligations is accelerated, in each case in excess of certain agreed upon thresholds as set forth in the CVR agreement, or in other circumstances, no CVR payment will be payable, if any payment is due, until any such default is remedied.

An active public market for the CVRs may not develop or the CVRs may trade at low volumes, both of which could have an adverse effect on the resale price, if any, of the CVRs.

The CVRs are a new security for which there is currently no public trading market. An active public trading market for the securities may not develop or be sustained. Celgene has agreed to use its reasonable best efforts to cause the CVRs to be approved for listing at the completion of the merger on The NASDAQ Global Select Market. Notwithstanding its efforts, Celgene may be unable to cause the CVRs to be listed for trading.

Even if an active public trading market develops, there may be little or no market demand for the CVRs, making it difficult or impossible to resell the CVRs, which would have an adverse effect on the resale price, if any, of the CVRs. Immediately following the completion of the merger, the principal stockholders will hold a majority of the CVRs. In addition, holders of CVRs may incur brokerage charges in connection with the resale of the CVRs, which in some cases could exceed the proceeds realized by the holder from the resale of its CVRs. Neither Celgene nor Abraxis can predict the price, if any, at which the CVRs will trade following the completion of the merger.

Celgene may under certain circumstances redeem the CVRs.

The CVR agreement does not prohibit Celgene or any of its subsidiaries or affiliates from acquiring the CVRs, whether in open market transactions, private transactions or otherwise. Pursuant to the terms of the CVR agreement, subject to certain notice requirements, Celgene may, at any time on and after the date that 50% of the CVRs either are (1) no longer outstanding and/or (2) repurchased, acquired, redeemed or retired by Celgene, redeem all, but not less than all, of the outstanding CVRs at a cash redemption price equal to the average price paid per CVR for all CVRs previously purchased by Celgene calculated as of the business day immediately prior to the date of the notice of redemption. Neither Celgene nor Abraxis can predict the price at which the CVRs may be redeemed by Celgene in the future pursuant to these rights, if at all.

Because there has not been any public market for the CVRs, the market price and trading volume of the CVRs may be volatile.

Neither Abraxis nor Celgene can predict the extent to which investor interest will lead to a liquid trading market in the CVRs or whether the market price of the CVRs will be volatile following the merger. The market price of the CVRs could fluctuate significantly for many reasons, including, without limitation:

•	as a result of the risk factors listed in this proxy statement/prospectus;

•	in the ability of Celgene to obtain FDA approval of Abraxane® in a manner that will require milestone payments to be made or to sell Abraxane® or Abraxis pipeline products at a level that will require royalties on these products to be paid to the holders of the CVRs;

•	for reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by our customers or competitors regarding their own performance;

•	regulatory changes that could impact Celgene’s business; and

•	general economic, securities markets and industry conditions.

Upon expiration of Celgene’s obligations to use diligent efforts to achieve each of the CVR milestones and to sell Abraxane® or any of the other Abraxis pipeline products, Celgene may discontinue such efforts, which would have an adverse effect on the value, if any, of the CVRs.

Celgene has agreed to use diligent efforts, until the net sales payment termination date, to sell Abraxane® or any of the other Abraxis pipeline products for which Celgene has obtained regulatory approval for the commercial manufacture, marketing and sale thereof.

Celgene has also agreed to use diligent efforts to obtain FDA approval for the commercial manufacture, marketing and sale of Abraxane® for the treatment of melanoma, ovarian cancer, bladder cancer and first-line metastatic breast cancer until the earlier of the net sales payment termination date or such time that the data generated in an appropriate clinical trial does not support further development of Abraxane® for the applicable indication.

However, under the CVR agreement, the definition of “diligent efforts” allows for the consideration of a variety of factors in determining the efforts Celgene is required to use to sell Abraxane® or any of the other Abraxis pipeline products and to obtain additional regulatory approvals of Abraxane®. The CVR agreement defines “diligent efforts” as, with respect to any product, efforts of a person to carry out its obligations in a diligent manner using such effort and employing such resources normally used by such person in the exercise of its reasonable business discretion relating to the research, development or commercialization of a product, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the regulatory structure involved, and the profitability of the applicable product (including pricing and reimbursement status achieved), and other relevant factors, including technical, commercial, legal, scientific, and/or medical factors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve risks and uncertainties, as well as assumptions and information that are based on the current beliefs and expectations of the respective managements of Abraxis and Celgene, as the case may be. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, margins, royalties, profit split payments, net sales or other financial items; any statements of the plans, strategies and objectives of management for future operations, including integration and any potential restructuring plans and the anticipated timing of filings and approvals relating to the merger; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. In addition to the foregoing, when used in or incorporated by reference into this proxy statement/prospectus, the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” and “intend” and other similar expressions, as they relate to Abraxis or Celgene or their respective managements or stockholders, are intended to identify forward-looking statements.

Such forward-looking statements, whether expressed or implied, reflect the current views of Abraxis and Celgene with respect to future events and are subject to a number of known and unknown risks, delays, uncertainties and other important factors which could cause the actual results of Abraxis or Celgene to differ materially from those implied by such forward-looking statements, due to a number of factors, many of which are beyond either Abraxis’ or Celgene’s control, which include, but are not limited to, those set forth under the heading “Risk Factors”; the risks described in Abraxis’ filings with the SEC, including Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; the risks described in Celgene’s filings with the SEC, including Celgene’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and the following important factors and assumptions that could affect the future results of Celgene following the merger, or the future results of Abraxis and Celgene if the merger does not occur, and could cause actual results to differ materially from the results, performance or other expectations implied or expressed in any forward-looking statements:

•	the market adoption of and demand for existing and new pharmaceutical products;

•	the ability to maintain and/or improve revenues and/or earnings;

•	the ability to successfully manufacture products in an efficient, timely and cost-effective manner;

•	anticipated dates on which Abraxis and Celgene will begin marketing certain products or therapies or will reach specific milestones in the development and implementation of their respective business strategies;

•	the impact on products and revenues of patents and other owned or licensed proprietary rights;

•	compliance with laws, regulations and standards, and the application and interpretation of those laws, regulations and standards, that govern or affect the pharmaceutical industry, the non-compliance with which may delay or prevent the sale of products;

•	the possibility that the merger may involve unexpected costs;

•	the difficulty in predicting the timing or outcome of product development efforts and regulatory approvals;

•	risks that the merger disrupts Abraxis’ current plans and operations, and the potential difficulties for Abraxis’ employee retention as a result of the announcement or completion of the merger;

•	the outcome of any pending or future litigation and administrative claims;

•	the impact of recent legislation changes to the governmental reimbursement system;

•	the ability of Celgene following the merger to generate net sales sufficient to trigger a payment under the CVRs and/or achieve milestones;

•	challenges of integration and restructuring associated with the merger or other planned acquisitions and the challenges of achieving anticipated synergies; and

•	other matters that are not historical facts and other risks that are described in the section titled “Risk Factors” and in the documents that are incorporated by reference into this proxy statement/prospectus.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, results of Abraxis and Celgene could differ materially from the expectations in these statements. Abraxis and Celgene do not undertake any obligation to update these forward-looking statements, except as required by law.

INFORMATION ABOUT THE SPECIAL MEETING

This section contains information about the special meeting of Abraxis stockholders, which we refer to as the special meeting, that has been called to consider and act on the proposal to adopt the merger agreement.

Date, Time and Place of the Special Meeting

The stockholders of Abraxis will hold a special meeting at the Fairmont Miramar, 101 Wilshire Boulevard, Santa Monica, California, on October 13, 2010, at 10:00 a.m. local time, unless the special meeting is adjourned or postponed.

Purpose of the Special Meeting

At the special meeting, Abraxis stockholders will be asked to consider and act on a proposal to adopt the merger agreement.

Record Date; Shares Entitled to Vote; Outstanding Shares

Only stockholders listed on Abraxis’ records at the close of business on September 10, 2010, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting, or any adjournments or postponements of the special meeting. As of the close of business on the record date, there were [ • ] shares of

Abraxis common stock outstanding and entitled to vote at the special meeting. Each holder of Abraxis common stock is entitled to one vote for each share of Abraxis common stock held as of the record date.

A complete list of Abraxis stockholders entitled to vote at the special meeting will be available for inspection at the principal place of business of Abraxis during regular business hours for a period of no less than ten days before the special meeting, as well as the place of the special meeting during the meeting.

Ownership of Shares

If your shares are registered directly in your name with Abraxis’ transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Abraxis.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing.

Quorum

In order to transact business at the special meeting, a quorum of Abraxis stockholders must be present. A quorum will exist if holders of a majority of the outstanding shares of Abraxis common stock as of the close of business on the record date are present in person, or represented by proxy, at the special meeting. The presence at the special meeting, either in person or by proxy, of the principal stockholders will establish a quorum. If a quorum is not present, the special meeting may be adjourned to a later date.

Holders of shares of Abraxis common stock present in person at the special meeting but not voting, and shares of Abraxis common stock for which Abraxis has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether a quorum is established.

Vote Required

Provided a quorum of stockholders is present in person or by proxy at the special meeting, in order to adopt the merger agreement, holders of a majority of the outstanding shares of Abraxis common stock must cast a vote in favor of the proposal to adopt the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of Abraxis common stock, an Abraxis stockholder’s failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, or the failure of a Abraxis stockholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If there are not sufficient votes to adopt the merger agreement at the time of the special meeting, a majority of the votes present in person or by proxy (whether or not a quorum is present) may adjourn the meeting to another time and place in order to solicit additional proxies. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting. Shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Recommendation of the Abraxis Board of Directors

The Abraxis board of directors unanimously determined that the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interest of, Abraxis and its stockholders, adopted the merger agreement and declared advisable the merger. The Abraxis board of directors unanimously recommends that Abraxis stockholders vote “FOR” the proposal to adopt the merger agreement. See “The Merger — Reasons for the Merger.”

Abraxis stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger. In addition, Abraxis stockholders are directed to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Voting by the Principal Stockholders

On June 30, 2010, the principal stockholders, who together own approximately 82.1% of the outstanding shares of Abraxis common stock as of the record date, entered into a voting agreement with Celgene and merger sub, under which they agreed, subject to the terms thereof, to vote all of their shares of Abraxis common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and against, among other things, any business combination or extraordinary corporate transaction involving Abraxis or any or its subsidiaries, other than the merger or any business combination or transaction with Celgene or any of its affiliates. Each of the principal stockholders also granted an irrevocable proxy to Celgene to vote or execute consents with respect to such principal stockholder’s shares of Abraxis common stock in accordance with the preceding sentence. The voting agreement will terminate upon the earliest to occur of: (1) the completion of the merger, (2) any material amendment to the merger agreement that is adverse to the principal stockholders that has not been approved by them and (3) the termination of the merger agreement in accordance with its terms. The principal stockholders’ vote will be sufficient under Delaware law to adopt the merger agreement without the approval of any other stockholder of Abraxis.

Stock Ownership of, and Voting by, Abraxis’ Directors and Executive Officers

As of the record date, directors and executive officers of Abraxis had the right to vote [ • ] shares of Abraxis common stock, entitling them to collectively cast approximately [ • ]% of the votes entitled to be cast at the special meeting. This includes [ • ] shares of Abraxis common stock that the principal stockholders had the right to vote. As noted above, the principal stockholders have agreed collectively to vote their shares of Abraxis common stock in favor of the adoption of the merger agreement.

Except as described above as to shares held by the principal stockholders, none of Abraxis’ directors or officers has entered into any agreement requiring them to vote for or against the proposal to adopt the merger agreement.

How to Vote

There are two ways for Abraxis stockholders to vote:

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this proxy statement/prospectus. Abraxis must receive your proxy card no later than the close of business on [ • ], 2010.

In Person.  In addition, all Abraxis stockholders as of the record date may attend the special meeting and vote in person. You may also be represented by another person at the special meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in street name, you must obtain a proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the special meeting.

Voting of Shares Held in Street Name

If your shares are held in an account at a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides you with this proxy statement/prospectus. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the broker, bank or other nominee can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. Therefore, a broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Attending the Special Meeting

All Abraxis stockholders as of the close of business on the record date may attend the special meeting by showing photo identification and signing in at the special meeting. If you are a stockholder of record (i.e., your shares are held in your name), you must list your name as it appears on your stock ownership records from American Stock Transfer & Trust Company. Your proxy card will admit you and one guest. If you hold shares through a broker, bank or other nominee, you must also provide a copy of your bank, broker or other nominee statement showing your ownership as of the close of business on the record date.

Voting of Proxies

If you vote by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the adoption of the merger agreement.

Revoking Your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	sending a signed notice of revocation to the Corporate Secretary of Abraxis;

•	submitting a revised proxy bearing a later date; or

•	attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy no later than the beginning of the special meeting. If you are a beneficial owner of shares of Abraxis common stock, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the special meeting if you obtain a proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the special meeting.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Abraxis board of directors to be voted at the special meeting. Abraxis will bear all costs and expenses in connection with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. Proxies may also be solicited by certain of Abraxis’ directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Stockholders should not send stock certificates with their proxies.  A letter of transmittal and instructions for the surrender of Abraxis common stock certificates will be mailed to Abraxis stockholders shortly after the completion of the merger.

Stockholders Sharing an Address

Consistent with notices sent to record stockholders sharing a single address, Abraxis is sending only one copy of this proxy statement/prospectus to that address unless Abraxis received contrary instructions from any stockholder at that address. This “householding” practice reduces Abraxis’ printing and postage costs. Stockholders may request to discontinue householding, or may request a separate copy of this proxy statement/prospectus by one of the following methods:

•	record stockholders wishing to discontinue or begin householding, or any record stockholder residing at a household address wanting to request delivery of a copy of this proxy statement/prospectus should contact the Corporate Secretary at Abraxis BioScience, Inc., 11755 Wilshire Boulevard, Suite 2000, Los Angeles, CA 90025; and

•	stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

Other Business

The Abraxis board of directors is not aware of any other business to be acted upon at the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Abraxis BioScience, Inc.
Attention: Investor Relations
11755 Wilshire Boulevard, Suite 2000
Los Angeles, California 90025
Telephone Number: (310) 883-1300.

THE PARTIES TO THE MERGER

Celgene Corporation

86 Morris Avenue
Summit, New Jersey 07901
Telephone: (908) 673-9000

Celgene Corporation, a corporation organized under the laws of Delaware, which we refer to as Celgene, is a global integrated biopharmaceutical company primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory related diseases. Celgene is dedicated to innovative research and development which is designed to bring new therapies to market. Celgene is also involved in research in several scientific areas that may deliver proprietary next-generation therapies, targeting areas such as intracellular signaling pathways in cancer and immune cells, immunomodulation in cancer and autoimmunity and placental cell, including stem and progenitor cell, research. The drug and cell therapies Celgene develops are designed to treat life-threatening diseases or chronic debilitating conditions.

Celgene common stock is listed on The NASDAQ Global Select Market, under the symbol “CELG.”

Additional information about Celgene is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Abraxis BioScience, Inc.

11755 Wilshire Boulevard, Suite 2000
Los Angeles, California 90025
Telephone: (310) 883-1300

Abraxis BioScience, Inc., a corporation organized under the laws of Delaware, which we refer to as Abraxis, is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. Abraxis’ product portfolio includes the chemotherapeutic compound Abraxane®, which is based on Abraxis’ proprietary tumor targeting technology known as the nab® platform. The first product approved by the U.S. Food and Drug Administration, which we refer to as FDA, to use this nab® platform, Abraxane®, was launched in 2005 for the treatment of metastatic breast cancer and is now approved in 41 countries. Abraxis continues to expand the nab® platform through a robust clinical program and deep product pipeline.

Abraxis common stock is listed on The NASDAQ Global Select Market under the symbol “ABII.”

Additional information about Abraxis is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Artistry Acquisition Corp.

86 Morris Avenue
Summit, New Jersey 07901
Telephone: (908) 673-9000

Artistry Acquisition Corp., a corporation organized under the laws of Delaware, which we refer to as merger sub, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, merger sub will be merged into Abraxis, merger sub’s separate existence will cease and Abraxis will become a direct or indirect wholly-owned subsidiary of Celgene.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that may be important to you. The discussion of the merger in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference into this proxy statement/prospectus. We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Background of the Merger

On January 20, 2009, Abraxis announced its intention to spin-off Abraxis Health, a new company that would hold the assets and liabilities constituting the drug discovery, manufacturing and development operations then being conducted by Abraxis. On January 21, 2009, Abraxis Health filed a Registration Statement on Form 10 with respect to the spin-off.

On May 15, 2009, Bruce Wendel, Abraxis’ current Chief Executive Officer and then Executive Vice President of Corporate Operations and Development, received a telephone call from a senior executive of a company that we refer to as Party A inquiring about Abraxis’ interest in providing Party A with a European license for Abraxane®. Mr. Wendel indicated that Abraxis was not interested in pursuing licensing transactions at that time. Later in May 2009, Party A expressed interest in exploring a potential acquisition of Abraxis in connection with the then contemplated spin-off of Abraxis Health and requested access to non-public information regarding Abraxis so that it could formulate a proposal.

Between June 2009 and March 2010, following the execution of a confidentiality agreement by Party A, Abraxis provided Party A with access to certain non-public information requested by Party A. In addition, Mr. Wendel, and other members of Abraxis management made presentations to representatives of Party A regarding Abraxis and its operations.

In September 2009, Party A made a preliminary non-binding proposal to acquire Abraxis simultaneously with a spin-off of Abraxis Health in a transaction in which Abraxis stockholders would receive an upfront cash payment and shares of Abraxis Health in the spin-off. Abraxis Health would be entitled to receive annual royalties based on the net sales of Abraxane® through 2020. After reviewing Party A’s proposal with representatives of Lazard Frères & Co. LLC, which we refer to as Lazard, and Goldman, Sachs & Co., which we refer to as Goldman Sachs, and engaging in further discussions with Party A, including a meeting on November 19, 2009, Abraxis rejected Party A’s proposal.

In September 2009, after receiving the non-binding proposal from Party A, Abraxis directed representatives of Lazard and Goldman Sachs to contact potential acquirors to assess their interest in a potential acquisition of

Abraxis. Representatives of Lazard and Goldman Sachs thereafter contacted more than 20 potential acquirors of Abraxis.

On September 19, 2009, representatives of Lazard and George Golumbeski, Senior Vice President of Business Development for Celgene, discussed exploring a possible transaction with Abraxis. Celgene and Abraxis executed a mutual non-disclosure agreement effective as of October 16, 2009, with only limited diligence taking place at this time and no subsequent plans for additional meetings.

Between October 2009 and March 2010, of the parties contacted by representatives of Lazard and Goldman Sachs, 10 parties executed confidentiality agreements and performed due diligence on Abraxis. Following execution of the confidentiality agreements, the parties and their legal and financial advisors were given access to due diligence materials and several attended management presentations given by members of management of Abraxis. From October 2009 through March 2010, representatives of Abraxis engaged in periodic discussions and meetings with parties that had executed confidentiality agreements with Abraxis, including Party A. At such meetings, the parties discussed general industry trends and the potential strategic fit of Abraxis with their companies and various due diligence matters.

On January 28, 2010, Abraxis publicly reiterated its intention to complete the spin-off of Abraxis Health in 2010.

On March 12, 2010, a potential acquiror, who we refer to as Party B, executed a confidentiality agreement. Following the execution of the confidentiality agreement, Party B and its legal and financial advisors were provided access to due diligence information regarding Abraxis.

On March 17, 2010, Mr. Wendel and other members of Abraxis management made a presentation to representatives of Party B regarding Abraxis and its operations. After this meeting, Party B indicated that it was interested in concluding a transaction to acquire Abraxis simultaneously with the spin-off of Abraxis Health.

Also on March 17, 2010, Abraxis announced that it had achieved the primary endpoint of overall response rate in its Phase 3 trial comparing Abraxane® with Taxol®, both in combination with carboplatin, in the first-line treatment of patients with advanced non-small cell lung cancer. As a result of this announcement, representatives of Lazard and Goldman Sachs received several phone calls from parties expressing an interest in a possible strategic transaction with Abraxis. In addition, discussions with Party A, Party B and four other potential acquirors continued.

In light of the March 17th data announcement, on March 18, 2010, Celgene contacted representatives of Lazard to schedule a meeting in April with representatives of Abraxis. The meeting was scheduled for April 20, 2010.

On March 30 and 31, 2010, Party B performed due diligence on Abraxis’ manufacturing facility in Phoenix, Arizona.

On April 5, 2010, at a meeting of the Abraxis board of directors, management delivered an update regarding discussions with potential acquirors. After discussion, the Abraxis board of directors unanimously authorized management to continue discussions with interested parties and invite them to submit a preliminary proposal for an acquisition of Abraxis simultaneously with the spin-off of Abraxis Health. The Abraxis board of directors also unanimously authorized management to formally engage investment bankers to assist in this process, and Lazard and Goldman Sachs were formally engaged by Abraxis.

Following this discussion, during the week of April 5, 2010, at the direction of Abraxis, representatives of Lazard and Goldman Sachs distributed a letter to Party B, Celgene and four other potential acquirors inviting them to deliver a non-binding proposal for an acquisition of Abraxis simultaneously with a spin-off of Abraxis Health. During this time, Party A and representatives of Abraxis continued to have discussions.

On April 6, 2010, representatives of Abraxis, Lazard and Celgene held a call to discuss the new Abraxane® data from the Phase 3 non-small cell lung cancer trial in preparation for the April 20, 2010 meeting. During the discussion, Celgene indicated a desire to perform a comprehensive due diligence review of Abraxis and its operations.

On April 20, 2010, Mr. Wendel and other representatives of Abraxis met with representatives of Celgene’s Business Development, Clinical Development, Marketing and Regulatory departments at Celgene’s headquarters in New Jersey. At the meeting, the parties discussed due diligence topics, general industry trends and the potential strategic opportunity for Celgene to acquire Abraxis. Celgene and representatives from its legal counsel, Jones Day, subsequently performed due diligence on Abraxis’ manufacturing facility in Phoenix Arizona on April 29 and 30, 2010 and on the manufacturing facilities in Grand Island, New York and Melrose Park, Illinios on June 2 and 3, 2010, respectively.

At a meeting of the Abraxis board of directors held on May 5, 2010, members of management updated the board of directors on the on-going discussions with the potential acquirors.

As a result of the April 20th meeting and subsequent diligence conducted by Celgene representatives on April 29th and 30th, Celgene’s Business Development executives recommended to Celgene senior management that the company submit a non-binding, preliminary acquisition proposal. On May 12, 2010, Celgene submitted a non-binding, preliminary proposal, subject to further due diligence, to acquire the outstanding shares of Abraxis common stock. This initial proposal contemplated the acquisition by Celgene of all of the outstanding shares of Abraxis common stock at a price per share of $62.00 in cash plus the following post-closing payments to the stockholders of Abraxis:

•	$250 million upon the achievement of FDA approval of Abraxane® for use in the treatment of non-small cell lung cancer, which approval permits Celgene to market Abraxane® under a label that includes a progression free survival claim;

•	$300 million upon the achievement of FDA approval of Abraxane® for use in the treatment of pancreatic cancer, which approval permits Celgene to market Abraxane® under a label that includes an overall survival claim; and

•	Cash payments equal to 5% of annual net sales of Abraxane® in excess of $2.5 billion in any year.

The proposal indicated that Celgene was open to discussing the most efficient manner to deliver the post-closing payments. Celgene indicated that the proposal assumed the full acquisition of Abraxis’ nab® technology platform, all of Abraxis’ manufacturing operations and all compounds in development by Abraxis but indicated that Celgene would consider a simultaneous spin-off of Abraxis Health with certain assets, including potential access by Abraxis Health to the nab® technology, to be determined.

On May 20, 2010, Party B submitted a non-binding, preliminary proposal, subject to further due diligence, to acquire 100% of the outstanding shares of Abraxis common stock. The proposal contemplated the spin-off of Abraxis Health simultaneous with the acquisition of Abraxis and included up-front cash consideration and post-closing cash payments based on the achievement of certain milestones and royalty payments.

On May 24, 2010, Sol Barer, the current Executive Chairman of Celgene and then Chairman and Chief Executive Officer, and Robert Hugin, the current Chief Executive Officer of Celgene and then President and Chief Operating Officer, met with Dr. Patrick Soon-Shiong, Executive Chairman of Abraxis in Los Angeles. Mr. Wendel was also present. At this time, Dr. Soon-Shiong discussed Abraxane®, the nab® pipeline products and the nab® technology, as well as other technologies and assets being pursued by Abraxis, including those technologies and assets that were previously identified for a potential spin off of Abraxis Health. The participants also discussed Celgene’s non-binding proposal and Celgene’s principal interest in Abraxane®, the nab® pipeline products and the nab® technology being the primary strategic fit with Celgene’s businesses. Following the meeting, representatives of Abraxis and Celgene, together with representatives of the legal and financial advisors to Celgene, and representatives of Morrison & Foerster LLP, Abraxis’ intellectual property counsel, held due diligence meetings in Los Angeles on May 25 and 26.

In late May 2010, Abraxis learned from the United States Patent and Trademark Office that a pending patent application covering Abraxane® with composition of matter and method of use claims would be receiving a notice of allowance that could extend patent coverage for Abraxane® through the end of 2023. At the direction of Abraxis, representatives of Lazard, Goldman Sachs and an additional financial advisor retained by Abraxis, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, shared this information with interested parties, including Celgene, Parties A and B and several other global pharmaceutical companies that had performed due diligence on Abraxis.

On June 1, 2010, at the instruction of Abraxis, representatives of Lazard, Goldman Sachs and BofA Merrill Lynch, distributed a letter to Celgene and Party B inviting them to submit their final proposals for an acquisition of Abraxis. Later that week, Dr. Soon-Shiong and Party B’s Chief Executive Officer held a telephone conference to discuss Party B’s non-binding proposal in more detail and the potential strategic fit of their companies as well as the process and timing for a potential transaction.

At a meeting of the Abraxis board of directors held on June 3, 2010, management updated the board of directors on the transaction process and discussed the non-binding, preliminary proposals received from Celgene and Party B.

From June 2, 2010 to June 4, 2010, representatives of Celgene and Jones Day conducted diligence at Abraxis’ Grand Island, New York and Melrose Park, Illinois manufacturing facilities.

On June 4, 2010, at the instruction of Abraxis, representatives of Lazard distributed to Celgene and Party B drafts of a merger agreement, a CVR agreement and a voting agreement to be entered into by certain principal stockholders of Abraxis. On June 9, 2010, at the instruction of Abraxis, representatives of Lazard distributed to Celgene and Party B a draft of a term sheet outlining the principal terms and agreements of the spin-off of Abraxis Health.

Subsequent to the draft definitive agreements and term sheet being provided to Celgene and Party B and at the direction of Abraxis, representatives of Lazard, Goldman Sachs and BofA Merrill Lynch requested that Celgene and Party B deliver marked copies of the transaction documents by Friday, June 18, 2010, and deliver a final acquisition proposal on Monday, June 21, 2010.

During the week of June 14, representatives of Jones Day and Fried Frank Harris Shriver & Jacobson LLP, counsel to Abraxis which we refer to as Fried Frank, engaged in telephone conferences to discuss various terms of the draft transaction documents circulated to Celgene.

On June 17, 2010, Dr. Soon-Shiong and Mr. Hugin met again in Los Angeles to discuss the proposed next steps in the transaction and various other matters. At this meeting, Mr. Hugin indicated that, because of the complexity and potential delay involved in a simultaneous spin-off and in the interest of consummating an acquisition expeditiously, Celgene was prepared to acquire all of Abraxis without a simultaneous spin-off of Abraxis Health.

On June 18, 2010, Celgene delivered to representatives of Lazard a markup of the draft merger agreement, voting agreement and CVR agreement as well as a markup of the term sheet for the Abraxis Health spin-off. The accompanying cover letter and subsequent communications re-iterated that, for the sake of simplicity and timing, Celgene was interested in acquiring Abraxis without the spin-off of Abraxis Health and strongly believed proceeding with a full acquisition of Abraxis would benefit timing of the completion of the transaction and simplify the necessary agreements. The draft agreements provided for execution by the principal stockholders of an action by written consent approving and adopting the merger agreement immediately after the SEC’s declaration that the registration statement required for the issuance of the CVRs was effective, providing that until such time the Abraxis board of directors could terminate the agreement to accept a superior acquisition proposal, and prohibited the principal stockholders from engaging in discussions with a third party that made an unsolicited proposal even in circumstances where Abraxis would be permitted under the merger agreement to engage in those discussions. The markup also contemplated that Dr. Soon-Shiong and potentially other employees of Abraxis would execute noncompetition agreements in favor of Celgene.

On June 21, 2010, Celgene submitted a revised proposal, subject to certain limited confirmatory due diligence items, to acquire all of the outstanding shares of Abraxis common stock. This proposal contemplated the acquisition by Celgene of all of the outstanding shares of Abraxis common stock at a price per share of $70.00 in cash plus the following post-closing payments through the CVRs:

•	$250 million upon the achievement of FDA approval of Abraxane® for use in the treatment of non-small cell lung cancer, which approval permits Celgene to market Abraxane® under a label that includes a progression free survival claim;

•	$100 million upon the achievement of accelerated FDA approval of Abraxane® for use in the treatment of pancreatic cancer based on phase I/II data;

•	$300 million upon the achievement of FDA approval of Abraxane® for use in the treatment of pancreatic cancer, which approval permits Celgene to market Abraxane® under a label that includes an overall survival claim; and

•	Cash payments equal to 2.5% of annual net sales of Abraxane® between $1.5 billion and $2.5 billion and 5% of annual net sales of Abraxane® in excess of $2.5 billion.

The proposal indicated that the payment of the milestone payments in the first three bullets above was contingent on achievement of the milestone within 5 years after the completion of the merger. The proposal also contemplated a potential spin-off of Abraxis Health immediately prior to the completion of the merger but did not identify what assets or business would be transferred to Abraxis Health or constitute the Abraxis Health business. In subsequent conversations, Celgene again confirmed its interest in an acquisition of all of Abraxis without a spin-off of Abraxis Health.

On June 22, 2010, representatives of Celgene and Jones Day met with representatives of Abraxis, Goldman Sachs and Abraxis’ regulatory counsel to discuss the current and future potential regulatory approvals of Abraxane® and Abraxis’ nab® pipeline products.

On June 22, 2010, Party B submitted a proposal to acquire 100% of Abraxis that provided for different payments to be made to each of Dr. Soon-Shiong and his affiliated entities and to other stockholders of Abraxis. Under the proposal, Dr. Soon-Shiong and his affiliated entities would have received only the shares of Abraxis Health at closing plus all future milestone and royalty payments based on Abraxane® approvals and revenues. Abraxis stockholders other than Dr. Soon-Shiong and his affiliated entities would receive only an up front cash payment for their shares. The up front cash payment payable to Abraxis stockholders other than Dr. Soon-Shiong and his affiliated entities would depend on a number of variables, including Abraxis’ available cash at the completion of any such transaction. Abraxis management made various assumptions regarding the proposed variables and the potential performance of Abraxis pending the completion of such a transaction and based on this analysis concluded that the up front cash payment that would be received by Abraxis stockholders other than Dr. Soon-Shiong and his affiliated entities would be approximately $72 per share.

Also on June 22, 2010, a special meeting of the Abraxis board of directors was held to discuss the proposals submitted by Celgene and Party B at which members of senior management of Abraxis and representatives of Lazard, Goldman Sachs, BofA Merrill Lynch, Fried Frank and Morrison & Foerster, counsel to the Abraxis board of directors, were present. At the meeting, members of senior management and representatives of Lazard, Goldman Sachs, BofA Merrill Lynch and Fried Frank discussed with the board the terms of the proposals submitted by Celgene and Party B. Also at this meeting, representatives of Lazard, Goldman Sachs and BofA Merrill Lynch noted that they believed they had contacted or been contacted by the most likely potential acquirors for Abraxis. Morrison & Foerster discussed the board’s fiduciary duties in connection with a potential acquisition transaction. The Abraxis board of directors then authorized its financial and legal advisors to continue discussions with Celgene pending a scheduled meeting between Dr. Soon-Shiong and Mr. Wendel from Abraxis and Dr. Barer and Mr. Hugin of Celgene on Friday, June 25, 2010 and to continue discussions with Party B.

On June 23, 2010, Fried Frank delivered to Jones Day revised copies of the transaction agreements and on June 24, 2010 representatives of Fried Frank and Jones Day participated in a conference call to discuss the comments to the transaction documents. Among other items, the revised transaction agreements contemplated that the Abraxis board of directors would be permitted to terminate the merger agreement to accept a superior proposal until Abraxis stockholders approved the merger at a special meeting rather than approving the merger by written consent as proposed by Celgene.

On June 24, 2010, Dr. Soon-Shiong and Party B’s Chief Executive Officer held a telephone conference to discuss Party B’s non-binding proposal in more detail as well as the process and timing for a potential transaction. Later that day, the Abraxis board of directors met and were given an update on the discussions with Celgene and Party B.

On June 25, 2010, Dr. Soon-Shiong and Mr. Wendel met Dr. Barer and Mr. Hugin at the offices of BofA Merrill Lynch in New York. At the meeting, Dr. Soon-Shiong indicated that Abraxis would be prepared to consider Celgene’s proposal to acquire all of Abraxis if Celgene would increase the consideration payable to Abraxis’ stockholders. During the meeting, Celgene revised its proposal offering to pay at closing $72.00 per share of Abraxis common stock. The parties discussed that approximately 20% of the total merger consideration would be paid in the form of Celgene common stock. The revised proposal provided for cash payments through the CVRs equal to 2.5% of annual net sales of Abraxane® and Abraxis’ current nab® pipeline products between $1.0 billion and $2.0 billion, 5% of annual net sales of Abraxane® and Abraxis’ current nab® pipeline products between $2.0 and $3.0 billion and 10% of annual net sales of Abraxane® and Abraxis’ current nab® pipeline products in excess of $3.0 billion. Finally, the revised proposal from Celgene provided that the proposed additional $100 million milestone for accelerated approval of Abraxane® for the treatment of pancreatic cancer could be achieved by any means (and not only by use of Phase I/II data), as long as such approval was achieved by December 31, 2012. At this meeting, Dr. Soon-Shiong indicated that he would review with the Abraxis board of directors, and the board of directors would consider, Celgene’s revised proposal.

Early in the morning of June 26, 2010, Celgene delivered revised drafts of the transaction agreements, including an initial draft of a noncompetition agreement proposed to be executed by Dr. Soon-Shiong and potentially other Abraxis employees in connection with a transaction and a proposed stockholders’ agreement to be executed by Dr. Soon-Shiong and his affiliated entities with respect to the shares of Celgene common stock they would receive in the transaction under Celgene’s revised proposal. The stockholders’ agreement provided that Dr. Soon-Shiong and his affiliated entities (but not other stockholders of Abraxis) would be required to retain the shares of Celgene common stock owned by such stockholder for three years following the merger.

Around June 26 to 27, 2010, Dr. Soon-Shiong and Party B’s Chief Executive Officer exchanged further telephone calls regarding the non-binding proposal and the process and timing for a potential transaction.

From June 26 through June 29, 2010, representatives of Fried Frank and Jones Day met in person and exchanged drafts of the transaction documents, and made substantial progress toward finalizing the definitive documentation for the transaction. In addition, Celgene finalized its due diligence review of Abraxis, including conducting confirmatory on-site due diligence at Abraxis’ Melrose Park manufacturing facilities on June 28, 2010. Among the key issues subject to negotiation were the period after signing of the merger agreement during which the Abraxis board of directors would be permitted to terminate the merger agreement to accept a superior proposal (with the parties agreeing that the board of directors could terminate the merger agreement to accept a superior proposal until Abraxis stockholders approved the merger at the special meeting) and the size of termination fee payable by Abraxis in the event of such a termination (with the parties ultimately agreeing to a $145 million termination fee). In addition, Abraxis negotiated that the $100 million milestone payment for accelerated approval of Abraxane® to treat pancreatic cancer, with a label that includes an overall survival claim, would be payable if Abraxane® received such approval prior to April 1, 2013 (rather than December 31, 2012) and the parties determined the exchange ratio for the Celgene common stock to be received in the merger using the weighted average sales price of Celgene common stock in the 30 days prior to the announcement of the merger.

On June 28, 2010, a special meeting of the Abraxis board of directors was held to discuss the status of discussions with Celgene and Party B. At the meeting, members of management of Abraxis and representatives of Lazard, Goldman Sachs, BofA Merrill Lynch and Fried Frank discussed with the Abraxis board of directors the status of negotiations of the transaction documentation and the transaction timeline. At the meeting, representatives of Lazard, Goldman Sachs and BofA Merrill Lynch also reviewed with the Abraxis board of directors their financial analyses of the proposed merger consideration in the proposed transaction with Celgene.

On June 29, 2010, the Abraxis board of directors held a special meeting to discuss and consider the negotiated terms of the transaction documents with Celgene and to seek to reach a final determination of the board of directors’ views on the merger agreement and the proposed merger. Representatives of Lazard, Goldman Sachs and BofA Merrill Lynch discussed and responded to additional questions from the Abraxis board of directors regarding the financial analyses of the merger consideration previously reviewed with the board of directors. Following further discussion, Lazard, Goldman Sachs and BofA Merrill Lynch orally rendered their respective opinions, each of which was subsequently confirmed by delivery of a written opinion dated June 30, 2010 to the effect that, as of that date and, subject to the qualifications, limitations and assumptions reflected in their respective written opinions, the merger consideration proposed to be received by the holders (other than Dr. Soon-Shiong and his affiliates to the extent excluded from such opinion) of shares of Abraxis common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders as more fully described below in “The Merger — Opinions of Financial Advisors to Abraxis”. Representatives of Fried Frank then reviewed the terms of the merger agreement and related documents.

Following additional discussion, after considering, among other things, the factors described below under “The Merger — Reasons for the Merger — the Abraxis Board of Directors,” the Abraxis board of directors unanimously adopted resolutions reflecting that the proposed terms of the merger agreement and other transaction documents, and the merger and other transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of Abraxis and its stockholders, adopting the merger agreement and other transaction documents, approving the merger and the other transactions contemplated by the merger agreement, and unanimously recommending that Abraxis stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

After the Abraxis board of directors meeting adjourned, Fried Frank and Jones Day finalized the definitive documentation for the transaction, and the merger agreement and related agreements were executed later the following morning. The transaction was publicly announced in a press release issued before the opening of the market on June 30, 2010.

Reasons for the Merger

Abraxis’ Reasons for the Merger

In evaluating the merger agreement and the merger, the Abraxis board of directors consulted with Abraxis management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that Abraxis stockholders vote for the adoption of the merger agreement, the Abraxis board of directors considered a variety of factors, including the following:

•	the fact that the upfront consideration payable in a combination of cash and shares of Celgene common stock represents a premium of (1) 14.3% over the closing price per share of the Abraxis common stock on June 28, 2010 and the high per share price of the Abraxis common stock over the 52 week period ended June 28, 2010; (2) 27.2% over the volume weighted average price per share, or VWAP, over the 30 calendar days ended June 28, 2010; and (3) 41.7% over the closing price per share of the Abraxis common stock on June 1, 2010, the first trading day within the 30 calendar days prior to June 28, 2010;

•	the fact that approximately 80% of the upfront merger consideration is in the form of cash, which provides immediate liquidity and a high degree of certainty of value to Abraxis stockholders;

•	the fact that approximately 20% of the upfront merger consideration is in the form of SEC-registered and transferable and tradable Celgene common stock, which allows Abraxis stockholders to participate in the benefits of a more diversified company with greater resources and to benefit from any future growth of the combined company;

•	the fact that, in addition to cash, each Abraxis stockholder will receive SEC-registered and transferable and tradable CVRs with a potential duration of 20 years, which may provide Abraxis stockholders an opportunity to realize additional value by trading those CVRs in the public markets or, to the extent Abraxis as the surviving corporation generates net sales sufficient to meet certain thresholds and/or achieves certain milestones, through additional cash payments under the terms of the CVRs;

•	the board of directors’ view that the stand-alone prospects of Abraxis may be adversely impacted by Abraxis’ limited financial resources;

•	the board of directors’ view that Abraxis stockholders will receive value in the merger that is materially greater than the value realizable by Abraxis stockholders on a stand-alone basis and under any reasonably available transaction alternatives;

•	the board of directors’ view that the sales process undertaken with assistance of Lazard, Goldman Sachs and BofA Merrill Lynch, in which multiple potential acquirors of Abraxis were contacted and ten parties executed confidentiality agreements and performed due diligence on Abraxis, was an effective process;

•	the board of directors’ view that the sale and negotiation process yielded a full and fair price for Abraxis;

•	the belief that the business of Abraxis could potentially benefit from being part of the larger Celgene corporate group and having access to its international distribution network and customers, and that by virtue of the shares of Celgene common stock and CVRs, Abraxis stockholders would have an ongoing opportunity to participate in those potential benefits;

•	management’s assessment, after consultation with Morgan Stanley & Co. Incorporated, Celgene’s financial advisor, that Celgene will have adequate capital resources to pay the cash portion of the merger consideration;

•	the fact that Abraxis stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law;

•	the fact that Dr. Soon-Shiong and his related entities, which together hold approximately 82% of Abraxis’ outstanding common stock, indicated their support for the merger and their intention to enter into the voting agreement in support of the merger; and

•	the respective opinions of Goldman Sachs, Lazard and BofA Merrill Lynch to the Abraxis board of directors that, as of the date of their opinions, and based upon and subject to the qualifications, limitations and assumptions set forth in their respective written opinions, the merger consideration to be received by the holders (other than Dr. Soon-Shiong and his affiliates to the extent excluded from such opinion) of shares of Abraxis common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, and the financial analyses related thereto prepared by Goldman Sachs, Lazard and BofA Merrill Lynch and described below under “The Merger — Opinions of Financial Advisors to Abraxis”.

The Abraxis board of directors also specifically considered the following terms of the merger agreement:

•	the merger agreement permits Abraxis to respond to, and engage in discussions with, third parties who make unsolicited acquisition proposals, and permits the board of directors to terminate the merger agreement to accept a superior proposal prior to the stockholder vote at the special meeting;

•	the voting agreement entered into by Dr. Soon-Shiong and his related entities terminates if the merger agreement is terminated by Abraxis to accept a superior proposal, allowing the principal stockholders to support such superior proposal;

•	the limited and customary conditions to the parties’ obligations to complete the merger and the fact that there is no financing condition to Celgene’s obligations;

•	the customary nature of the representations, warranties and covenants of Abraxis in the merger agreement; and

•	a covenant requiring that Celgene use its reasonable best efforts to register the CVRs under the Securities Act and cause those securities to be listed on The NASDAQ Global Select Market or another exchange, electronic trading network or trading platform as agreed by Abraxis and Celgene and a condition that the shares of Celgene common stock to be issued in the merger be listed on The NASDAQ Global Select Market.

In addition to the merger agreement, the Abraxis board of directors also reviewed, considered and discussed the terms and potential ramifications of the other transaction documents proposed to be executed in connection with the merger agreement, including the voting agreement, the form of CVR agreement (including the potential 20 year duration, the fact that it covers all current nab® pipeline products and the fact that it contains certain diligence requirements with respect to development and commercialization), the non-competition agreement pursuant to which the principal stockholders will be generally prohibited for ten years after completion of the merger, subject to certain exceptions, from competing with the Abraxis business in the United States and all other countries in which Abraxis was engaged in the business at the time of the merger and the stockholders’ agreement pursuant to which certain of the principal stockholders have agreed not to dispose of any of the shares of Celgene common stock that they acquired in the merger for two years and not to transfer more than 25% of the shares of Celgene common stock held by them immediately after the merger prior to the third anniversary of the merger.

In the course of its deliberations, the Abraxis board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the price of Celgene common stock at the closing of the merger may vary significantly from the price of Celgene common stock at the date of the announcement of the merger agreement and the date of this proxy statement/prospectus and the merger agreement does not provide for any mechanism to increase the exchange ratio in such circumstances;

•	the milestones and net sales goals necessary to trigger payments under the CVRs may not be achieved by Abraxis and Celgene, potentially impacting the value and marketability of the CVRs;

•	Abraxis has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether or not the merger is consummated;

•	since the merger consideration includes CVRs (which are unsecured obligations and are expressly subordinated to all senior obligations of the issuer), Abraxis stockholders are subject, with respect to the portion of the merger consideration represented by the CVRs, to the risk that there may be limitations on paying amounts as and when they become payable to the holders of the CVRs;

•	the merger agreement precludes Abraxis from actively soliciting alternative acquisition proposals from third parties;

•	the deal protection measures in the merger agreement, including the fact that the merger agreement included a $145 million termination fee and matching rights, may inhibit other potential acquirors from submitting potentially superior proposals to acquire Abraxis and, if Abraxis terminates the merger agreement to accept a superior proposal, would result in an immediate $145 million payment obligation to Celgene;

•	if the merger is not consummated for certain reasons, Abraxis may be required to pay a termination fee to Celgene equal to $145 million (for a full descriptions of the reasons Abraxis would be required to pay a termination fee to Celgene, see “The Merger Agreement — Termination Fees and Expenses”);

•	the operations of Abraxis will be restricted by interim operating covenants under the merger agreement during the period between signing the merger agreement and the closing of the merger, which could effectively prohibit Abraxis from undertaking any strategic initiatives or other material transactions to the detriment of Abraxis and its stockholders;

•	the receipt by a U.S. holder of the merger consideration in exchange for Abraxis common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes; and

•	certain of Abraxis’ directors and executive officers may receive certain benefits that are different from, and in addition to, those of Abraxis’ other stockholders (See “The Merger — Interests of Directors and Executive Officers of Abraxis in the Merger”).

The foregoing discussion of the information and factors considered by the Abraxis board of directors is not exhaustive but is intended to reflect the material factors considered by the Abraxis board of directors. The Abraxis board of directors did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the Abraxis board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Abraxis board of directors may have given different weights to different factors.

After careful consideration, the Abraxis board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Abraxis stockholders and unanimously approved the merger agreement.

Celgene’s Reasons for the Merger

The Celgene board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Celgene board of directors consulted with the management of Celgene and outside legal and financial advisors for Celgene. In determining to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Celgene board of directors considered numerous factors, including the following:

•	the belief that the acquisition of Abraxis accelerates Celgene’s strategy to become a global leader in hematology and oncology by adding Abraxane® to Celgene’s existing portfolio of leading cancer therapies;

•	Abraxane® will provide Celgene with an immediate entry into the solid tumor therapeutic area (or market) because Abraxane® is marketed and approved for second-line line use in metastatic breast cancer in the United States and certain international markets. Additionally, based on encouraging clinical data recently announced at major medical meetings, Abraxane® holds the potential to serve patients with a number of other serious cancers such as non-small cell lung and pancreatic cancers, as well as melanoma, ovarian cancer, bladder cancer and first-line metastatic breast cancer;

•	Abraxis’ core technology, which is known as the nab® platform, facilitates the targeting of compounds to tumor cells. The potential of the nab-technology platform coupled with Celgene’s innovative drug discovery and development capabilities enhances Celgene’s future product pipeline and its potential to deliver multiple novel anti-cancer agents;

•	The management of Celgene, assisted by advisors for Celgene, reviewed Abraxis’ financial condition, results of operations, business, reputation, risks and prospects, and concluded that an acquisition of Abraxis provides Celgene with additional current revenue that could significantly increase if regulatory approvals for Abraxane® in non-small cell lung and pancreatic cancers are received;

•	the exchange ratio of 0.2617 of a share of Celgene common stock for each share of Abraxis common stock is fixed and will not be adjusted for fluctuations in the market price of Celgene common stock or Abraxis common stock and the fact that, because the exchange ratio under the merger agreement is fixed, the per share value of the merger consideration to be paid to Abraxis stockholders upon completion of the merger could be significantly more or less than its implied value immediately prior to the announcement of the merger agreement;

•	the resulting percentage ownership interests and voting power that current Celgene stockholders would have in Celgene following the merger;

•	the fact that the CVRs will require Celgene to pay additional consideration only if specified regulatory approval milestones are achieved for Abraxane® or sales of Abraxane® and the Abraxis pipeline products exceed at least $1.0 billion in annual net sales;

•	the terms and conditions of the merger agreement; and

•	current industry, economic and market conditions and trends, including Abraxis’ market position.

The Celgene board of directors also considered a number of potentially negative factors in its deliberations considering the merger, including:

•	the risk that the safety and/or efficacy results of clinical trials of Abraxane® and other Abraxis pipeline products will not support additional FDA or other regulatory agencies approval of those products;

•	competition and its effect on pricing, spending, third-party relationships and revenues;

•	the risk that regulatory authorities will condition their approval of the merger on Celgene’s agreement to divestitures or other actions that could negatively impact the business and prospects of the Celgene following the completion of the merger, which Celgene has, subject to limited exceptions, agreed under the merger agreement to undertake if necessary to complete the merger;

•	the possible disruption to Celgene’s business that may result from the merger, including the resulting distraction of the attention of the management of Celgene, and the costs and expenses associated with completing the merger;

•	the risks that the potential benefits, synergies and cost savings sought in the merger may not be realized or may not be realized within the expected time period, and that the cost of achieving such benefits, synergies and savings may be significantly higher than estimated;

•	the fact that Celgene has historically sold or otherwise disposed of non-core assets of companies that it acquires and may not be able to sell the non-core assets of Abraxis at fair market value, if at all, and prior to any such sale, Celgene will be required to expend the resources necessary to maintain and operate these assets, which may distract from Celgene’s core businesses;

•	potential changes in reimbursement policies or rates for Abraxane® or the Abraxis pipeline products;

•	the ability of Celgene and Abraxis to successfully protect and enforce their respective intellectual property rights; and

•	the other risks described in the section entitled “Risk Factors.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Celgene board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. In addition, individual members of the Celgene board of directors may have given differing weights to differed factors. The Celgene board of directors conducted an overall analysis of the factors described above, including through discussions with, and inquiry of, the management of Celgene and outside legal and financial advisors regarding certain of the matters described above.

Opinions of Financial Advisors to Abraxis

Merrill Lynch, Pierce, Fenner & Smith Incorporated

On June 29, 2010, at a meeting of the Abraxis board of directors held to evaluate the merger, BofA Merrill Lynch rendered to the Abraxis board of directors an oral opinion, which was confirmed by delivery of a written opinion dated June 30, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration to be received in the merger by holders of Abraxis common stock (other than Dr. Soon-Shiong and his affiliates) was fair, from a financial point of view, to such holders.

The full text of the written opinion of BofA Merrill Lynch to the Abraxis board of directors, dated June 30, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex E. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch provided its opinion to the Abraxis board of directors for the benefit and use of the Abraxis board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to Abraxis and Celgene;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Abraxis furnished by or discussed with the management of Abraxis, including certain internal financial analyses and forecasts relating to Abraxis prepared by Abraxis management, or the Abraxis forecasts;

•	reviewed a certain research analysts’ publicly available financial forecasts relating to Celgene, which we refer to as the Celgene Analyst Forecasts, as well as publicly available consensus financial forecasts relating to Celgene, which we refer to as the Celgene Consensus Forecasts, and together with the Celgene Analyst Forecasts, the Celgene Public Forecasts;

•	reviewed estimates as to the amount and timing of certain cost savings and operating synergies anticipated by the management of Abraxis to result from the merger;

•	discussed the past and current business, operations, financial condition and prospects of Abraxis with members of senior managements of Abraxis and Celgene, and discussed the past and current business, operations, financial condition and prospects of Celgene with members of senior managements of Abraxis and Celgene;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Celgene, including the potential effect on Celgene’s estimated earnings per share;

•	reviewed the trading histories for Abraxis common stock and Celgene common stock and a comparison of such trading histories with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Abraxis and Celgene with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	considered the results of its efforts on behalf of Abraxis to solicit, at the direction of Abraxis, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Abraxis;

•	reviewed the merger agreement and certain ancillary agreements thereto; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Abraxis and Celgene that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Abraxis forecasts and the estimates as to the amount and timing of certain cost savings and operating synergies anticipated by the managements of Abraxis to result from the merger, BofA Merrill Lynch was advised by Abraxis, and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Abraxis as to the future financial performance of Abraxis and the other matters covered thereby. The management of Celgene did not provide BofA Merrill Lynch with, and BofA Merrill Lynch did not have access to, financial forecasts relating to Celgene prepared by the management of Celgene, but was directed by management of Celgene to the Celgene Consensus Forecasts. At Abraxis’ direction, BofA Merrill Lynch assumed, that the Celgene Analyst Forecasts and the Celgene Consensus Forecasts are a reasonable basis upon which to evaluate the future financial performance of Celgene and, at Abraxis’ direction, BofA Merrill Lynch used the Celgene Public Forecasts in performing its analyses. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Abraxis or Celgene, nor did it make any physical inspection of the properties or assets of Abraxis or Celgene. BofA Merrill Lynch did not evaluate the solvency or fair value of Abraxis or Celgene under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Abraxis, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, that the CVRs will not be redeemed and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Abraxis, Celgene or the contemplated benefits of the merger in any way meaningful to its analysis.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Abraxis common stock (other than Dr. Soon-Shiong and his affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Abraxis or in which Abraxis might engage or as to the underlying business decision of Abraxis to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of Celgene common stock actually will be when issued or the prices at which Abraxis common stock, Celgene common stock or the CVRs will trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

Abraxis agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $13 million (provided, that Abraxis may in its sole discretion, pay an additional advisory fee of up to $2 million), all of which is contingent upon the consummation of the merger. Abraxis also agreed to reimburse BofA Merrill Lynch for its reasonable expenses and to indemnify BofA Merrill Lynch and certain related parties against certain liabilities arising out of its engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Abraxis, Celgene and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Celgene and have received or in the future may receive compensation for the rendering of these services, including (1) having acted as a financial advisor to Celgene in connection with an acquisition transaction and (2) having acted or acting as lender under, or otherwise having extended credit under, certain letters of credit and other arrangements with Celgene.

BofA Merrill Lynch is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Abraxis selected BofA Merrill Lynch as a financial advisor in connection with the merger because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions as well as its familiarity with Abraxis and its business.

Goldman, Sachs & Co.

On June 29, 2010, at a meeting of Abraxis board of directors held to evaluate the merger, Goldman Sachs rendered to the board of directors of Abraxis an oral opinion, which was confirmed by delivery of a written opinion dated June 30, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the right to receive 0.2617 of a share of Celgene common stock, which we refer to as the stock consideration, $58.00 in cash, which we refer to as the cash consideration and together with the stock consideration as the upfront consideration, and a CVR issued by Celgene under the CVR agreement, which we refer to as the CVR consideration, to be paid to the holders of shares of Abraxis common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 30, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex F. The following summary of Goldman Sachs’ opinion is qualified in its entirety by reference to the full text of the opinion. Goldman Sachs provided its opinion for the information and assistance of the Abraxis board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Abraxis common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Abraxis for the 3 years ended December 31, 2009, and of Celgene for the 5 years ended December 31, 2009;

•	Abraxis’ initial registration statement on Form 10;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Abraxis and Celgene;

•	certain other communications from Abraxis and Celgene to their stockholders, respectively;

•	certain publicly available research analyst reports for Abraxis and Celgene; and

•	the Abraxis forecasts and certain cost savings and operating synergies projected by the management of Abraxis to result from the merger, or the synergies, each as approved by Abraxis for use by Goldman Sachs.

The management of Celgene did not make available its forecasts of the future financial performance of Celgene. With Abraxis’ consent, Goldman Sachs’ review of the future financial performance of Celgene was limited to the current consensus forecasts for Celgene, publicly available estimates of a certain research analyst and its discussions with the management of Celgene regarding the current consensus forecasts for Celgene. Goldman Sachs also held discussions with members of the senior managements of Abraxis and Celgene regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Abraxis and Celgene. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Abraxis common stock and Celgene common stock, respectively, compared certain financial and stock market information for Abraxis and Celgene with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed, with Abraxis’ consent, that the Abraxis forecasts and the synergies have been reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Abraxis. In addition, Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Abraxis or Celgene or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Abraxis or Celgene or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis and that the CVRs will not be redeemed. Goldman Sachs’ opinion did not address the underlying business decision of Abraxis to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Abraxis, nor did it address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion addressed only the fairness from a financial point of view, as of the date of its opinion, of the merger consideration to be paid to the holders of shares of Abraxis common stock pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the stockholders’ agreement and the non-competition agreement, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Abraxis; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Abraxis, or class of such persons in connection with the merger, whether relative to the merger consideration to be paid to the holders pursuant to the merger agreement or otherwise. In addition, Goldman Sachs expressed no opinion as to the prices at which the Celgene common stock or the CVRs would trade at any time or as to the impact of the merger on the solvency or viability of Abraxis or Celgene or the ability of Abraxis to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and the opinion expressed in its opinion were provided for the information and assistance of the Abraxis board of directors in connection with its consideration of the merger and such opinion did not constitute a recommendation as to how any holder of shares of Abraxis common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman, Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Abraxis, Celgene and any of their respective affiliates and affiliates of Dr. Soon-Shiong or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Abraxis in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking and other financial services to Abraxis and its affiliates from time to time, for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to APP Pharmaceuticals, Inc., a former affiliate of Abraxis and Dr. Soon-Shiong, in its acquisition by Fresenius Kabi Pharmaceuticals Holding, LLC. Goldman Sachs also may provide investment banking and other financial services to Abraxis, Celgene, Dr. Soon-Shiong and their respective affiliates in the future, for which the investment banking division of Goldman Sachs may receive compensation.

Abraxis selected Goldman Sachs as a financial advisor because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions as well as its familiarity with Abraxis and its business. Abraxis agreed to pay Goldman Sachs for its services in connection with the merger an aggregate fee of $13 million (provided, that Abraxis may in its sole discretion, pay an additional advisory fee of up to $2 million), all of which is contingent upon the consummation of the merger. In addition, Abraxis has agreed to reimburse Goldman Sachs for its reasonable expenses arising in connection with the engagement, including attorneys’ fees and disbursements, plus any sales, use or similar taxes arising in connection with the engagement, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Lazard Frères & Co. LLC

Lazard rendered its oral opinion to the Abraxis board of directors that, as of June 29, 2010, and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration to be paid to holders of Abraxis common stock (other than Dr. Soon-Shiong, any of his affiliates, Celgene and merger sub) in the merger was fair from a financial point of view to such holders. Lazard subsequently confirmed its earlier opinion by delivery of a written opinion dated June 30, 2010.

The full text of the written opinion of Lazard, dated June 30, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex G. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. Lazard provided its opinion for the benefit of the Abraxis board of directors in connection with its evaluation of the merger. The Lazard opinion is not a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard did not express any opinion as to the price at which shares of Abraxis common stock, Celgene common stock or CVRs may trade at any time subsequent to the announcement of the merger. The following is a summary of Lazard’s opinion. You are urged to read Lazard’s written opinion carefully in its entirety.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement and the ancillary agreements thereto;

•	analyzed certain publicly available historical business and financial information relating to Abraxis and Celgene;

•	reviewed various financial forecasts and other data provided by the management of Abraxis relating to the business of Abraxis, the publicly available estimates of a certain research analyst, as well as current consensus forecasts for Celgene with respect to the business of Celgene, or the Celgene public forecasts, and the synergies, as approved for Lazard’s use by Abraxis;

•	held discussions with members of the senior managements of Abraxis and Celgene with respect to the businesses and prospects of Abraxis and Celgene, respectively;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Abraxis and Celgene, respectively;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Abraxis and Celgene, respectively;

•	reviewed the historical stock prices and trading volumes of Abraxis common stock and Celgene common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Abraxis or Celgene or concerning the solvency or fair value of Abraxis or Celgene, and Lazard was not furnished with such valuation or appraisal. With respect to the financial forecasts related to Abraxis it reviewed, Lazard assumed, with the consent of Abraxis, that they have been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Abraxis as to the future financial performance of Abraxis. The management of Celgene did not make available its forecasts of the future financial performance of Celgene but directed Lazard to current consensus forecasts for Celgene. Lazard assumed, with the consent of Abraxis, that the Celgene public forecasts are a reasonable basis upon which to evaluate the future financial performance of Celgene, and are appropriate for Lazard to utilize in its analyses. Lazard assumed, with the consent of Abraxis, that the Celgene public forecasts are a reasonable basis upon which to evaluate the future financial performance of Celgene, and are appropriate for Lazard to utilize in its analyses. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with Abraxis’ consent, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions and that the CVRs will not be redeemed. Lazard further assumed, with Abraxis’ consent, that obtaining the necessary regulatory or third party approvals and consents for the merger will not have an adverse effect on Abraxis or Celgene in any way meaningful to its analysis. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Abraxis obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in Lazard’s opinion). In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, or the holders of any class of securities other than Abraxis common stock, creditors, or other constituencies of Abraxis; in each case relative to the merger consideration or otherwise. Lazard noted that Celgene, merger sub and certain stockholders of Abraxis agreed to enter into the voting agreement pursuant to which such stockholders, subject to the terms thereof, agreed to vote their shares of Abraxis common stock in favor of adoption of the merger agreement.

Lazard’s engagement and the opinion are for the benefit of the Abraxis board of directors and Lazard’s opinion was rendered to the Abraxis board of directors in connection with its evaluation of the merger. Lazard’s opinion was not intended to and did not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Abraxis agreed to pay Lazard for its services in connection with the merger an aggregate fee of $13 million (provided, that Abraxis may in its sole discretion, pay an additional advisory fee of up to $2 million), all of which is contingent upon the consummation of the merger. Abraxis has also agreed to reimburse Lazard for its reasonable expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws. Lazard in the past provided investment banking services to Abraxis, including having acted as financial advisor to APP Pharmaceuticals, Inc., a former affiliate of Abraxis, in its acquisition by Fresenius Kabi Pharmaceuticals Holding, LLC, for which Lazard received compensation. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of Abraxis and/or the securities of Celgene and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Abraxis selected Lazard as a financial advisor because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of Abraxis.

Financial Analyses by Financial Co-Advisors

The following is a summary of the material financial analyses delivered by BofA Merrill Lynch, Goldman Sachs and Lazard, which we refer to collectively as the “financial co-advisors,” to the Abraxis board of directors in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the financial co-advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by the financial co-advisors. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by the financial co-advisors, the tables must be read together with the full text of each summary and are alone not a complete description of the financial co-advisors’ financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial co-advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 29, 2010, and is not necessarily indicative of current market conditions.

The preparation of fairness opinions is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying each financial co-advisors’ opinion. In arriving at their respective fairness determination, the financial co-advisors considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, each financial co-advisor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses below as a comparison is directly comparable to Abraxis or the merger.

The financial co-advisors prepared these analyses solely for purposes of, and the analyses were delivered to the Abraxis board of directors in connection with, their provision of their respective opinions to the Abraxis board of directors as to the fairness from a financial point of view of the merger consideration to be received by the holders of Abraxis common stock (except for certain holders identified in their respective opinions) pursuant to the merger agreement to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect or purport to reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at anytime in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Abraxis, BofA Merrill Lynch, Goldman Sachs, Lazard or any other person assumes responsibility if future results are materially different from those forecast.

The type and amount of consideration payable in the merger was determined through arm’s-length negotiations between Abraxis and Celgene, rather than by any financial advisor, and was approved by the Abraxis board of directors. The financial co-advisors did not recommend any specific merger consideration to the Abraxis board of directors or to Abraxis or that any given merger consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Abraxis board of directors. The opinions of financial co-advisors were some of many factors taken into consideration by the Abraxis board of directors in its evaluation of the proposed merger. Consequently, the analyses described below should not be viewed as determinative of the opinion of the Abraxis board of directors with respect to the merger consideration or of whether the Abraxis board of directors would have been willing to determine that a different merger consideration was fair.

Historical Stock Trading Analysis.  The financial co-advisors analyzed the implied equity premium per share of Abraxis common stock represented by each of (1) the $72.00 per share implied value of the upfront consideration, without considering any potential CVR payout, (2) the net present value of the merger consideration determined by adding the $72.00 per share implied value of the upfront consideration and the present value (discounted at 11%) of potential CVR payouts calculated using the probability-adjusted forecast prepared by Abraxis management and (3) the nominal value of the merger consideration determined by adding the $72.00 per share implied value of the upfront consideration and the undiscounted amounts of the potential CVR payouts calculated using the unadjusted forecast prepared by Abraxis management, in each case as compared to (w) the closing price per share of the Abraxis common stock on June 28, 2010, (x) the high per share price of the Abraxis common stock over the 52 week period ended June 28, 2010, (y) the volume weighted average price per share, or VWAP, over the 30 calendar days ended June 28, 2010, and (z) the closing price per share of the Abraxis common stock on June 1, 2010, the first trading day within the 30 calendar days prior to June 28, 2010. The probability-adjusted forecast used to calculate the probability-adjusted CVR payout for purpose of this analysis reflected Abraxis management’s estimates of the probability of receiving regulatory approval for use of Abraxane® for additional indications and Abraxis management’s estimates of the probability of Celgene achieving estimated sales for Abraxane® using Celgene’s commercial capabilities. The potential unadjusted CVR payout calculation assumes Abraxane® sales are achieved without any probability adjustment. Fully diluted share values used in the analysis were calculated assuming exercise of options using the treasury method based on a $72.00 implied value of the upfront consideration.

The results of these analyses are summarized as follows:

		NPV of Merger	Nominal Value of
	Implied Value of	Consideration	Merger
	the Upfront	(Probability-	Consideration
	Consideration	Adjusted	(Unadjusted CVR
	(w/o CVR)	CVR Payout)	Payout)

Implied Value per Share	$72.00	$84.80	$106.69
% Premium to June 28, 2010 ($63.00)	14.3%	34.6%	69.4%
% Premium to 52 week high ($63.00)	14.3%	34.6%	69.4%
% Premium to 1-Month VWAP ($56.62)	27.2%	49.8%	88.4%
% Premium to 1-Month Spot ($50.81)	41.7%	66.9%	110.0%

Implied Multiples Analysis.  In addition, the financial co-advisors calculated implied multiples of (1) the implied enterprise value of Abraxis determined based on (x) the $72.00 per share implied value of the upfront consideration, without considering any potential CVR payout, (y) the net present value of the merger consideration determined by adding the $72.00 per share implied value of the upfront consideration and the present value (discounted at 11%) of potential CVR payouts calculated using the probability-adjusted forecast prepared by

Abraxis management and (z) the nominal value of the merger consideration determined by adding the $72.00 per share implied value of the upfront consideration and the undiscounted amounts of the potential CVR payouts calculated using the unadjusted forecast prepared by Abraxis management, to (2) (x) the actual revenues of Abraxis for the twelve months ended March 31, 2010, and (y) Abraxis management’s probability-adjusted estimate of Abraxis’ 2010 stand-alone revenues. The probability-adjusted forecast used to calculate the probability-adjusted CVR payouts for purpose of this analysis reflected Abraxis management’s estimates of the probability of receiving regulatory approval for use of Abraxane® for additional indications and Abraxis management’s estimates of the probability of Celgene achieving estimated sales for Abraxane® using Celgene’s commercial capabilities. The probability-adjusted estimates of Abraxis’ 2010 stand-alone revenues used for purposes of this analysis reflected Abraxis management’s probability-adjusted estimates of achieving potential 2010 net sales for Abraxane® using Abraxis’ commercial capabilities. The potential unadjusted CVR payout calculation assumes Abraxane® sales are achieved without any probability adjustment. Fully diluted share values used in the analysis were calculated assuming exercise of options using the treasury method based on a $72.00 implied value of the upfront consideration.

The results of these implied multiples analyses are summarized as follows:

			NPV of Merger		Nominal Value of
	Implied Value of		Consideration		Merger
	the Upfront		(Probability-		Consideration
	Consideration		Adjusted		(Unadjusted CVR
	(w/o CVR)		CVR Payout)		Payout)

Enterprise Value/Revenues
LTM (March 31, 2010)	7.2	x	8.6	x	10.9	x
2010 Estimate	7.1	x	8.4	x	10.6	x

Selected Companies Analysis.  The financial co-advisors reviewed and compared certain financial information for Abraxis to corresponding financial information and multiples for the following publicly traded corporations:

•	Amylin Pharmaceuticals, Inc.

•	United Therapeutics Corporation

•	BioMarin Pharmaceutical Inc.

•	Regeneron Pharmaceuticals, Inc.

•	Cubist Pharmaceuticals, Inc.

•	Onyx Pharmaceuticals, Inc.

The companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may in certain respects be considered similar to those of Abraxis. However, none of the selected companies is directly comparable to Abraxis.

The financial co-advisors calculated and compared multiples of enterprise value to estimated 2010 revenues for Abraxis and for the selected company. For purposes of this analysis, enterprise value was calculated for Abraxis and for the selected companies to equal the fully diluted market value of the company’s common equity as of the close of trading on June 28, 2010 plus the book value of the company’s debt, minority interest and preferred shares, less the company’s cash and cash equivalents as reflected in the company’s most recent SEC filings. For purposes of this analysis, the co-financial advisors used Abraxis management’s probability-adjusted estimate of Abraxis’ stand-alone 2010 revenues. Estimated 2010 revenues used for each of the selected companies reflected consensus estimates of financial analysts as published by Thomson.

The derived multiples are summarized as follows:

	Selected Companies
Enterprise Value as a Multiple of:	Range		Median		Abraxis

2010 Estimated Revenue	1.6x-5.4	x	4.0	x	6.0x

The financial co-advisors then applied the low to high range of the multiples of 1.6x to 5.4x calculated for the selected companies and applied them to Abraxis management’s probability-adjusted estimate of Abraxis’ 2010 stand-alone revenue. Adjusting for Abraxis’ estimated net debt at June 30, 2010, this resulted in illustrative per share value indications for the Abraxis common stock, rounded to the nearest dollar, ranging from $19.00 to $56.00.

Selected Precedent Transactions Analysis.  The financial co-advisors analyzed, to the extent publicly available, certain information relating to the following selected transactions:

•	Astellas Pharma Inc.’s acquisition of OSI Pharmaceuticals, Inc. announced in May 2010;

•	Bristol-Myers Squibb Company’s acquisition of Medarex, Inc. announced in July 2009;

•	Johnson & Johnson’s acquisition of Cougar Biotechnology announced in May 2009;

•	GlaxoSmithKline plc’s acquisition of Stiefel Laboratories Inc. announced in April 2009;

•	Gilead Sciences, Inc.’s acquisition of CV Therapeutics announced in March 2009;

•	Eli Lilly and Company’s acquisition of ImClone Systems announced in September 2008;

•	Shionogi Inc.’s acquisition of Sciele Pharma Inc. announced in September 2008;

•	Eisai Co. Ltd.’s acquisition of MGI Pharma, Inc. announced in December 2007;

•	Reckitt Benckiser Plc’s acquisition of Adams Respiratory Therapeutics announced in December 2007;

•	TPG Capital’s acquisition of Axcan Pharma announced in November 2007;

•	GlaxoSmithKline plc’s acquisition of Reliant Pharmaceuticals Inc. announced in November 2007;

•	Celgene Corporation’s acquisition of Pharmion Corporation announced in November 2007;

•	AstraZeneca PLC’s acquisition of MedImmune Inc. announced in April 2007; and

•	Schering-Plough Corporation’s acquisition of Organon BioSciences NV announced in March 2007.

None of the companies, businesses or transactions used in this analysis is directly comparable to Abraxis or the merger.

For each of the selected transactions, the financial co-advisors calculated and compared the enterprise value of the target company calculated based on the purchase price paid in the transaction as a multiple of latest revenues of the target for the last four quarter period ended prior to the announcement of the transaction. The following table presents the results of this analysis:

Selected Transactions
Enterprise Value as a Multiple of:	Range	Median

LTM Revenue	2.9x-11.3x	7.1x

The financial co-advisors then applied the low to high range of latest twelve months revenue multiples of 2.9x to 11.3x to Abraxis’ revenues for the four quarters ended March 31, 2010. Adjusting for Abraxis’ estimated net debt at June 30, 2010, this resulted in illustrative per share values for the Abraxis common stock, rounded to the nearest dollar, ranging from $32.00 to $109.00.

Discounted Cash Flow Analysis.  The financial co-advisors performed an illustrative discounted cash flow, which we refer to as DCF, analysis on Abraxis using the stand-alone, probability-adjusted forecast prepared by Abraxis management to determine a range of implied values per share of Abraxis common stock. The financial co-advisors discounted back to June 30, 2010 the probability-adjusted projected unlevered after-tax free cash flows for Abraxis through the end of 2020, using discount rates ranging from 10.0% to 12.0%, reflecting estimates of Abraxis’ weighted average cost of capital and a range of terminal values for Abraxis as of the end of 2020 derived by multiplying estimated 2020 earnings before income, tax, depreciation and amortization, or EBITDA, for Abraxis by multiples ranging between 5x and 9x. This analysis resulted in illustrative per share value indications for the Abraxis common stock, ranging from $61.53 to $79.24.

Using the stand-alone, probability-adjusted forecast prepared by Abraxis and based on assumptions and probabilities provided by Abraxis, the financial co-advisors performed sensitivity analyses on the DCF analysis. For each sensitivity analysis, the financial co-advisors applied a discount rate of 11% to the sensitivity-adjusted, projected unlevered after-tax free cash flows for Abraxis through the end of 2020 and applied a 7x terminal multiple to sensitivity-adjusted, projected 2020 EBITDA.

First, the financial co-advisors calculated the sensitivity of the DCF analysis to commercial success of Abraxane®. The sensitivity analysis utilized a range of probabilities of achieving estimated peak sales for Abraxane® in the United States and European Union for various indications. This analysis resulted in illustrative per share value indications for the Abraxis common stock, rounded to the nearest 25 cents, ranging from $61.75 to $77.75.

Additionally, the financial co-advisors calculated the sensitivity of the DCF analysis to a range of assumptions provided by Abraxis related to the cost of goods sold, selling, general and administrative expenses (or SG&A), a range of probabilities of achieving regulatory approval for the use of Abraxane® to treat pancreatic cancer, to treat non-small cell lung cancer under a label that includes a progression free survival claim and for other new indications. The analysis resulted in illustrative per share value indications for the Abraxis common stock, rounded to the nearest 25 cents, ranging from $60.50 to $83.00.

In addition, the financial co-advisors performed additional sensitivity analyses applying various hypothetical dates provided by Abraxis upon which Abraxane® could begin to face competition from a substitutable generic product in the United States and European Union and a hypothetical scenario provided by Abraxis of gradual competition from other products. This resulted in illustrative per share value indications for the Abraxis common stock, rounded to the nearest 25 cents, ranging from $19.00 to $86.25.

Accretion/Dilution Analysis.  The financial co-advisors analyzed the potential pro forma financial effects of the merger on Celgene’s estimated earnings per share using the stand-alone, probability-adjusted forecast of Abraxis net revenues prepared by Abraxis management and publicly available estimates for Celgene, and taking into account projected synergies. The financial co-advisors compared the projected earnings per share of Celgene common stock on a standalone basis (assuming there is no merger) for 2010, 2011 and 2012 to the projected earnings per share of Celgene on a pro-forma basis assuming the consummation of the merger. This analysis indicated that the merger could be dilutive by 11% to the resulting company’s estimated earnings per share for 2010 and accretive by 1% and 13%, respectively, to the resulting company’s estimated earnings per share for 2011 and 2012.

Selected Companies Analysis for Celgene.  In addition to the various financial analyses regarding Abraxis, the financial co-advisors reviewed and compared certain financial information for Celgene to corresponding financial information, ratios and public market multiples for the following publicly traded corporations:

•	Amgen Inc.

•	Gilead Sciences, Inc.

•	Genzyme Corporation

•	Biogen Idec Inc.

The companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may in certain respects be considered similar to those of Celgene. However, none of the selected companies is directly comparable to Celgene.

The financial co-advisors calculated and compared various financial multiples based on financial data as of June 28, 2010 and information they obtained from FactSet, Celgene filings and Wall Street research. The multiples of Celgene and each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, the financial co-advisors calculated the following:

•	enterprise value as a multiple of EBITDA for 2009 and estimates for 2010;

•	price as a multiple of earnings per share for 2009 and estimates for 2010; and

•	price over earnings per share as a multiple of earnings per share growth rate, or PEG, for 2009 and estimates for 2010.

The derived multiples are summarized as follows:

Selected Companies
Enterprise Value as a Multiple of:	Range	Median	Celgene

2009 EBITDA	7.2x-10.8x	7.7x	18.9x
2010 EBITDA Estimates	6.0x-10.0x	6.8x	16.3x

Selected Companies
Price as a Multiple of:	Range	Median	Celgene

2009 Earnings per Share	12.3x-23.6x	13.7x	26.9x
2010 Earnings per Share Estimates	10.0x-22.4x	10.9x	21.0x

	Selected Companies
Price/Earnings per Share as a Multiple of:	Range	Median	Celgene

2009 Earnings per Share Growth Rate	0.9-1.6	1.3	1.2
2010 Earnings per Share Growth Rate estimates	0.7-1.3	1.2	0.9

Certain Illustrative Projections for Abraxis

In connection with the transaction process, Abraxis management prepared illustrative projections of the future financial performance of Abraxis on a stand-alone basis. Abraxis is including net revenue forecasts from these projections below because these projections were presented to the Abraxis board of directors as part of its review of the transaction and provided to Goldman Sachs, Lazard and BofA Merrill Lynch in connection with the preparation of their respective fairness opinions and their associated financial analyses described above under “The Merger — Opinions of Financial Advisors to Abraxis.”

The projections below set forth illustrative net revenue forecasts for Abraxis on a stand-alone basis reflecting management’s estimates of, among other things, the probability of (1) Abraxis receiving regulatory approval within various timeframes to allow marketing of Abraxane® for different indications and (2) Abraxis achieving certain sales of Abraxane® as a treatment for those different indications, and competition.

	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E
	(In millions)

Net Revenue	$407	$594	$1,081	$1,633	$2,200	$2,374	$2,555	$2,089	$1,672	$1,350	$1,188

The illustrative net revenue projections set forth above were not prepared in connection with a detailed analysis of the fundamentals of Abraxis’ business and assets nor were they prepared on a basis consistent with the historical accounting policies included in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this proxy statement/prospectus. For more information, see “Where you Can Find More Information” in this proxy statement/prospectus.

The illustrative net revenue projections are not being included in this proxy statement/prospectus for the purpose of influencing your decision whether to vote for the adoption of the merger agreement or exercise appraisal rights with respect to your shares of Abraxis common stock. Such illustrative net revenue projections were not prepared in compliance with U.S. generally accepted accounting principles, which we refer to as U.S. GAAP, or with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding financial projections. Abraxis’ independent public registered accounting firm has not examined or compiled any of the illustrative net revenue projections, expressed any conclusion or provided any form of assurance with respect to the illustrative net revenue projections and, accordingly, assumes no responsibility for them.

Abraxis cautions you that the illustrative net revenue projections are speculative in nature and based upon subjective decisions and assumptions. The illustrative net revenue projections were prepared prior to Abraxis’ most recent quarter ended June 30, 2010 and do not reflect actual results through the end of that quarter. The illustrative net revenue projections are inherently subject to uncertainty because they are based upon numerous factors and events beyond the control of the parties and their respective advisors, and the inclusion of this information should not be regarded as an indication that any of Abraxis, Celgene or any other person considered, or now considers, it to be necessarily predictive of actual future results. Accordingly, none of Celgene, Abraxis or their respective affiliates or representatives assumes any responsibility for the accuracy of this information.

While presented with numerical specificity, the illustrative net revenue projections are necessarily speculative given the time periods involved and are based upon various assumptions regarding, among other things, the timing and receipt of future regulatory approvals of Abraxane® for various indications, its market share for treatment of those indications, the price and market share of Abraxane®. The illustrative assumptions are likely to be different than actual results for any number of reasons, including general economic conditions, competition and the risks discussed in this proxy statement/prospectus under the section titled “Risk Factors” and the risk factors found under Part I, Item IA, “Risk Factors” in Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009.

Because the illustrative net revenue projections cover multiple years, such information by its nature becomes less reliable with each successive year. The illustrative net revenue projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. Accordingly, there can be no assurance that the net revenue reflected in the illustrative financial projections will be realized, and actual results may vary materially from those reflected in such illustrative financial projections. You should read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the illustrative financial projections.

Readers of this proxy statement/prospectus are cautioned not to place any reliance on the excerpts of the illustrative net revenue projections set forth above. No representation is made by Abraxis, Celgene or any other person to any stockholder of Abraxis or any stockholder of Celgene regarding the ultimate performance of Abraxis compared to the information included in the above summary of the illustrative net revenue projections nor with respect to the value of the CVRs or any payments to be made under the CVR agreement. In addition, the illustrative net revenue projections above include forecasts of Abraxis’ net revenue in addition to the net revenue forecasted from sales of Abraxane® and the Abraxis pipeline products. Any such additional net revenues is not covered by the CVR agreement and therefore will not be taken into consideration in determining the amounts payable to the holders of the CVRs. The inclusion of the excerpts of the illustrative net revenue projections in this proxy statement/prospectus should not be regarded as an indication that such illustrative projections will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such. Abraxis has made no representation to Celgene or any other person concerning the projected financial data.

Abraxis will not update or otherwise revise the illustrative net revenue projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such illustrative net revenue projections are no longer appropriate.

Interests of Directors and Executive Officers of Abraxis in the Merger

When reading this proxy statement/prospectus, you should be aware that the executive officers and directors of Abraxis may have interests in the merger that may be different from, or in addition to, the interests of other Abraxis stockholders generally. The Abraxis board of directors was aware of these interests and considered them, among other factors, in unanimously determining that the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interest of, Abraxis and its stockholders, adopting the merger agreement and declaring advisable the merger. A description of these interests is set forth below.

Value of Equity Awards

Each executive officer and director of Abraxis holds options to purchase Abraxis common stock, which we refer to as options, and/or restricted stock units, which we refer to as RSUs, of Abraxis which, whether or not vested, pursuant to the merger agreement, will immediately vest and be cancelled in exchange for a cash payment, if any, and a CVR, as more fully described below in the sections entitled “— Stock Options and Stock Appreciation Rights” and “— Restricted Stock Units.”

The following table sets forth the total amount of cash and number of CVRs that executive officers and directors of Abraxis would have received in respect of their vested and unvested equity awards assuming the merger was completed on June 30, 2010 and no vested equity awards were disposed of prior to that time. For purposes of this table: (1) the “per share amount” described under “The Merger Agreement — Treatment of Abraxis Stock Options and Other Equity Awards” has an assumed value of $71.93 per share based upon the closing price of Celgene common stock on June 29, 2010; (2) out-of-the-money stock options (i.e., those with an exercise price greater than $71.93 per share) are not included; and (3) no value has been attributed to the CVRs.

	Number of Shares
	Underlying	Number of
	Vested and	Unvested
	Unvested Options	Restricted Stock
Name	(Exercise Price)	Units(1)	Total(2)	Total CVRs

Non-Employee Directors
Kirk K. Calhoun	4,773 ($29.44)	N/A	$881,877	30,925
	1,909 ($34.65)
	10,000 ($38.08)
	4,243 ($47.30)
	10,000 ($55.44)
David S. Chen, Ph.D.	1,909 ($29.44)	N/A	$760,186	28,061
	1,909 ($34.65)
	10,000 ($38.08)
	4,243 ($47.30)
	10,000 ($55.44)
Stephen D. Nimer, M.D.	4,773 ($6.29)	N/A	$1,296,767	37,607
	4,773 ($25.15)
	1,909 ($29.44)
	1,909 ($34.65)
	10,000 ($38.08)
	4,243 ($47.30)
	10,000 ($55.44)
Leonard Shapiro	4,773 ($14.12)	N/A	$955,000	30,925
	1,909 ($34.65)
	10,000 ($38.08)
	4,243 ($47.30)
	10,000 ($55.44)
Michael S. Sitrick	10,000 ($38.08)	N/A	$338,500	10,000
Executive Officers
Patrick Soon-Shiong, M.D.	150,000 ($39.93)	206,204	$19,684,046	367,164
Executive Chairman	6,640 ($64.99)
	2,781 ($70.12)
	1,539 ($71.49)
Bruce Wendel	138,125 ($39.93)	126,756	$13,631,605	281,287
Vice Chairman and Chief	3,678 ($64.99)
Executive Officer	10,607 ($65.73)
	2,121 (70.63)
Mitchell Fogelman	13,000 ($39.93)	7,000	$919,510	20,000
Principal Financial and
Accounting Officer

(1)	Upon vesting, each RSU entitles its holder to one share of Abraxis common stock.

(2)	Represents (a) the difference between $71.93 (i.e., the assumed per share amount) and the exercise price, multiplied by the number of underlying vested and unvested options, plus (b) the value of the RSUs based on the assumed $71.93 per share amount. Under the merger agreement, the value of the stock portion of the merger consideration will be calculated by multiplying (a) the exchange ratio of 0.2617 and (b) the average of the closing sale prices for Celgene common stock on The NASDAQ Global Select Market, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the closing of the merger, with such amount rounded up to the nearest cent.

Retention and Employment Agreements with Executive Officers

Bruce Wendel, the Vice Chairman and Chief Executive Officer of Abraxis, is party to a retention agreement with Abraxis under which Abraxis is obligated to pay to Mr. Wendel certain benefits if both (1) a change of control, including the pending merger, occurs on or before December 31, 2011 and (2) Mr. Wendel’s employment is terminated by Abraxis without “cause” or by Mr. Wendel for “good reason” at any time during the 18-month period following such change of control. Upon such a termination and provided he executes and delivers to Abraxis a general release, he would receive:

•	a lump sum payment equal to two times his annual base salary ($500,000) and two times his most recently-established target bonus ($325,000) for a total payment of $1.65 million;

•	reimbursement of COBRA premiums until he obtains new employment, up to a maximum of 18 months; and

•	life insurance coverage at present levels for a period of 24 months.

Mitchell Fogelman, the Principal Financial and Accounting Officer of Abraxis, is party to an offer letter with Abraxis under which Abraxis is obligated to make a lump sum severance payment to Mr. Fogelman equal to $162,500, which is six months of his annual base salary if Mr. Fogelman’s employment is terminated by Abraxis without “cause” on or prior to October 19, 2010. The severance payment is conditioned upon Mr. Fogelman signing a general release.

The following table sets forth for each executive officer of Abraxis (other than Dr. Soon-Shiong, the Executive Chairman of Abraxis, who is not entitled under any Abraxis program, policy or practice to any severance or other benefits upon termination of employment) the estimated amount of cash severance pay, the value of health and dental benefits and the value of life insurance premiums to which the executive officer would have been entitled assuming that the merger was completed on June 30, 2010 and all such executive officers were terminated immediately after closing without “cause” or for “good reason”, as applicable.

			Estimated
	Estimated	Estimated	Life
	Severance	COBRA	Insurance
Name and Title	Payments	Payments	Premiums	Total

Bruce Wendel Vice Chairman and Chief Executive Officer	$1,650,000 (1)	$25,022 (2)	$133,562 (3)	$1,808,584
Mitchell Fogelman Principal Financial and Accounting Officer	$162,500 (4)	N/A	N/A	$162,500

(1)	Represents two times Mr. Wendel’s current annual base salary plus two times his current annual target bonus of 65%.

(2)	Represents 18 months of COBRA premiums.

(3)	Represents life insurance premiums for two years at current coverage level.

(4)	Represents six months of Mr. Fogelman’s current annual base salary. If Mr. Fogelman’s employment is terminated, with or without cause, after October 19, 2010, then he would not be entitled to any severance.

280G Gross-Up Agreements

Each of Dr. Soon-Shiong and Mr. Wendel is party to an agreement with Abraxis that requires Abraxis to pay an amount to each of these executive officers to compensate for any additional taxes that may be payable as a result of the application of the excise tax associated with Section 280G of the Code on the benefits received in a change-in-control transaction, including the merger, and any other benefits contingent on a change-in-control transaction, including the merger. Based upon the assumptions described above, the maximum estimated gross-up payment that Dr. Soon-Shiong and Mr. Wendel would be entitled to receive is approximately $9.6 million and $8.2 million, respectively (Mr. Wendel’s total assumes that he receives benefits under his retention agreement).

Directors and Officers Indemnification and Continuation of Insurance

Celgene has agreed to cause Abraxis, as the surviving corporation in the merger, and its subsidiaries to establish and maintain, for a period of not less than six years following the completion of the merger, provisions in their certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Abraxis’ and its subsidiaries’ former and current officers, directors and employees that are no less favorable to those persons than the provisions of the certificate of incorporation, bylaws and other organizational documents of Abraxis and its subsidiaries as in effect on the date of the merger agreement. In addition, each of Celgene and Abraxis (as the surviving corporation) have agreed that during the period ending on the sixth anniversary of the merger, they will indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted by applicable law, each present and former director, officer and employee of Abraxis and its subsidiaries against any costs or expenses paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation in connection with (1) any acts or omissions occurring or alleged to occur prior to, or as of, the completion of the merger in their capacities as officers, directors, employees or controlling stockholders of Abraxis or any of its subsidiaries or taken by them at the request of Abraxis or (2) the negotiation, execution, adoption and approval of the merger agreement or the transactions contemplated by the merger agreement. We refer to each of the persons entitled to indemnification as an “indemnified party.”

Celgene has agreed to cause to be maintained, for a period of six years after the completion of the merger, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Abraxis and its subsidiaries (Celgene may, however, substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such six-year period with respect to matters arising on or before the completion of the merger. In lieu of the purchase of such insurance by Celgene, Abraxis may purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage effective for claims asserted for the full six-year period referred to above. During this six-year period, Celgene is not required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by Abraxis for existing coverage.

The rights of each indemnified party under the merger agreement are in addition to any rights such indemnified party may have under the certificate of incorporation, bylaws or any other organizational documents of Abraxis or any of its subsidiaries, any other indemnification arrangement in existence as of the date of the merger agreement, under Delaware law or otherwise.

Celgene has agreed that, if Celgene, Abraxis (as the surviving corporation) or any of their successors or assigns consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger, or transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provisions will be made so that the successors and assigns of Celgene or Abraxis (as the surviving corporation), as applicable, will assume the indemnification obligations of Celgene, Abraxis or any of their respective successors or assigns, as applicable, as set forth in the merger agreement.

Continuation of Benefit Plans

During the period beginning on the completion of the merger and ending no earlier than December 31, 2011, Celgene has agreed to provide, or cause Abraxis (as the surviving corporation) to provide, each active employee of Abraxis or its subsidiaries as of the completion of the merger with salary, cash bonus opportunities and employee benefits (including equity-based benefits) that are not materially less favorable in the aggregate than those provided to such employee at the time of the merger, those generally provided by Celgene and its subsidiaries to similarly situated employees in the country of the employee’s principal place of employment or any combination of the foregoing.

To the extent that employees of Abraxis and its subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Celgene or any of its subsidiaries (including any severance plan), then for purposes of determining eligibility to participate and vesting and with respect to severance, vacation or paid-time off benefits, for purposes of benefits accrual, service with Abraxis or any of its subsidiaries prior to the completion of the merger will be treated as service with Celgene or any of its subsidiaries, subject to applicable law and so long as such treatment does not result in a duplication of benefits. Celgene has also agreed to use reasonable best efforts to (1) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees under any such plan, program or arrangement that is a welfare benefit plan in which such employees may be eligible to participate after the completion of the merger and (2) provide each employee with credit for any co-payments and deductibles paid prior to the completion of the merger in satisfying any applicable deductible or out-of-pocket requirements under any such plans, programs or arrangement that are welfare plans in which such employees are eligible to participate after the completion of the merger.

In addition, Celgene has agreed to pay, within thirty days following the completion of the merger, to all employees of Abraxis and its subsidiaries cash bonuses for the calendar year in which the completion of the merger occurs. Such bonuses will be paid out based on target bonus levels and prorated for the number of days elapsed in the year in which the completion of the merger occurs. If the merger were completed on June 30, 2010, Abraxis’ executive officers would have received the following bonuses: (1) Dr. Soon-Shiong, $518,837; (2) Bruce Wendel, $163,403; and (3) Mitchell Fogelman, $73,531.

Stock Options and Stock Appreciation Rights

Stock Options

At least five business days prior to the completion of the merger, each holder of an outstanding option to purchase Abraxis common stock that was granted under any stock option or equity incentive plan of Abraxis, which we refer to as a stock option, and that has an exercise price greater than the “per share amount” (which we define below) will, whether such stock option is vested or unvested, be provided with written notice that such holder has the right until the business day preceding the completion of the merger, which we refer to as the exercise period, to exercise such stock option by paying Abraxis a cash amount equal to:

•	the exercise price of the stock option, less

•	the per share amount.

Each such stock option that is exercised during the exercise period will be settled in exchange for one CVR. Any such stock option that is not exercised during the exercise period will be cancelled upon the completion of the merger for no consideration.

Each stock option that remains outstanding immediately prior to the completion of the merger and that has an exercise price that is equal to or less than the per share amount will be cancelled in exchange for the right to receive:

•	an amount in cash, without interest, equal to the excess, if any, of the per share amount over the exercise price of such stock option, and

•	one CVR.

The “per share amount” means the sum of $58.00 and the amount obtained by multiplying (1) the exchange ratio of 0.2617 by (2) an amount equal to the average of the closing sale prices for Celgene common stock on The NASDAQ Global Select Market, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the completion of the merger, with such amount rounded up to the nearest cent.

Stock Appreciation Rights

At least five business days prior to the completion of the merger, each holder of an outstanding stock appreciation right that was granted under any stock option or equity incentive plan of Abraxis, which we refer to as a

SAR, and that has a base appreciation amount greater than the per share amount will, whether such SAR is vested or unvested, be provided with written notice that such holder has the right to exercise such SAR during the exercise period by paying to Abraxis a cash amount equal to:

•	the base appreciation amount of the SAR, less

•	the per share amount.

Each such SAR that is exercised during the exercise period will be settled in exchange for one CVR. Any SAR that is not exercised during the exercise period will be cancelled upon the completion of the merger for no consideration.

Each SAR that remains outstanding immediately prior to the completion of the merger and that has a base appreciation amount equal to or less than the per share amount will be cancelled upon the completion of the merger in exchange for the right to receive:

•	an amount in cash, without interest, equal to the excess, if any, of the per share amount over the base appreciation amount of such SAR, and

•	one CVR.

Restricted Stock Units

Each RSU granted by Abraxis under any stock option or equity incentive plan of Abraxis and which is outstanding immediately prior to the completion of the merger will vest upon the completion of the merger and will be canceled and converted into the right to receive:

•	cash, without interest, equal to the per share amount, and

•	one CVR.

Non-Competition, Non-Solicitation and Confidentiality Agreement

On June 30, 2010, Dr. Soon-Shiong entered into a non-competition, non-solicitation and confidentiality agreement with Celgene, which we refer to as the non-competition agreement, pursuant to which Dr. Soon-Shiong will be generally prohibited for ten years after completion of the merger from, without the prior written consent of Celgene, owning, managing, financing, investing in, controlling, engaging in, operating or conducting, lending his name to, lending credit to, rendering services or advising, devoting material endeavor or effort to, or assisting any person or entity to conduct, the business of researching, developing, licensing, manufacturing, selling, offering for sale, importing, using, marketing, distributing, practicing, or otherwise exploiting Abraxane® or any other pharmaceutical or diagnostic product developed or manufactured using the albumin-bound (nab®) technology (as defined in the non-competition agreement), which we refer to as the business, in the United States and all other countries in which Abraxis was engaged in the business at the completion of the merger. Additionally, Dr. Soon-Shiong will be generally prohibited for ten years after completion of the merger from, without the prior written consent of Celgene:

•	(i) soliciting, knowingly encouraging or inducing any customer, supplier or licensee with whom Abraxis or its subsidiaries were engaged in a contractual relationship, or substantive discussions or proposal negotiations, in each case as of the completion of the merger, with respect to the business to cease doing business with Abraxis, Celgene or any of their subsidiaries with respect to the business in the United States and all other countries in which Abraxis or its subsidiaries were engaged in the business at the completion of the merger; or (ii) otherwise knowingly interfering with Abraxis’, Celgene’s or their respective subsidiaries’ relationship with any customer, supplier or licensee of the business,

•	soliciting, encouraging or inducing any employee, consultant or independent contractor that was engaged by Abraxis or its subsidiaries as of the completion of the merger to terminate or breach an employment, contractual or other relationship with Abraxis, Celgene or their respective subsidiaries, and

•	making any public statements that directly or indirectly disparage Abraxis, Celgene or any of their respective affiliates,

in each case subject to certain exceptions. Dr. Soon-Shiong has also agreed not to use or disclose, except as required by law or as directed by Abraxis or Celgene, confidential information that is owned or held by Abraxis as of the completion of the merger. Dr. Soon-Shiong’s confidentiality obligations will survive the expiration of the term and any termination of the non-competition agreement.

The non-competition agreement will become effective as of the completion of the merger and will have no force or effect if the merger agreement is terminated prior to the completion of the merger or if the merger is otherwise not completed.

Stockholders’ Agreement

On June 30, 2010, certain of the principal stockholders, including Dr. Soon-Shiong, entered into a stockholders’ agreement with Celgene, which we refer to as the stockholders’ agreement, under which they agreed, among other things, not to sell, transfer, pledge or otherwise dispose of any of the shares of Celgene common stock issued to them in the merger prior to the third anniversary of the merger, other than sales, transfers, pledges or other dispositions:

•	to any trusts for the benefit of Dr. Soon-Shiong or any member of his immediate family, any other entity in which Dr. Soon-Shiong or any members of his immediate family separately or collectively hold, directly or indirectly, a majority of the outstanding equity interests, or any charitable foundation or organization, in each case only if such persons agree to be bound by the terms of the stockholders’ agreement;

•	pursuant to a third party tender offer or exchange offer (1) which is approved by the Celgene board of directors or (2) in circumstances in which it is reasonably likely that these stockholders would be, as a result of not tendering or exchanging, relegated to different consideration than would be available to those stockholders who did tender or exchange, taking into account any provisions thereof;

•	to the estate of a deceased holder upon a deceased holder’s death;

•	from the estate of a deceased holder to the beneficiaries thereof; or

•	pursuant to a merger or similar transaction involving Celgene.

In addition to the exceptions set forth in the preceding sentence, after the second anniversary of the merger, the stockholders that are party to the stockholders’ agreement may, subject to the limitation set forth in the following sentence, sell, transfer, pledge or otherwise dispose of, in the aggregate, a number of shares of Celgene common stock issued to them in the merger equal to 25% of the number of shares of Celgene common stock issued to these stockholders in the merger. Prior to the fourth anniversary of the merger, these stockholders may not, during any calendar month, sell, in the aggregate, pursuant to open market transactions, shares of Celgene common stock issued to them in the merger representing more than 30% of the number of shares of Celgene common stock issued to these stockholders in the merger.

The stockholders’ agreement will terminate, as to each stockholder party thereto, on the first date on which such stockholder does not own any shares of Celgene common stock issued to such stockholder in the merger. The stockholders’ agreement will also terminate in the event of the termination of the merger agreement prior to the completion of the merger

Regulatory Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and until the expiration of a 30 calendar day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective notification and report forms. If the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Material prior to the expiration of the waiting period, the parties must observe a second 30 calendar day waiting period, which would begin to run only after both parties have substantially complied with the request for information, unless the waiting period is terminated earlier or extended with the consent of the parties.

On July 14, 2010, Abraxis and Celgene filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division. Celgene received confirmation of early termination of the initial waiting period under the HSR Act effective as of August 3, 2010.

Subject to the terms and conditions of the merger agreement, Abraxis and Celgene have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete in the most expeditious manner practicable, the merger; however, Celgene is not required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of:

•	(A) any assets or businesses of Abraxis or any of its subsidiaries or (B) any assets or businesses of Celgene or any of its affiliates or subsidiaries, in the case of either clause (A) or (B), to the extent that such sale, divestiture, disposition, or agreement would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Abraxis and Celgene after giving effect to the completion of the merger; or

•	Abraxane® to the extent such sale, divestiture, disposition, agreement or restriction would have a material adverse effect on the ability of Abraxis to market Abraxane® in the United States, the European Union, Canada and Switzerland.

In addition, Abraxis is not required to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of Abraxis or any of its subsidiaries, unless it is conditioned upon the completion of the merger.

Litigation Related to the Merger

Abraxis, the members of the Abraxis board of directors and Celgene are named as defendants in putative class action lawsuits brought by Abraxis stockholders challenging the merger in Los Angeles County Superior Court. The plaintiffs in such actions assert claims for breaches of fiduciary duty arising out of the merger and allege that Abraxis’ directors engaged in self-dealing and obtained for themselves personal benefits and have failed or are failing to provide stockholders with material information relating to the merger. The plaintiffs also allege claims for aiding and abetting breaches of fiduciary duty against Abraxis and Celgene. These lawsuits generally seek, among other things, to enjoin the defendants from consummating the merger until such time as Abraxis:

•	adopts and implements a procedure or process to obtain the highest possible price for stockholders;

•	discloses all material information to stockholders regarding the merger; and

•	institutes a majority of the minority vote provision.

Accounting Treatment

In accordance with U.S. GAAP, Celgene will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Celgene will record the acquisition based on the fair value of the merger consideration, which includes the cash consideration paid, the market value of shares of Celgene common stock issued in connection with the merger (based on the closing price of Celgene common stock on the date of the completion of the merger) and the CVRs issued in connection with the merger.

Celgene will allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the merger. Any excess of the value of consideration paid over the aggregate fair value of those net assets will be recorded as goodwill. Financial statements of Celgene issued after the completion of the merger will reflect such fair values and will not be restated retroactively to reflect historical financial position or results of operations of Celgene. The results of operations of Abraxis will be included in the results of operations of Celgene beginning on the date of the completion of the merger.

Delisting and Deregistration of Abraxis Common Stock

If the merger is completed, Abraxis’ common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Exchange Act, and Abraxis will no longer file periodic reports with the SEC related to Abraxis common stock.

Stock Exchange Listing of Celgene Common Stock Issued in the Merger

It is a condition to the completion of the merger that the shares of Celgene common stock issued in the merger will be approved for listing on The NASDAQ Global Select Market.

Stock Exchange Listing of CVRs

An application will be made to The NASDAQ Global Select Market to list and trade the CVRs on The NASDAQ Global Select Market. If the CVRs are not accepted for listing on The NASDAQ Global Select Market, application will be made to list the CVRs on such other exchange(s), electronic trading networks or other suitable trading platforms as mutually agreed by Abraxis and Celgene at or prior to the completion of the merger.

Financing the Merger

Celgene does not require financing for the merger. However, Celgene is considering and may pursue financing arrangements on terms and conditions favorable to Celgene, including, without limitation, an offering of debt securities, to maintain financial flexibility. The Unaudited Pro Forma Condensed Consolidated Financial Statements contemplate the use of Celgene’s cash on hand and the sale of Celgene investments in marketable securities to finance the merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The merger agreement provides for the merger of merger sub with and into Abraxis upon the terms and subject to the conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware, which we refer to as the DGCL, with Abraxis being the surviving corporation. As a result of the merger, Abraxis will become a direct or indirect wholly-owned subsidiary of Celgene, and will continue its corporate existence under the laws of the State of Delaware. Upon completion of the merger, the directors of merger sub and the officers of Abraxis immediately prior to the completion of the merger will be the initial directors and officers of Abraxis as the surviving corporation.

Effective Time

The effective time, or completion, of the merger will occur at the time that a certificate of merger is duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the closing date of the merger. The closing date will occur on the day that is no later than two business days following the satisfaction or waiver (to the extent permitted under applicable law and the terms of the merger agreement) of the conditions to the completion of the merger (other than those that can only be fulfilled at the closing, but subject to the satisfaction or waiver of such conditions) described under “— Conditions to the Merger,” or another date as Abraxis and Celgene may agree in writing. We anticipate that the merger will close within two business days following the date of the special meeting, if all conditions to the merger (as described under “— Conditions to the Merger”) are fulfilled or waived on or before the closing date.

Merger Consideration

Each share of Abraxis common stock issued and outstanding immediately prior to the completion of the merger, other than shares held by stockholders who have properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL, which we refer to as dissenting shares, and shares held in the treasury of Abraxis or owned by Celgene, merger sub or any wholly-owned subsidiary of Celgene or Abraxis, which we refer to as excluded shares, will be converted in the merger into the right to receive (1) $58.00 in cash, without interest, (2) 0.2617 of a share of common stock of Celgene, and (3) one CVR, issued by Celgene subject to and in accordance with the CVR agreement. We refer to the consideration for the merger described in clauses (1), (2) and (3) as the merger consideration.

Dissenting Shares

Shares of Abraxis common stock held by any stockholder who properly demands appraisal with respect to such shares in compliance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL and as further described in the section entitled “Rights of Stockholders to Seek Appraisal.” However, if, after the completion of the merger, any holder of dissenting shares fails to perfect or effectively withdraws or loses its right to appraisal and payment under the DGCL, the shares of Abraxis common stock held by that stockholder that were dissenting shares will be treated as if they had been converted into the right to receive the merger consideration, any cash in lieu of fractional shares and any dividends or other distributions to which such stockholder is entitled to receive, without any interest thereon.

Treatment of Abraxis Stock Options and Other Equity Awards

Stock Options

At least five business days prior to the completion of the merger, each holder of an outstanding option to purchase Abraxis common stock that was granted under any stock option or equity incentive plan of Abraxis, which we refer to as a stock option, and that has an exercise price greater than the “per share amount” (which we define below) will, whether such stock option is vested or unvested, be provided with written notice that such holder has the right until the business day preceding the completion of the merger, which we refer to as the exercise period, to exercise such stock option by paying Abraxis a cash amount equal to:

•	the exercise price of the stock option, less

•	the per share amount.

Each such stock option that is exercised during the exercise period will be settled in exchange for one CVR. Any such stock option that is not exercised during the exercise period will be cancelled upon the completion of the merger for no consideration.

Each stock option that remains outstanding immediately prior to the completion of the merger and that has an exercise price that is equal to or less than the per share amount will be cancelled upon the completion of the merger in exchange for the right to receive:

•	an amount in cash, without interest, equal to the excess, if any, of the per share amount over the exercise price of such stock option, and

•	one CVR.

The “per share amount” means the sum of $58.00 and the amount obtained by multiplying (1) the exchange ratio of 0.2617 by (2) an amount equal to the average of the closing sale prices for Celgene common stock on The

NASDAQ Global Select Market, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the completion of the merger, with such amount rounded up to the nearest cent.

Stock Appreciation Rights

At least five business days prior to the completion of the merger, each holder of an outstanding stock appreciation right that was granted under any stock option or equity incentive plan of Abraxis, which we refer to as a SAR, and that has a base appreciation amount greater than the per share amount will, whether such SAR is vested or unvested, be provided with written notice that such holder has the right to exercise such SAR during the exercise period by paying to Abraxis a cash amount equal to:

•	the base appreciation amount of the SAR, less

•	the per share amount.

Each such SAR that is exercised during the exercise period will be settled in exchange for one CVR. Any SAR that is not exercised during the exercise period will be cancelled upon completion of the merger for no consideration.

Each SAR that remains outstanding immediately prior to the completion of the merger and that has a base appreciation amount equal to or less than the per share amount will be cancelled upon completion of the merger in exchange for the right to receive:

•	an amount in cash, without interest, equal to the excess, if any, of the per share amount over the base appreciation amount of such SAR, and

•	one CVR.

Restricted Stock Units

Each restricted stock unit, which we refer to as a RSU, granted by Abraxis under any stock option or equity incentive plan of Abraxis which is outstanding immediately prior to the completion of the merger will vest upon completion of the merger and will be canceled and converted into the right to receive:

•	cash, without interest, equal to the per share amount and

•	one CVR.

Payment and Exchange Procedures

Upon the completion of the merger, Celgene agreed to deposit, or cause to be deposited, with American Stock Transfer & Trust Company, the paying agent appointed by Celgene, which we refer to as the paying agent, (1) cash in an amount sufficient to pay the aggregate cash consideration to be paid to stockholders in connection with the merger, (2) certificates representing number of shares of Celgene common stock equal to 0.2617 multiplied by the number of outstanding shares of Abraxis common stock (other than dissenting shares and excluded shares), and (3) CVR certificates representing the aggregate number of CVRs issuable pursuant to the CVR agreement in accordance with the merger agreement. Celgene also agreed to deposit, or cause to be deposited, with the paying agent, immediately available funds sufficient to pay cash in lieu of fractional shares and any dividends and other distributions payable pursuant to the merger agreement. We refer to the aggregate amount described in clauses (1), (2) and (3) as the exchange fund.

As soon as practicable, and in any event within two business days after the completion of the merger, the paying agent will mail to each holder of record of Abraxis common stock, other than holders of dissenting shares and excluded shares, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon actual delivery of the certificates of Abraxis common stock or transfer of the book-entry shares of Abraxis common stock to the paying agent) and instructions for use in surrendering the certificates or transferring the book-entry shares in exchange for the merger consideration.

Upon surrender of a certificate of Abraxis common stock (or delivery of such customary affidavits and indemnities with respect to a lost certificate which the paying agent and/or Abraxis’ transfer agent may reasonably require) or transfer of book-entry shares of Abraxis common stock for cancellation to the paying agent, together with a letter of transmittal duly executed and in proper form, the holder of such certificate or book-entry shares will be entitled to receive the merger consideration pursuant to the merger agreement, any cash in lieu of fractional shares and any dividends or other distributions payable pursuant to the merger agreement. The surrendered certificates of Abraxis common stock and the transferred book-entry shares will then be canceled. No interest will be paid or will accrue on the merger consideration, cash in lieu of fractional shares or dividends or other distributions payable to such holders upon the surrender of any certificate of Abraxis common stock or transfer of book-entry shares of Abraxis common stock.

If a transfer of ownership of Abraxis common stock is not registered in the transfer records of Abraxis, payment may be made to a person other than the person in whose name the surrendered certificate of Abraxis common stock is registered, if such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting payment pays any transfer or other taxes and establishes to Celgene’s satisfaction that such tax has been paid or is not applicable.

Until surrendered or transferred as contemplated by the merger agreement, each certificate of Abraxis common stock or book-entry share of Abraxis common stock (other than those representing any dissenting shares or excluded shares) will be deemed after the completion of the merger to represent only the right to receive the merger consideration pursuant to the merger agreement, without interest. No dividends or other distributions declared or made after the completion of the merger with respect to Celgene common stock, with a record date after the completion of the merger, will be paid to the holder of any unsurrendered certificate of Abraxis common stock. No cash payment in lieu of fractional shares will be paid to any such holder, unless and until such holder surrenders such certificate of Abraxis common stock.

Following the surrender of any certificate of Abraxis common stock, the holder of the certificates representing whole shares of Celgene common stock issued in exchange therefor will be paid, without interest, (1) any cash payable with respect to a fractional share of Celgene common stock to which such holder is entitled and the dividends or other distributions with a record date after the completion of the merger paid with respect to such whole shares of Celgene common stock and (2) at the appropriate payment date, the dividends or other distributions, with a record date after the completion of the merger but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Celgene common stock.

No certificates or scrip representing fractional shares of Celgene common stock, or book-entry credit of the same, will be issued upon the surrender of certificates of Abraxis common stock, and no dividend or distribution with respect to Celgene common stock will be payable on or with respect to any fractional share. All fractional shares to which a holder of Abraxis common stock would be entitled will be aggregated and rounded to the fourth decimal point. In lieu of any such fractional share of Celgene common stock, each holder of Abraxis common stock will be entitled to receive from the paying agent a cash payment, rounded up to the nearest cent, equal to the product of (1) the fractional part of a share of Celgene common stock multiplied by (2) the average of the closing sale prices for Celgene common stock on The NASDAQ Global Select Market, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the completion of the merger.

Any portion of the exchange fund that remains undistributed to the former holders of Abraxis common stock one year after the completion of the merger will be delivered to Celgene at such time. Thereafter, former holders of Abraxis common stock will only look only to Celgene as a general creditor for payment of the merger consideration payable to them pursuant to the merger agreement, without interest, upon the surrender of any certificates of Abraxis common stock held by them.

Representations and Warranties

The merger agreement contains representations and warranties which the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the merger agreement (or other date specified in the merger agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential disclosure letter that Abraxis provided to Celgene in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and these changes may or may not be fully reflected in our public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Abraxis, Celgene and the merger that is contained in this proxy statement/prospectus as well as in the filings that Abraxis and Celgene make and have made with the SEC. The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this proxy statement/prospectus.

In the merger agreement, Abraxis made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. Abraxis’ representations and warranties relate to, among other things:

•	Abraxis’ and its subsidiaries’ organization, good standing, and qualification to do business;

•	Abraxis’ capitalization, including the particular number of outstanding shares of Abraxis common stock, stock options, SARs and RSUs, and Abraxis’ equity interest in its subsidiaries;

•	Abraxis’ corporate power and authority to enter into the merger agreement and to complete the merger and the transactions contemplated by the merger agreement;

•	the execution and delivery of the merger agreement by Abraxis;

•	the approval and authorization by the Abraxis board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against Abraxis;

•	the absence of any violation or conflict with Abraxis’ or its subsidiaries’ governing documents, applicable law or certain agreements as a result of the execution and delivery of the merger agreement and completion of the merger;

•	the required registrations and consents of governmental entities in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	Abraxis’ filings with the SEC since January 1, 2008, including financial statements, Sarbanes-Oxley certifications, absence of complaints regarding accounting practices, controls over financial reporting, and the absence of certain undisclosed liabilities;

•	information supplied by Abraxis for inclusion or incorporation by reference in this document;

•	the conduct of Abraxis and its subsidiaries of their operations and the absence of certain events, including an “Abraxis material adverse effect” (which we define below), since March 31, 2010 until June 30, 2010;

•	the absence of legal proceedings and orders;

•	Abraxis’ and its subsidiaries’ permits and compliance with applicable law;

•	taxes;

•	employee benefit plans and ERISA matters;

•	employee matters;

•	environmental matters;

•	the absence of related-party transactions;

•	intellectual property matters;

•	inapplicability of takeover statutes;

•	owned and leased real property;

•	material contracts and performance of obligations thereunder;

•	receipt by the Abraxis board of directors of a fairness opinion from each of Goldman Sachs, Lazard and BofA Merrill Lynch;

•	regulatory issues related to pharmaceutical matters;

•	the absence of undisclosed broker’s fees;

•	insurance coverage; and

•	anti-corruption and anti-bribery laws.

The representations and warranties of Abraxis will not survive the completion of the merger or the termination of the merger agreement.

Many of Abraxis’ representations and warranties are qualified by reference to an “Abraxis material adverse effect” standard; that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have an “Abraxis material adverse effect.” For purposes of the merger agreement, an “Abraxis material adverse effect” means any effect, that, in the aggregate with all other effects, is, or would reasonably be expected to be, materially adverse to the business, assets, financial condition or results of operations of Abraxis and its subsidiaries taken as a whole or which would prevent the completion of the merger.

In no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been, or there would reasonably be expected to be, an Abraxis material adverse effect:

•	any effect relating to, or resulting from, any change or development in or to local, regional, national or foreign political, economic or financial conditions or in or to local, regional, national or foreign credit, financial, banking or securities markets (including any disruption thereof), including any effect caused by acts of terrorism or war or armed hostilities (whether or not declared);

•	any effect affecting generally any of the industries, geographic areas or business segments in which Abraxis or any of its subsidiaries operate;

•	any effect relating to, or resulting from, hurricanes, earthquakes or other natural disasters;

•	any change in the share price or trading volume (as opposed to the facts underlying such change) of Abraxis’ common stock on The NASDAQ Global Select Market;

•	any effect relating to, or resulting from, the adoption, implementation, promulgation, repeal, modification or proposal of any applicable law or U.S. GAAP after June 30, 2010;

•	any failure, in and of itself (as opposed to the facts underlying such failure) by Abraxis to meet any budgets, plans, projections or forecasts of Abraxis’ or its subsidiaries’ revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates with respect to the revenue, earnings or other financial performance or results of operations of Abraxis or its subsidiaries or any change in analyst recommendations, for any period; or

•	any effect directly relating to, or resulting from, the execution, performance or announcement of the merger agreement or the related agreements (we refer to the non-competition agreement with Dr. Soon-Shiong, the CVR agreement and the voting agreement collectively as the related agreements), including the impact thereof on relationships with customers, suppliers, licensors, licensees, distributors, partners or employees, the loss or departure of officers or other employees of Abraxis or its subsidiaries and any pending or threatened legal proceeding challenging the merger agreement, any of the related agreements or the transactions contemplated by the merger agreement or the related agreements, or otherwise resulting from the pursuit of the completion of the transactions contemplated by the merger agreement or the related agreements;

except that the first, second, third and fifth bullets above will not be applicable with respect to effects to the extent that any such effects have had, or would reasonable be expected to have, a disproportionate impact on Abraxis and its subsidiaries, taken as a whole, relative to other participants in the industry in which Abraxis and its subsidiaries operate.

In the merger agreement, Celgene and merger sub also made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. Celgene’s and merger sub’s representations and warranties relate to, among other things:

•	Celgene’s and merger sub’s organization, good standing, and qualification to do business;

•	Celgene’s capitalization, including the particular number of outstanding shares of Celgene common stock, stock options and warrants;

•	Celgene’s equity interest in merger sub and the operations of merger sub;

•	Celgene’s and merger sub’s corporate power and authority to enter into the merger agreement and to complete the merger and the transactions contemplated by the merger agreement;

•	the execution and delivery of the merger agreement by each of Celgene and merger sub;

•	the enforceability of the merger agreement against Celgene and merger sub;

•	the absence of any violation or conflict with Celgene’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of the execution and delivery of the merger agreement and the completion of the merger;

•	the required registrations and consents of governmental entities in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	Celgene’s filings with the SEC since January 1, 2008, including financial statements, Sarbanes-Oxley certifications, absence of complaints regarding accounting practices, controls over financial reporting and the absence of certain undisclosed liabilities;

•	the absence of a “Celgene material adverse effect” (which we define below) since March 31, 2010 until June 30, 2010;

•	information supplied by Celgene for inclusion or incorporation by reference in this document;

•	Celgene’s ability to pay the merger consideration at the completion of the merger;

•	the absence of legal proceedings and orders;

•	Celgene’s and its subsidiaries’ permits and compliance with applicable law;

•	the absence of undisclosed broker’s fees;

•	non-ownership by Celgene or merger sub of any shares of Abraxis common stock as of June 30, 2010; and

•	solvency of Celgene and Abraxis as the surviving corporation following completion of the merger.

The representations and warranties of Celgene and merger sub do not survive the completion of the merger or the termination of the merger agreement.

Some of Celgene’s representations and warranties are qualified by reference to a “Celgene material adverse effect” standard; that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a “Celgene material adverse effect.” For purposes of the merger agreement, a “Celgene material adverse effect” means any effect, that, in the aggregate with all other effects, is, or would reasonably be expected to be, materially adverse to the business, assets, financial condition or results of operations of Celgene and its subsidiaries taken as a whole or which would prevent the completion of the merger.

In no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been, or there would reasonably expected to be, a Celgene material adverse effect:

•	any effect relating to, or resulting from, any change or developments in or to local, regional, national or foreign political, economic or financial conditions or in or to local, regional, national or foreign credit, financial, banking or securities markets (including any disruption thereof), including any effect caused by acts of terrorism or war or armed hostilities (whether or not declared);

•	any effect affecting generally any of the industries, geographic areas or business segments in which Celgene or any of its subsidiaries operate;

•	any effect relating to, or resulting from, hurricanes, earthquakes or other natural disasters;

•	any change in the share price or trading volume (as opposed to the facts underlying such change) of Celgene common stock on The NASDAQ Global Select Market;

•	any effect relating to, or resulting from, the adoption, implementation, promulgation, repeal, modification or proposal of any applicable law or U.S. GAAP after June 30, 2010;

•	any failure, in and of itself (as opposed to the facts underlying such failure), to meet any budgets, plans, projections or forecasts of Celgene’s or its subsidiaries’ revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates with respect to the revenue, earnings or other financial performance or results of operations of Celgene or its subsidiaries or any change in analyst recommendations, for any period; or

•	any effect directly relating to, or resulting from, the execution, performance or announcement of the merger agreement or the related agreements, including the impact thereof on relationships with customers, suppliers, licensors, licensees, distributors, partners or employees, the loss or departure of officers or other employees of Celgene or its subsidiaries and any pending or threatened legal proceeding challenging the merger agreement, any of the related agreements or the transactions contemplated by the merger agreement or the related agreements, or otherwise resulting from the pursuit of the completion of the transactions contemplated by the merger agreement or the related agreements;

except that the first, second, third and fifth bullets above will not be applicable with respect to effects to the extent that any such effects have had, or would reasonably be expected to have, a disproportionate impact on Celgene and its subsidiaries, taken as a whole, relative to other participants in the industry in which Celgene and its subsidiaries operate.

Conduct of Abraxis’ Business Pending the Merger

Under the merger agreement, Abraxis has agreed that, subject to specified exceptions or unless consented to in writing by Celgene or required by applicable law, between the date of the merger agreement and the earlier of the completion of the merger and the date on which the merger agreement is terminated, Abraxis will, and will cause each of its subsidiaries to:

•	carry on their respective businesses in the ordinary course in all material respects;

•	use reasonable best efforts to preserve intact its respective current business organization;

•	use reasonable best efforts to keep available the services of its current officers and employees; and

•	use reasonable best efforts to preserve its relationships with customers, suppliers and others having significant business dealings with it.

Abraxis has also agreed that, between the date of the merger agreement and the earlier of the completion of the merger and the date on which the merger agreement is terminated, subject to specified exceptions, it will not, and will cause each of its subsidiaries not to, without the prior written consent of Celgene (which consent will not be unreasonably withheld or delayed):

•	split, combine, reclassify, subdivide or amend the terms of any of its capital stock; declare, set aside or pay any dividends; or acquire any shares of Abraxis’ capital stock or any securities convertible into shares of Abraxis’ capital stock;

•	issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any shares of its capital stock, other equity securities or any securities convertible into any such shares of its capital stock (other than the issuance of shares of Abraxis common stock upon the exercise of the stock options and/or vesting of the RSUs);

•	amend Abraxis’ certificate of incorporation, by-laws or other organizational documents of Abraxis or its subsidiaries;

•	merge or consolidate with any other person, except for any such transactions between wholly-owned subsidiaries of Abraxis or between Abraxis and any of its wholly-owned subsidiaries;

•	make any acquisition or agree to make any acquisition of any business, by merger or otherwise;

•	dispose of or encumber, or agree to dispose of or encumber, any of the assets of Abraxis that have a value in excess of $1 million individually and $5 million in the aggregate, except sales of inventory or obsolete assets in the ordinary course of business;

•	except for trade payables of Abraxis or any of its subsidiaries incurred in the ordinary course of business, incur any additional indebtedness, issue any debt securities or assume, guarantee or endorse or otherwise becomes responsible for the obligations of any person for borrowed money or make any loans, advance or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of Abraxis);

•	except as may be required by changes in regulatory accounting standards and practices or in U.S. GAAP, change any of the accounting principles or practices used by it materially affecting the reported consolidated assets, liabilities or results of operations of Abraxis and its subsidiaries;

•	waive, settle or compromise any legal proceeding involving the payment of monetary damages of more than $2 million individually or $6 million in the aggregate or involving the imposition of equitable relief on, or the admission of wrongdoing by, Abraxis or any of its subsidiaries;

•	(1) terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any stock option or equity incentive plans, employee benefit plans or employment agreements or increase the salary, wage, bonus or other compensation of any directors or employee of Abraxis or its subsidiaries at or above the level of “Vice President” or its equivalent, (2) enter into any severance, change of control, termination or retention arrangements with, or accelerate the compensation or benefits of, any employee or director; (3) subject to certain specified exceptions, hire any person or promote any person at the level of “Vice President” or above, or with an annual base salary in excess of $200,000; or (4) make or forgive any loan to employees or directors (other than reasonable travel and other business expenses in the ordinary course of business);

•	make or change any material tax election, change any tax accounting period, adopt or change any tax accounting method, amend any material tax return, enter into any material closing agreement, settle any material tax claim or assessment, surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, except as required by applicable law;

•	authorize, recommend, adopt, propose or announce an intention of adopt a plan of complete or partial liquidation or other reorganization of Abraxis or any of its subsidiaries;

•	incur or commit to any capital expenditures in excess of the capital expenditure budget provided to Celgene, except to the extent that such excess is not greater than $10 million in the aggregate;

•	(1) except for certain material contracts specified in the merger agreement, enter into, terminate or modify in any material respect any material contract or waive, release or assign any material rights or claims thereunder; (2) grant or acquire, agree to grant or to acquire from any third party, or dispose of or permit to lapse any rights, title or interest to, any intellectual property or, subject to certain specified exceptions, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of Abraxis or any of its subsidiaries in any intellectual property of Abraxis, or (3) divulge, furnish or make accessible any trade secret to any person not subject to an enforceable written confidentiality agreement with respect to such trade secret;

•	announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Abraxis or any of its subsidiaries;

•	enter into, amend or cancel any insurance policies other than in the ordinary course of business;

•	adopt or enter into stockholder rights agreement or “poison pill”;

•	acquire or dispose of any manufacturing facilities; or

•	agree in writing or otherwise to take any of the foregoing actions.

Obligation to Call Special Meeting and Recommend the Merger Agreement

Abraxis has agreed to take all lawful action reasonably necessary in accordance with the DGCL and its certificate of incorporation and by-laws to call a special meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement and the approval of the merger, as soon as reasonably practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, this proxy statement/prospectus is cleared by the SEC and, if required by law, the CVR Agreement has been qualified under the Trust Indenture Act. Abraxis has agreed, in consultation with Celgene, to establish a record date for, call, give notice of, convene and use its reasonable best efforts to hold the special meeting within the shortest time period allowed under applicable law and the rules and regulations of The NASDAQ Global Select Market after the date that the registration statement has been declared effective by the SEC. The special meeting of Abraxis stockholders is scheduled to be held on October 13, 2010.

The Abraxis board of directors will, subject to the provisions of the merger agreement and their fiduciary duties under applicable law as determined by the Abraxis board of directors in good faith after consultation with Abraxis’ outside counsel, recommend to Abraxis stockholders the adoption of the merger agreement and approval of the merger.

Registration Statement and Proxy Statement/Prospectus

Pursuant to the merger agreement, each of Celgene, Abraxis and merger sub agreed to use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the registration statement of which this proxy statement/prospectus forms a part to be declared effective by the SEC, to have this proxy statement/prospectus cleared by the SEC and, if required by applicable law, to have the CVR Agreement become qualified under the Trust Indenture Act, in each case as soon as reasonably practicable after the date of the merger agreement. The parties agreed to use their respective reasonable best efforts to keep the registration statement effective as long as is necessary to complete the merger and the transactions contemplated by merger agreement. Each of Abraxis, merger sub and Celgene agreed to use its reasonable best efforts, after consultation with the other parties, to respond promptly to all comments of and requests by the SEC. Each of the Abraxis, merger sub and Celgene agreed to notify the other parties promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the registration statement or this proxy statement/prospectus or for additional information. Each of the Abraxis, merger sub and Celgene agreed to supply the other parties with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the registration statement or this proxy statement/prospectus.

Pursuant to the merger agreement, as soon as practicable and in any event within ten business days after the date that the registration statement has been declared effective by the SEC, Abraxis agreed to mail this proxy statement/prospectus to the holders of shares of Abraxis common stock, soliciting each Abraxis stockholder to vote in favor of adopting the merger agreement and approving the merger.

Pursuant to the merger agreement, after the time that the registration statement becomes effective, each of Celgene, Abraxis and merger sub will promptly advise the other parties of the issuance of any stop order or the suspension of the qualification of the CVRs issuable in connection with the merger. If, prior to the completion of the merger, any information relating to merger sub or Abraxis or any of their respective affiliates is discovered by Celgene, Abraxis or merger sub that should be set forth in an amendment or supplement to any of the registration statement or this proxy statement/prospectus so that they would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information will promptly notify the other parties and, to the extent required by applicable law, the parties will cause an appropriate amendment or supplement describing this information to be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of Abraxis.

Restrictions on Solicitation of Third Party Acquisition Proposals

After the date of the merger agreement until the completion of the merger, Abraxis has agreed that it and its subsidiaries will not, and has agreed to use its reasonably best efforts to cause its representatives and the representatives of its subsidiaries not to:

•	solicit, initiate or knowingly encourage the making, submission or announcement of any inquiry regarding, or any proposal or offer which would reasonably be expected to lead to a merger, acquisition, consolidation, tender offer, exchange offer or other transaction involving, or any proposal or offer to purchase or acquire in any manner, directly or indirectly (1) assets representing 15% or more of the assets or revenues of Abraxis and its subsidiaries, taken as a whole, or (2) 15% or more of the voting securities of Abraxis, other than, in each case, transactions with Celgene (we refer to each proposal or offer described in clauses (1) and (2) as an acquisition proposal);

•	enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any third party with respect to any inquiries regarding, or the making, submission or announcement of, an acquisition proposal;

•	enter into or approve any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement for an acquisition proposal; or

•	subject to certain exceptions, terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar contract to which Abraxis or any of its subsidiaries is a party;

except that the above “no shop” restrictions will not prohibit the Abraxis board of directors from terminating, waiving, amending or modifying any provision of, or granting permission under, any standstill, confidentiality agreement or similar contract if the Abraxis board of directors determines in good faith that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to Abraxis stockholders under applicable law.

Abraxis is obligated to immediately cease any existing solicitation, discussion or negotiation with any third party conducted prior to the date of the merger agreement with respect to any actual or potential acquisition proposal.

Notwithstanding the “no shop” restrictions described above, prior to the date on which stockholder approval for the merger is obtained, Abraxis has the right to, and may authorize its representatives to, (1) provide information in response to a request by a person who has made a bona fide written acquisition proposal that was not initiated or solicited in violation of the “no shop” restrictions if Abraxis receives from that person an executed confidentiality agreement no more favorable in any material respect to such person than the confidentiality agreement, dated October 16, 2009, between Abraxis and Celgene, is to Celgene, and/or (2) engage in discussions or negotiations with any person who had made a bona fide written acquisition proposal that was not initiated or solicited in violation of the “no shop” restrictions, if, in each case, the Abraxis board of directors determines in good faith after consultation with Abraxis’ financial advisor and outside legal counsel that:

•	failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to Abraxis stockholders under applicable law; and

•	the acquisition proposal either constitutes a superior proposal (which we define below) or is reasonably likely to lead to a superior proposal.

Abraxis has agreed to notify Celgene orally and in writing promptly (and in any event within 24 hours) after receipt of any acquisition proposal or any request for information or inquiry which could reasonably be expected to lead to an acquisition proposal. The notice from Abraxis to Celgene must include the identity of the person making such acquisition proposal, request or inquiry and the material terms of the acquisition proposal, request or inquiry (including any material written amendments or modifications thereto). Abraxis has agreed to keep Celgene reasonably informed on a current basis of any material changes with respect to such acquisition proposal, request or inquiry. In addition, Abraxis has agreed to provide Celgene with at least 36 hours prior notice of any meeting of the Abraxis board of directors at which the Abraxis board of directors is reasonably expected to determine that an acquisition proposal is a superior proposal.

For purposes of the merger agreement, a “superior proposal” means an unsolicited bona fide acquisition proposal made after the date of the merger agreement that the Abraxis board of directors determines in good faith (after consultation with Abraxis’ financial advisor and outside legal counsel) is reasonably expected to be completed on the terms proposed, taking into account all legal, financial and regulatory aspects of the proposal, including the financing terms thereof and the person making the proposal, and if completed, would result in a transaction that is more favorable to Abraxis stockholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the transactions contemplated by the merger agreement agreed to by Celgene pursuant to the merger agreement). For the purposes of the definition of “superior proposal,” the references to “15% or more” in the definition of “acquisition proposal” are deemed to be references to “60% or more.”

Termination in Connection with a Superior Proposal

The merger agreement permits Abraxis to terminate the merger agreement prior to the special meeting in order to concurrently enter into a definitive agreement with respect to a superior proposal if Abraxis complies with certain notice and other requirements set forth in the merger agreement and pays Celgene a termination fee of $145 million.

Abraxis can terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal. Before effecting such a termination, however, Abraxis must give Celgene written notice, advising Celgene that the Abraxis board of directors has received a superior proposal, specifying the material terms and conditions of the superior proposal (and attaching a copy of the definitive agreement related thereto, if available) and stating that the Abraxis board of directors intends to exercise its right to terminate the merger agreement. Abraxis cannot exercise its right to terminate the merger agreement until after the fifth business day following Celgene’ receipt of such notice.

After notifying Celgene that an acquisition proposal is a superior proposal, including during this five business day period, Celgene is permitted to propose to Abraxis revisions to the terms of the transactions contemplated by the merger agreement, and Abraxis and its representatives will, if requested by Celgene, consider in good faith any revisions to the terms of the transactions contemplated by the merger agreement proposed by Celgene. Abraxis cannot terminate the merger agreement if during the five business day review period Celgene makes a binding offer that, after consideration of such offer by the Abraxis board of directors in good faith and after consultation with Abraxis’ financial advisor and outside legal counsel, results in the Abraxis board of directors concluding that such superior proposal no longer constitutes a superior proposal. In the event of any amendment to the consideration or any other material revisions to the superior proposal, Abraxis is required to deliver a new written notice to Celgene and permit Celgene an additional three business day review period. Upon termination of the merger agreement by Abraxis to accept a superior proposal, Abraxis is required to pay to Celgene a termination fee of $145 million, described below under “— Termination Fees and Expenses.”

Agreement to Use Reasonable Best Efforts and Take Further Action

Pursuant to the merger agreement, Celgene, merger sub, and Abraxis agreed to use their reasonable best efforts to complete, in the most expeditious manner practicable, the merger including:

•	obtaining the consents and making the registrations required under the merger agreement and taking all reasonable steps as may be necessary to obtain such consents and to make such registrations;

•	obtaining all necessary approvals, consents or waivers from third parties;

•	defending any lawsuits or other legal proceedings challenging the merger agreement or the completion of the merger; and

•	executing and delivering any additional instruments necessary to complete the merger and to fully carry out the purposes of the merger agreement.

Celgene, merger sub and Abraxis will not take or agree to take any action that could reasonably be expected to result in any of the conditions to the completion of the merger described under “— Conditions to the Merger” not being satisfied or to prevent or materially delay the completion of the merger or the transactions contemplated by the merger agreement.

On July 14, 2010, Abraxis and Celgene filed the appropriate pre-merger notification forms under the HSR Act with the United States Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the United States Department of Justice, which we refer to as the Antitrust Division. Celgene received confirmation of early termination of the initial waiting period under the HSR ACT effective as of August 3, 2010.

Abraxis and Celgene have agreed to:

•	respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any state attorney general or other governmental entity in connection with antitrust matters, and

•	not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to complete the transactions contemplated by the merger agreement, except with the prior written consent of the other parties to the merger agreement (which consent will not be unreasonably withheld or delayed).

In addition, Celgene has agreed to use its reasonable best efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other governmental entity with respect to the merger so as to enable the completion of the merger as promptly as reasonably practicable. Celgene has also agreed to defend through litigation on the merits any claim asserted in any court by any party, including appeals. Celgene has agreed to divest or dispose of such assets or businesses of Celgene or, after the completion of the merger, Abraxis as the surviving corporation, or their respective subsidiaries, to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Celgene, Abraxis as the surviving corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any order or any impediment under any antitrust law, competition, or trade regulation law, which would otherwise have the effect of preventing the completion of the merger.

Celgene is not required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to any of the foregoing with respect to:

•	(1) any assets or businesses of Abraxis or any of its subsidiaries, (2) any assets or businesses of Celgene, any of its subsidiaries or affiliates, in either case, to the extent that such sale, divestiture, disposition, or agreement would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Abraxis and Celgene after giving effect to the completion of the transactions contemplated by the merger agreement; or

•	Abraxane®, to the extent such sale, divestiture, disposition, agreement or restriction would have a material adverse effect on the ability of Abraxis to market Abraxane® in the United States, the European Union, Canada and Switzerland.

If requested by Celgene, Abraxis will agree to divest, hold separate or otherwise take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of Abraxis or any of its subsidiaries, provided that any such action is conditioned upon the completion of the merger and the transactions contemplated by the merger agreement.

Abraxis and Celgene have agreed to:

•	promptly notify the other party of any material communication to that party from the FTC, the Antitrust Division, any state attorney general or any other governmental entity and permit the other party to review in advance any proposed written communication to any of the foregoing;

•	to the extent practicable not agree to participate in any substantive meeting or discussion with any governmental entity in respect of any filings, investigation or inquiry concerning the merger agreement or the merger unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate thereat; and

•	furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them on the one hand, and any governmental entity or members of their respective staffs on the other hand, with respect to the merger agreement and the merger.

Celgene will have the right to determine and direct the strategy and process by which the parties will seek required approvals under antitrust, competition or trade regulation laws; provided that Celgene will consult with and consider in good faith the views of Abraxis in connection with proceedings under or relating to any such laws.

Employee Benefit Plans

During the period beginning on the completion of the merger and ending no earlier than December 31, 2011, Celgene has agreed to provide, or cause Abraxis as the surviving corporation to provide, each active employee of Abraxis or its subsidiaries as of the completion of the merger with salary, cash bonus opportunities and employee benefits (including equity-based benefits) that are not materially less favorable in the aggregate than those provided to such employee currently, those generally provided by Celgene and its subsidiaries to similarly situated employees in the country of the employee’s principal place of employment, or any combination of the foregoing.

To the extent that employees of Abraxis and its subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Celgene or any of its subsidiaries (including any severance plan), then for purposes of determining eligibility to participate and vesting and with respect to any such plan that provides severance, vacation or paid-time off benefits, for purposes of benefits accrual, service with Abraxis or any of its subsidiaries prior to the completion of the merger will be treated as service with Celgene or any of its subsidiaries subject to applicable law and so long as such treatment does not result in a duplication of benefits. Celgene has also agreed to use reasonable best efforts to (1) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees under any such plan, program or arrangement that is a welfare benefit plan in which such employees may be eligible to participate after the merger, and (2) provide each employee with credit for any co-payments and deductibles paid prior to the merger in satisfying any applicable deductible or out-of-pocket requirements under any such plans, programs or arrangement that are welfare plans in which such employees are eligible to participate after the merger.

In addition, Celgene has agreed to pay, within thirty days following the completion of the merger, to all employees of Abraxis and its subsidiaries cash bonuses for the calendar year in which the completion of the merger occurs. Such bonuses will be paid out based on target bonus levels and prorated for the number of days elapsed in the year in which the completion of the merger occurs.

Directors and Officers Indemnification and Insurance

Celgene has agreed to cause Abraxis, as the surviving corporation, and its subsidiaries to establish and maintain, for a period of not less than six years following the completion of the merger, provisions in their certificates of incorporation, by-laws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Abraxis’ and its subsidiaries’ former and current officers, directors and employees that are no less favorable to those persons than the provisions of the certificate of incorporation, by-laws and other organizational documents of Abraxis and its subsidiaries as in effect on the date of the merger agreement, and such provisions will not be amended, repealed or otherwise modified in any manner adverse to such officer, director or employee, except as required by applicable law. In addition, each of Celgene and Abraxis (as the surviving corporation) have agreed that during the period ending on the sixth anniversary of the merger, they will indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law, each present and former director, officer and employee of Abraxis and its subsidiaries against any costs or expenses paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation in connection with (1) any acts or omissions occurring or alleged to occur prior to, or as of, the completion of the merger in their capacities as officers, directors, employees or controlling stockholders of Abraxis or any of its subsidiaries or taken by them at the request of Abraxis or (2) the negotiation, execution, adoption and approval of the merger agreement, the merger or the transactions contemplated by the merger agreement. We refer to each of the persons entitled to indemnification as an “indemnified party.”

Celgene has agreed to cause to be maintained, for a period of six years after the completion of the merger, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Abraxis and its subsidiaries (Celgene may, however, substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such six-year period with respect to matters arising on or before the completion of the merger. In lieu of the purchase of such insurance by Celgene, Abraxis may purchase a six-year extended reporting period endorsement under Abraxis’ existing directors’ and officers’ liability insurance coverage effective for claims asserted for the full six-year period referred to above. During this six-year period, Celgene is not required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by Abraxis for existing coverage.

The rights of each indemnified party under the merger agreement are in addition to any rights such indemnified party may have under the certificate of incorporation, by-laws or any other organizational documents of Abraxis or any of its subsidiaries, any other indemnification arrangement in existence as of the date of the merger agreement, the DGCL or otherwise.

Pursuant to the merger agreement, if Celgene, Abraxis as the surviving corporation or any of their respective successors or assigns consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger, or transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provisions will be made so that the successors and assigns of Celgene or Abraxis, as applicable, will assume the indemnification obligations of Celgene, Abraxis or any of their respective successors or assigns, as applicable, as set forth in the merger agreement.

Other Covenants and Agreements

The merger agreement contains additional agreements among Abraxis, Celgene and merger sub relating to, among other things:

•	Abraxis providing Celgene and its representatives reasonable access to Abraxis’ and its subsidiaries’ employees, agents, properties, books, contracts, commitments and records;

•	coordination of press releases and other public statements with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	actions by Celgene to cause merger sub to fulfill its obligations under the merger agreement to complete the merger in accordance with the terms and subject to the conditions set forth in the merger agreement and ensure that, prior to the completion of the merger, merger sub does not conduct any business or make any investment other than as specifically contemplated by the merger agreement;

•	Celgene adopting, executing and delivering, and ensuring that a duly qualified trustee executes and delivers, the CVR agreement, subject to any reasonable revisions to the CVR agreement requested by such trustee;

•	Celgene’s assumption of liability for all transfer taxes resulting from the transactions effected pursuant to the merger agreement;

•	Celgene, as promptly as practicable after the date of the merger agreement, preparing and submitting to The NASDAQ Global Select Market (or such other exchange(s), electronic trading networks or other suitable trading platforms as agreed by Abraxis and Celgene) an application to list the CVRs and the shares of Celgene common stock being issued as part of the merger consideration and Celgene using its reasonable best efforts to cause such CVRs and shares of Celgene common stock to be approved for listing for trading on The NASDAQ Global Select Market (or such other exchange(s), electronic trading networks or other suitable trading platforms as agreed by Abraxis and Celgene) at or prior to the completion of the merger;

•	the Abraxis board of directors adopting a resolution consistent with SEC guidance so that the disposition by any officer or director of Abraxis who is a covered person for purposes of Section 16 of the Exchange Act of Abraxis common stock, stock options, RSUs and SARs will be an exempt transaction for purposes of Section 16 of the Exchange Act; and

•	Abraxis using reasonable best efforts to deliver to Celgene a FIRPTA statement on or prior to the completion of the merger.

Conditions to the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law and the terms of the merger agreement) on or prior to the completion of the merger, of the following conditions:

•	Stockholder Approval. The merger agreement and the merger must have been adopted by the holders of a majority of the outstanding shares of Abraxis common stock in accordance with the DGCL.

•	No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order will have been issued or entered by any governmental entity in the United States, the European Union, Canada or Switzerland, that is in effect and that prohibits the completion of the merger.

•	HSR Act. The waiting period (and any extension thereof) applicable to the merger under the HSR Act must have expired or been terminated.

•	Registration Statement. The registration statement of which this proxy statement/prospectus forms a part, must have been declared effective and no stop order suspending the effectiveness of the registration statement may be in effect.

Celgene’s and merger sub’s obligation to effect the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law and the terms of the merger agreement) by Celgene on or prior to the completion of the merger, of the following additional conditions:

•	Representations and Warranties. The representations and warranties relating to the capitalization of Abraxis must be true and correct in all but de minimis respects (which means 2% or less of the aggregate outstanding shares of Abraxis common stock on a fully diluted basis) on the date of the merger agreement and at the closing as though made on and as of the closing date (except to the extent any representation and warranty speaks as of a particular date, in which case the representation and warranty need only be true and correct as of that date), and the other representations and warranties of Abraxis set forth in the merger agreement must be true and correct (without giving effect to any limitation as to “materiality” or Abraxis material adverse effect set forth therein) on the date of the merger agreement and at the closing as though made on and as of the closing date (except to the extent any representation and warranty speaks as of a particular date, in which case the representation and warranty need only be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, an Abraxis material adverse effect.

•	Performance of Obligations. Abraxis must have performed or complied with, in all material respects, its obligations and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing.

•	Absence of Material Adverse Effect. Since the date of the merger agreement, there must not have occurred any Abraxis material adverse effect.

•	Related Agreements. The related agreements (the non-competition agreement with Dr. Soon-Shiong, the CVR agreement and the voting agreement) must be in full force and effect in accordance with their terms.

Abraxis’ obligation to effect the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law and the terms of the merger agreement) on or prior to the completion of the merger, of the following additional conditions:

•	Representations and Warranties. The representations and warranties of Celgene set forth in the merger agreement must be true and correct in all material respects (without giving effect to any limitation as to “materiality” or Celgene material adverse effect set forth therein) on the date of the merger agreement and at the closing as though made on and as of the closing date (except to the extent any representation and warranty speaks as of a particular date, in which case the representation and warranty need only be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Celgene material adverse effect.

•	Performance of Obligations. Celgene and merger sub must have performed or complied with, in all material respects, their respective obligations and covenants required to be performed or complied with by them under the merger agreement at or prior to the closing.

•	Absence of Material Adverse Effect. Since the date of the merger agreement, there must not have occurred any Celgene material adverse effect.

•	CVR Agreement. The CVR agreement must have been duly executed and delivered by Celgene and the trustee and be in full force and effect.

•	Listing. The shares of Celgene common stock being issued in the merger must have been approved for listing (subject to notice of issuance) for trading on The NASDAQ Global Select Market.

Termination

Abraxis and Celgene may terminate the merger agreement by mutual written consent at any time before the completion of the merger (whether before or after the special meeting). In addition, either Abraxis or Celgene may terminate the merger agreement if:

•	the completion of the merger has not occurred on or before March 31, 2011, the termination date specified in the merger agreement. However, the right to terminate the merger agreement on these grounds is not available to any party whose failure to fulfill any obligation under the merger agreement is the cause of, or resulted in, the failure of the completion of the merger to occur on or before the termination date;

•	any permanent injunction or other order issued by any governmental entity in the United States, the European Union, Canada or Switzerland is in effect preventing or prohibiting the completion of the merger has become final and non-appealable. However, the right to terminate the merger agreement on these grounds is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the imposition of the permanent injunction or other order; or

•	Abraxis stockholders do not vote to adopt the merger agreement at the special meeting (including any postponement or adjournment of the special meeting).

Celgene may terminate the merger agreement:

•	if Abraxis breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach or failure to perform results in the conditions described in “— Conditions to the Merger” relating to the accuracy of Abraxis’ representations and warranties or the performance of Abraxis’ obligations and covenants to the merger agreement not being able to be satisfied by the termination date;

•	if Abraxis breaches or fails to perform in any material respect its obligations under the “no shop” restrictions of the merger agreement; or

•	prior to the special meeting, if (1) the Abraxis board of directors has publicly withdrawn its approval or recommendation of the merger agreement or the merger or has publicly recommended to the stockholders of Abraxis any acquisition proposal, or (2) a tender offer or exchange offer has been commenced that, if successful, would result in any person or group becoming the beneficial owner of 15% or more of Abraxis common stock, and the Abraxis board of directors fails to recommend that Abraxis stockholders not tender their shares in connection with such tender or exchange offer within ten business days of the commencement.

Abraxis may terminate the merger agreement:

•	if Celgene or merger sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach or failure to perform results in the conditions described in “— Conditions to the Merger” relating to the accuracy of Celgene’s or merger sub’s representations and warranties or the performance of Celgene’s or merger’s sub’s obligations and covenants to the merger agreement not being able to be satisfied by the termination date; or

•	prior to the special meeting, in order to concurrently enter into a definitive agreement with respect to any superior proposal, provided that Abraxis has complied in all material respects with the “no shop” restrictions of the merger agreement and concurrently pays a termination fee of $145 million to Celgene.

See “— Termination in Connection with a Superior Proposal.”

Termination Fees and Expenses

All fees and expenses incurred by the parties to the merger agreement in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed. Abraxis is obligated to pay a $145 million break-up fee to Celgene if:

•	Abraxis terminates the merger agreement, prior to the special meeting, in order to concurrently enter into a definitive agreement with respect to a superior proposal and has complied in all material respects with the “no shop” restrictions of the merger agreement;

•	Celgene terminates the merger agreement if Abraxis breaches or fails to perform in any material respect its obligations under the “no shop” restrictions of the merger agreement;

•	prior to the special meeting, (1) the Abraxis board of directors has publicly withdrawn its approval or recommendation of the merger agreement or the merger or has publicly recommended to Abraxis stockholders any acquisition proposal, or (2) a tender offer or exchange offer has been commenced that, if successful, would result in any person or group becoming the beneficial owner of 15% or more of the outstanding stock of Abraxis, and the Abraxis board of directors fails to recommend that Abraxis stockholders not tender their shares in connection with such tender or exchange offer within ten business days of the commencement;

•	(1) Celgene terminates the merger agreement if Abraxis breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach or failure to perform results in the conditions described in “— Conditions to the Merger” relating to the accuracy of Abraxis’ representations and warranties or the performance of Abraxis’ obligations or covenants not being able to be satisfied by the termination date, (2) prior to the date upon which such breach or failure to perform occurs but after the date of the merger agreement, a bona fide acquisition proposal (for the purposes of this definition of acquisition proposal, the references to “15%” will be deemed references to “60%”) for Abraxis has been publicly announced and (3) within 12 months after such termination either Abraxis has entered into a definitive agreement relating to an acquisition proposal or a transaction contemplated by an acquisition proposal for Abraxis has been consummated;

•	(1) Celgene or Abraxis terminates the merger agreement if Abraxis stockholders do not vote to adopt the merger agreement at the special meeting (including any postponement or adjournment thereof), (2) prior to the date of the special meeting but after the date of the merger agreement, a bona fide acquisition proposal (for the purposes of this definition of acquisition proposal, the references to “15%” will be deemed references to “60%”) for Abraxis has been publicly announced and (3) within 12 months after such termination either Abraxis has entered into a definitive agreement relating to an acquisition proposal or a transaction contemplated by an acquisition proposal for Abraxis has been consummated; or

•	(1) Celgene or Abraxis terminates the merger agreement if the merger has not been completed on or before the termination date of March 31, 2011, (2) prior to such termination, the waiting period (and any extension thereof) applicable to the merger under the HSR Act has expired or been terminated, (3) prior to such termination but after the date of the merger agreement, a bona fide acquisition proposal (for the purposes of this definition of acquisition proposal, the references to “15%” will be deemed references to “60%”) for Abraxis has been publicly announced and (4) within 12 months after such termination either Abraxis has entered into a definitive agreement relating to an acquisition proposal or a transaction contemplated by an acquisition proposal for Abraxis has been consummated.

See “— Termination in Connection with a Superior Proposal.”

Amendment and Waiver

The merger agreement may be amended, modified or supplemented by a written instrument signed by Abraxis, Celgene and merger sub at any time before or after Abraxis stockholders have approved the merger agreement.

VOTING AGREEMENT

On June 30, 2010, the principal stockholders entered into a voting agreement with Celgene and merger sub. The following summary describes certain material provisions of the voting agreement and is qualified in its entirety by reference to the voting agreement, a copy of which is attached to this proxy statement/prospectus as Annex C and which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the voting agreement that may be important to you. We encourage you to read the voting agreement carefully and in its entirety.

Agreement to Vote and Irrevocable Proxy

Under the voting agreement, the principal stockholders agreed to vote all of their shares of Abraxis common stock (representing approximately 82.1% of the outstanding shares of Abraxis common stock as of September 10, 2010, the record date established for the special meeting, in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement at any meeting of, or in connection with any proposed action by written consent of, Abraxis stockholders at or in connection with which any of Abraxis stockholders vote or execute consent with respect to the approval and adoption of the merger agreement or the transactions contemplated by the merger agreement.

Each of the principal stockholders also agreed, while the voting agreement remains in effect and subject to certain exceptions, to vote or execute consents, as applicable, with respect to their shares of Abraxis common stock, against:

•	any merger agreement or merger (other than the merger agreement, the merger, or any business combination or transaction with Celgene or any of its affiliates), consolidation, combination, reorganization, recapitalization, dissolution, liquidation or winding up of or by Abraxis or any other business combination or extraordinary corporate transaction involving Abraxis or any of its subsidiaries, or any sale, lease or transfer of a material amount of assets of Abraxis or any of its subsidiaries;

•	any amendment of Abraxis’ certificate of incorporation, unless such amendment is consented to by Celgene;

•	any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Abraxis contained in the merger agreement or of such principal stockholder contained in the voting agreement; and

•	any action, proposal, transaction or agreement involving Abraxis or any of its subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement.

In connection with the foregoing voting covenants and to secure their duties under the voting agreement, each of the principal stockholders irrevocably appointed Celgene and any designee of Celgene, and each of them individually, as such principal stockholder’s proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or execute consents, with respect to the shares of Abraxis common stock owned by such principal stockholder. The proxy and power of attorney granted is irrevocable during the period beginning on June 30, 2010 and ending on the earliest to occur of:

•	the completion of the merger;

•	any material amendment to merger agreement that is adverse to the principal stockholders that has not been approved by the principal stockholders; or

•	the termination of the merger agreement in accordance with its terms.

Transfer Restrictions

While the voting agreement remains in effect, each of the principal stockholders agreed not to (1) transfer any shares of Abraxis common stock that are subject to the voting agreement or (2) grant any proxies or powers of attorney, deposit any shares of Abraxis common stock that are subject to the voting agreement into a voting trust or enter into a voting agreement with respect to such shares of Abraxis common stock. The foregoing does not prevent:

•	transfers upon the death of a principal stockholder pursuant to the terms of any trust or will of such principal stockholder or by the laws of intestate succession, but only if the transferee executes and delivers to Celgene an agreement to be bound by the terms of the voting agreement to the same extent as such principal stockholder;

•	transfers to Dr. Soon-Shiong, the trusts established for the benefit of Dr. Soon-Shiong or any members of his immediate family, any other entity in which Dr. Soon-Shiong or any members of his immediate family hold a majority of the outstanding equity interests, or any charitable foundation or organization, in each case only if such persons agree to be bound by the terms of the voting agreement;

•	transfers solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligation arising from the exercise of any option or the vesting of any RSU;

•	the conversion of any shares of Abraxis common stock that are subject to the voting agreement into the right to receive the merger consideration pursuant to the merger in accordance with the merger agreement; or

•	the granting of proxies to vote shares of Abraxis common stock that are subject to the voting agreement with respect to the election of directors and ratification of the appointment of Abraxis’ auditors at Abraxis’ annual meeting of stockholders, in accordance with the recommendation of the Abraxis board of directors.

“No Shop” Obligations

Each of the principal stockholders agreed, subject to certain exceptions, that it will not, and will use reasonable best efforts to cause its respective representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage the making, submission or announcement of any inquiry regarding, or any proposal or offer which would reasonably be expected to lead to, an acquisition proposal;

•	enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any person (other than Celgene, merger sub and their representatives) with respect to any inquiries regarding, or the making, submission or announcement of, an acquisition proposal; or

•	enter into or approve any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement relating to an acquisition proposal.

The foregoing restrictions do not prohibit the principal stockholders, or their respective representatives, from providing non-public information to, and participating in discussions or negotiations with, any person if the principal stockholders have been notified by Abraxis that its board of directors is permitted to provide non-public information to, or engage in discussions or negotiations with, such person in accordance with the merger agreement. The principal stockholders are required to notify Celgene within 24 hours after the receipt of any acquisition proposal or any request for information or inquiry which could reasonably be expected to lead to an acquisition proposal, detailing the identity of the person making the acquisition proposal, request or inquiry and the terms thereof. The principal stockholders must keep Celgene reasonably informed of any material changes with respect to such acquisition proposal, request or inquiry.

Termination

The voting agreement will terminate upon the earliest to occur of:

•	the completion of the merger;

•	any material amendment to the merger agreement that is adverse to the principal stockholders that has not been approved by the principal stockholders, including any amendment which decreases or changes the form of the merger consideration, unless consented to in writing by each of the principal stockholders; and

•	the termination of the merger agreement in accordance with its terms.

DESCRIPTION OF THE CVRS

Contingent Value Rights Agreement

The rights of holders of the CVRs will be governed by and subject to the terms and conditions of a CVR agreement to be entered into between Celgene and a trustee mutually acceptable to Celgene and Abraxis prior to the completion of the merger. The following summary describes the material provisions of the CVR agreement. This summary may not contain all of the information about the CVRs that is important to you. The form of CVR agreement is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully for a more complete understanding of the CVRs.

If required by applicable law, Celgene will use its reasonable best efforts to cause the CVR agreement to be qualified under the Trust Indenture Act. The terms of the CVRs include those that will be stated in the CVR agreement and those that will be made part of the CVR agreement by reference to the applicable provisions of the Trust Indenture Act.

Characteristics of the CVRs

The CVRs are not equity or voting securities of Celgene, do not represent ownership interests in Celgene and holders of the CVRs are not entitled to any rights of a stockholder or other equity or voting security of Celgene, either at law or in equity. The rights of the CVR holders will be limited to those expressly provided for in the CVR agreement.

Net Sales Payments and Milestone Payments

Each holder of a CVR is entitled to receive a pro rata portion, based on the number of the CVRs then outstanding, of each of the following cash payments that Celgene is obligated to pay:

•	Milestone Payment #1. Celgene agreed to pay $250 million upon FDA approval of Abraxane® for use in the treatment of non-small cell lung cancer, which approval permits Celgene to market Abraxane® under a label that includes a progression free survival claim, but only if the foregoing milestone is achieved no later than the fifth anniversary of the merger.

•	Milestone Payment #2. Celgene agreed to pay $400 million (if achieved no later than April 1, 2013) or $300 million (if achieved after April 1, 2013 and before the fifth anniversary of the merger) upon FDA approval of Abraxane® for use in the treatment of pancreatic cancer, which approval permits Celgene to market Abraxane® under a label that includes an overall survival claim.

•	Net Sales Payments. For each full one-year period ending December 31st during the term of the CVR agreement, which we refer to as a net sales measuring period (with the first net sales measuring period beginning January 1, 2011 and ending December 31, 2011), Celgene agreed to pay:

•	2.5% of the net sales of Abraxane® and the Abraxis pipeline products, that exceeds $1 billion but are less than or equal to $2 billion for such period, plus

•	an additional amount equal to 5% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $2 billion but are less than or equal to $3 billion for such period, plus

•	an additional amount equal to 10% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $3 billion for such period.

No payments will be due under the CVR agreement with respect to net sales of Abraxane® and the Abraxis pipeline products achieved after December 31, 2025, which we refer to as the “net sales payment termination date,” unless net sales for the net sales measuring period ending on December 31, 2025 are equal to or greater than $1 billion, in which case the net sales payment termination date will be extended until the last day of the net sales measuring period subsequent to December 31, 2025 during which net sales of Abraxane® and the Abraxis pipeline products are less than $1 billion or, if earlier, December 31, 2030.

Payment Dates

Within ten days after Celgene files its annual report with the SEC (or within 90 days after each calendar year if Celgene is not required to file periodic reports under Section 13 or 15(d) of the Exchange Act), Celgene is required to provide a net sales statement to the trustee that includes a calculation of net sales for Abraxane® and the Abraxis pipeline products with respect to the last completed calendar year. The net sales payments on the CVRs, if any, will be paid 15 days after delivery of such net sales statement. The milestone payments, if any, will be paid 20 business days after the achievement of the relevant milestone.

Amounts payable by Celgene in respect of the CVRs will be considered paid on the date due if on such date the trustee or the paying agent holds money sufficient to pay all such amounts then due in accordance with the CVR agreement. The trustee and the paying agent will comply with all U.S. federal withholding requirements with respect to payments to holders of CVRs that Celgene, the trustee or the paying agent reasonably believes are applicable under the Code and the treasury regulations thereunder. The consent of the CVR holder is not required for any such withholding.

Issuance of CVRs

The CVRs will be issued following the completion of the merger. The number of CVRs to be issued will be equal to the sum of (1) the number of shares of Abraxis common stock and RSUs outstanding immediately prior to the completion of the merger and (2) any CVRs issued to holders of options and SARs.

The CVR agreement provides for authentication of the CVRs by the trustee upon execution and delivery of such CVRs pursuant to the CVR agreement.

Transferability of CVRs; Listing

The CVRs are freely transferable and any interest therein may be sold, assigned, pledged, encumbered or in any manner transferred or disposed of, in whole or in part, as long as the transfer or other disposition is made in accordance with the applicable provisions of the CVR agreement and in compliance with applicable United States federal and state securities laws and any other applicable securities laws. A sale or exchange of a CVR would be a taxable transaction. See “Certain Material U.S. Federal Income Tax Consequences” for a more detailed explanation.

Celgene has agreed to use its reasonable best efforts to cause the CVRs to be approved for listing on The NASDAQ Global Select Market and maintain such listing for as long as the CVRs remain outstanding. If the CVRs are not accepted for listing on The NASDAQ Global Select Market, application will be made to list the CVRs on such other exchange(s), electronic trading networks or other suitable trading platforms as mutually agreed by Abraxis and Celgene at or prior to the completion of the merger. Notwithstanding its efforts, Celgene may be unable to cause the CVRs to be listed for trading.

Selected Definitions Related to the CVR Agreement

The following terms are defined in the CVR agreement attached as Annex B to this proxy statement/prospectus. For the purposes of the CVRs and CVR agreement:

“Diligent Efforts” means, with respect to any Product, efforts of a person to carry out its obligations in a diligent manner using such effort and employing such resources normally used by such person in the exercise of its reasonable business discretion relating to the research, development or commercialization of a product, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the regulatory structure involved, and the profitability of the applicable product (including pricing and reimbursement status achieved), and other relevant factors, including technical, commercial, legal, scientific, and/or medical factors.

“Existing Licenses” means licenses and related agreements (for so long as they are in effect) with respect to the Products granted by Celgene or its affiliates to third parties (other than Celgene or its affiliates) as in effect immediately prior to the completion of the merger (with such modifications thereto after the completion of the merger that do not reduce the amounts of royalties, milestone payments or profit split payments thereunder).

“Net Sales” means, for each net sales measuring period, the sum of, without any duplication: (1) the gross amounts invoiced for the Products sold by Celgene, its affiliates or its licensees (other than licensees under Existing Licenses) to third parties (other than Celgene, its affiliates or its licensees) during such net sales measuring period, including wholesale distributors, less deductions from such amounts calculated in accordance with accounting standards so as to arrive at “net sales” under applicable accounting standards as reported by Celgene, its affiliate or its licensee, as applicable, in such person’s financial statements, and further reduced by write-offs of accounts receivables or increased for collection of accounts that were previously written off; plus (2) (A) the amount of royalties and profit split payments received by Celgene or its affiliates from their respective licensees under Existing Licenses for sales (but not the supply) of Products sold by such licensees to third parties (other than Celgene or its affiliates) during such net sales measuring period, and (B) the amount of any milestone payments received during such net sales measuring period by Celgene or its affiliates from their licensees under Existing Licenses with respect to the Products.

Any and all set-offs against gross invoice prices shall be calculated in accordance with applicable accounting standards. Sales or other commercial dispositions of a Product between Celgene and its affiliates and its licensees shall be excluded from the computation of Net Sales; Product provided to third parties without charge, in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples shall be excluded from the computation of Net Sales; and no payments will be payable on such sales or such other commercial dispositions, except where such an affiliate or licensee is an end user of the Product.

Notwithstanding the foregoing, if a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s length transactions in the relevant country.

Notwithstanding the foregoing, in the event a Product is sold in conjunction with another active component, which we refer to as a combination product, in a particular country, Net Sales shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A+B), where A is the gross invoice price of the Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the combination product if sold separately in such country. If no such separate sales are made by Celgene, its affiliates or licensees in a country, Net Sales of the combination product shall be calculated in a manner determined by Celgene in good faith based upon the relative value of the active components of such combination product.

“Products” means each of:

•	the pharmaceutical product comprising the chemical compound having the chemical name of 5β,20-Epoxy-1, 2a,4,7β,10β,13a-hexahydroxytax-11-en-9-one 4,10-diacetate 2-benzoate 13-ester with (2R,3S)-N-benzoyl-3-phenylisoserine, known by the generic name “paclitaxel” and bound to albumin that is the subject of the New Drug Application No. 21-660 filed with the FDA and subject of the European Medicines Agency Marketing Authorization granted on January 11, 2008, together with all amendments and supplements to such FDA and European Medicines Agency approvals (identified by Abraxis as Abraxane®); provided that in all cases such Product is an injectable formulation.

•	the pharmaceutical product comprising the chemical compound having the chemical name of (2R,3S)- N-carboxy-3-phenylisoserine,N-tert-butyl ester, 13-ester with 5β-20-epoxy-1,2 ,4,7β,10β,13 -hexahydroxytax-11-en-9-one 4-acetate 2-benzoate, anhydrous bound to albumin that is the subject of the Investigational New Drug Application No. 73,527 filed with the FDA together with all amendments (identified by Abraxis as “nab-docetaxel (ABI-008)”); provided that in all cases such Product is an injectable formulation.

•	the pharmaceutical product comprising the chemical compound having the chemical name of (3S, 6R, 7E, 9R, 10R, 12R, 14S, 15E, 17E, 19E, 21S, 23S, 26R, 27R, 34aS)-9, 10, 12, 13, 14, 21, 22, 23, 24, 25, 26, 27, 32, 33, 34, 34a-hexadecahydro-9,27-dihydroxy-3-[(1R)-2-[(1S, 3R, 4R)-4-hydroxy-3-methoxycyclohexyl]-1-methylethyl]-10,21-dimethoxy-6, 8, 12, 14, 20, 26-hexamethyl-23, 27-epoxy-3H-pyrido[2, 1-c][1,4] oxaazacyclohentriacontine -1, 5, 11, 28, 29 (4H,6H,31H)-pentone bound to albumin that is the subject of the Investigational New Drug Application No. 74.610 filed with the FDA together with all amendments (identified by Abraxis as “nab-rapamycin (ABI-009)”); provided that in all cases such Product is an injectable formulation.

•	the pharmaceutical product comprising the chemical compound having the chemical name of 17-allylamino-17-demethoxygeldanamycin, 17-allylamino geldanamycin bound to albumin that is the subject of the Investigational New Drug Application No. 78,298 filed with the FDA together with all amendments (identified by Abraxis as “nab-17AAG (ABI-010)”); provided that in all cases such Product is an injectable formulation.

•	the pharmaceutical product comprising the chemical compound having the chemical name of N-(1,2,3-trimethoxy-10-methylsulfanyl-9-oxo-5,6,7,9-tetrahydro-benzo[a]heptalen-7-yl)-3-[3-(1,2,3-trimethoxy-10-methylsulfanyl-9-oxo-5,6,7,9-tetrahydro-benzo[a]heptalen-7-yl)-ureido]-propionamide bound to albumin that is the subject of the Investigational New Drug Application No. 103,698 filed with the FDA together with all amendments (identified by Abraxis as “nab-thiocolchicine dimer (ABI-011)”); provided that in all cases the Product is an injectable formulation.

•	the pharmaceutical product comprising the chemical compound having the chemical name of (αR, βS)-β-[[(1, 1-Dimethylethoxy)carbonyl]amino]-α-(hexanoyloxy)benzenepropanoic acid (2aR, 4S, 4aS, 6R, 9S, 11S, 12S, 12aR, 12bS)-12b-(acetyloxy)-12-(benzoyloxy)-2a, 3, 4, 4a, 5, 6, 9, 10, 11, 12, 12a, 12b-dodecahydro-4, 6, 11-trihydroxy-4a, 8, 13, 13-tetramethyl-5-oxo-7, 11-methano-1H-cyclodecal[3, 4]benz[1, 2-b]oxet-9-yl ester bound to albumin (identified by Abraxis as “nab-novel taxane (ABI-013)”) provided that in all cases the Product is an injectable formulation.

•	the pharmaceutical product comprising the chemical compound having the chemical name of Benzenepropanoic acid, β-(benzoylamino)-α-hydroxy-, 6, 12bbis(acetyloxy)-12-(benzoyloxy)-2a, 3, 4, 4a, 5, 6, 9, 10, 11, 12, 12a, 12bdodecahydro-4, 11-dihydroxy-4a, 8, 13, 13-tetramethyl-5-oxo-7, 11-methano-1H-cyclodeca[3, 4]benz[1, 2-b]-oxet-9-yl ester, [2aR-[2aα, 4β, 4aβ, 6β, 9α(αR*, βS*), 11α, 12α, 12aα, 12bα]] bound to albumin that is the subject of the Investigational New Drug Application No. 63, 082 filed with the FDA together with all amendments (identified by Abraxis as “Coroxane”); provided that in all cases the Product is an injectable formulation.

“Regulatory Approval” means all approvals from the FDA or other non-U.S. regulatory authority necessary for the commercial manufacture, marketing and sale of a product in the United States or other jurisdiction in accordance with applicable law.

Subordination

The CVRs are unsecured obligations of Celgene and all payments on the CVRs, all other obligations under the CVR agreement and any rights or claims relating to the CVRs and the CVR Agreement will be subordinated in right of payment to the prior payment in full of senior obligations of Celgene, including the principal of, premium (if any) and interest on, and all other amounts owing thereon:

•	with respect to borrowed money;

•	evidenced by notes, debentures, bonds or other similar debt instruments;

•	with respect to the net obligations owed under interest rate swaps or similar agreements or currency exchange transactions;

•	as a result of reimbursement obligations in respect of letters of credit and similar obligations;

•	in respect of capital leases; or

•	as a result of guarantees in respect of obligations referred to in the first five bullets above; unless, in any case, the instrument creating or evidencing the foregoing or pursuant to which the foregoing is outstanding provides that such obligations are pari passu to or subordinate in right of payment to the CVRs.

Celgene’s senior obligations do not include:

•	trade debt incurred in the ordinary course of business;

•	any intercompany indebtedness between Celgene and any of its subsidiaries or affiliates;

•	indebtedness of Celgene that is subordinated in right of payment to Celgene’s senior obligations;

•	indebtedness or other obligations of Celgene that by its terms ranks equal or junior in right of payment to the CVR payments, milestone, and net sales payments, and all other obligations under the CVR agreement;

•	indebtedness of Celgene that, by operation of applicable law, is subordinate to any general unsecured obligations of Celgene; and

•	indebtedness evidenced by any guarantee of indebtedness ranking equal or junior in right of payment to the CVR payments.

Upon any distribution to creditors of Celgene in liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceedings of Celgene, holders of senior obligations of Celgene (as described above) will be entitled to payment in full in cash of all such obligations prior to any payment being made on the CVRs. In addition, Celgene may not make any payment or distribution to any CVR holder of the CVR payments or other obligation under the CVR agreement or acquire from any CVR holder for cash any CVR, or propose the foregoing:

•	if any default on any senior obligations exceeding $25 million in aggregate principal amount would occur as a result of such payment, distribution or acquisition;

•	during the continuance of any payment default in respect of any senior obligations (after expiration of any applicable grace period) exceeding $25 million in aggregate principal amount;

•	if the maturity of any senior obligations representing more than $25 million in aggregate principal amount is accelerated in accordance with its terms and such acceleration has not been rescinded; or

•	following the occurrence of any default (other than a payment default, and after the expiration of any applicable grace period) with respect to any senior obligations with an aggregate principal amount of more than $25 million, the effect of which is to permit the holders of such senior obligations (or a trustee or agent acting on their behalf) to cause, with the giving of notice if required, the maturity of such senior obligations to be accelerated, for a period commencing upon the receipt by the trustee (with a copy to Abraxis) of a written notice of such default from the representative of the holders of such senior obligations and ending when such senior obligations are paid in full in cash or cash equivalents or, if earlier, when such default is cured or waived.

Reporting Obligations

The CVR agreement provides that Celgene will file with the trustee:

•	within 15 days after Celgene is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Celgene is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;

•	if Celgene is not required to file periodic reports under Section 13 or 15(d) the Exchange Act, within 45 days after each calendar quarter (other than the last quarter of each calendar year), quarterly financial information and, within 90 days after each calendar year, annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange (provided that Celgene also delivers with, or includes within, the annual reports referred to in this bullet point and the preceding bullet point a calculation of net sales for Abraxane® and the Abraxis pipeline products for the annual period to date);

•	within ten days after Celgene files its annual report with the SEC for any year if Celgene is required to file periodic reports under Section 13 or 15(d) of the Exchange Act, or if Celgene is not required to file periodic reports under Section 13 or 15(d) of the Exchange Act within ninety (90) days after each calendar year, a net sales statement with respect to the last completed calendar year; and

•	within four business days after the occurrence of any milestone, a notice stating that the milestone has occurred, the amount of the corresponding milestone payment and the applicable milestone payment date.

In addition, Celgene is required to file with the trustee such additional information, documents and reports with respect to compliance by Celgene with the conditions and covenants of the CVR agreement, and make available to the CVR holders on Celgene’s website as of the date of the filing of the foregoing materials with the trustee, the information, documents and reports required to be filed by Celgene as described above.

Audit

Upon the written request of holders representing at least a majority of the outstanding CVRs and no more than once during any calendar year, and upon reasonable notice, Celgene is required to permit an independent certified public accounting firm of nationally recognized standing (jointly agreed by such holders and Celgene) to have access to such records of Celgene as may be reasonably necessary to verify the accuracy of the net sales statements and the figures underlying the calculations set forth in such net sales statement for any period within the preceding three years that has not previously been audited.

If the independent certified public accountant concludes that any net sales payment should have been greater than the net sales payment as set forth in the net sales statement, Celgene is required to pay such shortfall with respect to each CVR within six months of the date that the holders representing at least a majority of the outstanding CVRs deliver the written report of the independent certified public accountants to Celgene. The decision of the independent certified public accountant shall be final, conclusive and binding on Celgene and the CVR holders. The fees charged by the independent certified public accounting firm will be paid by Celgene if the amount originally paid is more than 10% below the amount due pursuant to the independent written report. The CVR holders shall pay the fees charged by the independent certified public accounting firm if the amount originally paid by Celgene is equal to or less than 10% below the amount due pursuant to the independent written report, which amount Celgene may deduct from any future CVR payments.

If no review of the net sales statement is requested by holders of a majority of the CVRs within three years following the end of any net sales measuring period, the calculation of the net sales payment set forth in the net sales statement shall be binding on all CVR holders.

Celgene has agreed not to, and to cause its affiliates not to, enter into any license or distribution agreement with any third party (other than Celgene or its affiliates) with respect to any Product unless such agreement contains provisions that would allow an independent certified public accountant appointed pursuant to the CVR agreement such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform such independent certified public accountant’s duties under the CVR agreement; provided that Celgene and its affiliates will not be required to amend any Existing Licenses.

Diligent Efforts

Celgene has agreed to use Diligent Efforts to achieve each of the milestones through the fifth anniversary of the CVR agreement. Celgene has agreed to use Diligent Efforts to obtain Regulatory Approvals for the commercial manufacture, marketing and sale of Abraxane® for the treatment of melanoma, ovarian cancer, bladder cancer and first-line metastatic breast cancer until the earlier of the net sales payment termination date or such time that the data generated in an appropriate clinical trial does not support further development of Abraxane® for the applicable indication. Celgene has also agreed to use Diligent Efforts, until the net sales payment termination date, to sell Abraxane® or any of the Abraxis pipeline products for which Celgene has obtained Regulatory Approval for the commercial manufacture, marketing and sale thereof.

Covenants

The CVR agreement provides that while any CVRs remain outstanding, Celgene will not merge or consolidate with or into any other person or sell or convey all or substantially all of its assets to any person, unless (1) Celgene shall be the continuing person, or the successor person which acquires by sale or conveyance substantially all the assets of Celgene (including the shares of Abraxis) shall be a person organized under the laws of the United States of America or any State thereof and shall expressly assume by an instrument, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the CVRs, and the due and punctual performance and observance of all of the covenants and conditions of the CVR agreement to be performed or observed by the

Celgene and (2) Celgene or its successor would not be in default of the covenants and conditions of the CVR agreement immediately following the merger, consolidation or sale.

Celgene agreed not to enter into any binding agreement, arrangement or understanding or take or permit to be taken any action that would, or would reasonably be expected to, delay or prevent Celgene’s ability to timely make payment of the net sales payments or milestone payments, if any, when due.

The CVR agreement provides that while any CVRs remain outstanding, Celgene and its affiliates will not, directly or indirectly, sell, transfer, convey or otherwise dispose of their respective rights in any Product to a third party (other than Celgene or its affiliates), unless at all times after any such sale, transfer, conveyance or other disposition, the gross amounts invoiced for the Products by the applicable transferee (or the amounts of royalties, profit split payments and milestone payments, as described in clause (2) of the definition of Net Sales, with respect to Existing Licenses, as applicable) will be reflected in Net Sales in accordance with the terms of the CVR agreement (with the transferee substituted for Celgene for purposes of the definition of Net Sales) as if such transferee was Celgene, and the contract for such sale, transfer, conveyance or other disposition (which Celgene will take all reasonable actions necessary to enforce in all material respects) will provide for such treatment and will require the transferee to comply with certain covenants in the CVR agreement to the same extent as Celgene.

Events of Default

Each one of the following events is an event of default under the CVR agreement:

•	default in the payment of all or any part of the net sales payments or milestone payments after a period of ten business days when they become due and payable;

•	material default in the performance, or breach in any material respect, of any other covenant or warranty of Celgene in respect of the CVRs, and continuance of such default or breach for a period of ninety days after written notice has been given to Celgene by the trustee or to Celgene and the trustee by the holders of a majority of the outstanding CVRs specifying such default or breach and requiring it to be remedied;

•	a court having jurisdiction in the premises entering a decree or order for relief in respect of Celgene in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Celgene or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order remaining unstayed and in effect for a period of 90 consecutive days; or

•	Celgene commencing a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consenting to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Celgene or for any substantial part of its property, or making any general assignment for the benefit of creditors.

If an event of default described above occurs and is continuing, then, and in each and every such case, either the trustee or the trustee upon the written request of holders of a majority of the outstanding CVRs, shall bring suit to protect the rights of the holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the default interest rate (as set forth in the CVR agreement) until payment is made to the trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, Celgene shall pay or shall deposit with the trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the default interest rate specified in the CVR agreement to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the trustee, and if any and all events of default under the CVR agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the holders of a majority of all the CVRs then outstanding, by written notice to Celgene and to the trustee, may waive all defaults with respect to the CVRs, but no such waiver or rescission and annulment will extend to or will affect any subsequent default or shall impair any right consequent thereof.

Celgene has agreed to file with the trustee written notice of the occurrence of any event of default or other default under the CVR agreement within five business days of its becoming aware of any such default or event of default. Celgene has also agreed to deliver to the trustee within 90 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2010) an officer’s certificate stating whether Celgene is in default in the performance and observance of any of the conditions or covenants under the CVR agreement and if Celgene is in default, specifying all such defaults and their nature and status.

Restrictions on Purchases by Celgene and Affiliates

The CVR agreement does not prohibit Celgene or any of its subsidiaries or affiliates from acquiring the CVRs, whether in open market transactions, private transactions or otherwise.

Registration and Transfers

Celgene will cause to be kept at the office of the trustee a register in which, subject to such reasonable regulations as it may prescribe, Celgene shall provide for the registration and transfer of the CVRs.

Upon surrender for registration of transfer of any CVR at the office or agency of Celgene, Celgene shall execute, and the trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR certificates representing the same aggregate number of CVRs represented by the CVR certificate so surrendered that are to be transferred and Celgene shall execute and the trustee shall authenticate and deliver, in the name of the transferor, one or more new CVR certificates representing the aggregate number of CVRs represented by such CVR certificate that are not to be transferred.

No service charge shall be made for any registration of transfer or exchange of CVRs, but Celgene may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of CVRs.

Amendment of CVR Agreement without Consent of CVR Holders

Without the consent of any CVR holders, Celgene and the trustee may amend the CVR agreement for any of the following purposes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the CVRs any property or assets;

•	to evidence the succession of another person to Celgene, and the assumption by any such successor of the covenants of Celgene in the CVR agreement and in the CVRs;

•	to add to Celgene’s covenants such further covenants, restrictions, conditions or provisions as its board of directors and the trustee shall consider to be for the protection of CVR holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the CVR agreement, provided that in respect of any such additional covenant, restriction, condition or provision, such amendment may (1) provide for a particular grace period after default, (2) provide for an immediate enforcement upon such event of default, (3) limit the remedies available to the trustee upon such event of default, or (4) limit the right of the holders of a majority of the outstanding CVRs to waive an event of default;

•	to cure any ambiguity, to correct or supplement any provision in the CVR agreement or in the CVRs which may be defective or inconsistent with any other provision in the CVR agreement, provided that these provisions shall not materially reduce the benefits of the CVR agreement or the CVRs to the CVR holders;

•	to make any other provisions with respect to matters or questions arising under the CVR agreement, provided that such provisions shall not adversely affect the interests of the CVR holders;

•	to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable; or

•	to make any change that does not adversely affect the interests of the CVR holders.

Amendment of CVR Agreement with Consent of CVR Holders

With the consent of the holders of at least a majority of the outstanding CVRs, Celgene and the trustee may make other amendments to the CVR agreement, provided that no such amendment shall, without the consent of each holder of a CVR affected thereby:

•	modify in a manner adverse to the CVR holders (1) any provision contained in the CVR agreement with respect to the termination of the CVR agreement or the CVRs, (2) the time for payment and amount of the net sales payment or milestone payment or otherwise extend the maturity of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date (except that this provision does not impair the right of Celgene to redeem the CVRs as described under “— CVR Redemption Rights” below;

•	reduce the number of CVRs, the consent of whose holders is required for any such amendment; or

•	modify any of the provisions of the CVR agreement regarding amendments to the CVR agreement, except to increase the percentage of outstanding CVRs required for an amendment or to provide that certain other provisions of the CVR agreement cannot be modified or waived without the consent of each CVR holder affected by such modification or waiver.

CVR Redemption Rights

Subject to certain notice requirements described below, Celgene may, at any time on and after the date that 50% of the CVRs either are no longer outstanding and/or repurchased, acquired, redeemed or retired by Celgene, optionally redeem all (but not less than all) of the outstanding CVRs at a cash redemption price equal to the average price paid per CVR for all CVRs previously purchased by Celgene calculated as of the business day immediately prior to the date of the notice of redemption.

In order to optionally redeem the CVRs, Celgene must give a notice to the trustee at least 45 days but not more than 60 days prior to the redemption date and a notice to each CVR holder whose CVRs are to be redeemed at least 30 days but not more than 60 days prior to the redemption date.

The notice to the trustee must include (1) the clause of the CVR agreement pursuant to which the redemption shall occur, (2) the redemption date, (3) the amount of CVRs to be redeemed and (4) the redemption price.

The notice to the CVR holders must include:

•	the redemption date;

•	the redemption price;

•	the name and address of the paying agent;

•	a statement that CVRs called for redemption must be surrendered to the paying agent to collect the redemption price;

•	a statement that unless Celgene defaults in making such redemption payment, all right, title and interest in and to the CVRs and any CVR payments will cease to accrue on and after the redemption date;

•	the clause of the CVR agreement pursuant to which the CVRs called for redemption are being redeemed; and

•	a statement that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the CVRs.

If less than all of the CVRs are to be redeemed or purchased at any time, the trustee will select the CVRs to be redeemed or purchased among the CVR holders in compliance with the requirements of the principal national securities exchange, if any, on which the CVRs are listed or, if the CVRs are not so listed, on a pro rata basis, by lot or in any other method the trustee considers fair and appropriate.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Abraxis common stock whose shares are exchanged for the merger consideration in the merger. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Abraxis stockholders. This discussion is based on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Abraxis common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof (or the District of Columbia);

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a U.S. holder holds its shares of Abraxis common stock as a capital asset, and will hold its CVRs as a capital asset, in each case within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to an Abraxis stockholder in light of its particular circumstances, or that may apply to Abraxis stockholders that are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, holders that are not U.S. holders, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold shares of Abraxis common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquired their shares of Abraxis common stock through the exercise of options or other compensation arrangements, persons who exercise statutory appraisal rights or persons whose ability to sell their Abraxis common stock is limited by SEC Rule 144). In addition, this discussion does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to Abraxis stockholders. The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the merger. Abraxis stockholders are urged to consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of cash, Celgene common stock and CVRs in exchange for Abraxis common stock pursuant to the merger, and receipt of any CVR payments.

If any entity that is treated as a partnership for U.S. federal tax purposes holds Abraxis common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity holds shares of Abraxis common stock, you should consult your tax advisor.

The receipt by a U.S. holder of cash, Celgene common stock and CVRs in exchange for shares of Abraxis common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Abraxis common stock generally will recognize capital gain or loss at the time of the merger equal to the difference, if any, between:

•	the sum of (1) the amount of cash (including any cash received in lieu of fractional shares of Celgene common stock), (2) the fair market value of the Celgene common stock and (3) the fair market value of the CVRs received by the U.S. holder in exchange for such Abraxis common stock; and

•	the U.S. holder’s adjusted tax basis in such Abraxis common stock.

Such gain or loss generally will be long-term capital gain or loss provided the U.S. holder’s holding period for the Abraxis common stock surrendered in the merger exceeds one year as of the date of the merger. In general, long-term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 15%. The legislation providing for this 15% rate is scheduled to expire at the end of 2010, at which time the rate may increase. The deductibility of capital losses is subject to limitations under the Code. The amount and character of gain or loss must be determined separately for each block of Abraxis common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for the merger consideration in the merger. The installment method of reporting any gain attributable to receipt of a CVR will not be available because Abraxis common stock is traded on an established securities market.

A U.S. holder’s initial tax basis in Celgene common stock received in the merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the date of the merger.

A U.S. holder’s initial tax basis in CVRs received in the merger will equal the fair market value of such CVRs as determined for U.S. federal income tax purposes, and the holding period for such CVRs will begin on the day following the date of the merger.

There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs. Pursuant to the merger agreement and the CVR agreement, the parties to the merger agreement and the CVR agreement have agreed or will agree, as applicable, to treat and report any CVR payments (except to the extent of any imputed interest, as described below) for all tax purposes as additional consideration for the sale of Abraxis common stock in the merger, except as required by applicable law. Assuming this treatment is correct, a U.S. holder should recognize gain as and to the extent aggregate CVR payments received (less imputed interest, as described below) exceed the U.S. holder’s adjusted tax basis in the CVR, and such gain should be long-term capital gain if the U.S. holder has held the CVR for more than one year. A U.S. holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the CVR until the U.S. holder’s right to receive CVR payments terminates.

In accordance with the CVR agreement, Celgene has agreed to report imputed interest on the CVRs pursuant to Section 483 of the Code. Under Section 483 of the Code, a portion of any CVR payment due more than six months after the date of the merger should be treated as interest income that is ordinary income to a U.S. holder, and the amount of such a CVR payment treated as imputed interest generally should be equal to the excess of (1) the amount of the CVR payment over (2) the present value of such amount as of the completion of the merger, discounted at the relevant applicable federal rate. The relevant applicable federal rate will be the lower of (a) the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date on which the merger agreement was signed, and (b) the lowest applicable federal rate in effect during the three-month period ending with the month that includes the completion of the merger. Under Section 483, the imputed interest is accounted for in accordance with the holder’s regular method of accounting. Upon the making of any CVR payment, Celgene will report to the holder of the CVR and to the Internal Revenue Service, which we refer to as the IRS, the amount of such interest income, if any, as calculated above.

Upon a sale or exchange of a CVR, a U.S. holder should recognize capital gain or loss equal to the difference between (1) the sum of the amount of any cash received upon such sale or exchange and the fair market value of any property received upon such sale or exchange (less any imputed interest, as described below) and (2) the U.S. holder’s adjusted tax basis in the CVR. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the CVR for more than one year. A portion of the amount received by a U.S. holder upon the sale or exchange of a CVR may be treated as imputed interest income, determined under the method described above.

As discussed above, the U.S. federal income tax treatment of the CVRs is unclear. Thus, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position that any CVR payment or a sale or exchange of a CVR does not attract capital gain treatment, or that a different method should be used for purposes of reporting imputed interest. If such a position were sustained, all or any part of any CVR payment (or a payment in exchange for a CVR) could be treated as ordinary income and could be required to be included in income prior to receipt.

Under the Code, consideration received in the merger and any CVR payment received by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 28%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

TAX MATTERS CAN BE COMPLICATED.  THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ABRAXIS STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

DESCRIPTION OF THE CAPITAL STOCK OF CELGENE

The following discussion is a summary of the terms of the capital stock of Celgene and should be read in conjunction with the section entitled “Comparative Rights of Abraxis Stockholders and Celgene Stockholders.” This summary is not meant to be complete and is qualified by reference to the relevant provisions of the DGCL and Celgene’s certificate of incorporation, as amended, which we refer to as Celgene’s certificate of incorporation, and Celgene’s by-laws, as amended, which we refer to as Celgene’s bylaws. You are urged to read those documents carefully. Copies of Celgene’s certificate of incorporation and bylaws are incorporated by reference as exhibits to the reports Celgene files with the SEC, which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Celgene’s authorized capital stock consists of:

•	575,000,000 shares of common stock, par value $.01 per share; and

•	5,000,000 shares of preferred stock, par value $.01 per share, of which 520 shares have been designated Series A convertible preferred stock and 20,000 shares have been designated as Series B convertible preferred stock.

As of September 8, 2010, there were 459,766,127 shares of Celgene common stock outstanding and no shares of Celgene preferred stock outstanding.

Common Stock

Holders of Celgene common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Celgene common stock are entitled to receive ratably such dividends, if any, as may be declared by the Celgene board of directors out of funds legally available therefor, and subject to any preferential dividend rights of any then-outstanding preferred stock. Upon Celgene’s liquidation, dissolution or winding up, the holders of Celgene common stock are entitled to receive ratably Celgene’s net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of Celgene common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Celgene common stock. The outstanding shares of Celgene common stock are, and the shares to be issued in connection with the merger will be, fully paid and non-assessable.

American Stock Transfer & Trust Company is the transfer agent and registrar for Celgene common stock. Shares of Celgene common stock are listed on The NASDAQ Global Select Market under the symbol “CELG.”

Preferred Stock

The Celgene board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Celgene board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the DGCL.

The rights of the holders of Celgene common stock will be subject to, and may be adversely affected by, the rights of holders of any Celgene preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of Celgene common stock. Satisfaction of any dividend or liquidation preferences of outstanding Celgene preferred stock would reduce the amount of funds available, if any, for the payment of dividends or liquidation amounts on Celgene common stock. Holders of Celgene preferred stock would typically be entitled to receive a preference payment.

Delaware Law and Bylaw Provisions

The Celgene board of directors has adopted certain provisions in, and amendments to, Celgene’s bylaws intended to strengthen the Celgene board of directors’ position in the event of a hostile takeover attempt. These bylaw provisions provide:

•	that only persons who are nominated in accordance with the procedures set forth in the bylaws shall be eligible for election as directors;

•	for the election of directors by majority voting in uncontested elections and by plurality voting in contested elections;

•	that only business brought before the annual meeting by the Celgene board of directors or by a stockholder who complies with the procedures set forth in the bylaws may be transacted at an annual meeting of stockholders;

•	that only the chairman of the board, if any, the chief executive officer, the president, the secretary or a majority of the Celgene board of directors may call special meetings of Celgene stockholders;

•	a procedure for the Celgene board of directors to fix the record date whenever stockholder action by written consent is undertaken; and

•	that a vote of holders of not less than a majority of the outstanding shares of Celgene common stock may amend bylaw provisions, and the Celgene board of directors, except as otherwise provided by law, shall have power equal to that of the stockholders to amend the bylaws by vote of not less than a majority of the entire board of directors.

Furthermore, Celgene is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, subject to certain exceptions. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within the prior three years, did own, 15% or more of the corporation’s voting stock.

COMPARATIVE RIGHTS OF ABRAXIS STOCKHOLDERS AND CELGENE STOCKHOLDERS

Both Abraxis and Celgene are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. Before the completion of the merger, the rights of holders of Abraxis common stock are also governed by the certificate of incorporation and the bylaws of Abraxis, as amended, which we refer to as Abraxis’ bylaws. After the completion of the merger, Abraxis stockholders will become stockholders of Celgene, and their rights will be governed by the DGCL, the certificate of incorporation of Celgene and Celgene’s bylaws.

The following is a summary of the material differences between the rights of Abraxis stockholders and the rights of Celgene stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Abraxis and Celgene stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Abraxis and Celgene that we refer to in this summary. You should carefully read this proxy statement/prospectus in its entirety and the other documents we refer to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Abraxis and being a stockholder of Celgene. Abraxis and Celgene have filed their respective documents referred to herein with the SEC and/or have attached them as exhibits to this proxy statement/prospectus, and will send copies of these documents to you upon your request. Please see the section entitled “Where You Can Find More Information.”

	Abraxis	Celgene

Authorized Capital Stock:	The authorized capital stock of Abraxis currently consists of 106,000,000 shares, consisting of 100,000,000 shares of common stock, $.001 par value per share, and 6,000,000 shares of preferred stock, $.001 par value per share.	The authorized capital stock of Celgene currently consists of 580,000,000 shares, consisting of 575,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.
Rights of Preferred Stock:	The Abraxis board of directors has the authority, without stockholder approval, to create or provide for any series of preferred stock, and to fix the designations, preferences and rights, and qualifications, limitations or restrictions thereof, which designations, preferences or rights may be superior to those of Abraxis common stock. Abraxis currently has no shares of preferred stock outstanding.
The Celgene board of directors has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the designations, powers, preferences and rights and the qualifications, limitations and restrictions of each series of preferred stock, which rights and preferences may be superior to those of Celgene common stock.

Celgene currently has no shares of preferred stock outstanding.

Number of Directors:	Abraxis’ bylaws currently provide that a majority of the members of the Abraxis board of directors can determine the number of directors on its board, provided that the board consists of at least one member. There currently are seven directors serving on the Abraxis board of directors.	Celgene’s bylaws currently provide that the number of members of the Celgene board of directors shall consist of no less than three and no more than 15 directors; provided, however, that a majority of the then authorized number of directors may increase or decrease the number of directors. There are currently nine directors serving on the Celgene board of directors.

	Abraxis	Celgene

Election of Directors:	Abraxis’ bylaws provide that, directors shall be elected by a plurality vote of the shares present in person, by remote communication, if applicable, or represented by proxy at the stockholders’ annual meeting in each year and entitled to vote on the election of directors.	Celgene’s bylaws provide that, at any meeting duly called and held for the election of directors at which a quorum is present, each nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast by the holders (acting as such) of shares of stock of Celgene entitled to elect such directors at any meeting of stockholders for which (1) the secretary of Celgene receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Celgene’s bylaws and (2) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date Celgene first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
Cumulative Voting:	Abraxis’ certificate of incorporation and bylaws do not provide for cumulative voting, and as a result, holders of Abraxis’ capital stock have no cumulative voting rights in connection with the election of directors.	Celgene’s certificate of incorporation and bylaws do not provide for cumulative voting, and as a result, holders of Celgene’s capital stock have no cumulative voting rights in connection with the election of directors.
Classification of Board of Directors:	Abraxis does not have a classified board of directors. Abraxis’ bylaws provide that the directors shall be elected at each annual meeting of Abraxis stockholders and shall hold office until the next annual meeting and until their successors shall be duly elected and qualified, or until such director’s earlier death, resignation or removal.	Celgene does not have a classified board of directors. Celgene’s bylaws provide that the directors shall be elected at each annual meeting of Celgene stockholders and shall serve until the next succeeding annual meeting of stockholders and until their respective successors have been elected and qualified.
Removal of Directors:	Abraxis’ bylaws provide that any director or the entire board of directors may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors.	Celgene’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.
Board Vacancies:	Abraxis’ bylaws provide that vacancies on the board of directors or newly created directorships resulting from an increase in the authorized number of directors may, unless otherwise provided in the certificate of incorporation, be filled by the affirmative vote of a majority of directors then in office, even though less than a quorum, or by a sole remaining director. Any director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his successor shall have been duly elected and qualified. A board vacancy shall be deemed to exist in the case of the death, removal or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole board of directors.	Celgene’s bylaws provide that vacancies on the board of directors caused by death, resignation, removal, disqualification, or other cause, or additional directorships resulting from an increase in the number of directors may be filled at any time by a majority of directors then in office, even though less than a quorum, or in the case of any vacancy in the office of any director, by the stockholders. Any director so chosen shall hold office until his successor shall have been elected and qualified; or, if the person so chosen is a director elected to fill a vacancy, he shall hold office for the unexpired term of his predecessor.

	Abraxis	Celgene

Director Nominations by Stockholders:	Abraxis’ bylaws provide that nominations of persons for election to the Abraxis board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, by any nominating committee or person appointed by the board of directors or by any stockholder entitled to vote for the election of directors at the meeting who complies with the applicable notice procedures set forth in Abraxis’ bylaws. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of Abraxis. To be timely, a stockholder’s notice must be delivered to or mailed and received not less than 120 calendar days prior to the date on which Abraxis first mailed its proxy materials for the previous year’s annual meeting of stockholders. If during the prior year Abraxis did not hold an annual meeting, or if the date of the annual meeting was changed more than 30 days from the previous year’s meeting, then the deadline is a reasonable time before Abraxis begins to print and mail its proxy materials. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of Abraxis which are beneficially owned by the person and (4) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act; and (b) as to the stockholder giving the notice, (1) the name and record address of the stockholder, and (2) the class and number of shares of Abraxis which are beneficially owned by the stockholder. These provisions do not apply to nomination of any persons entitled to be separately elected by holders of Abraxis preferred stock.	Celgene’s bylaws provide that nominations of persons for election to the Celgene board of directors may be made at any annual meeting of stockholders, (a) by or at the direction of the board of directors (or any duly authorized committee thereof) or (b) by any Celgene stockholder (1) who is a stockholder of record on the date of the giving of the required notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (2) who complies with the notice procedures set forth in the bylaws. For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of Celgene. To be timely, a stockholder’s notice to the secretary must be delivered to or mailed and received at the principal executive offices of Celgene not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder (in order to be timely) must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. To be in proper written form, a stockholder’s notice to the secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of Celgene which are owned beneficially or of record by the person and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (1) the name and record address of such stockholder, (2) the class or series and number of shares of capital stock of Celgene which are owned beneficially or of record by such stockholder, (3) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (4) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in his notice and (5) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
Stockholder Action by Written Consent:	Abraxis’ bylaws provide that, unless otherwise provided in the certificate of incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken by written consent if the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent duly delivered to Abraxis, written consents signed by a sufficient number of stockholders to take such action are duly delivered to Abraxis. Abraxis’ certificate of incorporation does not prohibit stockholders from taking action by written consent as provided in Abraxis’ bylaws.	Celgene’s certificate of incorporation does not provide for action to be taken by the stockholders of Celgene by written consent. Accordingly, the default DGCL Section 228 applies, providing that any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken by written consent if the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

	Abraxis	Celgene

Certificate of Incorporation Amendments:	Abraxis reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Abraxis stockholders therein are granted subject to this reservation. The DGCL requires that any amendment to Abraxis’ certificate of incorporation must be approved by the board of directors and that a resolution be adopted recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the amendment must be approved by a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment.	The DGCL requires that any amendment to Celgene’s certificate of incorporation must be approved by the board of directors and that a resolution be adopted recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the amendment must be approved by a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment.
Bylaw Amendments:	Abraxis’ bylaws may be repealed, altered or amended or new bylaws adopted at any meeting of the stockholders, either annual or special, by the affirmative vote of at least 80% of the stock entitled to vote at such meeting, unless a larger vote is required by Abraxis’ bylaws or certificate of incorporation. The Abraxis board of directors also has the authority to repeal, alter or amend Abraxis’ bylaws or adopt new bylaws (including, without limitation, the amendment of any bylaws setting forth the number of directors who constitute the whole board of directors) by unanimous written consent or at any annual, regular or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of Abraxis stockholders to change or repeal such bylaws and provided that the Abraxis board of directors will not make or alter any bylaws fixing the qualifications, classifications or term of office of directors.	Celgene’s bylaws provide that the holders of shares entitled at the time to vote for the election of directors have power to adopt, amend, or repeal the bylaws by vote of not less than a majority of such shares, and except as otherwise provided by law, the board of directors has power equal in all respects to that of the stockholders to adopt, amend, or repeal the bylaws by vote of not less than a majority of the entire board.
Special Meetings of Stockholders:	Abraxis’ bylaws provide that special meetings of the stockholders may be called, for any purpose or purposes, by the chairman of the board of directors, the president, the secretary or the board of directors at any time.	Celgene’s bylaws provide that special meetings of the stockholders may be called, for any purpose or purposes, by the chairman of the board of directors, if any, the chief executive officer, the president, the secretary, or a majority of the board of directors at any time.
Notice of Special Meetings of Stockholders:	Abraxis’ bylaws require that written notice of a special meeting be given to stockholders not less than ten days or more than 60 days before the date of the meeting, except that where the matter to be acted on is a merger or consolidation of Abraxis or a sale, lease or exchange of all or substantially all of its assets, such notice must be given not less than 20 nor more than 60 days prior to such meeting.	Celgene’s bylaws require that notice of a special meeting must be given by the chairman of the board of directors, if any, the chief executive officer, the president, any vice-president, the secretary, or an assistant secretary, to stockholders not less than ten days or more than 60 days before the date of the meeting, unless a different period is prescribed by law.
Stockholder Nominations and Proposals (Requirements for Delivery and Notice):
Abraxis’ bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Abraxis’ secretary not less than 120 calendar days prior to the date on which Abraxis first mailed its proxy materials for the prior year’s annual meeting. If during the prior year Abraxis did not hold an annual meeting, or if the date of the annual meeting was changed more than 30 days from the prior year’s meeting, then the deadline is a reasonable time before Abraxis begins to print and mail its proxy materials.

A stockholder’s notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of the stockholder proposing such business, (3) the class and number of shares of Abraxis which are beneficially owned by the stockholder and (4) any material interest of the stockholder in such business.
Celgene’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Celgene’s secretary not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder (in order to be timely) must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. A stockholder’s notice to the secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of such stockholder, (3) the class or series and number of shares of capital stock of Celgene which are owned beneficially or of record by such stockholder, (4) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

	Abraxis	Celgene

Proxy:	Abraxis’ bylaws provide that every person entitled to vote or execute consents has the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a written proxy executed by such person or his duly authorized agent, which proxy must be filed with the secretary of Abraxis at or before the meeting at which it is to be used. The proxy so appointed need not be a stockholder. No proxy may be voted on after three years from its date of creation unless the proxy provides for a longer period. Unless and until voted, every proxy will be revocable at the pleasure of the person who executed it or of his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.	Celgene’s bylaws provide that at any meeting duly called and held at which a quorum is present, every person entitled to vote or execute consents has the right to do so either in person or by proxy to decide such matters.
Limitation of Personal Liability of Directors:	Abraxis’ certificate of incorporation provides that to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no Abraxis director will be personally liable to Abraxis or its stockholders for monetary damages for breach of fiduciary duty as a director.	Celgene’s certificate of incorporation provides that no director of Celgene will be liable to Celgene or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Celgene or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.
Indemnification of Directors and Officers:	Abraxis’ bylaws provides that Abraxis will indemnify and hold harmless, to the fullest extent permitted by the DGCL (as the same exists or may be subsequently amended or interpreted), any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or a person of whom he is the legal representative, is or was a director, officer, employee or agent of Abraxis, or is or was serving as a director, officer, employee or agent of another entity at the request of Abraxis. Abraxis will indemnify such person with respect to legal proceedings initiated by such person only if such legal proceedings were approved by the Abraxis board of directors.	Celgene’s certificate of incorporation provides that Celgene will indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer, incorporator, employee or agent of Celgene, or is or was serving as a director, officer, incorporator, employee or agent of another entity at the request of Celgene.
DGCL Section 203 Election:
Under Delaware law a corporation can elect not to be governed by Section 203 of the DGCL, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers.

Abraxis has expressly opted not to be governed by Section 203 of the DGCL.

Under Delaware law a corporation can elect not to be governed by Section 203 of the DGCL, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers.

Celgene has not made this election and is therefore governed by Section 203 of the DGCL.

Vote on Business Combinations:	Neither Abraxis’ certificate of incorporation nor its bylaws contain any provisions relating to business combinations.	Neither Celgene’s certificate of incorporation nor its bylaws contain any provisions relating to business combinations.

RIGHTS OF STOCKHOLDERS TO SEEK APPRAISAL

Under Delaware law, holders of Abraxis common stock who do not wish to accept the merger consideration have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Abraxis common stock together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the DGCL, which is referred to in this proxy statement/prospectus as Section 262.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect its appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex H to this proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of Abraxis common stock exercise their appraisal rights.

Abraxis is required to send a notice of appraisal rights to each of its stockholders not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes the notice to Abraxis stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex H to this proxy statement/prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Holders of shares of Abraxis common stock who desire to exercise their appraisal rights must (1) not vote in favor of the merger and (2) deliver a written demand for appraisal of his or her shares to the Corporate Secretary of Abraxis before the vote on the merger at the special meeting. A demand for appraisal must reasonably inform Abraxis of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Abraxis common stock held by such stockholder. All demands for appraisal should be addressed to Abraxis BioScience, Inc., 11755 Wilshire Boulevard, Suite 2000, Los Angeles, CA 90025, Attention: Corporate Secretary, and should be executed by, or on behalf of, the record holder of shares of Abraxis common stock. ALL DEMANDS MUST BE RECEIVED BY ABRAXIS BEFORE THE VOTE ON THE MERGER AT THE SPECIAL MEETING AT 10:00 A.M. LOCAL TIME ON OCTOBER 13, 2010.

If you fail to deliver a written demand for appraisal within the time period specified above and the merger is completed, you will be entitled to receive the merger consideration for your shares of Abraxis common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Abraxis common stock.

To be effective, a demand for appraisal by a holder of shares of Abraxis common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Abraxis. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the completion of the merger.

If you hold your shares of Abraxis common stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

Within ten days after the completion of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who is entitled to appraisal rights and has properly filed a written demand for appraisal in accordance with Section 262. At any time within 60 days after the completion of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and accept the terms of the merger by delivering a written withdrawal of the stockholder’s demands for appraisal. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of Abraxis common stock.

Within one hundred and twenty days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and the surviving corporation has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the completion of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the completion; however, if no petition for appraisal is filed within one hundred and twenty days after the completion of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within sixty days after the completion of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for his or her shares of Abraxis common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than sixty days after the completion of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements presented below are based on, and should be read together with, the historical financial statements of Celgene and Abraxis that are contained in their respective filings with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed merger as if it had occurred on June 30, 2010, and combines the historical balance sheets of Celgene and Abraxis as of June 30, 2010. The unaudited pro forma condensed consolidated statements of operations are presented as if the proposed merger had occurred on January 1, 2009, and combines the historical results of operations of Celgene and Abraxis for the year ended December 31, 2009 and for the six months ended June 30, 2010. The historical financial information is adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of Celgene and Abraxis. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed financial statements presented below and with the separate historical financial statements of Celgene and Abraxis incorporated by reference into this proxy statement/prospectus.

The pro forma adjustments related to the merger have been prepared using the acquisition method of accounting and are based on a preliminary purchase price allocation whereby the cost to acquire Abraxis was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on analyses of fair values of identifiable tangible and intangible assets, in-process research and development, deferred tax assets and liabilities and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed following the completion of the merger and after Celgene obtains a final third-party valuation, performs its own assessments and reviews all available data. The final purchase price allocation will be performed using estimated fair values as of the date of the completion of the merger. Differences between the preliminary and final purchase price allocations could have a material impact on the unaudited pro forma condensed consolidated financial statements and Celgene’s future results of operations and financial position.

The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs that may result from the integration of Abraxis. Although Celgene believes that certain cost savings may result from the merger, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed consolidated financial statements are based on estimates and assumptions, are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized if the proposed merger had been completed as of the dates indicated.

CELGENE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET
As of June 30, 2010
(In thousands)

	Celgene	Abraxis	Pro Forma	See		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 4		Consolidated

Assets
Current assets:
Cash and cash equivalents	$855,608	$171,724	$(1,000,000)	(a	)	$27,332
Marketable securities available for sale	2,289,009	—	(1,478,056)	(a	)	810,953
Accounts receivable, net	477,361	56,166	—			533,527
Inventory	100,797	60,834	111,554	(b	)	273,185
Deferred income taxes	68,751	25,510	107,218	(e	)	201,479
Other current assets	303,368	24,202	(1,554)	(b	)	326,016

Total current assets:	4,094,894	338,436	(2,260,838)			2,172,492

Property, plant and equipment, net	309,401	262,160	—			571,561
Investment in affiliated companies	23,580	16,412	—			39,992
Intangible assets, net	806,313	131,807	2,538,193	(c	)	3,476,313
Goodwill	764,612	253,821	892,432	(d	)	1,910,865
Other assets	179,438	57,484	(24,658)	(e	)	212,264

Total assets	$6,178,238	$1,060,120	$1,145,129			$8,383,487

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$66,975	$18,263	$48,831	(f	)	$134,069
Accrued expenses	307,965	84,563	103,208	(g	)	495,736
Accrued litigation costs	—	57,635	—			57,635
Related party payable	—	—	—			—
Income taxes payable	9,013	—	—			9,013
Current portion of deferred revenue	2,886	2,880	—			5,766
Other current liabilities	86,564	—	—			86,564

Total current liabilities:	473,403	163,341	152,039			788,783

Contingent value rights	—	—	300,000	(h	)	300,000
Deferred revenue, net of current portion	9,267	2,624	—			11,891
Non-current income taxes payable	458,694	—	—			458,694
Deferred income taxes, non-current	—	31,686	963,549	(e	)	995,235
Other non-current liabilities	309,064	10,862	—			319,926

Total liabilities	1,250,428	208,513	1,415,588			2,874,529

Equity:
Stockholders’ equity:
Common stock	4,697	40	66	(i	)	4,803
Common stock in treasury, at cost	(458,417)	—	—			(458,417)
Additional paid-in capital	5,565,056	1,236,298	(646,404)	(j	)	6,154,950
Accumulated deficit	(242,452)	(394,668)	376,612	(k	)	(260,508)
Accumulated other comprehensive income	58,926	733	(733)	(l	)	58,926

Total stockholders’ equity	4,927,810	842,403	(270,459)			5,499,754

Noncontrolling interest	—	9,204	—			9,204

Total equity	4,927,810	851,607	(270,459)			5,508,958

Total liabilities and equity	$6,178,238	$1,060,120	$1,145,129			$8,383,487

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CELGENE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2010
(In thousands, except per share amounts)

	Celgene	Abraxis	Pro Forma	See		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 4		Consolidated

Revenue:
Net product sales	$1,582,508	$239,233	$—	(m.i	)	$1,821,741
Collaborative agreements and other revenue	4,924	6,892	(80)	(m.i	)	11,736
Royalty revenue	56,514	—	80	(m.i	)	56,594

Total revenue	1,643,946	246,125	—			1,890,071

Expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)	129,908	72,740	—			202,648
Research and development	547,418	69,334	—			616,752
Selling, general and administrative	427,241	110,273	(1,169)	(m.iii	)	536,345
Amortization of acquired intangible assets	88,661	20,276	17,077	(m.ii	)	126,014
Acquisition related charges	12,698	—	(1,944)	(m.iii	)	10,754

Total expenses	1,205,926	272,623	13,964			1,492,513

Operating income (loss)	438,020	(26,498)	(13,964)			397,558
Other income and expense:
Interest and investment income, net	24,209	3,958	(13,348)	(m.iv	)	14,819
Equity in (gains) losses of affiliated companies	(638)	1,855	—			1,217
Interest expense	907	—	—			907
Other (loss) income, net	(1,323)	968	—			(355)

Income (loss) before income taxes	460,637	(23,427)	(27,312)			409,898

Income tax provision (benefit)	70,843	(3,959)	(10,925)	(m.v	)	55,959

Net income (loss)	389,794	(19,468)	(16,387)			353,939

Net loss attributable to noncontrolling interest	—	(605)	—			(605)

Net income (loss) attributable to common shareholders	$389,794	$(18,863)	$(16,387)			$354,544

Net income per common share:
Basic	$0.85					$0.75
Diluted	$0.83					$0.74
Weighted average shares:
Basic	460,112		10,574	(n	)	470,686
Diluted	467,557		10,574	(n	)	478,131

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CELGENE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009
(In thousands, except per share amounts)

	Celgene	Abraxis	Pro Forma	See		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 4		Consolidated

Revenue:
Net product sales	$2,567,354	$314,545	$(749)	(m.i	)	$2,881,150
Collaborative agreements and other revenue	13,743	44,505	—			58,248
Royalty revenue	108,796	—	749	(m.i	)	109,545

Total revenue	2,689,893	359,050	—			3,048,943

Expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)	216,289	63,665	—			279,954
Research and development	794,848	154,615	—			949,463
Selling, general and administrative	753,827	200,734	—			954,561
Amortization of acquired intangible assets	83,403	39,782	34,924	(m.ii	)	158,109
Impairment charge	—	13,999	—			13,999

Total expenses	1,848,367	472,795	34,924			2,356,086

Operating income (loss)	841,526	(113,745)	(34,924)			692,857
Other income and expense:
Interest and investment income, net	76,785	3,052	(71,220)	(m.iv	)	8,617
Equity in losses (gains) of affiliated companies	1,103	(2,090)	—			(987)
Interest expense	1,966	—	—			1,966
Other income, net	60,461	1,255	—			61,716

Income (loss) before income taxes	975,703	(107,348)	(106,144)			762,211

Income tax provision (benefit)	198,956	(2,580)	(42,458)	(m.v	)	153,918

Net income (loss)	776,747	(104,768)	(63,686)			608,293

Net loss attributable to noncontrolling interest	—	(1,652)	—			(1,652)

Net income (loss) attributable to common shareholders	$776,747	$(103,116)	$(63,686)			$609,945

Net income per common share:
Basic	$1.69					$1.30
Diluted	$1.66					$1.28
Weighted average shares:
Basic	459,304		10,574	(n	)	469,878
Diluted	467,354		10,574	(n	)	477,928

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

(1)	Description of Transaction

On June 30, 2010 Celgene, Abraxis and merger sub entered into a merger agreement pursuant to which merger sub will merge with and into Abraxis, and Abraxis will become a wholly-owned subsidiary of Celgene. This transaction will be accounted for by Celgene under the acquisition method of accounting, with Celgene as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Abraxis will be recorded as of the acquisition date, at their respective fair values, and consolidated with those of Celgene. The reported consolidated financial condition and results of operations of Celgene after completion of the merger will reflect these fair values.

Under the terms and subject to the conditions of the merger agreement, each share of Abraxis common stock will be converted into the right to receive (1) $58.00 in cash, without interest, (2) 0.2617 of a share of Celgene common stock and (3) one CVR issued by Celgene. Holders of stock options and stock appreciation rights, whether vested or unvested, with an exercise price or base appreciation amount below the per share amount (as defined below) will receive, for each share of Abraxis common stock subject to such stock option or stock appreciation right, (1) a cash payment equal to the difference between the per share amount and the exercise price or base appreciation amount of the stock option or stock appreciation right, as applicable, and (2) one CVR. Holders of stock options and stock appreciation rights with an exercise price or base appreciation amount above the per share amount will be given the right to elect to pay to Abraxis a cash payment equal to the difference between the exercise price or base appreciation amount of the stock option or stock appreciation right, as applicable, and the per share amount, and in exchange receive one CVR. Holders of restricted stock units will receive (1) a cash payment equal to the per share amount and (2) one CVR.

The “per share amount” means the sum of $58.00, plus the amount obtained by multiplying (1) the exchange ratio of 0.2617 and (2) an amount equal to the average of the closing sale prices for Celgene common stock on The NASDAQ Global Select Market, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the completion of the merger, with such amount rounded up to the nearest cent.

Celgene estimates that the aggregate value of the consideration to be paid in the merger will be approximately $3.35 billion. The value of the shares of Celgene common stock and CVRs to be issued pursuant to the merger will not be determined until the completion of the merger and therefore, the final aggregate value of the consideration paid in the merger may be more or less than $3.35 billion.

The merger is subject to customary closing conditions, including the adoption of the merger agreement by Abraxis stockholders. We anticipate that the merger will close within two business days following the date of the special meeting, if all conditions to the merger (as described under “Merger Agreement — Conditions to the Merger”) are fulfilled or waived on or before the closing date. However, we cannot guarantee the exact timing of the completion of the merger or that the merger will be completed.

Prior to June 30, 2010, there were no material transactions between Celgene or its subsidiaries, on the one hand, and Abraxis and its subsidiaries, on the other hand.

(2)	Contingent Value Rights

The unaudited pro forma balance sheet as of June 30, 2010 includes Celgene’s estimate of the fair value of the total potential payments under the CVRs. Subsequent to the completion of the merger, the liability relating to the CVRs will be re-measured to fair value at each reporting date, with changes reflected in earnings. Each CVR will entitle its holder to receive a pro rata portion of the following payments: (1) $250 million upon FDA approval of Abraxane® for use in the treatment of non-small cell lung cancer, which approval permits Celgene to market Abraxane® under a label that includes a progression free survival claim, but only if the foregoing milestone is achieved no later than the fifth anniversary of the merger, (2) $400 million (if achieved no later than April 1,

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

2013) or $300 million (if achieved after April 1, 2013 and before the fifth anniversary of the merger) upon FDA approval of Abraxane® for use in the treatment of pancreatic cancer, which approval permits Celgene to market Abraxane® under a label that includes an overall survival claim, and (3) for each full one-year period ending December 31st during the term of the CVR agreement, which we refer to as a net sales measuring period (with the first net sales measuring period beginning January 1, 2011 and ending December 31, 2011) (a) 2.5% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $1 billion but are less than or equal to $2 billion for such period, plus (b) an additional amount equal to 5% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $2 billion but are less than or equal to $3 billion for such period, plus (c) an additional amount equal to 10% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $3 billion for such period.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 reflects an estimated value of $300 million in the aggregate attributable to the CVRs to be issued in the merger, based on Celgene’s internal valuation considering the probability of approval and the expected timing of such approvals and future sales of Abraxane® and the Abraxis pipeline products. The value placed on the CVRs by Celgene for purposes of these unaudited pro forma condensed consolidated financial statements may not be indicative of the actual fair value of the CVRs or of the payment to be made or the value at which the CVRs will trade following the completion of the merger. In addition, no accretion expense has been included in the unaudited pro forma condensed consolidated statement of operations.

The CVR payments, all other obligations under the CVR agreement and the CVRs and any rights or claims relating thereto, are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all senior obligations of Celgene. For a description of the senior obligations of Celgene, see “Description of the CVRs — Subordination.” If any default on any senior obligations of Celgene exceeding $25 million in aggregate principal amount would occur as a result of CVR payment, there is an existing payment default on senior obligations of Celgene exceeding $25 million in aggregate principal amount, the maturity of any senior obligations of Celgene representing more than $25 million in aggregate principal amount is accelerated or in other circumstances, no CVR payment will be made, so long as such circumstance remains in effect.

(3)	Estimated Purchase Price

The accompanying unaudited pro forma condensed consolidated financial statements reflect an estimated purchase price of approximately $3.35 billion. This amount is comprised of the following:

•	To holders of Abraxis common stock, for each share of Abraxis common stock: (1) $58.00 in cash, without interest, (2) 0.2617 of a share of Celgene common stock and (3) one CVR, and reflect approximately 40.4 million shares of Abraxis common stock to be exchanged in the merger, based on the number of Abraxis common stock outstanding at June 30, 2010.

•	To holders of Abraxis stock options and stock appreciation rights with an exercise price or base appreciation amount below the per share amount (as defined above), for each stock option or stock appreciation right, as applicable: (1) a cash payment equal to the difference between the per share amount and the exercise price or base appreciation amount of the stock option or stock appreciation right, as applicable, and (2) one CVR.

•	To holders of Abraxis restricted stock units, for each restricted stock unit: (1) a cash payment equal to the per share amount and (2) one CVR.

The actual number of shares of Celgene common stock and CVRs that are to be exchanged in the merger will not be determined until the completion of the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

The total estimated purchase price is summarized as follows:

June 30, 2010
(In thousands)

Estimated amount of cash to be received by Abraxis stockholders, stock option holders, stock appreciation right holders and restricted stock unit holders	$2,460,000
Estimated fair value of shares of Celgene common stock to be issued	590,000
Estimated fair value of contingent value rights	300,000

Total preliminary estimated purchase price	$3,350,000

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

June 30, 2010
(In thousands)

Net book value of assets acquired as of June 30, 2010	$842,403
Less: Write-off of existing goodwill, other intangible assets and certain deferred taxes	(242,617)

Adjusted net book value of assets acquired	599,786
Remaining allocation:
Increase inventory to fair value(i)	110,000
Acquired identifiable intangible assets at fair value:
Developed products(ii)	1,200,000
In-process research and development (iii)	1,400,000
Licensing agreement and other(ii)	70,000
Abraxis transaction costs(iv)	(48,831)
Fair value adjustment of contingent liability	(103,208)
Deferred income taxes	(1,024,000)
Goodwill(v)	1,146,253

Total preliminary estimated purchase price	$3,350,000

(i)	The estimated fair value of inventory is based on estimated fair value of finished goods on hand and estimated completion of work in progress.

(ii)	Developed products relate to Abraxane® for the treatment of breast cancer, which has a finite life estimated at 17 years. The licensing agreement and other also have finite lives primarily estimated at 17 years.

(iii)	In-process research and development, which we refer to as IPR&D, represents the research and development projects of Abraxis which were in-process, but not yet completed, and which Celgene plans to complete. They include the development of Abraxane® for treatment of pancreatic cancer and non-small cell lung cancer. Current accounting standards require that the fair value of IPR&D projects acquired in a business combination be capitalized at the acquisition date and subsequently accounted as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the merger, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the estimated useful life of the asset.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

As part of the final purchase price allocation, the fair value estimates will be finalized and adjusted, if necessary, using estimated fair values as of the date of completion of the merger.

(iv)	Adjustment relates to the transaction costs to be incurred by Abraxis in connection with the merger, which will reduce Abraxis’ net working capital to be acquired by Celgene at the completion of the merger.

(v)	The amount allocated to goodwill is preliminary and subject to change, depending on the results of the final purchase price allocation. In accordance with current accounting standards, goodwill associated with the transaction will not be amortized and will be subject to review for impairment.

(4)	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on the preliminary purchase price valuation and certain adjustments to conform Abraxis’ historical amounts to Celgene’s financial statements presentation.

For purposes of these unaudited pro forma condensed consolidated financial statements, the fixed asset book value approximates fair value. There are no fair value adjustments to leases, other contracts or the non-controlling financial interests included herein. Further analysis will be performed after the completion of the merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

Celgene does not require financing for the merger. However, Celgene is considering and may pursue financing arrangements on terms and conditions favorable to Celgene, including, without limitation, an offering of debt securities, to maintain financial flexibility. These unaudited pro forma condensed consolidated financial statements contemplate the use of Celgene’s cash on hand and the sale of Celgene investments in marketable securities to finance the merger.

The cash consideration estimated in these unaudited pro forma condensed consolidated financial statements assumes that Abraxis stock options currently outstanding will not be exercised prior to the completion of the merger and that option holders will receive a cash payment equal to the difference between the per share amount and the exercise price.

The adjustments relate to the following:

(a) Cash and cash equivalents and marketable securities available for sale adjustments consist of the following:

June 30, 2010
(In thousands)

Estimated amount of cash to be received by Abraxis stockholders, stock option holders, and restricted stock unit holders	$2,460,000
Celgene’s estimated transaction fees (to accumulated deficit)	18,056

Total	$2,478,056

To be funded by:
Cash and cash equivalents	$1,000,000
Marketable securities available for sale	1,478,056

Total	$2,478,056

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

(b) Inventory and other current assets adjustments consist of the following:

June 30, 2010
(In thousands)

Inventory step-up	$110,000
Reclassification from other current assets to inventory	1,554

Total	$111,554

(c) To adjust intangible assets for the following:

June 30, 2010
(In thousands)

Elimination of Abraxis intangible assets	$(131,807)
Acquired identifiable amortizable intangible assets:
Developed products	1,200,000
In-process research and development	1,400,000
Licensing agreements and other	70,000

Total	$2,538,193

(d) To record the following goodwill adjustments:

June 30, 2010
(In thousands)

Elimination of pre-existing Abraxis goodwill	$(253,821)
Acquired goodwill(i)	1,146,253

Total	$892,432

(i)	Goodwill is the excess of the purchase price over the interest in the fair value of the acquired assets and liabilities. The purchase price, summarized in Note 3 above, includes equity consideration, and therefore, is dependent upon the value of Celgene common stock. Thus, changes in the market value of Celgene common stock will result in changes in the purchase price and consequently in goodwill. Based on the price of Celgene common stock at June 30, 2010, a 10% increase or decrease in market value of the common stock will result in an increase or decrease in goodwill of approximately $54 million.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

(e) Adjustments to income taxes in the pro forma balance sheet presentation:

June 30, 2010
(In thousands)

Deferred income taxes (current):
To release the valuation allowance against the current deferred income tax assets of Abraxis	$60,072
To record deferred taxes on a fair value adjustment to the contingent liability in purchase accounting (see(g) below for additional information)	47,146

Total	$107,218

Deferred income taxes (non-current):
To release the valuation allowance against the non-current deferred income tax assets of Abraxis	$(71,325)
To record non-current deferred tax liabilities net of non-current tax assets	$(24,658)
To record deferred taxes on a fair value adjustment to the assets and liabilities of Abraxis in purchase accounting	1,059,532

Total	$963,549

Adjustments to reverse deferred taxes related to Abraxis’ historical intangible assets and the contingent liability were based on the actual historical amounts recorded for these items. Deferred taxes recorded by Celgene for those intangible assets and the contingent liability were based on Celgene’s U.S. statutory tax rate estimated at 40%.

Adjustments to income taxes in pro forma statements of operations reflect changes to income taxes from pro forma adjustments, as presented in (m.iv).

(f) To record transaction costs to be incurred by Abraxis in connection with the merger, which will reduce Abraxis’ net working capital to be acquired by Celgene upon the completion of the merger.

(g) To record a fair value adjustment to the contingent liability related to a lawsuit Abraxis is currently defending, which is anticipated to be a continuing liability of Celgene.

(h) To record the liability for the CVRs.

(i) To record the following common stock adjustments:

June 30, 2010
(In thousands)

Elimination of Abraxis common stock	$(40)
Issuance of Celgene common stock(i)	106

Total	$66

(i)	Based on the exchange of 40.4 million shares of Abraxis common stock (obtained from the number of shares of Abraxis common stock outstanding at June 30, 2010), the 0.2617 exchange ratio and the $0.01 par value of Celgene common stock.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

(j) To record the following adjustments to additional paid-in capital:

June 30, 2010
(In thousands)

Elimination of Abraxis additional paid-in capital	$(1,236,298)
Issuance of Celgene common stock	589,894

Total	$(646,404)

(k) To record the following accumulated deficit adjustments:

June 30, 2010
(In thousands)

Elimination of Abraxis accumulated deficit	$394,668
Transaction fees (see(a) above)	(18,056)

Total	$376,612

(l) To record the elimination of Abraxis’ accumulated other comprehensive income.

(m) To record the following adjustments to revenues and expenses for the year ended December 31, 2009 and the six months ended June 30, 2010:

	Increase (Decrease)
	Revenues and Expenses
	Year Ended	Six Months Ended
	December 31, 2009	June 30, 2010
	(In thousands)

Revenue:
Net product sales(i)	$(749)	$—
Collaborative agreements and other revenue(i)	—	(80)
Royalty revenue(i)	$749	$80

Total	$—	$—

Expenses:
Amortization of acquired intangible assets(ii)	$34,924	$17,077
Acquisition and general administrative charges(iii)	—	(3,113)

Total	$34,924	$13,964

Other income and expense:
Interest and investment income, net(iv)	$(71,220)	$(13,348)

Total	$(71,220)	$(13,348)

Income tax provision (benefit)(v)	$(42,458)	$(10,925)

Total	$(42,458)	$(10,925)

(i)	To conform Abraxis’ royalty revenues to Celgene’s presentation.

(ii)	Adjustment reflects amortization expenses for finite-lived intangible assets acquired by Celgene upon the completion of the merger less the historical amortization of intangible assets from Abraxis.

(iii)	To adjust for $1,944 and $1,169 of acquisition charges paid by Celgene and Abraxis, respectively, during the six-month period ended June 30, 2010.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

(iv)	To record interest income forgone on net cash and cash equivalents and marketable securities available for sale anticipated to be used in the merger.

(v)	To record the income tax benefit, calculated using Celgene’s U.S. statutory tax rate estimated at 40%, as a result of pro forma adjustments (ii) and (iii).

(n) To adjust basic and diluted shares of Celgene common stock issued to Abraxis stockholders as contemplated in the merger. Based on the exchange of 40.4 million shares of Abraxis common stock (obtained from the number of shares of Abraxis common stock outstanding at June 30, 2010), the 0.2617 exchange ratio and the $0.01 par value of Celgene common stock. The common stock was assumed to have been issued as of January 1, 2009.

(5)	Subsequent integration costs

After the completion of the merger, Celgene may incur additional integration costs. These costs have not been reflected in the pro forma condensed consolidated financial statements and may be material.

LEGAL MATTERS

The legality of the CVRs and the shares of Celgene common stock to be issued pursuant to the merger will be passed upon for Celgene by Jones Day.

EXPERTS

The consolidated financial statements and schedule of Celgene and its subsidiaries as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of Celgene’s internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 consolidated financial statements refers to a change in its method of accounting for business combinations as of January 1, 2008, change in its method of accounting for the measurement of the fair value of financial assets and liabilities as of January 1, 2008 and a change in its method of recognizing and measuring the tax effects related to uncertain tax positions as of January 1, 2007.

The consolidated financial statements of Abraxis BioScience, Inc. appearing in Abraxis BioScience, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Abraxis BioScience, Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contains an explanatory paragraph describing a change in its method of accounting for noncontrolling interests in consolidated financial statements as of January 1, 2009 as described in Note 2 to the consolidated financial statements), included therein, and incorporated by reference herein. Such consolidated financial statements and Abraxis BioScience, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

If the merger is completed, Abraxis will have no public stockholders and no public participation in any of its future stockholder meetings. If the merger is not completed, Abraxis stockholders will continue to be entitled to attend and participate in Abraxis stockholders meetings and Abraxis will hold an annual meeting of stockholders in 2010.

As set forth in Abraxis’ definitive proxy statement filed with the SEC on October 30, 2009, which is referred to as Abraxis’ last proxy statement, notice of any proposal of a stockholder of Abraxis intended to be included in Abraxis’ proxy statement and form of proxy relating to its 2010 annual meeting of stockholders (i.e., Abraxis’ next annual meeting) must have been received in writing by Abraxis’ Corporate Secretary at 11755 Wilshire Boulevard, Suite 2000, Los Angeles, CA 90025 not less than 120 days prior to the one year anniversary from the first date of mailing of the proxy materials for the 2009 annual meeting, or by July 2, 2010. However, if the 2010 annual meeting is held earlier than November 5, 2010, then the deadline will be a reasonable time before Abraxis begins to print and mail its proxy materials for the 2010 annual meeting.

Also as set forth in Abraxis’ last proxy statement, for any other proposal that a stockholder wishes to have considered at the 2010 annual meeting of Abraxis stockholders, and for any nomination of a person for election to the Abraxis board of directors at the 2010 annual meeting of Abraxis stockholders, Abraxis must have received written notice of such proposal or nomination not less than 120 days prior to the one year anniversary from the first date of mailing of proxy materials for the 2009 annual meeting, or July 2, 2010, or if the date of the 2010 annual meeting has been changed by more than 30 days from the date of the 2009 annual meeting, then the deadline for submitting proposals will be a reasonable time before Abraxis begins to print and mail its proxy materials for the 2010 annual meeting.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals and nominations must comply with Delaware law, Abraxis’ bylaws and the rules and regulations of the SEC.

You may contact the Corporate Secretary, at Abraxis BioScience, Inc., 11755 Wilshire Boulevard, Suite 2000, Los Angeles, CA 90025, for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Abraxis and Celgene file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Abraxis or Celgene at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Abraxis and Celgene, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Abraxis and Celgene through the websites maintained by Abraxis and Celgene, which are http://www.abraxisbio.com and http://www.celgene.com, respectively. The information contained in those websites is not incorporated by reference into this proxy statement/prospectus

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference in this proxy statement/prospectus regarding the content of any contract or other document, are not necessarily complete, and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. As allowed by SEC rules, this proxy statement/prospectus “incorporates by reference” into this proxy statement/prospectus certain information required to be included in the registration statement on Form S-4 filed by Celgene to register the CVRs and the shares of Celgene common stock to be issued pursuant to the merger and the exhibits to the registration statement, which means that important information can be disclosed to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Abraxis and Celgene have previously filed with the SEC as well as all documents filed by Abraxis and Celgene pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the special meeting.

Abraxis

•	Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009;

•	Abraxis’ Annual Report on Form 10-K/A for the year ended December 31, 2009;

•	Abraxis’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	Abraxis’ Current Reports on Form 8-K filed with the SEC on January 28, 2010, February 5, 2010, June 30, 2010 and July 1, 2010.

You may request a copy of these filings free of charge by writing or telephoning Abraxis at:

Abraxis BioScience, Inc.
11755 Wilshire Boulevard, Suite 2000
Los Angeles, California 90025
Attention: Investor Relations
Telephone Number: (310) 883-1300

Celgene

•	Celgene’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	Celgene’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	Celgene’s Current Reports on Form 8-K filed with the SEC on January 6, 2010, January 15, 2010, February 12, 2010, April 15, 2010, June 18, 2010, June 30, 2010, July 1, 2010, August 4, 2010 and August 27, 2010.

You may request a copy of these filings free of charge by writing or telephoning Celgene at:

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Attention: Investor Relations
Telephone Number: (908) 673-9000

Any statements made in a document incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement in this proxy statement/prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this proxy statement/prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this proxy statement/prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Neither Celgene nor Abraxis has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN
OF MERGER
DATED AS OF
JUNE 30, 2010
AMONG
CELGENE CORPORATION,
ARTISTRY ACQUISITION CORP.
AND
ABRAXIS BIOSCIENCE, INC.

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS

Page

2007 Separation and Distribution Agreement	Section 3.9(f)
2007 Spin-Off	Section 3.9(f)
2007 Tax Allocation Agreement	Section 3.9(f)
Acquisition Proposal	Section 6.3(a)
Affiliate	Section 3.13
Agreement	Preamble
Anti-Corruption and Anti-Bribery Laws	Section 3.22(a)
Antitrust Approval	Section 7.1(c)
Antitrust Division	Section 6.5(b)
Applicable Exercise Price	Section 2.7(a)(i)
Applicable Jurisdiction	Section 9.14
Applicable SAR Base Amount	Section 2.7(b)(i)
Board of Directors	Section 2.7(e)
Book Entry Shares	Section 2.1(a)(ii)
Business Day	Section 2.2(a)
Cash Consideration	Section 2.1(a)(ii)
Certificate of Incorporation	Section 1.3
Certificate of Merger	Section 1.2
Certificates	Section 2.1(a)(ii)
Closing	Section 2.9
Closing Date	Section 2.9
Code	Section 2.8
Company	Preamble
Company Common Stock	Section 2.1(a)(i)
Company Contract	Section 3.3(b)
Company Financial Advisors	Section 3.18
Company Financial Statements	Section 3.4(a)
Company Intellectual Property	Section 3.14(b)
Company Material Adverse Effect	Section 3.1
Company Patents	Section 3.14(e)
Company Permits	Section 3.8
Company SEC Documents	Section 3.4(a)
Company Stock Plan	Section 2.7(a)(i)
Company Stockholder Meeting	Section 6.1(a)
Confidentiality Agreement	Section 6.4
Consent	Section 3.3(c)
Contract	Section 3.3(b)
control	Section 3.13
Copyrights	Section 3.14
CVR	Section 2.1(a)(ii)
CVR Agreement	Recitals
CVR Certificate	Section 2.1(a)(ii)
DGCL	Section 1.1
Disclosure Schedule	Article III
Dissenting Company Shares	Section 2.3
Effective Time	Section 1.2
Effects	Section 3.1
Employee	Section 6.6(a)
Employee Benefit Plans	Section 3.10(a)
Employment Practices	Section 3.11(b)

A-iv

Page

Environmental Laws	Section 3.12(c)
Environmental Liabilities	Section 3.12(c)
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(a)
Exchange Act	Article III
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)(ii)
Excluded Company Shares	Section 2.1(a)(i)
Exercise Period	Section 2.7(a)(i)
FDA	Section 3.19(a)
FDCA	Section 3.19(a)
Foreign Plan	Section 3.10(h)
FTC	Section 6.5(b)
Governmental Entity	Section 3.3(c)
Hazardous Materials	Section 3.12(c)
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.2(b)
Indemnified Party	Section 6.2(b)
Insurance Policies	Section 3.21
Intellectual Property	Section 3.14
IRS	Section 3.10(b)
Knowledge of Parent	Section 9.15
Knowledge of the Company	Section 9.15
Law	Section 3.3(b)
Leased Real Property	Section 3.16(a)
Liens	Section 3.2(d)
Material Contract	Section 3.17(a)
Material Employment Agreement	Section 3.10(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)(ii)
Nab®Technology	Section 3.14
NASDAQ	Section 3.1
Non-Competition and Confidentiality Agreement	Recitals
Option	Section 2.7(a)(i)
Options	Section 2.7(a)(i)
Parent	Preamble
Parent Common Stock	Section 2.1(a)(ii)
Parent Financial Statements	Section 4.5(a)
Parent Material Adverse Effect	Section 4.6
Parent Permits	Section 4.10
Parent Plans	Section 6.6(b)
Parent Review Period	Section 6.3(c)
Parent SEC Documents	Section 4.5(a)
Parent Share Cash Value	Section 2.2(e)
Patents	Section 3.14
Paying Agent	Section 2.2(a)
Per Share Amount	Section 2.7(a)(i)
Person	Section 9.13
Pharmaceutical Products	Section 3.14
Pipeline Products	Section 3.14
Proceeding	Section 3.7

A-v

Page

Product	Section 3.14
Programs	Section 3.19(c)
Proxy Statement/Prospectus	Section 2.2(a)
Real Property	Section 3.16(a)
Registration	Section 3.3(c)
Registration Statement	Section 2.2(a)
Regulatory Authorities	Section 3.19(a)
Regulatory Registrations	Section 3.19(f)
Related Agreements	Recitals
Representatives	Section 6.3(a)
RSU	Section 2.7(c))
RSUs	Section 2.7(c)
SAR	Section 2.7(b)(i)
Sarbanes Oxley Act	Section 3.4(c)
SARs	Section 2.7(b)(i)
Screening Test	Section 3.19(a)
SEC	Section 3.4(a)
Section 16	Section 6.14
Securityholders	Section 2.2(b)
Solvent	Section 4.13
Stock Consideration	Section 2.1(a)(ii)
Stockholder Approval	Section 7.1(a)
Sub	Preamble
Subsidiary	Section 9.12
Superior Proposal	Section 6.3(b)
Surviving Corporation	Section 1.1
Tax	Section 3.9(f)
Tax Return	Section 3.9(f)
Termination Date	Section 8.1(b)(i)
Trade Secrets	Section 3.14
Trademarks	Section 3.14
Transfer Taxes	Section 6.11
Transition Period	Section 6.6(a)
Trust Indenture Act	Section 4.4(c)
Trustee	Recitals
U.S. GAAP	Section 3.1
Voting Agreement	Recitals
WARN Act	Section 3.11(e)(i)
willful and material breach	Section 8.2
Worker	Section 3.11(c)
Workers	Section 3.11(c)

A-vi

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 30, 2010, is entered into by and among Celgene Corporation, a Delaware corporation (“Parent”); Artistry Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”); and Abraxis BioScience Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved a merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, and have declared the Merger advisable;

WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Parent, Sub and certain stockholders of the Company are entering into a voting agreement of even date herewith (the ‘‘Voting Agreement”) pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their shares of Company Common Stock (as defined below) in favor of adoption of this Agreement; and

WHEREAS, (i) concurrently with the execution of this Agreement, Parent, Dr. Patrick Soon-Shiong will execute and deliver a Noncompetition and Confidentiality Agreement in substantially the form attached hereto as Exhibit A (the “Noncompetition and Confidentiality Agreement”), which will become effective at the Effective Time (as hereinafter defined), and (ii) as of or prior to the Closing, Parent and a trustee mutually agreeable to Parent and the Company (the “Trustee”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit B (the “CVR Agreement” and, together with the Noncompetition and Confidentiality Agreement and the Voting Agreement, the ‘‘Related Agreements”); and

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

Section 1.2  Effective Time of the Merger.  The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed on the Closing Date as soon as practicable following the Closing.

Section 1.3  Certificate of Incorporation.  Subject to Section 6.2(a), at the Effective Time, the amended and restated certificate of incorporation of the Company (the ‘‘Certificate of Incorporation”) shall, by virtue of the Merger, be amended and restated in a form mutually agreed and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended in accordance with its terms and as provided by Law and this Agreement.

Section 1.4  By-laws.  Subject to Section 6.2(a), at the Effective Time, the by-laws of Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that all references to Sub therein shall be automatically amended and replaced with references to the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by Law and this Agreement.

Section 1.5  Board of Directors and Officers.  The directors of Sub and the officers of the Company in office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Certificate of Incorporation and by-laws.

Section 1.6  Effects of Merger.  The Merger shall have the effects set forth in the DGCL.

ARTICLE II

CONVERSION OF SHARES

Section 2.1  Conversion of Shares.

(a) Conversion of Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holders of shares of capital stock of the Company:

(i) Each outstanding share of common stock, par value $0.001 per share, of the Company (the ‘‘Company Common Stock”) that is held in the treasury of the Company and any shares of Company Common Stock owned by Parent, Sub or any wholly owned subsidiary of Parent or the Company shall be canceled and no consideration shall be delivered in exchange therefor (such shares, the ‘‘Excluded Company Shares”).

(ii) Subject to Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Company Shares) shall be converted into the right to receive from Parent (1) an amount in cash, without interest, equal to $58.00 (the ‘‘Cash Consideration”), (2) 0. 2617 (the “Exchange Ratio”) of a share of common stock, par value $.01 per share (the “Parent Common Stock”), of Parent (the “Stock Consideration”), and (3) one contingent value right (a “CVR”) issued by Parent subject to and in accordance with the CVR Agreement (the consideration contemplated by subclauses (1), (2) and (3) together, the “Merger Consideration”). Each CVR issued as Merger Consideration hereunder will be substantially in the form attached as Annex A to the CVR Agreement (the “CVR Certificate”).

All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate or certificates (the ‘‘Certificates”) representing any such shares of Company Common Stock, and each holder of non-certificated shares of Company Common Stock represented by book-entry on the records of the Company or the Company’s transfer agent (“Book-Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), without interest.

(b) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2  Payment and Exchange of Certificates.

(a) Prior to the mailing of the proxy statement/prospectus to be included in the registration statement on Form S-4 to be filed by Parent with the SEC (as defined in Section 3.4(a)) to register the shares of Parent Common Stock and CVRs to be issued in connection with the Merger (such proxy statement/prospectus, together with any amendments or supplements thereto, the ‘‘Proxy Statement/Prospectus”, and such registration statement, together with any amendments, supplements and exhibits thereto, the “Registration Statement”), Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the purpose of payment of the aggregate Merger Consideration to be paid and delivered to Securityholders (as defined in Section 2.2(b)) under this ARTICLE II.  Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company at least two Business Days prior to the mailing of the Proxy Statement/Prospectus to the stockholders of the Company. As used herein, “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(b) At the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent (i) cash in an amount sufficient to pay the aggregate Cash Consideration (ii) certificates representing a number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of outstanding shares of Company Common Stock held by holders (collectively, the ‘‘Securityholders”) of all shares of Company Common Stock (other than Excluded Company Shares and Dissenting Company Shares), and (iii) CVR Certificates representing the aggregate number of CVRs issuable pursuant to the CVR Agreement in accordance with Section 2.1(a)(ii) to which the Securityholders will become entitled under this ARTICLE II at the Effective Time. Parent further agrees to deposit, or cause to be deposited, with the Paying Agent, from time to time as needed, immediately available funds sufficient to pay cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(d). The aggregate amount of such Cash Consideration and other cash amounts, certificates representing shares of Parent Common Stock and CVRs deposited with the Paying Agent is referred to herein as the “Exchange Fund.” The Paying Agent shall cause the Exchange Fund to be (1) held for the benefit of the Securityholders and (2) promptly applied to making the payments and deliveries provided for in this ARTICLE II.  The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent, in direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, or a combination thereof. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the aggregate cash consideration to be paid to Securityholders as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the Securityholders one year after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, Securityholders shall look only to Parent (subject to the terms of this Agreement and to abandoned property, escheat or other similar Laws) as a general creditor for payment of the consideration payable to them under this ARTICLE II, without interest, upon the surrender of any Certificates held by them. Notwithstanding any provision of this Agreement to the contrary, none of the Paying Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(c) As soon as practicable (but in any event within two Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock represented by Certificates and to each holder of Book-Entry Shares, other than Excluded Company Shares and Dissenting Company Shares: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon actual delivery of the Certificates or transfer of Book-Entry Shares, as the case may be, to the Paying Agent and shall be in a form reasonably agreed upon by Parent and the Company prior to the Closing); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares, as the case may be, in exchange for the Merger Consideration. Upon surrender of a Certificate (or delivery of such customary affidavits and indemnities with respect to a lost Certificate which the Paying Agent and/or the Company’s transfer agent may reasonably require) or transfer of Book-Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 2.1, any cash in lieu of fractional shares payable pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Certificates so surrendered or Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration, cash in lieu of fractional shares payable pursuant to Section 2.2(e) or dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), payable upon the surrender of any Certificate or transfer of Book-Entry Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of such Certificate and establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered or transferred as contemplated by this Section 2.2, each Certificate or Book-Entry Share (other than Certificates or Book-Entry Shares representing any Dissenting Company Shares or Excluded Company Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the amount of Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 2.1.

(d) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 2.2(c). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(e) No certificates or scrip representing fractional shares of Parent Common Stock, or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. For purposes of this Section 2.2(e), all fractional shares to which a single holder of shares of Company Common Stock would be entitled shall be aggregated and calculations shall be rounded to the fourth decimal point. In lieu of any such fractional share of Parent Common Stock, each holder of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock will be entitled to receive from the Paying Agent a cash payment in an amount, rounded up to the nearest cent, equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) an amount equal to the average of the closing sale prices for Parent Common Stock on NASDAQ, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the Effective Time (the “Parent Share Cash Value”).

Section 2.3  Dissenting Company Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted as described in Section 2.1(a)(ii), and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the DGCL, the shares of Company Common Stock held by such holder that were Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), without any interest thereon. Upon the Company’s receipt of any notice of intent to demand payment in accordance with the provisions of the DGCL, or any withdrawal of such notice, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice or instrument. The Company shall give Parent the opportunity to participate in and control all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company, on the one hand, and Parent, prior to the Closing, on the other hand, shall not, except with the prior written consent of the other party hereto or pursuant to a court order, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

Section 2.4  No Further Ownership Rights in the Shares.  From and after the Effective Time, the holders of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable Law. All cash paid (including pursuant to Section 2.2(d) or Section 2.2(e)) and all shares of Parent Common Stock and CVR Certificates issued upon the surrender of Certificates and Book-Entry Shares, in each case in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates and/or such Book-Entry Shares, as applicable.

Section 2.5  Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

Section 2.6  Adjustments.  If prior to the Effective Time there is an increase in the number of shares of outstanding Company Common Stock or Company Common Stock subject to outstanding Options or SARs (as each such term is defined in Section 2.7) as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, reorganization, merger, subdivision, spin-off, issuer tender or exchange offer, or other similar transaction, the Cash Merger Consideration, the Exchange Ratio, and any other payments to Securityholders based upon the Merger Consideration will be equitably adjusted to eliminate the effects of such event on the Merger Consideration and such other payments.

Section 2.7  Stock Options, RSUs, SARs.

(a) Options.

(i) At least five Business Days prior to the Closing Date, each holder of an outstanding option, whether vested or unvested (individually, an “Option” and collectively, the ‘‘Options”), that was granted under any Company stock option or equity incentive plan (“Company Stock Plan”) and that has an exercise price per share of Company Common Stock underlying such Option (the “Applicable Exercise Price”) that is greater than the Per Share Amount shall be provided with written notice that such holder shall, during the period beginning on the date of such notice and ending on the Business Day preceding the Closing Date (the ‘‘Exercise Period”), have the right to exercise such Option by providing the Company with a notice of exercise and a cash amount equal to (A) the Applicable Exercise Price, less (B) the Per Share Amount, with such exercise conditioned on the occurrence of the Effective Time. Each Option that is exercised pursuant to this Section 2.7(a)(i) shall be settled at the Effective Time in exchange for, in respect of each share of Company Common Stock subject to such Option, one CVR. Any Option described in this Section 2.7(a)(i) that is not exercised during the Exercise Period shall be cancelled at the Effective Time for no consideration therefor. For purposes of this Agreement, “Per Share Amount” means the sum of (x) the amount obtained by multiplying (1) the Exchange Ratio and (2) the Parent Share Cash Value, with such amount rounded up to the nearest cent, and (y) the Cash Consideration.

(ii) Each Option that remains outstanding immediately prior to the Effective Time and that has an Applicable Exercise Price that is equal to or less than the Per Share Amount shall be cancelled at the Effective Time in exchange for the right of the holder of such Option to receive, for each share of Company Common Stock subject to such Option, (A) an amount in cash, without interest, equal to the excess, if any, of the Per Share Amount over the Applicable Exercise Price, with the aggregate amount of such payment rounded down to the nearest cent, and (B) one CVR.

(b) SARs.

(i) At least five Business Days prior to the Closing Date, each holder of an outstanding stock appreciation right, whether vested or unvested (individually, a “SAR” and collectively, the ‘‘SARs”), that was granted under any Company Stock Plan and that has a base appreciation amount (the “Applicable SAR Base Amount”) that is greater than the Per Share Amount shall be provided with written notice that such holder shall have the right to exercise such SAR during the Exercise Period by providing the Company with a notice of exercise and a cash amount equal to (A) the Applicable SAR Base Amount, less (B) the Per Share Amount, with such exercise conditioned on the occurrence of the Effective Time. Each SAR that is exercised pursuant to this Section 2.7(b)(i) shall be settled at the Effective Time in exchange for one CVR. Any SAR described in this Section 2.7(b)(i) that is not exercised during the Exercise Period shall be cancelled at the Effective Time for no consideration therefor.

(ii) Each SAR that remains outstanding immediately prior to the Effective Time and that has an Applicable SAR Base Amount that is equal to or less than the Per Share Amount shall be cancelled at the Effective Time in exchange for the right of the holder of such SAR to receive (A) an amount in cash, without interest, equal to the excess, if any, of the Per Share Amount over the Applicable SAR Base Amount, with the aggregate amount of such payment rounded up to the nearest cent, and (B) one CVR.

(c) RSUs.  Each restricted stock unit (individually, an “RSU” and collectively, the “RSUs”) granted by the Company under any Company Stock Plan which is outstanding immediately prior to the Effective Time shall vest as of the Effective Time and shall be cancelled and converted at the Effective Time into the right to receive, and the holder thereof shall be entitled to receive, (i) cash, without interest, equal to the Per Share Amount, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) one CVR.

(d) Payment for Awards.  Parent shall pay, or cause the Surviving Corporation to pay through its payroll system, to each holder of Options, SARs and RSUs the cash payments and CVRs subject to and in accordance with this Section 2.7.

(e) Termination of Plans; Determinations by the Board.  Each Company Stock Plan shall terminate as of the Effective Time, and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock (or any interest convertible into or exchangeable for such capital stock) of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. At or prior to the Effective Time, the Company’s board of directors (the ‘‘Board of Directors”) (or a committee thereof) will (i) adopt amendments to, or make determinations with respect to, the Employee Benefit Plans (as defined in Section 3.10(a)), the Company Stock Plans, and the individual agreements evidencing the grant of Options, SARs and RSUs, as necessary, to implement the provisions of this Section 2.7 and (ii) take such other actions as may be reasonably requested by Parent to implement the provisions of this Section 2.7.

Section 2.8  Withholding of Tax.  Notwithstanding anything to the contrary in this Agreement, Parent, the Company, any Affiliate thereof (including the Surviving Corporation, as applicable), Trustee or the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from amounts (including shares of Parent Common Stock and CVRs) otherwise payable pursuant to this Agreement or the Related Agreements to any holder of shares of Company Common Stock, Options, SARs or RSUs, such amounts as Parent, the Company, any Affiliate thereof, Trustee or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Company, any Affiliate thereof, Trustee or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity (as defined in Section 3.3(c)) in accordance with applicable Law and (b) treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Parent, the Company, any Affiliate thereof, Trustee or the Paying Agent, as the case may be.

Section 2.9  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 A.M. local time on the day which is no later than two Business Days after the day on which the last of the conditions set forth in ARTICLE VII (other than those that can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) is fulfilled or waived, or at such other time and place as Parent and the Company shall agree in writing. The date on which the Closing is required to occur pursuant to the foregoing is referred to herein as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 or any of the Company’s Current Reports on Form 8 — K dated after December 31, 2009 filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, and provided that any matters required to be disclosed for purposes of Section 3.2(a) (Capital Structure), Section 3.14 (Intellectual Property) and Section 3.17 (Material Contracts) of this Agreement shall be specifically disclosed in sections of the Disclosure Schedule pertaining thereto, or (ii) as set forth in the Disclosure Schedule of the Company delivered concurrent with the execution of this Agreement (the “Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), the Company represents and warrants to Parent and Sub as follows:

Section 3.1  Organization, Standing and Power.  Each of the Company and its Subsidiaries (as defined in Section 9.12) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires this qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, ‘‘Company Material Adverse Effect” means any change, effect, event, development, occurrence, condition or state of facts (collectively, “Effects”), that, in the aggregate with all other Effects, is, or would reasonably be expected to be, (1) materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (2) prevent the consummation of the Merger; provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or there would reasonably be expected to be, a Company Material Adverse Effect: (a) any Effect relating to, or resulting from, any change or developments in or to local, regional, national or foreign political, economic or financial conditions or in or to local, regional, national or foreign credit, financial, banking or securities markets (including any disruption thereof), including any Effect caused by acts of terrorism or war or armed hostilities (whether or not declared), (b) any Effect affecting generally any of the industries, geographic areas or business segments in which the Company or any of its Subsidiaries operates, (c) any Effect relating to, or resulting from, any hurricane, earthquake or other natural disasters, (d) any change in the share price or trading volume (as opposed to the facts underlying such change) of the Company Common Stock on the Nasdaq Global Select Market of The NASDAQ Stock Market LLC (“NASDAQ”) (provided, however, that the facts and circumstances giving rise to such Effect that are not otherwise excluded from the definition of Company Material Adverse Effect may be considered for purposes of determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (e) any Effect relating to, or resulting from, the adoption, implementation, promulgation, repeal, modification or proposal of any Law (as defined in Section 3.3(b)) or U.S. generally accepted accounting principles (“U.S. GAAP”), after the date of this Agreement, (f) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any budgets, plans, projections or forecasts of the Company’s or its Subsidiaries’ revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates with respect to the revenue, earnings or other financial performance or results of operations of the Company or its Subsidiaries or any change in analyst recommendations, for any period (provided, however, that the facts and circumstances giving rise to such failures that are not otherwise excluded from the definition of Company Material Adverse Effect may be considered for purposes of determining whether there has been, or there would reasonably be expected to be, a Company Material Adverse Effect may be considered for purposes of determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (g) any Effect directly relating to, or resulting from, the execution, performance or announcement of this Agreement or the Related Agreements (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, the loss or departure of officers or other employees of the Company or its Subsidiaries and any pending or threatened Proceeding (as defined in Section 3.7) challenging this Agreement, any of the Related Agreements or the transactions contemplated hereby or thereby, or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby or thereby; except that clauses (a), (b), (c) and (e), shall not be applicable with respect to Effects to the extent, but only to the extent, that any such Effects have had, or would reasonably be expected to have, a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.

Section 3.2  Capital Structure.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 6,000,000 shares of preferred stock, par value $0.001 per share. As of the close of business on June 25, 2010, (i) 40,403,163 shares of Company Common Stock were issued and outstanding, (ii) no shares of preferred stock were outstanding, (iii) an aggregate of 1,810,167 shares of Company Common Stock were issuable upon exercise of then outstanding Options and SARs (whether or not exercisable as of such date), and (iv) 939,570 RSUs were outstanding. In addition to the shares of Company Common Stock referred to in clauses (i), (iii) and (iv), as of the close of business on June 25, 2010, 3,472,973 shares of Company Common Stock were available for additional grants under the Company Stock Plans. All of the outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and non assessable and free of preemptive rights. All shares of Company Common Stock subject to issuance under the Company Stock Plans, including outstanding Options, SARs and RSUs, will upon issuance be validly issued and outstanding, fully paid and non-assessable and free of preemptive rights. Section 3.2(a) of the Disclosure Schedule sets forth an accurate and complete list of the Options and SARs outstanding as of June 25, 2010 and the exercise or base prices thereof.

(b) Each Option and SAR was validly and properly approved by the Board of Directors (or a duly authorized committee or subcommittee thereof), was granted in compliance in all material respects with all applicable legal requirements and was recorded on the Company’s financial statements in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. All Options, SARs and RSUs are in compliance in all material respects with the terms of the applicable Company Stock Plan under which such Options, SARs and RSUs were granted. The Company has not granted any Options or SARs at an exercise or base price that represents a discount from the fair market value of the Company Common Stock underlying such Option or SAR on the date of grant and the Company has disclosed any re-pricing of Options or SARs in the Company Financial Statements.

(c) Except as otherwise set forth in this Section 3.2, as of the date of this Agreement, the Company has no (i) outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights to subscribe for or to purchase any shares of its equity securities, or any outstanding options for the purchase thereof, (ii) any agreements providing for the issuance of any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company or (iii) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. The Company is not subject to any obligation to repurchase or otherwise acquire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence (other than the acquisition of Company Common Stock, Options, SARs or RSUs upon the exercise, settlement or forfeiture thereof). From June 25, 2010 to the date of this Agreement, the Company has not (i) issued any shares of Company Common Stock except in connection with the conversion, exercise or settlement of any Options or RSUs or (ii) issued or granted any options, warrants or securities convertible into or exercisable for shares of its Company Common Stock.

(d) All of the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the

Company free and clear of any pledges, liens, charges, mortgages, encumbrances and securities interests (“Liens”) (other than Liens arising by operation of Law, under securities Laws or under the organizational documents applicable to such Subsidiary of the Company). There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other arrangements to which the Company or any of its Subsidiaries is a party (other than with the Company or any of its Subsidiaries) relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity securities of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement. Section 3.2(d) of the Disclosure Schedule sets forth, as of the date of this Agreement, (i) for each Subsidiary of the Company, the name of such Subsidiary, together with the jurisdiction of organization or incorporation, as the case may be, of such Subsidiary and (ii) for each Subsidiary of the Company that is not wholly-owned by the Company, the percentage of equity of such Subsidiary owned by the Company or any of its Subsidiaries. No Subsidiary of the Company owns any share of capital stock or other equity security of the Company.

Section 3.3  Authority; Non-Contravention.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company, to consummate the Merger and the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject only to the receipt of the Stockholder Approval. The only vote of the stockholders of the Company necessary to approve this Agreement, the Related Agreements, and the transactions contemplated by this Agreement and the Related Agreements is the Stockholder Approval. The Company has duly executed and delivered this Agreement and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, as applicable) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles. The Board of Directors has unanimously determined that the transactions contemplated by this Agreement, including the Merger, and the Related Agreements, are advisable and fair to, and in the best interest of, the Company and its stockholders, adopted this Agreement, approved the execution of this Agreement, approved and declared advisable the Merger, and resolved to recommend adoption of this Agreement by the holders of shares of Company Common Stock (subject to its right to change its recommendation in accordance with this Agreement).

(b) The execution and delivery of this Agreement and/or any of the Related Agreements does not, and the consummation of the Merger and compliance with the provisions hereof and thereof will not, (i) conflict with, or result in any violation of, the certificate of incorporation or by-laws of the Company, (ii) conflict with, or result in any violation of organizational documents of any of the Subsidiaries of the Company, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or impair the Company’s or any of its Subsidiaries’ rights under, or alter the rights of a third party under, any provision of any agreement, note, bond, mortgage, indenture, lease or other contractual obligation (each, a ‘‘Contract”) binding on the Company or any of its Subsidiaries or any of their properties or assets (each, a “Company Contract”), except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in Section 3.3(c) are duly and timely made or obtained and that Stockholder Approval (as defined in Section 7.1(a)) has been duly obtained, violate any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity (each a ‘‘Law”) applicable to the Company or any of its Subsidiaries or their properties or assets, other than, in the case of clauses (iii) or (iv), any such conflict, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No registration or filing with (each, a “Registration”) or clearance, authorization, consent or approval (each, a “Consent”) of any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof (each, a “Governmental Entity”) is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Related Agreements by the Company or the consummation by the Company of the Merger or by the Company of the other transactions contemplated hereby or thereby, except for (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the provisions of the Exchange Act and the rules of any national securities exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) such as may be required in connection with the Taxes described in Section 6.11 and (v) such other Consents or Registrations the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4  SEC Documents.

(a) Since January 1, 2008, the Company has filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) all documents required to be filed or furnished by the Company under the Securities Act or the Exchange Act (collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof (or with respect to Company SEC Documents filed or furnished after the date hereof, except as amended or supplemented prior to the Closing Date), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Sub or their respective Subsidiaries in writing for inclusion in the Proxy Statement/Prospectus. Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any pending or unresolved comments from the SEC or any other Governmental Entity with respect to any of the Company SEC Documents.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities, obligations or contingencies which (i) are reflected, or for which reserves are established, on the consolidated balance sheet of the Company as of March 31, 2010, (ii) were incurred in the ordinary course of business since March 31, 2010, (iii) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (iv) have been incurred in connection with the performance by the Company of its obligations under this Agreement or the transactions contemplated hereby. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any indebtedness for borrowed money or has guaranteed indebtedness for borrowed money of another Person (other than the Company or a wholly owned Subsidiary of the Company).

(c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made the certifications required by Rules 13a-14 and 15d-14 promulgated under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under the Sarbanes-Oxley Act.

(d) To the Knowledge of the Company, since January 1, 2008 and prior to the date of this Agreement, none of the Company, any of its Subsidiaries or any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to the current Board of Directors or any committee thereof or to any current director or executive officer of the Company.

(e) The Company and its Subsidiaries have designed and maintain internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) to provide reasonable assurances (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of management and directors of the Company and such Subsidiaries and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Company Contract (including any Company Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Company Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) Since January 1, 2009, the Company has not received any oral or written notification of any “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release No. 2007-005 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

Section 3.5  Proxy Statement/Prospectus and Registration Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus, at the time the Registration Statement becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub in writing expressly for inclusion in any of such documents. The Proxy Statement/Prospectus and the Registration Statement shall each comply in all material respects with the requirements of the Securities Act and the Exchange Act.

Section 3.6  Absence of Certain Events.  From March 31, 2010 to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their operations in all material respects in the ordinary course of business, (ii) there has not occurred any Effect that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (iii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken after the date of this Agreement, would constitute a breach of Section 5.1(a), (c), (d), (e), (f), (g), (h), (k), (l), (o), (p), (q) or (r).

Section 3.7  Litigation.  There is no material suit, action, arbitration, proceeding, claim, charge, regulatory or accrediting agency investigation or other proceeding (each, a ‘‘Proceeding”) pending or, to the Knowledge of the Company (as defined in Section 9.14), threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is subject to any writ, judgment, settlement agreement, injunction or decree that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  No Violation of Law.  Neither the Company nor any of its Subsidiaries is or since January 1, 2008 has been in material violation of any Law. To the Knowledge of the Company, no material investigation or review by any Governmental Entity is pending or threatened against the Company or any of its Subsidiaries. The Company and its Subsidiaries have all material permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its businesses in all material respects as presently conducted (collectively, the “Company Permits”). None of the Company or any of its Subsidiaries is in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.8 does not relate to matters which are the subject of Section 3.10 or Section 3.12.

Section 3.9  Taxes.

(a) Except as would not be material to the Company, (i) the Company and its Subsidiaries have timely filed or have had timely filed on their behalf (taking into account extensions of time to file) all Tax Returns required to be filed by them, and such Tax Returns are correct and complete in all respects, (ii) the Company and its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable with respect to such Tax Returns, except with respect to Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the most recent financial statements of the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have withheld or collected, and have paid over to the appropriate Governmental Entities (or are properly holding for such payment), all Taxes required to be withheld or collected, (iv) neither the Company nor any of its Subsidiaries has received any written notice of any pending or ongoing audit, investigation, assessment, deficiency, or claim with respect to Taxes (including any Taxes described in clause (viii)(B) of this Section 3.9(a)) which remains unresolved, (v) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay Taxes (other than Taxes not yet due and payable, or Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the most recent financial statements of the Company or its Subsidiaries), (vi) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes subsequent to the date of its most recent respective financial statements other than in the ordinary course of business, (vii) no written claim has been received by the Company or its Subsidiaries from any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction, (viii) with the exception of the affiliated group of which the Company is the parent within the meaning of Section 1504 of the Code, neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law), as a transferee or successor, by contract, or otherwise, (ix) neither the Company nor any of its Subsidiaries is a party to, has participated in, or is currently participating in, a “tax shelter” or “listed transaction” as defined in Section 6111 of the Code or a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law, (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in the method of accounting for a taxable period ending on or prior to the Effective Time, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Effective Time, (C) installment sale or open transaction disposition made prior to the Effective Time, or (D) prepaid amount received prior to the Effective Time, and (xi) the Company is not now, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity (other than the Company or any of its Subsidiaries).

(c) Without regard to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements, the 2007 Spin-Off qualified for nonrecognition treatment under Sections 355(a) and 361(c) of the Code. The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 or Section 361 of the Code) in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code in any transaction other than the 2007 Spin-Off. Neither the Company or its Subsidiaries, nor any of their respective stockholders, has received, as a result of its rights under Section 3.01 of the 2007 Tax Allocation Agreement or otherwise, any notice of, or is otherwise aware of, any pending or ongoing audit, investigation, review, assessment, deficiency, or claim with respect to Taxes related to the qualification of the 2007 Spin-Off for nonrecognition treatment under Sections 355(a) and 361(c) of the Code.

(d) Neither the Company nor any of its Subsidiaries has any deferred intercompany gain, excess loss account or gain recognition agreement in effect under any applicable U.S., state, local or foreign Tax Law.

(e) None of the Tax Returns of the Company or any of its Subsidiaries contains any position that is, or would be, subject to material penalties under Section 6662 of the Code (or any corresponding provisions of state, local, or foreign Tax Law).

(f) For purposes of this Agreement: “Tax” means any federal, state, local or foreign income, profits, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, sales, social security, unemployment, disability, use, property, withholding, excise, transfer, registration, production, value added, alternative minimum, occupancy, estimated or any other tax of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax, whether disputed or not; “Tax Return” means any return, report, declaration, claim or other statement (including attached schedules) relating to Taxes; “2007 Tax Allocation Agreement” means that certain Tax Allocation Agreement entered into by the Company, APP Pharmaceuticals, Inc., APP Pharmaceuticals, LLC and Abraxis BioScience, LLC and dated November 13, 2007; “2007 Separation and Distribution Agreement” means that certain Separation and Distribution Agreement entered into by the Company, APP Pharmaceuticals, Inc., APP Pharmaceuticals, LLC and Abraxis BioScience, LLC and dated November 13, 2007; and “2007 Spin-Off” means the distribution by APP Pharmaceuticals, Inc. to its stockholders, on November 13, 2007, of all of the then-issued and outstanding shares of common stock of the Company pursuant to the 2007 Separation and Distribution Agreement, and the transactions entered into therewith.

Section 3.10  Employee Benefit Plans; ERISA.

(a) Section 3.10(a) of the Disclosure Schedule includes a complete list as of the date of this Agreement of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer, director, independent contractor or consultant of the Company or its Subsidiaries, or any beneficiary or dependent thereof, that is sponsored or maintained by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries and which, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any current or potential material liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the “Employee Benefit Plans”) (but excluding, for all purposes of this Agreement other than Section 6.6 and Section 3.10(h) hereof, any Employee Benefit Plan that is primarily subject to the Laws of any jurisdiction outside of the United States), (ii) each employment and severance agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value reasonably likely to be in excess of $200,000 per year or $500,000 in the aggregate; and (iii) any agreement which prohibits the Company or any of its Subsidiaries from terminating the employment of any employee on an at-will basis (which means that their employment cannot be terminated at any time, with or without notice, for any reason or no reason at all and/or they have been granted the right to continued employment by the Company, its Subsidiaries, or any successor) (each agreement referenced in (ii) and (iii), a “Material Employment Agreement”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has agreed or committed to institute any material plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or its Subsidiaries other than the Employee Benefit Plans or Material Employment Agreements or to make any amendments to any of the Employee Benefit Plans or Material Employment Agreements, and the Company and/or its Subsidiaries, as applicable, have reserved all rights necessary to amend or terminate each Employee Benefit Plan with regard to their respective service providers without the consent of any other person.

(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (“IRS”), if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement.

(c) The Company has an IRS determination letter or opinion letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, and the trust maintained pursuant thereto has been determined to be so qualified and exempt from federal income taxation under Section 501 of the Code by the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Employee Benefit Plan that would reasonably be expected to cause the loss of such qualification or exemption from Tax that cannot be corrected without material liability.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) each Employee Benefit Plan and each Material Employment Agreement has been administered in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws and (ii) neither the Company nor any of its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Employee Benefit Plan which could subject the Company or any of its Subsidiaries to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Employee Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(e) Except as set forth in Section 3.10(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) constitute an event under an Employee Benefit Plan or a Material Employment Agreement that will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries or (ii) could reasonably be expected to cause any material amount to fail to be deductible under Section 280G of the Code.

(f) Neither the Company nor any Subsidiary or ERISA Affiliate has ever (i) maintained an Employee Benefit Plan or any other plan, program or arrangement that (A) was subject to Section 412 of the Code or Title IV of ERISA, (B) is a “multiple employer plan” (as defined in Section 210(a) of ERISA), or had any liability with respect to such a plan, program or arrangement or (C) is funded through or maintained by a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or a “welfare benefit fund” as defined in Section 419(e) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as required by Law or as provided in a Material Employment Agreement, upon a severance event, no Employee Benefit Plan provides any retiree or post-employment health, disability, life insurance or other welfare benefits (whether or not insured) to any Person.

(h) The term “Foreign Plan” shall mean any Employee Benefit Plan or Material Employment Contract that is maintained pursuant to the laws of any country other than the United States. Each Foreign Plan complies with all applicable Law (including applicable Law regarding the form, funding and operation of the Foreign Plan) in all material respects. The Company Financial Statements accurately reflect the material Foreign Plan liabilities and accruals for contributions required to be paid to the Foreign Plans, in accordance with applicable generally accepted accounting principles consistently applied. All material contributions required to have been made to all Foreign Plans as of the Closing will have been made as of the Closing. There are no material actions, suits or claims pending or, to the Knowledge of the Company, threatened with respect to the Foreign Plans (other than routine claims for benefits). There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law with respect to any Foreign Plan which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Foreign Plan, there are (A) no pending material investigations by any Governmental Entity, (B) no material claims pending or, to the Knowledge of the Company, threatened in writing (except for claims for benefits payable in the normal operation of such plan) and (C) no material suits or proceedings against such plan or asserting any rights or claims to benefits under such plan.

Section 3.11  Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization or works council. As of the date of this Agreement, (i) no such agreement is presently being negotiated by the Company or any of its Subsidiaries, (ii) no labor union, labor organization or works council has made a pending demand of the Company or any of its Subsidiaries for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the Company or any of its Subsidiaries presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) to the Knowledge of Company, there are no labor union organizing activities with respect to any employees of the Company or its Subsidiaries and (v) there are no threatened, labor strikes, slowdowns, work stoppages, lockouts, or any similar activity, by employees of the Company or its Subsidiaries. None of the Company or any of its Subsidiaries has experienced any strike, lockout or work stoppage or other material labor difficulty involving its employees since January 1, 2008.

(b) The Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employees and independent contractors, and the payment of social security and other Taxes (“Employment Practices”).

(c) Except as indicated in Section 3.11(c) of the Disclosure Schedule, (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened involving any individuals providing services as an employee or independent contractor to the Company and/or any of its Subsidiaries (collectively “Worker” or “Workers”), group of Workers, or individual and (ii) there are no material Proceedings relating to any Employment Practices pending, or to the Knowledge of the Company, threatened, before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against the Company or any of its Subsidiaries pertaining to any Worker, nor, to the Knowledge of the Company, are there any facts or circumstances which would reasonably be expected to give rise to such a claim being made.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are delinquent in any material payments to any current or former Worker for any wages, salaries, commissions, bonuses, or other compensation for any services performed by any current or former Worker or for any other amounts required to be reimbursed by the Company or any of its Subsidiaries to any current or former Worker (including vacation, sick leave, other paid time off or severance pay).

(e) (i) The Company and its Subsidiaries are in compliance in all material respects with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other governmental authority, (ii) neither the Company nor any of its Subsidiaries have taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any other comparable state or local law in the United States and (iii) neither the Company nor any of its Subsidiaries have taken any action that resulted in the termination of employment of 50 or more employees or more than 10% of the employees in any country outside of the United States during any 90 day period.

(f) As of the date of this Agreement, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation in any material respect of any term of any employment agreement, non-disclosure or confidentiality agreement with the Company or any of its Subsidiaries or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

Section 3.12  Environmental Matters.

(a) Except as otherwise set forth in Section 3.12 of the Disclosure Schedule, (i) to the Knowledge of the Company, the Company and its Subsidiaries are and have been since January 1, 2008 in material compliance with all applicable Environmental Laws (as defined in Section 3.12(c)), (ii) there are no pending or, to the Knowledge of the Company, threatened, material Proceedings under or pursuant to Environmental Laws against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person whose Environmental Liabilities the Company or any of its Subsidiaries has or may have retained or assumed by contract or operation of Law, or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries; (iii) the Company and its Subsidiaries and, to the Knowledge of the Company, Persons whose Environmental Liabilities the Company or its Subsidiaries has or may have retained or assumed by contract or operation of Law are not subject to any material Environmental Liabilities; and (iv) to the Knowledge of the Company, there are no actions, activities, circumstances, conditions, events or incidents, including the release, threatened release or presence of any Hazardous Material (as defined in Section 3.12(c)), which could reasonably be expected to form the basis of any such material Environmental Liability.

(b) The Company has delivered to or otherwise made available for inspection by Parent true, correct and complete copies and results of any reports, studies, analyses, tests or monitoring initiated by the Company or its Subsidiaries since January 1, 2008 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company’s or its Subsidiaries’ compliance with applicable Environmental Laws.

(c) As used herein, “Environmental Laws” means any and all Laws concerning pollution, Hazardous Materials (as defined below) or the protection of human health or safety, or the environment, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (but solely as it relates to the exposure of Hazardous Materials) and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person (including any entity which is, in whole or in part, a predecessor of such Person), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to the presence, release or threatened release of any Hazardous Materials at any location or which otherwise arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws, including the alleged violation of any Environmental Law. As used in this Agreement, “Hazardous Materials” means all substances defined in, regulated under or for which liability is imposed by Environmental Laws, including hazardous substances, oils, pollutants or contaminants, asbestos, mold, polychlorinated biphenyls and radioactive materials.

(d) The representations and warranties in this Section 3.12 constitute the sole representations and warranties of the Company in this Agreement concerning Environmental Laws and Hazardous Materials.

Section 3.13  Affiliate Transactions.  As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. For purposes of this Agreement, the term ‘‘Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 3.14  Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means any or all of the following in any jurisdiction throughout the world: (i) patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, pediatric data package exclusivity extensions, or the like) (collectively, ‘‘Patents”); (ii) trademarks, service marks, trade dress, trade names and Internet domain names (including all registrations or applications for any of the foregoing), together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (iii) copyrights, copyright registrations, and copyright applications (collectively, ‘‘Copyrights”); (iv) trade secrets, know-how and other confidential and proprietary information, including product specifications, manufacturing processes, batch records and other documentation outlining manufacturing processes, design of and modifications to machinery necessary for use in the manufacturing process, compounds, formulae, and inventions (“Trade Secrets”); and (v) all other intellectual property or proprietary rights (in each case whether or not subject to statutory registration or protection). For purposes of this Agreement, ‘‘Nab® Technology” means (A) any and all methods, techniques, know-how, trade secrets, and other technologies (including manufacturing methods, techniques, know-how, trade secrets, and other technologies) for the noncovalent association of, or related to the association of, any agent (such as a therapeutic or diagnostic agent) with one or more polymers such as carbohydrates or polypeptides (including albumin), (B) any product resulting therefrom, including any intermediate or the Product (as defined in the CVR Agreement), and (C) any methods of using such product; “Product” means the Pharmaceutical Product comprising the chemical compound having a chemical name of 5ß,20-Epoxy-1,2a,4,7ß,10ß,13a-hexahydroxytax-11-en-9-one 4,10-diacetate 2-benzoate 13-ester with (2R,3S)-N-benzoyl-3-phenylisoserine known by the generic name “paclitaxel” and bound to albumin that is in the subject of the New Drug Application No. 21-660 filed with the FDA and subject of the European Medicines Agency Marketing Authorization granted on January 11, 2008, together with all amendments and supplements to such FDA and European Medicines Agency approvals (identified by the Company as ABRAXANE); “Pharmaceutical Products” means all biological and drug candidates, compounds or products being researched, developed, labeled, manufactured, tested, stored, used, sold, offered for sale, imported, and otherwise distributed or commercially exploited by the Company or any of its Subsidiaries; and ‘‘Pipeline Products” means COROXANE, nab-docetaxel (ABI-008), nab-rapamycin (ABI-009), nab-17AAG (ABI-010), nab-thiocolchicine dimer (ABI-011), and nab-novel taxane (ABI 013).

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true, correct, and complete list (with owner(s), country(ies) or region, registration and application numbers and dates indicated, as applicable) of all U.S. and foreign (i) Patents, (ii) Trademarks that are registered or for which an application for registration is pending, and (iii) Copyrights that are registered or for which an application for registration is pending, in each case that is owned (in whole or in part) by, or licensed to, the Company or its Subsidiaries, in each case as directed to the Product, the Pipeline Products or the Nab® Technology.

(b) The Company or its Subsidiaries owns or has a valid and enforceable right to use or practice the Intellectual Property required to be listed on Section 3.14(a) of the Disclosure Schedule and the Trade Secrets used in connection with the Nab® Technology or necessary for the manufacturing of the Product and the Pipeline Products (collectively, the “Company Intellectual Property”) in all material respects. As of the date hereof, and to the Knowledge of the Company, no Proceedings are pending or threatened against the Company or its Subsidiaries challenging in any material respect the validity, enforceability, use, inventorship, or ownership, or seeking to deny or restrict the use by the Company or its Subsidiaries of, the Company Intellectual Property.

(c) As of the date hereof, and to the Knowledge of the Company, (i) neither the Company nor any Subsidiary nor the operation of their respective businesses (including the use and practice of the Company Intellectual Property, the products and services of the Company and its Subsidiaries, and the research, development, labeling, manufacture, use, sale, offer for sale, importation, and other distribution or commercial exploitation of the Product, the Pipeline Products or the Nab®Technology) infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property of any other Person; and (ii) no Proceeding is pending or threatened, and no third party is asserting or threatening to assert, a claim of such infringement, dilution, misappropriation or violation against the Company.

(d) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating, or otherwise violating in any material respect any Company Intellectual Property, and the Company has not asserted or threatened to assert a claim of such infringement, dilution, misappropriation or violation against any third party.

(e) To the Knowledge of the Company, as of the date hereof, (i) none of the Company Intellectual Property that consists of Patents (the “Company Patents”) is the subject of any litigation, reissue, interference, reexamination, or opposition, (ii) the Company and its Subsidiaries have not received any written notice that any such proceeding will hereafter be commenced, (iii) the issued Company Patents are subsisting and have not been declared invalid and/or unenforceable, and (iv) the Company Patents have been prosecuted in compliance in all material respects with all applicable Laws. The Company Patents listed in the FDA’s Orange Book with respect to New Drug Application No. 21-660 for the Product cover the Product; and U.S. Patent Application No. 11/553,339, when issued, will be listed and is properly listable in the FDA’s Orange Book with respect to such New Drug Application.

(f) All current and former employees of, and all consultants and independent contractors to, the Company and its Subsidiaries who have contributed in any material respect to the creation or development of any Company Intellectual Property owned by the Company or any of its Subsidiaries have executed and delivered to the Company or its Subsidiaries an agreement regarding the assignment to the Company or its Subsidiaries of any Intellectual Property rights arising from services performed for the Company or its Subsidiaries by such Persons, the current forms of which agreements have been made available to Parent. All current and former employees of, and all consultants and independent contractors to, the Company and its Subsidiaries, and all other Persons, with access to the Company’s and its Subsidiaries’ Trade Secrets included in the Company Intellectual Property owned by the Company or any of its Subsidiaries are parties to written agreements under which each is obligated to maintain the confidentiality of such Trade Secrets of the Company and its Subsidiaries and not to use such Trade Secrets except as authorized by the Company or its Subsidiaries. To the Knowledge of the Company, none of such employees, consultants, contractors or other Persons is in violation in any material respect of such inventions or confidentiality agreements. To the Knowledge of the Company, no current or former employee, stockholder, consultant, contractor, or independent contractor of the Company or its Subsidiaries owns or claims any rights in (nor has any of them made application for) any Company Intellectual Property.

(g) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and preserve the Company Intellectual Property, including such measures to protect the secrecy and confidentiality of the Company’s and its Subsidiaries’ Trade Secrets included in the Company Intellectual Property.

(h) All manufacturing operations conducted by, or, to the Knowledge of the Company, for the benefit of, the Company and its Subsidiaries with respect to any Product or Pipeline Product and all manufacturing facilities of the Company or its Subsidiaries have since January 1, 2008 been and are being conducted in all material respects in accordance with the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211 for products sold in the United States and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States. The Company has sufficient capacity and capability and all Regulatory Registrations and Company Permits necessary as of the date of this Agreement to manufacture the Product in sufficient quantities, taking into account safety stock, to meet the current and the Company’s expected demand for the Product for the next 12 months in all countries where it is sold.

Section 3.15  Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) is applicable to the transactions contemplated by this Agreement. The Company has taken all action necessary such that the restrictions contained in Section 203 of the DGCL do not apply to the Merger, this Agreement and the transactions contemplated hereby; provided, however, that, for purposes hereof, Parent and Sub hereby specifically represent and warrant to the Company that neither of them is an “interested stockholder” in the Company, as such term is defined in Section 203 of the DGCL.

Section 3.16  Title to Properties; Assets/Services.

(a) The Company and its Subsidiaries have valid and legal title to, a leasehold interest in, license or easement in the real and personal properties as reflected in the Company’s consolidated balance sheet as of March 31, 2010, except for properties and assets that have been disposed of in the ordinary course of business since March 31, 2010, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent and for which adequate reserves have been established in accordance with GAAP on the books and records of the Company; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business securing obligations that are not yet due and payable or are being contested in good faith; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business securing obligations for sums that are not yet due and payable or are being contested in good faith; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; or (vi) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the business subject thereto or affected thereby, or materially interfere with or materially adversely affect or impair the present and continued use of the property subject thereto or affected thereby, or otherwise materially impair the operations of the Company or any of its Subsidiaries (in the manner presently carried on by the Company and its Subsidiaries). Section 3.16(a) of the Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and each of its Subsidiaries and the location of such properties (collectively, the “Real Property”). All Real Property leased or subleased by the Company or its Subsidiaries is referred to herein as the “Leased Real Property.”

(b) As of the date of this Agreement, there are no material leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any Real Property and Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries have a valid and subsisting leasehold estate in and the right to quiet enjoyment of each Leased Real Property for the full term of the lease or sublease creating such interest. As of the date of this Agreement, to the Knowledge of the Company there are no eminent domain, condemnation or other similar actions or proceedings pending or threatened with respect to any of the Real Property by any Governmental Entity having jurisdiction over any such Real Property. As currently operated and maintained, each of the Real Properties is in compliance in all material respects with all federal, state and local Law applicable to each such Real Property.

Section 3.17  Material Contracts.

(a) Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each of the following Company Contracts, together with all amendments thereto: (i) each Company Contract that restricts in any material respect the ability of the Company or any of its Subsidiaries or any of the Company’s current or future Affiliates to sell products in or otherwise compete in any geographic area or line of business; (ii) any Company Contract pursuant to which any Person provides manufacturing services involving the Product, any Pipeline Product or any product using Nab® Technology for the Company or any of its Subsidiaries, (iii) each Company Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any license to use or exploit, covenant not to sue, immunity from suit or similar rights under any Intellectual Property of a third party that, in each case, is related to the Product, any Pipeline Product, or the Nab® Technology; (iv) each Company Contract pursuant to which raw materials are supplied, or equipment is supplied or leased, to the Company or any of its Subsidiaries (excluding purchase orders given or received in the ordinary course of business), in each case relating to any key component or manufacturing involved in the compounding or formulation of the Product or any products using Nab® Technology; (v) each Company Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses relating to the Product, any Pipeline Product, or the Nab® Technology; (vi) each Company Contract providing for future performance by the Company or any of its Subsidiaries in consideration of amounts previously paid, the balance of which exceeds $5,000,000 as of the date of this Agreement; and (vii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) that were required to be filed with or furnished to the SEC prior to the date of this Agreement. Each Company Contract (A) of the type described in Section 3.17(a) of the Disclosure Schedule, whether or not disclosed in response to this Section 3.17(a), or referred to in Section 3.17(b), whether or not provided or publicly filed, and (B) entered into after the date of this Agreement and of the type required to be described in Section 3.17(a) or referred to in Section 3.17(b), whether or not provided or publicly filed of the Disclosure Schedule if such Company Contract were in effect as of the date of this Agreement, is referred to herein as a “Material Contract.”

(b) The Company has provided to Parent or publicly filed with the SEC true and complete copies of each Company Contact referred to in Section 3.17(a) and each of the following Company Contacts, in each case that are in effect as of the date of this Agreement: (i) each Company Contract with customers (excluding purchase orders given or received in the ordinary course of business) under which the Company or any of its Subsidiaries received in excess of $10,000,000 in 2009 or is expected to receive in excess of $10,000,000 in 2010 or any year thereafter; (ii) each Company Contract pursuant to which the Company or any of its Subsidiaries occupies Leased Real Property and under which the Company or any of its Subsidiaries is required to pay an annual rental in excess of $5,000,000 in 2010 or any year thereafter; and (iii) each Company Contract for any joint venture (whether in partnership, limited liability company or other organizational form), co-promote agreements or co-branding agreements (other than distribution agreements) or agreements pursuant to which the Company or any of its Subsidiaries permitted distribution of the Product or the Pipeline Products under another party’s name or trademarks.

(c) All Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles, except to the extent that (i) such Material Contracts have previously expired or otherwise terminated in accordance with their terms or (ii) the failure to be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any such Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under the provisions of any Material Contract, except in each case for those violations or defaults which would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract. Prior to the date of this Agreement, the Company and its Subsidiaries have not received any written claims for indemnification pursuant to the 2007 Separation and Distribution Agreement.

Section 3.18  Opinion of Financial Advisors.  The Company’s financial advisors, Goldman, Sachs & Co., Lazard, Freres & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the ‘‘Company Financial Advisors”), have each delivered to the Board of Directors an opinion, to the effect that, as of the date of this Agreement and subject to the matters and assumptions set forth in their respective opinions, the Merger Consideration to be paid to the holders (other than Parent, Patrick Soon-Shiong, M.D. and any of their respective Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. The Company will provide, solely for informational purposes, a true, complete and correct copy of such opinions to Parent after receipt thereof in writing by the Company.

Section 3.19	Pharmaceutical Matters.

(a) The Company and its Subsidiaries and to the Knowledge of the Company its respective directors, officers, employees, and agents (while acting in such capacity) are, and at all times have been, in compliance, and the Company’s business (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of the Product, the Pipeline Products, and the cervical cancer screening test marketed by the Company’s Subsidiary Neodiagnostix, Inc. (the “Screening Test”) and all preclinical studies, clinical trials, and other studies and tests conducted thereon) has been operated in accordance, in all material respects with (i) all applicable Laws of the United States Drug Enforcement Administration, the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General and the United States Food and Drug Administration (the “FDA” and, collectively with other applicable U.S. or foreign drug regulatory authorities, “Regulatory Authorities”), (including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.) (the “FDCA”), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the regulations promulgated pursuant to the foregoing laws, and the Federal Acquisition Regulations (48 C.F.R. Parts 1-53)), (ii) the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, (iii) the applicable laws precluding off-label marketing of drugs, (iv) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of prescription drug products, including the provisions of the Federal False Claims Act, 31 U.S.C. § 3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) state pharmaceutical assistance programs and regulations under such Laws, and (v) comparable state and foreign laws. The Company and its Subsidiaries have complied with any and all obligations pertaining to listing any relevant Patents included in the Company Intellectual Property in the FDA Orange Book and have also complied with any and all obligations under the Bayh-Dole Act.

(b) Neither the Company nor any of its Subsidiaries is excluded or debarred under the Generic Drug Enforcement Act of 1992 or any government health care program, including Medicare and Medicaid; and no employee of the Company or any of its Subsidiaries or to the Knowledge of the Company no consultants or subcontractors of the Company or any of its Subsidiaries is excluded or debarred. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment are pending, and the Company has not received written notice that any such claims, actions, proceedings or investigations are threatened against the Company, the Company’s Subsidiaries, or any of their respective officers or key employees.

(c) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries meet all of the requirements of participation and payment of Medicare, Medicaid, any other state or federal government health care programs, and any other public or private third party payor programs (collectively, ‘‘Programs”) that the Company or any of its Subsidiaries participates in or receives payment from, and (ii) there is no investigation, audit, claim review, or other action pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries which could reasonably be expected to result in the exclusion of the Company’s business from any Program.

(d) Except as set forth on Section 3.19(d) of the Disclosure Schedule, (i) to the Knowledge of the Company, there is no pending action, investigation or inquiry of any type by any Regulatory Authority (other than non-material routine or periodic inspections or reviews) against the Company or its Subsidiaries relating to the Product, the Pipeline Products, or the Screening Test; (ii) since January 1, 2008, no Product, Pipeline Product, or Screening Test has been recalled, suspended or discontinued; and (iii) since January 1, 2008, none of the Company or any of its Subsidiaries has received any written notification, correspondence or any other written communication from any Governmental Entity, including the FDA, the Centers for Medicare and Medicaid Services, and the Department of

Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, the Company or any of its Subsidiaries, under any of the Laws referenced in Section 3.19(a).

(e) To the Knowledge of the Company, there are no facts or circumstances that could reasonably be construed as indicating that marketing approval for the Product will be withdrawn. Neither the Company nor its Subsidiaries has received any written notification, correspondence or any other written communication from the FDA or the European Medicines Agency requesting that the Company or its Subsidiaries make any material change in the labeling of the Product or any Pipeline Product, or indicating that such a request may be made.

(f) Neither the Company nor its Subsidiaries have marketed, sold, offered for sale, or distributed any Pharmaceutical Products other than the Product and the Screening Test. For purposes of this Agreement, “Regulatory Registrations” means all investigational new drug applications, new drug applications, product license application, or biologics license application or similar regulatory applications of the Company and its Subsidiaries that have been submitted to or approved by the FDA or any applicable Governmental Entity. All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for or submitted in connection with any and all Regulatory Registrations from the FDA or other Regulatory Authority relating to the Company and its Subsidiaries or their respective business operations and Pharmaceutical Products, when submitted to the FDA or other Regulatory Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other Regulatory Authority.

(g) None of the Company or any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Regulatory Authority.

Section 3.20  Brokers and Finders.  The Company has not entered into any Contract, arrangement or understanding with any Person which may result in the obligation of the Company to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisors.

Section 3.21  Insurance.  Each of the material insurance policies and material self insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries (the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2009, and prior to the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the Insurance Policies and no material claim made since January 1, 2009 that is still pending has been questioned or disputed by the underwriters of such Insurance Policies.

Section 3.22  Anti-Corruption and Anti-Bribery.

(a) For the purposes of this Agreement, the term “Anti-Corruption and Anti-Bribery Laws” shall mean all applicable Laws governing corrupt or illicit business practices, including laws dealing with improper or illegal payments, gifts or gratuities and/or the payment or receipt of money or anything of value directly or indirectly to or from any Person (whether a government official or private individual) for the purpose of illegally inducing any Person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or illegally assisting any Person in obtaining or retaining business or taking any other action favorable to such Person, and/or dealing with business practices in relation to investments outside of the United States (including, by way of example, if applicable, the United States Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder).

(b) Neither the Company nor its directors, officers, agents, employees, Subsidiaries or Affiliates has, directly or indirectly, (i) used any corporate funds in a manner which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company or any of its Subsidiaries for any reason, (iii) paid, delivered or received any fee, commission or any other sum or money or item of property, however characterized, to or from any finder, principal, agent, governmental official or other party in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or any of its Subsidiaries in violation of any Laws or (iv) made or received any other unlawful payment.

(c) There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Anti-Corruption or Anti-Bribery laws.

(d) The Company has established and maintains a compliance program and internal controls and procedures appropriate to the requirements of the Anti-Corruption and Anti-Bribery Laws.

Section 3.23  No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Agreement, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to Parent or Sub, and that all such representations and warranties, other than the representations and warranties of the Company expressly contained in this Agreement, are expressly disclaimed. Neither the Company nor any other Person makes any representation or warranty with respect to any such information, including any information, projections, forecasts or other material made available to Parent and Sub in a “data room” or “virtual data room,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (i) apply to the Company to the extent the Company makes the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restrictions contained herein, or (ii) preclude Parent or Sub from seeking any remedy for fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2009, Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 or any of Parent’s Current Reports on Form 8 — K dated after December 31, 2009 filed by Parent with the SEC pursuant to the Exchange Act prior to the date of this Agreement but excluding (i) any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, and (ii) with respect to Section 4.2(a), any disclosures contained or referenced therein, Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1  Organization, Standing and Power.  Each of Parent and Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2  Capital Structure.

(a) The authorized capital stock of Parent consists of 575,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on May 31, 2010, (i) 459,949,694 shares of Parent Common Stock were issued and outstanding, (ii) no shares of preferred stock were outstanding, (iii) an aggregate of 40,736,541 shares of Parent Common Stock were issuable upon exercise of then outstanding stock options (whether or not exercisable as of such date) and the vesting of restricted stock units, and (iv) 35,000 shares of Parent Common Stock were issuable upon the exercise of then outstanding warrants. In addition to the shares of Parent Common Stock referred to in clauses (i) and (iii), as of the close of business on May 31, 2010, 20,935,840 shares of Parent Common Stock were available for additional grants under Parent’s stock option or equity incentive plans. All of the outstanding shares of Parent Common Stock are validly issued and outstanding, fully paid and non assessable and free of preemptive rights.

(b) Except as otherwise set forth in this Section 4.2, as of the date of this Agreement, Parent has no (i) outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights to subscribe for or to purchase any shares of its equity securities, or any outstanding options for the purchase thereof, (ii) any agreements providing for the issuance of any equity securities or any stock or securities convertible into or exchangeable for any equity securities of Parent or (iii) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote. From June 25, 2010 to the date of this Agreement, Parent has not (i) issued any shares of Parent Common Stock except in connection with the conversion, exercise or settlement of any stock options or (ii) issued or granted any options, warrants or securities convertible into or exercisable for shares of its Parent Common Stock other than in the ordinary course of business.

(c) The shares of Parent Common Stock to be issued in the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 4.3  Operations of Sub.  All of the issued and outstanding capital stock of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub was formed solely for the purpose of effecting the Merger. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.4  Authority; Non-Contravention.

(a) Each of Parent and Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles. No vote or approval of the stockholders of Parent is required in connection with the execution, delivery or performance by Parent and Sub of their obligations hereunder or for the consummation of the Merger.

(b) The execution and delivery of this Agreement does not, and the consummation of the Merger and compliance with the provisions hereof will not, (i) conflict with, or result in any violation of, the organizational documents of Parent, (ii) conflict with, or result in any violation of the organizational documents of any of Parent’s Subsidiaries, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Contract to which Parent or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in this Section 4.3(b) are duly and timely made or obtained, violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such conflict, violation, default, termination, cancellation, acceleration or Lien that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent and/or Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

(c) No Consents of, or Registrations with, any Governmental Entity is required on the part of Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the provisions of Exchange Act and the Securities Act or the rules of any national securities exchange, (iii) the qualification of the CVR Agreement under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), if required by Law, (iv) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such as may be required in connection with the Taxes described in Section 6.11, and (vi) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the transactions contemplated hereby.

Section 4.5  SEC Documents.

(a) Since January 1, 2008, Parent has filed with, or furnished to, the SEC all documents required to be filed or furnished by Parent under the Securities Act or the Exchange Act (collectively, the “Parent SEC Documents”). As of their respective dates, Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof (or with respect to Parent SEC Documents filed or furnished after the date hereof, except as amended or supplemented prior to the Closing Date), none of Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied by the Company or its Subsidiaries in writing for inclusion in the Registration Statement. Each of the consolidated financial statements of Parent (including, in each case, any notes thereto) included in Parent SEC Documents (collectively, the ‘‘Parent Financial Statements”) have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein). As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any pending or unresolved comments from the SEC or any other Governmental Entity with respect to any of Parent SEC Documents.

(b) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities, obligations or contingencies which (i) are reflected, or for which reserves are established, on the consolidated balance sheet of Parent as of March 31, 2010, (ii) were incurred in the ordinary course of business since March 31, 2010, (iii) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (iv) have been incurred in connection with the performance by Parent of its obligations under this Agreement or the transactions contemplated hereby.

(c) Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made the certifications required by Rules 13a-14 and 15d-14 promulgated under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under the Sarbanes-Oxley Act.

(d) To the Knowledge of Parent, since January 1, 2008 and prior to the date of this Agreement, none of Parent, any of its Subsidiaries or any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries has received any substantive complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities

Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to Parent’s current board of directors or any committee thereof or to any current director or executive officer of Parent.

(e) Parent and its Subsidiaries have designed and maintain internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) to provide reasonable assurances (i) regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with the authorization of management and directors of Parent and such Subsidiaries and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s or its Subsidiaries’ assets that could have a material effect on Parent’s financial statements. Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d- 15(e) promulgated under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that Parent files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Parent required under the Exchange Act with respect to such reports.

(f) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract binding on Parent or any of its Subsidiaries or any of their properties or assets (including any Contract binding on Parent or any of its Subsidiaries or any of their properties or assets or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other documents required to be filed or furnished by Parent under the Securities Act or the Exchange Act.

(g) Since January 1, 2009, Parent has not received any oral or written notification of any “material weakness” in Parent’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that Parent’s independent accountants certify has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release No. 2007-005 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

Section 4.6  Absence of Certain Events.  From March 31, 2010 to the date of this Agreement, there has not occurred any Effect that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any Effects, that, in the aggregate with all other Effects, is, or would reasonably be expected to be, (1) materially adverse to the business, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole, or (2) prevent the consummation of the Merger; provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or there would reasonably be expected to be, a Parent Material Adverse Effect: (a) any Effect relating to, or resulting from, any change or developments in or to local, regional, national or foreign political, economic or financial conditions or in or to local, regional, national or foreign credit, financial, banking or securities markets (including any disruption thereof), including any Effect caused by acts of terrorism or war or armed hostilities (whether or not declared), (b) any Effect affecting generally any of the industries, geographic areas or business segments in which Parent or any of its Subsidiaries operates, (c) any Effect relating to, or resulting from, any hurricane, earthquake or other natural disasters, (d) any change in the share price or trading volume (as opposed to the facts underlying such change) of Parent Common Stock on NASDAQ (provided, however, that the facts and circumstances giving rise to such Effect that are not otherwise excluded from the definition of Parent Material Adverse Effect may be considered for purposes of determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (e) any Effect relating to, or resulting from, the adoption, implementation, promulgation, repeal, modification or proposal of any Law or U.S. GAAP, after the date of this Agreement, (f) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any budgets, plans, projections or forecasts of Parent’s or its Subsidiaries’ revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates with respect to the revenue, earnings or other financial performance or results of operations of Parent or its Subsidiaries or any change in analyst recommendations, for any period (provided, however, that the facts and circumstances giving rise to such failures that are not otherwise excluded from the definition of Parent Material Adverse Effect may be considered for purposes of determining whether there has been, or there would reasonably be expected to be, a Parent Material Adverse Effect may be considered for purposes of determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), or (g) any Effect directly relating to, or resulting from, the execution, performance or announcement of this Agreement or the Related Agreements (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, the loss or departure of officers or other employees of Parent or its Subsidiaries and any pending or threatened Proceeding challenging this Agreement, any of the Related Agreements or the transactions contemplated hereby or thereby, or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby or thereby; except that clauses (a), (b), (c) and (e), shall not be applicable with respect to Effects to the extent, but only to the extent, that any such Effects have had, or would reasonably be expected to have, a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate.

Section 4.7  Proxy Statement/Prospectus and Registration Statement.  None of the information supplied or to be supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus at the time the Registration Statement becomes effective under the Securities Act or at the time the Proxy Statement/Prospectus is mailed to stockholders of the Company and at the time of the Company Stockholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in any of such documents.

Section 4.8  Availability of Funds; Parent Common Stock.  Parent shall have available at the Closing (i) sufficient funds to pay the Cash Consideration and all amounts payable in lieu of fractional shares pursuant to Section 2.2(e) in respect of all of the then outstanding shares of Company Common Stock, pay all cash amounts payable in respect of then outstanding Options, SARs and RSUs, and pay all fees, expenses and other amounts payable by the Company and its Subsidiaries in connection with the Merger, and (ii) sufficient authorized but unissued shares of Parent Common Stock to issue the shares of Parent Common Stock to be issued pursuant to Section 2.1(a)(ii). Parent and Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing.

Section 4.9  Litigation.  There is no Proceeding pending or, to the Knowledge of Parent (as defined in Section 9.15), threatened against Parent or Sub or any of their Subsidiaries or any property or asset of the Parent or Sub or any of their respective Subsidiaries which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Sub is subject to any writ, judgment, injunction or decree that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10  No Violation of Law.  Except for which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) neither Parent nor any of its Subsidiaries is or since January 1, 2008, has been in violation of any Law; (ii) to the Knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or any of its Subsidiaries; (iii) Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its businesses in all material respects as presently conducted (collectively, the “Parent Permits”); and (iv) none of Parent or any of its Subsidiaries is in violation of the terms of any Parent Permit.

Section 4.11  Brokers and Finders.  No broker, investment banker or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.

Section 4.12  Ownership of Shares.  As of the date of this Agreement, none of Parent, Sub or their respective Affiliates owns (beneficially or of record) any shares of Company Common Stock, and none of Parent, Sub or their respective Affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 4.13  Solvency.  Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, and the payment of the aggregate cash consideration payable to the Securityholders pursuant to ARTICLE II, payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, and (b) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.14  No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Agreement, the Company acknowledges that neither Parent, Sub or any other Person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to the Company, and that all such representations and warranties, other than the representations and warranties of Parent and Sub expressly contained in this Agreement, are expressly disclaimed. Neither Parent, Sub nor any other Person makes any representation or warranty with respect to any such information, including any information, projections, forecasts, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (i) apply to Parent or Sub to the extent Parent or Sub makes the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restrictions contained herein, or (ii) preclude the Company from seeking any remedy for fraud.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1  Conduct of Business by the Company Pending the Merger.  Except as otherwise expressly contemplated by this Agreement, as consented in writing by Parent, as set forth in the Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement or (y) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on their respective businesses in the ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having significant business dealings with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule or as required by applicable Law, and subject to the provisions of

ARTICLE VIII, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) (i) split, combine, reclassify, subdivide or amend the terms of any of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of its capital stock or enter into any agreement with respect to the voting or registration of any shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for shares of its capital stock; provided that (A) the Company may acquire Options, RSUs and SARs upon their exercise, settlement or forfeiture and (B) each wholly-owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or other equity interests or securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests;

(b) issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any shares of its capital stock, other equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of its capital stock, such other equity securities or such convertible securities (provided that the Company may issue shares of Company Common Stock upon exercise of Options and/or vesting of RSUs);

(c) amend the Company’s certificate of incorporation or by-laws or other organizational documents of the Company or its Subsidiaries;

(d) merge or consolidate with any other Person, except for any such transactions between wholly-owned Subsidiaries of the Company or between the Company and any of its wholly-owned Subsidiaries;

(e) make any acquisition or agree to make any acquisition of any business, by merger or otherwise;

(f) transfer, sell, lease, license, dispose of or encumber, or agree to transfer, sell, lease, license, dispose of or encumber, any of assets of the Company or any of its Subsidiaries that have a value in excess of $1,000,000 individually and $5,000,000 in the aggregate, except sales of inventory or obsolete assets in the ordinary course of business;

(g) except for trade payables of the Company or any of its Subsidiaries incurred in the ordinary course of business, (i) incur any additional indebtedness; (ii) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company);

(h) except as may be required as a result of a change in regulatory accounting standards and practice or in U.S. GAAP (or any interpretation), change any of the accounting principles or practices used by it materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

(i) waive, settle or compromise any Proceeding, other than waivers, settlements or compromises that involve only the payment of monetary damages by the Company or any of its Subsidiaries of no more than $2,000,000 individually and $6,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(j) (i) terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any Company Stock Plans, Employee Benefit Plans or employment agreements (or any plan or arrangement that would be a Company Stock Plan, Employee Benefit Plan or employment agreement if in existence on the date hereof) or increase the salary, wage, bonus or other compensation of any directors or employee of the Company or any of its Subsidiaries except (A) with respect to employees with a designation or title that is below the level of “Vice President,” or the equivalent, increases in compensation in connection with annual performance and salary reviews or upon promotion, payment of annual bonuses or non-material increases in benefits, in each case, in the ordinary course of business, (B) for grants of RSUs as permitted under Section 5.1(b) or (C) to the extent required by any of the Employee Benefit Plans, Company Stock Plans or employment agreements existing as of the date of this Agreement; (ii) enter into any severance, change of control, termination or retention arrangements with, or accelerate the compensation or benefits of, any employee or director; (iii) hire any Person or promote any Person (A) to be an officer or an employee with a designation of “Vice President” or above, except to fill a vacancy in the ordinary course of business or (B) with an annual base salary in excess of $200,000, other than Persons hired (x) to replace employees who are no longer with the Company or its Subsidiaries, or (y) to fill vacancies created by employee promotions; or (iv) make or forgive any loan to employees or directors (other than making advances of reasonable travel and other business expenses in the ordinary course of business);

(k) except as required by applicable Law, make or change any material Tax election, change any Tax accounting period, adopt or change any Tax accounting method, amend any material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(l) authorize, recommend, adopt, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(m) make or commit to any capital expenditures in excess of the capital expenditures budget set forth in Section 5.1(m) of the Disclosure Schedule, except to the extent that such excess is not greater than $10,000,000 in the aggregate;

(n) (i) except for Material Contracts of the type described in Section 3.17(b)(i) and entered into in the ordinary course of business with respect to customers and suppliers, enter into, terminate (except at the end of its term) or modify in any material respect any Material Contract (or any contract or agreement that if in existence on the date hereof would be a Material Contract) or waive, release or assign any material rights or claims thereunder, (ii) grant or acquire, agree to grant or to acquire from any third party, or dispose of or permit to lapse any right, title or interest to, any Intellectual Property, or encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property (other than, in each case, pursuant to any Company Contract that is (A) a material transfer or sponsored research agreement, (B) a clinical trial agreement, or (C) a clinical research agreement entered into with a clinical research organization, in each case, that solely grants non-exclusive rights in the ordinary course of business consistent with past practices), or (iii) divulge, furnish to or make accessible any trade secrets within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets;

(o) announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries;

(p) enter into, amend or cancel any insurance policies other than in ordinary course of business;

(q) adopt or enter into stockholder rights agreement or “poison pill”;

(r) acquire or dispose of any manufacturing facilities; or

(s) agree in writing or otherwise to take any of the foregoing actions.

Section 5.2  Control of the Company’s Operations.  Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms of this Agreement, complete control of its business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Company Stockholder Approval; Proxy Statement.

(a) The Company shall take all lawful action reasonably necessary in accordance with the DGCL and its certificate of incorporation and by-laws to call a meeting of its stockholders (the ‘‘Company Stockholder Meeting”) for the purpose of voting upon the adoption of this Agreement and the approval of the Merger, as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, the Proxy Statement/Prospectus is cleared by the SEC and, if required by Law, the CVR Agreement has been qualified under the Trust Indenture Act. Without limiting the generality of the foregoing, the Company, in consultation with Parent, shall establish a record date for, call, give notice of, convene and shall use its reasonable best efforts to hold the Company Stockholder Meeting within the shortest time period allowed under Law and the rules and regulations of the NASDAQ after the date that the Registration Statement has been declared effective by the SEC. The Board of Directors shall, subject to the provisions of Section 6.3 and their fiduciary duties under applicable Law as determined by the Board of Directors in good faith after consultation with the Company’s outside counsel, recommend to the Company’s stockholders the adoption of this Agreement and approval of the Merger.

(b) As soon as is reasonably practicable (A) Parent, the Company and Sub shall prepare the Registration Statement, which shall include the Proxy Statement/Prospectus, (B) Parent shall file the Registration Statement, and the Company shall file the Proxy Statement/Prospectus, in each case with the SEC, and (C) each party shall cooperate with the other party in the preparation of, and will provide the other party with all information within such party’s control that is required to be included in, the foregoing documents. Each of the parties shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Registration Statement to be declared effective by the SEC, to have the Proxy Statement/Prospectus cleared by the SEC and, if required by Law, to have the CVR Agreement become qualified under the Trust Indenture Act, in each case as soon as reasonably practicable after the date of this Agreement. The parties shall use their respective reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Each of the Company, Sub and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Each of the Company, Sub and Parent agrees to notify the other parties promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus or for additional information and shall supply the other parties with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement or the Proxy Statement/Prospectus. Notwithstanding the foregoing, prior to filing the Registration Statement or Proxy Statement/Prospectus (or any respective amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each party (i) shall provide the other parties with a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider all comments reasonably proposed by the other party. As soon as practicable and in any event within 10 Business Days after the date that the Registration Statement has been declared effective by the SEC, the Company shall mail the Proxy Statement/Prospectus (including, with the cooperation of Parent, all Company SEC Documents and Company SEC Documents incorporated therein by reference) to the holders of shares of Company Common Stock, soliciting each of the Company’s stockholders to vote in favor of adopting this Agreement and approving the Merger.

(c) Each of the Company, Sub, and Parent shall advise the other party, promptly after it receives notice, after the time when the Registration Statement has become effective, of the issuance of any stop order or the suspension of the qualification of the CVRs issuable in connection with the Merger. If, at any time prior to the Effective Time, any information relating to Sub or the Company or any of their respective Affiliates is discovered by the Company, Sub or Parent that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall promptly notify the other parties and, to the extent required by Law, the parties shall cause an appropriate amendment or supplement describing this information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

Section 6.2  Directors’ and Officers’ Indemnification.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries (and their successors) to establish and maintain for a period of not less than six years from and after the Effective Time provisions in their certificates of incorporation, by-laws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those persons than the provisions of the certificate of incorporation, by-laws and other organizational documents of the Company and its Subsidiaries as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such officer, director or employee, except as required by applicable Law. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 6.2.

(b) In addition to and not in limitation of the terms of Section 6.2(a), during the period ending on the sixth anniversary of the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable Law, each present and former director, officer and employee of the Company or any of its Subsidiaries (each such director, officer or employee, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to, or as of, the Effective Time in their capacities as officers, directors, employees or controlling stockholders of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including acts or omissions in connection with such persons serving as an officer or director or in their capacity as a controlling stockholder in any entity if such service was at the request or for the benefit of the Company) or (ii) the negotiation, execution, adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement.

(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such six year period with respect to matters arising on or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by Parent, the Company or the Surviving Corporation may purchase a six-year extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage effective for claims asserted for the full six year period referred to above, and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by the Company for its existing coverage.

(d) The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.2 as such fees are incurred upon the written request of any Indemnified Party.

(e) Each Indemnified Party shall, at the cost and expense of Parent, reasonably cooperate with Parent and the Surviving Corporation in the defense of any Proceeding for which indemnification may be sought pursuant to this Section 6.2 and shall furnish, at the cost and expense of Parent, or cause to be furnished records, documents, information and testimony, as may be reasonably requested by Parent in connection therewith.

(f) In the event of any Proceeding for which indemnification may be sought pursuant to this Section 6.2, at the Effective Time, Parent will have the right to control the defense thereof; provided, that any Indemnified Party may participate in such defense with counsel retained by such Indemnified Party reasonably satisfactory to Parent.

(g) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or any other organizational documents of the Company or any of its Subsidiaries, any other indemnification arrangement in existence as of the date of this Agreement, the DGCL or otherwise. The provisions of this Section 6.2 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall be binding on the Parent, the Surviving Corporation and their respective successors and assigns.

(h) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions will be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume all of the obligations set forth in this Section 6.2.

Section 6.3  No Solicitation.

(a) Subject to the provisions of this Section 6.3, after the date hereof and prior to the Effective Time, the Company agrees that the Company and its Subsidiaries shall not, and that it shall use its reasonably best efforts to cause the officers, directors, employees, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) of the Company or its Subsidiaries to not, (i) solicit, initiate, or knowingly encourage the making, submission or announcement of any inquiry regarding, or any proposal or offer which would reasonably be expected to lead to, a merger, acquisition, consolidation, tender offer, exchange offer or other transaction involving, or any proposal or offer to purchase or acquire in any manner, directly or indirectly, (A) assets (including equity interests of a Company Subsidiary) representing 15% or more of the assets or revenues of the Company and its Subsidiaries taken as a whole, or (B) 15% or more of the voting securities of the Company, other than, in each case, transactions with Parent (any such proposal or offer being hereinafter referred to as an ‘‘Acquisition Proposal”), (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Sub and their Representatives) with respect to any inquiries regarding, or the making, submission or announcement of, an Acquisition Proposal, (iii) enter into or approve any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement for an Acquisition Proposal, or (iv) terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar contract to which the Company or any Company Subsidiary is a party; provided, that the foregoing shall not prohibit the Board of Directors from terminating, waiving, amending or modifying any provision of, or granting permission under, any standstill, confidentiality agreement or similar contract if the Board of Directors determines in good faith that the failure to take such action, would be reasonably likely to constitute a breach of the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law. The Company shall (i) immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person (other than Parent, Sub or their Representatives) conducted prior to the date of this Agreement by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Acquisition Proposal and (ii) as promptly as reasonably practicable request that all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such third party be returned or destroyed.

(b) Subject to the provisions of this Section 6.3, the Company may, and may authorize any of its Representatives to, prior to the date on which the Stockholder Approval is obtained, (A) in response to a request by a Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.3(a), provide information to such Person (including to potential financing sources of such Person), if the Company receives from such Person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such Person than the Confidentiality Agreement (as defined in Section 6.4) is to Parent (it being agreed that the Company shall promptly provide to Parent, in accordance with the terms of the Confidentiality Agreement, any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent); and/or (B) engage in discussions or negotiations with any Person (and such Person’s potential financing sources) who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.3(a), if, in each case, the Board of Directors determines in good faith after consultation with the Company’s financial advisor and outside legal counsel that (1) failure to take this action would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Law and (2) the Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. As used in this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made after the date hereof (for this purpose substituting “60%” for each reference to 15% in the definition of “Acquisition Proposal”) and that the Board of Directors determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) is reasonably expected to be consummated on the terms proposed, taking into account all legal, financial and regulatory aspects of the proposal, including the financing terms thereof and the Person making such proposal, and if consummated would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement agreed to by Parent pursuant to Section 6.3(c)).

(c) The Company shall notify Parent orally and in writing promptly (and in any event within 24 hours) after receipt of any Acquisition Proposal or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal. The written notice shall include the identity of the Person making such Acquisition Proposal, request or inquiry, the material terms of the Acquisition Proposal, request or inquiry (including any material written amendments or modifications, or any proposed material written amendments or modifications, thereto), and the Company shall keep Parent reasonably informed on a current basis of any material changes with respect to such Acquisition Proposal, request or inquiry. The Company shall provide Parent with at least 36 hours prior notice (or such shorter notice as may be provided to the Board of Directors) of any meeting of the Board of Directors at which the Board of Directors is reasonably expected to determine that an Acquisition Proposal is a Superior Proposal. The Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(e) hereof, and any purported termination pursuant thereto shall be void of no force or effect, until after the fifth Business Day following Parent’s receipt from the Company of written notice (i) advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal (and attaching a copy of the definitive agreement related thereto, if available) and stating that the Board of Directors intends to exercise its right to terminate this Agreement pursuant to Section 8.1(e). The Company agrees that after notifying Parent that an Acquisition Proposal is a Superior Proposal, including during the five-Business Day period specified in the preceding sentence (such period, the “Parent Review Period”), Parent will be permitted to propose to the Company revisions to the terms of the transactions contemplated by this Agreement, and the Company and its Representatives will, if requested by Parent, consider in good faith any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. The Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(e) if Parent has, during the Parent Review Period, made a binding offer that, after consideration of such offer by the Board of Directors in good faith and after consultation with the Company’s financial advisor and outside legal counsel, results in the Board of Directors concluding that such Superior Proposal no longer constitutes a Superior Proposal. In the event of any amendment to the consideration or any other material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(c) with respect to such new written notice (including a new Parent Review Period except that the new Parent Review Period shall be three Business Days).

(d) The Company agrees that any action taken by any of its Subsidiaries or a Representative of the Company or any of its Subsidiaries that, if taken by the Company, would constitute a breach of the restrictions set forth in this Section 6.3, shall be deemed to be a breach of this Agreement (including this Section 6.3) by the Company.

(e) Nothing contained in this Section 6.3 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders which, in the judgment of the Board of Directors after receiving advice of outside legal counsel, is reasonably likely to be required under applicable Law.

Section 6.4  Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, (i) afford to Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective employees, agents, properties, books, Contracts, commitments and records; provided, however, that such access shall not unreasonably disrupt the Company’s operations, and (ii) furnish promptly such information concerning the business, properties,

Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request. Notwithstanding anything to the contrary in this Section 6.4, (x) the Company shall not be required to provide any information which it reasonably believes it may not provide Parent or Sub by reason of applicable Law (including antitrust Laws), which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of Contracts with third parties and (y) with respect to the Trade Secrets included in the Company Intellectual Property, prior to the Effective Time the Company will provide during normal business hours, to not more than three Representatives of Parent selected by Parent, reasonable access to documentation related to Trade Secrets, provided that such individuals execute a separate confidentiality agreement with the Company covering chemistry, manufacturing and controls and related matters in a form substantially identical to the form previously executed by Parent’s employees. The parties will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 6.4 shall be subject to the confidentiality agreement, dated October 16, 2009 (the ‘‘Confidentiality Agreement”), between the Company and Parent.

Section 6.5  Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all Consents and the making of all Registrations specified in Section 3.3(c) and Section 4.4 and the taking of all reasonable steps as may be necessary to obtain such Consents and to make such Registrations, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions taken by the Company that are permitted under Section 6.3. Notwithstanding the foregoing, neither Parent or Sub, on the one hand, and the Company, on the other hand, shall be obligated to amend or waive the provisions of any Contract, or obligated to pay any consent or similar fees or payments, unless such action is conditioned upon the consummation of the Merger. Without limiting the foregoing, none of the parties shall take or agree to take any action that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to 10 Business Days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the ‘‘FTC”) and the Antitrust Division of the United States Department of Justice (the ‘‘Antitrust Division”). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Parent shall use its reasonable best efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other Governmental Entity with respect to the Merger so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing and subject to this Section 6.5(b), Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries or otherwise commit to take any action which it is capable of taking, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or Proceeding, or any impediment under any antitrust Law, competition, or trade regulation Law, which would otherwise have the effect of preventing the consummation of the Merger. Notwithstanding any of the foregoing, nor anything else contained in this Agreement, Parent shall not be required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of (i)(A) any assets or businesses of the Company or any of its Subsidiaries or (B) any assets or businesses of Parent or any of its Affiliates or Subsidiaries, in the case of either clause (A) or (B), to the extent that such sale, divestiture, disposition, or agreement would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Parent and the Company after giving effect to the consummation of the transactions contemplated by this Agreement, or (ii) the Product to the extent such sale, divestiture, disposition, agreement or restriction would have a material adverse effect on the ability of the Company to exploit the Product in the Applicable Jurisdictions. The Company shall agree if, and solely if, requested by Parent, to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any material communication to that party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) to the extent practicable not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Merger. Subject to its obligations in Section 6.5(a), Parent shall have the right to determine and direct the strategy and process by which the parties will seek required approvals under antitrust, competition or trade regulation Laws; provided that Parent will consult with and consider in good faith the views of the Company in connection with proceedings under or relating to any such Laws.

Section 6.6  Benefit Plans.

(a) During the period beginning on the Effective Time and ending no earlier than December 31, 2011 (the “Transition Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, each active employee of the Company or its Subsidiaries as of the Effective Time (each, an “Employee”) with salary, cash bonus opportunities and employee benefits (including equity-based benefits) that are not materially less favorable in the aggregate than (i) the salary, cash bonus opportunities and employee benefits in effect with respect to such Employee on the date of this Agreement or as increased after the date of this Agreement consistent with the provisions of Section 5.1(j); (ii) the salary, cash bonus opportunities and employee benefits generally provided by Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) from time to time to employees of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) in the country that is such Employee’s principal place of employment who are similarly situated to such Employee in title, rank, tenure (counting tenure with the Company and its Subsidiaries prior to the Effective Time to the extent recognized by the Company or its Subsidiaries prior to the Effective Time and reflected on the books and records of the Company) and job duties; or (iii) any combination of the foregoing (e.g., during the Transition Period, Parent may transition an Employee into one or more of its employee benefit programs while maintaining the Employee’s salary and cash bonus opportunities as in effect immediately prior to the Effective Time); provided, that, (x) for purposes of and subject to this Section 6.6(a), Parent shall determine in its sole discretion the combination of compensation and benefits described in clauses (i) through (iii) to be provided to any Employee during the Transition Period and (y) nothing in this Section 6.6(a) shall be deemed to prohibit Parent from changing the title, rank or job duties of any Employee at any time after the Effective Time.

(b) To the extent that Employees become eligible to participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries (collectively, the “Parent Plans”), then for purposes of determining eligibility to participate and vesting and, with respect to any Parent Plan that provides severance, vacation or paid-time off benefits, for purposes of benefit accrual, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries, in each case except as prohibited by an insurer or service provider under a Parent Plan or by applicable Law; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits. In addition, subject to the terms of the applicable Parent Plan and applicable Law, Parent shall use reasonable best efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees under any Parent Plan that is a welfare benefit plan in which such Employees may be eligible to participate after the Effective Time and (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans that are welfare plans in which such Employees are eligible to participate after the Effective Time.

(c) Unless Parent directs the Company otherwise in writing no later than five Business Days prior to the Effective Time, the Board of Directors shall adopt resolutions terminating, effective at least one day prior to the Effective Time, the Company’s 401(k) Retirement Plan. Prior to the Effective Time, the Company shall provide Parent with executed resolutions of the Board of Directors authorizing such termination in a form reasonably acceptable to Parent. The Company shall also take such other actions in furtherance of the termination of the Company’s 401(k) Retirement Plan as Parent may reasonably require.

(d) Nothing contained in this Section 6.6 shall (i) be treated as an amendment of any particular Parent Plan, (ii) give any third party any right to enforce or confer upon the applicability of the provisions of this Section 6.6 or (iii) obligate Parent or any of its Subsidiaries to (A) maintain any particular Employee Benefit Plan or Parent Plan or (B) retain the employment of any particular Employee.

(e) Parent shall, or shall cause the Surviving Corporation to, comply with the provisions set forth on Section 6.6(e) of the Disclosure Schedule.

Section 6.7  Fees and Expenses.

(a) Except as otherwise provided by this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Subject to Section 6.7(d), the Company agrees to pay Parent a fee equal to $145,000,000 if:

(i) this Agreement is terminated by (A) the Company pursuant to Section 8.1(e) (in which case, the fee shall be payable at the time of termination) or (B) Parent pursuant to Section 8.1(c)(ii) or Section 8.1(d) (in which case, the fee shall be payable within two Business Days after such termination);

(ii) (x) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), (y) prior to the date upon which the breach giving rise to Parent’s right to terminate this Agreement pursuant to Section 8.1(c)(i) occurs but after the date hereof, a bona fide Acquisition Proposal (which, for purposes of this Section 6.7(b), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.3(a), except that all references to 15% shall be deemed references to “60%”) for the Company shall have been publicly announced (other than by Parent or its Affiliates) and (z) within 12 months after such termination either the Company shall have entered into a definitive agreement relating to an Acquisition Proposal or a transaction contemplated by an Acquisition Proposal for the Company shall have been consummated (in which case, the fee shall be payable within two Business Days thereafter);

(iii) (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii), (y) prior to the date of the Company Stockholder Meeting but after the date hereof, a bona fide Acquisition Proposal for the Company shall have been publicly announced (other than by Parent or its Affiliates) and (z) within 12 months after such termination either the Company shall have entered into a definitive agreement relating to an Acquisition

Proposal or a transaction contemplated by an Acquisition Proposal for the Company shall have been consummated (in which case, the fee shall be payable within two Business Days thereafter); or

(iv) (w) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i), (x) prior to such termination, the Antitrust Approval shall have been obtained, (y) prior to such termination but after the date hereof, a bona fide Acquisition Proposal for the Company shall have been publicly announced (other than by Parent or its Affiliates) and (z) within 12 months after such termination either the Company shall have entered into a definitive agreement relating to an Acquisition Proposal or a transaction contemplated by an Acquisition Proposal for the Company shall have been consummated (in which case, the fee shall be payable within two Business Days thereafter).

(c) The fee payable pursuant to Section 6.7(b) shall be made by wire transfer of same day funds to an account designated in writing by Parent. The Company acknowledges that the agreements contained in Section 6.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.7(b), and, in order to obtain such payment, Parent or Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in Section 6.7(b), the Company shall pay to Parent or Sub its reasonable documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit together with interest on the amount due at the prime rate of Bank of America N.A. in effect on the date such payment was required to be made hereunder plus 2% per annum.

(d) Parent agrees that, except in the case of fraud or a willful and material breach hereof (as defined in Section 8.2), the payment provided for in Section 6.7(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in Section 6.7(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 6.7(b).  In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 6.7(b).

Section 6.8  Public Announcements.  The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Notwithstanding the foregoing provisions of this Section 6.8, Parent and the Company and their respective Representatives may make public releases or announcements concerning the transactions contemplated hereby that are not inconsistent with previous press releases or other public statements made by Parent and/or the Company in compliance with this Section 6.8.

Section 6.9  Sub.  Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger in accordance with the terms and subject to the conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.10  CVR Agreement.  At or prior to the Closing, Parent will duly adopt, execute and deliver, and shall ensure that a duly qualified Trustee executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Trustee.

Section 6.11  Transfer Taxes.  Parent shall assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, ‘‘Transfer Taxes”) resulting from the transactions effected pursuant to this Agreement. The Company shall cooperate with Parent as to the filing of all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 6.12  Listing.  As promptly as practicable after the date hereof, Parent shall prepare and submit to the NASDAQ (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) an application covering the CVRs and the shares of Parent Common Stock being issued in the Merger and shall use its reasonable best efforts to cause the CVRs and the shares of Parent Common Stock being issued in the Merger (including any CVRs which may be issued pursuant to Section 2.7(a)(i) and Section 2.7(b)(i)) to be approved for listing (subject to notice of issuance) for trading on the NASDAQ (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) at or prior to the Effective Time.

Section 6.13  Certain Notices.  Subject to compliance with all applicable Laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing upon becoming aware of any Event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Parent and the Company shall give prompt notice to the other of any Event of which it obtains Knowledge that would be reasonably expected to materially delay or prevent the consummation of the Merger. Furthermore, the Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, upon, to the Knowledge of the Company or the Knowledge of Parent, as applicable (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, (ii) the occurrence of any condition, event or circumstance that would be reasonably expected to result in any of the conditions in Section 7.2(a) or Section 7.3(a) not being met, or (iii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of, or the conditions to the obligations of, the parties hereto under this Agreement.

Section 6.14  Section 16 Matters.  Prior to the Effective Time, the Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock, Options, RSUs and SARs pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16. Prior to the Effective Time, Parent’s board of directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 6.15  State Takeover Laws.  If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States becomes or is deemed to be applicable to the Company, Parent, Sub, the Merger or the Voting Agreement or any other transaction contemplated by this Agreement, the Board of Directors shall take all action necessary to render such Law inapplicable to the foregoing.

Section 6.16  FIRPTA Statement.  The Company shall use reasonable best efforts to deliver to Parent on or prior to the Closing Date a statement conforming to the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations.

Section 6.17  Further Actions.  The Company shall use reasonable best efforts to take the actions listed on Section 6.17 of the Disclosure Schedule prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  This Agreement and the Merger shall have been duly adopted by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL (the “Stockholder Approval”).

(b) No Injunctions or Restraints.  No Governmental Entity in an Applicable Jurisdiction shall have issued or entered a temporary restraining order, preliminary or permanent injunction or other order that is in effect and that prohibits the consummation of the Merger.

(c) HSR Act.  The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated (the “Antitrust Approval”).

(d) Registration Statement.  The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect.

Section 7.2  Additional Conditions to Obligations of Parent and Sub.  The obligation of Parent and Sub to effect the Merger is subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all but de minimis respects (which for purposes of this Section 7.2 shall mean 2% or less of the aggregate outstanding shares of Company Common Stock on a fully diluted basis) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(b) Performance of Obligations.  The Company shall have performed or complied with, in all material respects, its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Related Agreements.  The Related Agreements shall be in full force and effect in accordance with their terms.

Section 7.3  Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the

Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.

(b) Performance of Obligations.  Parent and Sub shall have performed or complied with, in all material respects, its obligations and covenants required to be performed or complied with by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

(c) Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(d) CVR Agreement.  The CVR Agreement shall have been duly executed and delivered by Parent and the Trustee and be in full force and effect.

(e) Listing.  The shares of Parent Common Stock being issued in the Merger shall have been approved for listing (subject to notice of issuance) for trading on NASDAQ.

Section 7.4  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition precedent set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to comply with its obligations set forth in this Agreement to consummate and make effective the transactions provided for herein, as required by and subject to Section 6.5.

Section 7.5  Invoking Certain Provisions.  If Parent and Sub wish to invoke any of the conditions set forth in Section 7.2 as a basis not to consummate the Merger, Parent or Sub, as applicable, will have the burden of proof to establish that such condition has not been satisfied; provided, that if Parent and Sub satisfy the burden of proof that a Company Material Adverse Effect has occurred (without regard to the exclusions applicable thereto), the Company will have the burden of proof to establish that any exclusion in the definition of Company Material Adverse Effect is applicable. If the Company wishes to invoke any of the conditions set forth in Section 7.3 as a basis not to consummate the Merger, the Company will have the burden of proof to establish that such condition has not been satisfied; provided, that if the Company satisfies the burden of proof that a Parent Material Adverse Effect has occurred (without regard to the exclusions applicable thereto), Parent will have the burden of proof to establish that any exclusion in the definition of Parent Material Adverse Effect is applicable.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Closing shall not have occurred on or before March 31, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii) if any Governmental Entity in an Applicable Jurisdiction shall have issued or entered a permanent injunction or other order that is in effect preventing or prohibiting the consummation of the Merger and such injunction or order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this

Agreement (including such party’s obligations set forth in Section 6.5) has been the cause of, or resulted in, such action; or

(iii) if, upon a vote at a duly held Company Stockholder Meeting (including any postponement or adjournment thereof) to obtain the Stockholder Approval in accordance with this Agreement, the Stockholder Approval is not obtained;

(c) by Parent, if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2(a) or Section 7.2(b) will not be able to be satisfied prior to or as of the Termination Date (provided that Parent or Sub is not then in breach of any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not then be satisfied), or (ii) the Company breaches or fails to perform in any material respect its obligations under Section 6.3;

(d) by Parent, prior to the Company Stockholder Meeting, if (i) the Board of Directors shall have publicly withdrawn its approval or recommendation of this Agreement or the Merger or shall have publicly recommended to the stockholders of the Company any Acquisition Proposal, or (ii) a tender or exchange offer, that if successful, would result in any Person or group becoming the beneficial owner of 15% or more of the outstanding Company Stock, has been commenced (other than by Parent or any Affiliate of Parent) and the Board of Directors fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within 10 Business Days of such commencement;

(e) by the Company, prior to the date on which the Stockholder Approval is obtained, in order to concurrently enter into a definitive agreement with respect to a Superior Proposal, provided that the Company shall have complied in all material respects with the terms of Section 6.3 and concurrently pays to Parent all amounts payable pursuant to Section 6.7(b); or

(f) by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.3(a) or Section 7.3(b) will not be able to be satisfied prior to or as of the Termination Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).

Section 8.2  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.4, Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination, and provided that nothing herein shall relieve any party from liability for any fraud or willful and material breach hereof. For purposes hereof, a “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by a breaching party with the knowledge (actual or constructive) that the taking of such action would, or would reasonably be expected to, give rise to a breach hereof.

Section 8.3  Amendment.  Subject to applicable Law, this Agreement may be amended, modified or supplemented by the parties at any time before or after receipt of the Stockholder Approval. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 8.4  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements of the other parties or conditions in favor of such party contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Non-Survival of Representations, Warranties and Agreements.  All representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the parties contained in this ARTICLE IX, in ARTICLE II and in Section 6.2 and Section 6.6, and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2  Notices.  Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party, (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the fifth Business Day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:

Abraxis BioScience Inc.
11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025
Tel: 310.883.1300
Fax: 310.998.8553

Attention:	Dr. Patrick Soon-Shiong, Executive Chairman pss@abraxisbio.com with copies to:

Abraxis BioScience Inc.
11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025
Tel: 310.883.1300
Fax: 310.998.8553

Attention:	Charles Kim, General Counsel CKim@abraxisbio.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Tel: 212.859.8000
Fax: 212.859.4000

Attention:	Philip Richter, Esq. philip.richter@friedfrank.com Brian Mangino, Esq. brian.mangino@friedfrank.com

If to Parent or Sub:

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2769

Attention:	George Golumbeski, Senior Vice President Business Development ggolumbeski@celgene.com with copies to:

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2771

Attention:	Thomas Perone, Corporate Counsel tperone@celgene.com

and

Jones Day
3161 Michelson Drive
Suite 800
Irvine, CA 92612
Tel: 949.851.3939
Fax: 949.553.7539

Attention:	Jonn R. Beeson, Esq. jbeeson@jonesday.com Kevin Espinola, Esq. kbespinola@jonesday.com or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 9.2.

Section 9.3  Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder in accordance with their specific terms, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief in any court of the United States or any state having jurisdiction to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by any such court of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity. Each of the parties further agrees that it will not oppose, and hereby waives any defense to, the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Each of the parties further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.4  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.5  Entire Agreement.  This Agreement, the Disclosure Schedule, the Confidentiality Agreement, the Related Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 9.6  Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of the Court of Chancery in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that, except as permitted by Section 9.3, it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or the Court of Chancery in the State of Delaware.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 9.8  Headings and Table of Contents; Interpretation.  Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Defined Terms are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Whenever the context so requires, the singular shall include the plural, the plural shall include the singular, and the use of a gender shall include all genders. The terms “hereof,” “herein” and “hereunder” and terms of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the terms “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The terms “writing” and “written” and terms of like import used in this Agreement shall refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

Section 9.9  No Third Party Beneficiaries.  Except as provided in Section 2.2(c) (Exchange of Certificates) and Section 6.2 (Directors’ and Officers’ Indemnification) and except for the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Sub’s breach of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10  Incorporation of Exhibits.  The Disclosure Schedule and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.11  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.12  Subsidiaries.  As used in this Agreement, “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

Section 9.13  Person.  As used in this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity (including Governmental Entity) or group (as defined in the Exchange Act).

Section 9.14  Applicable Jurisdictions.  As used in this Agreement, “Applicable Jurisdiction” means any of the United States, the European Union, Canada or Switzerland.

Section 9.15  Knowledge of the Company; Knowledge of Parent.  As used in this Agreement, ‘‘Knowledge of the Company” means the actual knowledge of the individuals listed in Section 9.14 of the Disclosure Schedule. As used in this Agreement, “Knowledge of Parent” means the actual knowledge of Parent’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel.

Section 9.16  Mutual Drafting.  This Agreement shall be deemed to be the joint work product of Parent, Sub, and Company, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 9.17  Tax Reporting.  Except to the extent any portion of any CVR Payment (as that term is defined in the CVR Agreement) is required to be treated as imputed interest pursuant to applicable Law, the parties hereto agree to treat the Cash Consideration, the Stock Consideration, the CVRs and all CVR Payments for all Tax purposes as consideration for the shares of Common Stock, the Options, the SARs and the RSUs, and none of the parties hereto shall take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

CELGENE CORPORATION

By:	/s/ Robert J. Hugin
Name:     Robert J. Hugin

Title:	Chief Executive Officer

ARTISTRY ACQUISITION CORP.

By:	/s/ Sandesh Mahatme
Name:     Sandesh Mahatme

Title:	Secretary and Treasurer

ABRAXIS BIOSCIENCE, INC.

By:	/s/ Dr. Patrick Soon-Shiong
Name:     Dr. Patrick Soon-Shiong

Title:	Executive Chairman

Annex B

FORM OF
CONTINGENT VALUE RIGHTS AGREEMENT
by and between
CELGENE CORPORATION
and
AMERICAN STOCK TRANSFER AND TRUST COMPANY
Dated as of [ • ], 2010

B-i

B-ii

Section 9.3	Opinion of Counsel to the Trustee	B-32
Section 9.4	Successors	B-33

ARTICLE 10 SUBORDINATION		B-33
Section 10.1	Agreement to Subordinate	B-33
Section 10.2	Liquidation; Dissolution; Bankruptcy	B-33
Section 10.3	Default on Senior Obligations	B-33
Section 10.4	When Distribution Must Be Paid Over	B-34
Section 10.5	Notice by Company	B-34
Section 10.6	Subordination Effective Notwithstanding Deficiencies with Respect to Senior Obligations; Waiver of Right to Contest Senior Obligation; Reinstatement of Subordination Provisions	B-34
Section 10.7	Subrogation	B-35
Section 10.8	Relative Rights	B-35
Section 10.9	Subordination May Not Be Impaired by Company	B-35
Section 10.10	Distribution or Notice to Representative	B-35
Section 10.11	Rights of the Trustee	B-35
Section 10.12	Authorization to Effect Subordination	B-35
Section 10.13	Amendments	B-36

ARTICLE 11 REDEMPTION OF SECURITIES		B-36
Section 11.1	Notice to Trustee	B-36
Section 11.2	Notice of Redemption	B-36
Section 11.3	Effect of Notice of Redemption	B-36
Section 11.4	Deposit of Redemption Price	B-36
Section 11.5	Optional Redemption by the Company	B-37
Annex A —	Form of CVR Certificate.

Note: This table of contents shall not, for any purpose, be deemed to be a part of this CVR Agreement.

B-iii

Reconciliation and tie between Trust Indenture Act of 1939 and Contingent Value Rights Agreement, dated as of [ • ], 2010.

Trust Indenture Act Section		Agreement Section

Section 310	(a)(1)	4.9
	(a)(2)	4.9
	(a)(3)	Not Applicable
	(a)(4)	Not Applicable
	(a)(5)	4.9
	(b)	4.8, 4.10
	(c)	Not Applicable
Section 311	(a)	4.13
	(b)	4.13
	(c)	Not Applicable
Section 312	(a)	5.1, 5.2(a)
	(b)	5.2(b)
	(c)	5.2(c)
Section 313	(a)	5.3(a)
	(b)	5.3(a)
	(c)	5.3(a), 8.11
	(d)	5.3(b)
Section 314	(a)	5.4, 7.12
	(b)	Not Applicable
	(c)(1)	1.2(a)
	(c)(2)	1.2(a)
	(c)(3)	Not Applicable
	(d)	Not Applicable
	(e)	1.2(b)
	(f)	Not Applicable
Section 315	(a)	4.1(a), 4.1(b)
	(b)	8.11
	(c)	4.1(a)
	(d)	4.1(c)
	(d)(1)	4.1(a), 4.1(b)
	(d)(2)	4.1(c)(ii)
	(d)(3)	4.1(c)(iii)
	(e)	8.12
Section 316	(a)(last sentence)	Not Applicable
	(a)(1)(A)	8.9
	(a)(1)(B)	8.10
	(a)(2)	Not Applicable
	(b)	8.7
	(c)	Not Applicable
Section 317	(a)(1)	8.2
	(a)(2)	8.2
	(b)	7.3
Section 318	(a)	1.7

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this CVR Agreement.

B-iv

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [ • ], 2010 (this “CVR Agreement”), by and between Celgene Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York limited liability trust company, as trustee (the “Trustee”), in favor of each person who from time to time holds one or more Contingent Value Rights (the “Securities” or “CVRs”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of June 30, 2010 (as amended prior to the effective time thereof, the “Merger Agreement”), by and among the Company, Artistry Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of the Company (“Sub”), and Abraxis BioScience, Inc., a Delaware corporation (“Abraxis”);

WHEREAS, pursuant to the Merger Agreement, Sub will merge with and into Abraxis (the “Merger”), with Abraxis being the surviving corporation in the Merger and becoming a wholly-owned Subsidiary of the Company;

WHEREAS, in the Merger, one (1) CVR will be issued in respect of (a) each share of common stock, par value $0.001 per share, of Abraxis (“Common Stock”) (other than shares of Common Stock that are Excluded Company Shares or Dissenting Company Shares) (all as defined in the Merger Agreement), (b) each share of Common Stock underlying each Option (as defined in the Merger Agreement) having an exercise price that is less than or equal to the Per Share Amount (as defined in the Merger Agreement), (c) each share of Common Stock underlying each Option having an exercise price that is greater than the Per Share Amount, if such Option is exercised and settled in accordance with the Merger Agreement, (d) each SAR (as defined in the Merger Agreement) having a base appreciation amount that is less than or equal to the Per Share Amount, (e) each SAR having a base appreciation amount that is greater than the Per Share Amount, if such SAR is exercised and settled in accordance with the Merger Agreement, and (f) each RSU (as defined in the Merger Agreement), in each case, outstanding immediately prior to the Effective Time (as defined in the Merger Agreement); and

WHEREAS, a registration statement on Form S-4 (No. 333-168369) (the “Registration Statement”) with respect to the CVRs has been prepared and filed by the Company with the Commission (as defined below) and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1  Definitions.  For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with applicable Accounting Standards, where “Accounting Standards” means (A) GAAP (United States Generally Accepted Accounting Principles); or (B) to the extent that the Company adopts International Financial Reporting Standards (IFRS), then “Accounting Standards” means International Financial Reporting Standards (IFRS), in either case consistently applied;

(c) all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;

(d) all other terms used herein which are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the respective meanings assigned to them therein; and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the board of directors of the Company or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day (other than a Saturday or a Sunday) on which banking institutions in The City of New York, New York are not authorized or obligated by Law or executive order to close and, if the CVRs are listed on a national securities exchange, electronic trading network or other suitable trading platform, such exchange, electronic network or other trading platform is open for trading.

“Call Notice” shall have the meaning set forth in Section 11.2 of this CVR Agreement.

“Combination Product” means any product that comprises a Product sold in conjunction with another active component (whether packaged together or in the same therapeutic formulation or otherwise) or service.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act (as defined herein), or if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Company” means the Person (as defined herein) named as the “Company” in the first paragraph of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Company” shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317, inclusive, to the extent that they are applicable to the Company, the term “Company” shall include any other obligor with respect to the Securities for the purposes of complying with such provisions.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by the chairman of the Board of Directors or the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary, and delivered to the Trustee.

“Confidential Information” shall have the meaning set forth in Section 7.13 of this CVR Agreement.

“Consent and Purchase Offer” shall have the meaning set forth in Section 11.1 of this CVR Agreement.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at 59 Maiden Lane — Plaza Level, New York, New York 10038.

“CVRs” shall have the meaning set forth in the Preamble of this CVR Agreement.

“CVR Agreement” means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

“CVR Certificate” means a certificate representing any of the CVRs.

“CVR Payment” means any Net Sales Payment and any Milestone Payment.

“CVR Shortfall” shall have the meaning set forth in Section 7.6(b) of this CVR Agreement.

“Default Interest Rate” means a rate equal to the sum of three percent (3%) plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal (New York Edition), or similar reputable data source, calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.

“Diligent Efforts” means, with respect to any Product, efforts of a Person to carry out its obligations in a diligent manner using such effort and employing such resources normally used by such Person in the exercise of its reasonable business discretion relating to the research, development or commercialization of a product, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the regulatory structure involved, and the profitability of the applicable product (including pricing and reimbursement status achieved), and other relevant factors, including technical, commercial, legal, scientific, and/or medical factors.

“Existing Licenses” means those licenses and related agreements (for so long as they are in effect) with respect to the Products granted by the Company or its Affiliates to third parties (other than the Company or its Affiliates) as in effect immediately prior to the consummation of the Merger (with such modifications thereto after the consummation of the Merger that do not reduce the amounts of royalties, milestone payments or profit split payments thereunder).

“Event of Default” shall have the meaning set forth in Section 8.1 of this CVR Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Documents” shall have the meaning set forth in Section 5.4 of this CVR Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency.

“Governmental Entity” means any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.

“Holder” means a Person in whose name a Security is registered in the Security Register.

“Independent Accountant” shall have the meaning set forth in Section 7.6(a) of this CVR Agreement.

“Indications” means U.S. Regulatory Approval of the Product described in clause (a) of the definition of “Product” for use in the treatment of: (i) melanoma; (ii) ovarian cancer; (iii) bladder cancer; and (iv) first-line metastatic breast cancer.

“Junior Obligations” has the meaning set forth in Section 10.1.

“Law” means any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the Outstanding CVRs.

“Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Merger Agreement” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Milestone” means each of (i) Milestone #1, and (ii) Milestone #2.

“Milestone #1” means U.S. Regulatory Approval of the Product described in clause (a) of the definition of “Product” for use in the treatment of non-small cell lung cancer (NSCLC), which U.S. Regulatory Approval permits the Company to market such Product under a label that includes a progression free survival claim, but only if the foregoing milestone is achieved no later than the Milestone Target Date. For the avoidance of doubt, an “approvable letter” or similar communication published by the FDA shall not constitute approval for purposes of the foregoing.

“Milestone #2” means U.S. Regulatory Approval of the Product described in clause (a) of the definition of “Product” for use in the treatment of pancreatic cancer, which U.S. Regulatory Approval permits the Company to market such Product under a label that includes an overall survival claim, but only if the foregoing milestone is achieved no later than the Milestone Target Date. For the avoidance of doubt, an “approvable letter” or similar communication published by the FDA shall not constitute approval for purposes of the foregoing.

“Milestone Payment” means, as applicable, (i) two hundred fifty million dollars ($250,000,000), with respect to the achievement of Milestone #1; and (ii) (a) four hundred million dollars ($400,000,000), with respect to the achievement of Milestone #2 if Milestone #2 is achieved no later than April 1, 2013, and (b) three hundred million dollars ($300,000,000), with respect to the achievement of Milestone #2 if Milestone #2 is achieved after April 1, 2013 but no later than the Milestone Target Date.

“Milestone Payment Date” means, with respect to each Milestone, the date that is twenty (20) Business Days following the date of the achievement of such Milestone.

“Milestone Target Date” means the fifth anniversary of the date of this CVR Agreement.

“Net Sales” means, for each Net Sales Measuring Period, the sum of, without any duplication: (i) the gross amounts invoiced for the Products sold by the Company, its Affiliates or its licensees (other than licensees under Existing Licenses) to third parties (other than the Company, its Affiliates or its licensees) during such Net Sales Measuring Period, including wholesale distributors, less deductions from such amounts calculated in accordance with Accounting Standards so as to arrive at “net sales” under Accounting Standards as reported by the Company, its Affiliate or its licensee, as applicable, in such Person’s financial statements, and further reduced by write-offs of accounts receivables or increased for collection of accounts that were previously written off; plus (ii) (A) the amount of royalties and profit split payments received by the Company or its Affiliates from their respective licensees under Existing Licenses for sales (but not the supply) of Products sold by such licensees to third parties (other than the Company or its Affiliates) during such Net Sales Measuring Period, and (B) the amount of any milestone payments received during such Net Sales Measuring Period by the Company or its Affiliates from their licensees under Existing Licenses with respect to the Products.

Any and all set-offs against gross invoice prices shall be calculated in accordance with Accounting Standards. Sales or other commercial dispositions of a Product between the Company and its Affiliates and its licensees shall be excluded from the computation of Net Sales; Product provided to third parties without charge, in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples shall be excluded from the computation of Net Sales; and no payments will be payable on such sales or such other commercial dispositions, except where such an Affiliate or licensee is an end user of the Product.

Notwithstanding the foregoing, if a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s length transactions in the relevant country.

Notwithstanding the foregoing, in the event a Product is sold as a Combination Product in a particular country, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Product if sold separately in such country. If no such separate sales are made by the Company, its Affiliates or licensees in a country, Net Sales of the Combination Product shall be calculated in a manner determined by the Company in good faith based upon the relative value of the active components of such Combination Product.

“Net Sales Measuring Period” means the one-year period beginning January 1st of each year during the term of this CVR Agreement and ending December 31st of each year during the term of this CVR Agreement; provided that the first Net Sales Measuring Period will begin on January 1, 2011 and end on December 31, 2011.

“Net Sales Payment” means, with respect to any Net Sales Measuring Period, an amount equal to (i) two and one-half percent (2.5%) of that portion of Net Sales of the Products that exceeds one billion dollars ($1,000,000,000) but is less than or equal to two billion dollars ($2,000,000,000) for such period, plus (ii) an additional amount equal to five percent (5.0%) of that portion of Net Sales of the Products that exceeds two billion dollars ($2,000,000,000) but is less than or equal to three billion dollars ($3,000,000,000) for such period, plus (iii) an additional amount equal to ten percent (10.0%) of that portion of Net Sales of the Products that exceeds three billion dollars ($3,000,000,000) for such period; provided that no Net Sales Payments will be due following a Net Sales Payment Termination Date.

“Net Sales Payment Dates” means the fifteenth (15th) day after the date the Company is required to provide the Net Sales Statement pursuant to Section 5.4 for the Net Sales Measuring Period in respect of which a Net Sales Payment is due.

“Net Sales Payment Termination Date” means the last day of the Net Sales Measuring Period ending on December 31, 2025; provided that, if Net Sales of the Products for the Net Sales Measuring Period ending on December 31, 2025 are equal to or greater than one billion dollars ($1,000,000,000), then the Net Sales Payment Termination Date shall be extended until the earlier of (a) the last day of the first Net Sales Measuring Period subsequent to December 31, 2025 during which Net Sales of the Products are less than one billion dollars ($1,000,000,000) and (b) December 31, 2030.

“Net Sales Statement” means, with respect to each Net Sales Measuring Period, the written statement of the Company, certified by the Chief Financial Officer of the Company and setting forth with reasonable detail (i)(a), for the Products for all countries in the aggregate, (X) the total of the gross invoice price charged by the Company, its Affiliates and its licensees (other than licensees under Existing Licenses) for sales of the Products by the Company, its Affiliates and their respective licensees (other than licensees under Existing Licenses) to third parties (other than the Company or its Affiliates) during the applicable period, (Y) an itemized calculation of Net Sales for the Products showing deductions for such Net Sales Measuring Period provided for in accordance with the definition of Net Sales, and (Z)(1) the total of all royalties and profit split payments received by the Company and its Affiliates from their respective licensees under Existing Licenses for sales of the Products by their respective licensees during the applicable period, and (2) the amount of any milestone payments received during such Net Sales Measuring Period by the Company or its Affiliates from their licensees under Existing Licenses with respect to the Products, (b) to the extent that Net Sales for the Products for an applicable period is determined based on Net Sales of a Combination Product for such period, the method of determining the Net Sales of the Combination Product attributable to the Products in accordance with the definition of Net Sales, and (c) to the extent that sales for the Products for an applicable period is recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars and (ii) the calculation of the Net Sales Payment due, if any, in respect of the applicable Net Sales Measuring Period in accordance with this CVR Agreement.

“Officer’s Certificate” when used with respect to the Company means a certificate signed by the chairman of the Board of Directors or the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary of the Company delivered to the Trustee or any other person authorized to act on behalf of the Company.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company.

“Outstanding” when used with respect to Securities means, as of the date of determination, all Securities theretofore authenticated and delivered under this CVR Agreement, except: (i) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation and (ii) Securities in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this CVR Agreement, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands the Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite Outstanding Securities have given any request, demand, direction, consent or waiver hereunder, Securities owned by the Company or any Affiliate of the Company, whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding.

“Party” shall mean the Trustee, the Company and/or Holder(s), as applicable.

“Paying Agent” means any Person authorized by the Company to pay the amount determined pursuant to Section 3.1, if any, on any Securities on behalf of the Company.

“Payment Date” means any Net Sales Payment Date, any Milestone Payment Date, and any such date as shall be required for any CVR Shortfall payment pursuant to the review procedure set forth in Section 7.6.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Products” means each of:

(a) the pharmaceutical product comprising the chemical compound having the chemical name of 5ß,20-Epoxy-1,2a,4,7ß,10ß,13a-hexahydroxytax-11-en-9-one 4,10-diacetate 2-benzoate 13-ester with (2R,3S)-N-benzoyl-3-phenylisoserine (with the structure below), known by the generic name “paclitaxel” and bound to albumin that is the subject of the New Drug Application No. 21-660 filed with the FDA and subject of the European Medicines Agency Marketing Authorization granted on January 11, 2008, together with all amendments and supplements to such FDA and European Medicines Agency approvals (identified by the Company as ABRAXANE); provided that in all cases such Product is an injectable formulation.

(b) the pharmaceutical product comprising the chemical compound having the chemical name of (2R,3S)-N-carboxy-3-phenylisoserine,N-tert-butyl ester, 13-ester with 5ß-20-epoxy-1,2 ,4,7ß,10ß,13 -hexahydroxytax-11-en-9-one 4-acetate 2-benzoate, anhydrous(with the structure below) bound to albumin that is the subject of the Investigational New Drug Application No. 73,527 filed with the FDA together with all amendments (identified by the Company as “nab-docetaxel (ABI-008)”); provided that in all cases such Product is an injectable formulation.

(c) the pharmaceutical product comprising the chemical compound having the chemical name of (3S, 6R, 7E, 9R, 10R, 12R, 14S, 15E, 17E, 19E, 21S, 23S, 26R, 27R, 34aS)-9, 10, 12, 13, 14, 21, 22, 23, 24, 25, 26, 27, 32, 33, 34, 34a-hexadecahydro-9,27-dihydroxy-3-[(1R)-2-[(1S, 3R, 4R)-4-hydroxy-3-methoxycyclohexyl]-1-methylethyl]-10,21-dimethoxy-6, 8, 12, 14, 20, 26-hexamethyl-23, 27-epoxy-3H-pyrido[2, 1-c][1,4] oxaazacyclohentriacontine -1, 5, 11, 28, 29 (4H,6H,31H)-pentone (with the structure below) bound to albumin that is the subject of the Investigational New Drug Application No. 74.610 filed with the FDA together with all amendments (identified by the Company as “nab-rapamycin (ABI-009)”); provided that in all cases such Product is an injectable formulation.

(d) the pharmaceutical product comprising the chemical compound having the chemical name of 17-allylamino-17-demethoxygeldanamycin, 17-allylamino geldanamycin (with the structure below) bound to albumin that is the subject of the Investigational New Drug Application No. 78,298 filed with the FDA together with all amendments (identified by the Company as “nab-17AAG (ABI-010)”); provided that in all cases such Product is an injectable formulation.

(e) the pharmaceutical product comprising the chemical compound having the chemical name of N-(1,2,3-trimethoxy-10-methylsulfanyl-9-oxo-5,6,7,9- tetrahydro-benzo[a]heptalen-7-yl)-3-[3-(1,2,3-trimethoxy-10-methylsulfanyl-9-oxo-5,6,7,9-tetrahydro- benzo[a]heptalen-7-yl)-ureido]-propionamide(with the structure below) bound to albumin that is the subject of the Investigational New Drug Application No. 103,698 filed with the FDA together with all amendments (identified by the Company as “nab-thiocolchicine dimer (ABI-011)”); provided that in all cases the Product is an injectable formulation.

(f) the pharmaceutical product comprising the chemical compound having the chemical name of (αR, ßS)-ß-[[(1,1-Dimethylethoxy)carbonyl]amino]-α-(hexanoyloxy)benzenepropanoic acid (2aR,4S,4aS,6R,9S,11S,
12S,12aR,12bS)-12b-(acetyloxy)-12-(benzoyloxy)-2a,3,4,4a,5,6,9,10,11,12,12a,12b-dodecahydro-4,6,11-trihydroxy-4a,8,13,13-tetramethyl-5-oxo-7,11-methano-1H-cyclodecal[3,4]benz[1,2 -b]oxet-9-yl ester (with the structure below) bound to albumin (identified by the Company as “nab-novel taxane (ABI-013)”) provided that in all cases the Product is an injectable formulation.

(g) the pharmaceutical product comprising the chemical compound having the chemical name of Benzenepropanoic acid, ß-(benzoylamino)-α-hydroxy-,6,12bbis(acetyloxy)-12-(benzoyloxy)-2a,3,4,4a,5,6,9,10,
11,12,12a,12bdodecahydro- 4,11-dihydroxy-4a,8,13,13-tetramethyl-5-oxo-7,11-methano-1H-cyclodeca[3,4]
benz[1,2-b]-oxet-9-yl ester,[2aR-[2aα,4ß,4aß,6ß,
9α(αR*,ßS*),11α,12α,12aα, 12bα]] bound to albumin that is the subject of the Investigational New Drug Application No. 63,082 filed with the FDA together with all amendments (identified by the Company as “COROXANE”); provided that in all cases the Product is an injectable formulation.

“Redemption Eligibility Date” means the date that fifty percent (50%) of the Securities issued pursuant to the terms of the Merger Agreement either are (i) no longer Outstanding, and/or (ii) repurchased, acquired, redeemed or retired by the Company.

“Registration Statement” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Regulatory Approval” means all approvals from the FDA or other non-U.S. regulatory authority necessary for the commercial manufacture, marketing and sale of a product in the United States or other jurisdiction in accordance with applicable Law.

“Representatives” shall have the meaning set forth in Section 7.13 of this CVR Agreement.

“Responsible Officer” when used with respect to the Trustee means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Securities” shall have the meaning set forth in the Preamble of this CVR Agreement.

“Securities Act” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Security Register” shall have the meaning set forth in Section 3.5(a) of this CVR Agreement.

“Senior Obligations” means any existing or future obligations of the Company, including the principal of, premium (if any), interest (including, without limitation, any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable Law) on, and all other amounts owing thereon, (i) with respect to borrowed money, (ii) evidenced by notes, debentures, bonds or other similar debt instruments, (iii) with respect to the net obligations owed under interest rate swaps or similar agreements or currency exchange transactions, (iv) reimbursement obligations in respect of letters of credit and similar obligations, (v) in respect of capital leases, or (vi) guarantees in respect of obligations referred to in clauses (i) through (v) above; unless, in any case, the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such obligations are pari passu to or subordinate in right of payment to the Securities.

Notwithstanding the foregoing, “Senior Obligations” shall not include:

(a) Junior Obligations;

(b) trade debt incurred in the ordinary course of business;

(c) any intercompany indebtedness between the Company and any of its Subsidiaries or Affiliates;

(d) indebtedness of the Company that is subordinated in right of payment to Senior Obligations;

(e) indebtedness or other obligations of the Company that by its terms ranks equal or junior in right of payment to the Junior Obligations;

(f) indebtedness of the Company that, by operation of Law, is subordinate to any general unsecured obligations of the Company; and

(g) indebtedness evidenced by any guarantee of indebtedness ranking equal or junior in right of payment to the Junior Obligations.

“Shortfall Interest Rate” means a rate equal to the sum of two percent (2%) plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal (New York Edition), or similar reputable data source, calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.

“Shortfall Report” shall have the meaning set forth in Section 7.6(b) of this CVR Agreement.

“Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares of Voting Securities is at the time owned or controlled, directly or indirectly, by: (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign income, profits, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, sales, social security, unemployment, disability, use, property, withholding, excise, transfer, registration, production, value added, alternative minimum, occupancy, estimated or any other tax of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax, whether disputed or not.

“Tax Return” means any return, report, declaration, claim or other statement (including attached schedules) relating to Taxes.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this CVR Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Trustee” shall mean such successor Trustee.

“Vice President” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title of “vice president.”

“Voting Securities” means securities or other interests having voting power, or the right, to elect or appoint a majority of the directors, or any Persons performing similar functions, irrespective of whether or not stock or other interests of any other class or classes shall have or might have voting power or any right by reason of the happening of any contingency.

Section 1.2  Compliance and Opinions.

(a) Upon any application or request by the Company to the Trustee to take any action under any provision of this CVR Agreement, the Company shall furnish to the Trustee an Officers’ Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

(b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 1.3  Form of Documents Delivered to Trustee.

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company.

(c) Any certificate, statement or opinion of an officer of the Company or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Company. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

(d) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.

Section 1.4  Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to Section 4.1) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section. The Company may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement. If not previously set by the Company, (i) the record date for determining the Holders entitled to vote at a meeting of the Holders shall be the date preceding the date notice of such meeting is mailed to the Holders, or if notice is not given, on the day next preceding the day such meeting is held, and (ii) the record date for determining the Holders entitled to consent to any action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company. If a record date is fixed, those Persons who were Holders of Securities at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or, except with respect to clause (d) below, to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than one hundred twenty (120) days after such record date.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

(c) The ownership of Securities shall be proved by the Security Register. Neither the Company nor the Trustee nor any Agent of the Company or the Trustee shall be affected by any notice to the contrary.

(d) At any time prior to (but not after) the evidencing to the Trustee, as provided in this Section 1.4, of the taking of any action by the Holders of the Securities specified in this CVR Agreement in connection with such action, any Holder of a Security the serial number of which is shown by the evidence to be included among the serial numbers of the Securities the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.4, revoke such action so far as concerns such Security. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Security shall bind every future Holder of the same Security or the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Security.

Section 1.5  Notices, etc., to Trustee and Company.  Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at its Corporate Trust Office; or

(b) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901, Legal Department, Attention: Senior Vice President and Chief Counsel, or at any other address previously furnished in writing to the Trustee by the Company.

Section 1.6  Notice to Holders; Waiver.

(a) Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(b) In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Section 1.7  Conflict with Trust Indenture Act.  If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this CVR Agreement by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 1.8  Effect of Headings and Table of Contents.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.9  Benefits of Agreement.  Nothing in this CVR Agreement or in the Securities, express or implied, shall give to any Person (other than the Parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained, all such covenants and provisions being for sole benefit of the Parties hereto and their successors, any Paying Agent and of the Holders.

Section 1.10  Governing Law.  THIS CVR AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY, THE TRUSTEE AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE SECURITIES, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CVR AGREEMENT AND THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND THE TRUSTEE AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF NEW YORK FOR SUCH PERSONS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH SERVICE OF PROCESS, THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 1.11  Legal Holidays.  In the event that a Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement or the Securities to the contrary) payment on the Securities need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Payment Date.

Section 1.12  Separability Clause.  In case any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.13  No Recourse Against Others.  A director, officer or employee, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company or the Trustee under the Securities or this CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

Section 1.14  Counterparts.  This CVR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.

Section 1.15  Acceptance of Trust.  American Stock Transfer & Trust Company, the Trustee named herein, hereby accepts the trusts in this CVR Agreement declared and provided, upon the terms and conditions set forth herein.

ARTICLE 2

SECURITY FORMS

Section 2.1  Forms Generally.

(a) The Securities and the Trustee’s certificate of authentication shall be in substantially the forms set forth in Annex A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this CVR Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by Law or any rule or regulation pursuant thereto, all as may be determined by the officers executing such Securities, as evidenced by their execution of the Securities. Any portion of the text of any Security may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Security.

(b) The definitive Securities shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Securities may be listed, all as determined by the officers executing such Securities, as evidenced by their execution of such Securities.

ARTICLE 3

THE SECURITIES

Section 3.1  Title and Terms.

(a) The aggregate number of CVRs in respect of which CVR Certificates may be authenticated and delivered under this CVR Agreement is limited to a number equal to [ • ]1, except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 3.4, 3.5, 3.6 or 6.6. From and after the Effective Time, the Company shall not be permitted to issue any CVRs that have the right to receive any portion of the Milestone Payments or the Net Sales Payments, except as provided and in accordance with the terms and conditions of the Merger Agreement.

(b) The Securities shall be known and designated as the “Series A Contingent Value Rights” of the Company.

(c) On each Net Sales Payment Date, the Company shall pay to the Trustee, by wire transfer to the account designated by the Trustee, the Net Sales Payment due, if any, in respect of the Net Sales Measuring Period ended immediately preceding such Net Sales Payment Date, and the Trustee shall pay the Holders of the Securities as of such Net Sales Payment Date, a pro rata portion of such Net Sales Payment based on the number of CVRs held by each Holder as of such date. Notwithstanding the foregoing, the Company’s obligations to pay any Net Sales Payment shall terminate in its entirety on the Net Sales Payment Termination Date.

(d) On each Milestone Payment Date, the Company shall pay to the Trustee, by wire transfer to the account designated by the Trustee, the applicable Milestone Payment, and the Trustee shall pay to the Holders of the Securities as of such Milestone Payment Date, a pro rata portion of such Milestone Payment based on the number of CVRs held by each Holder as of such date. Notwithstanding the foregoing, the Company’s obligations to pay any

1 Insert total, as of the closing of the Merger, of all CVRs to be issued pursuant to the Merger Agreement.

Milestone Payment shall terminate in its entirety if the corresponding Milestone for such Milestone Payment has not been achieved by the Milestone Target Date.

(e) The Holders of the CVR Certificates, by acceptance thereof, agree that no joint venture, partnership or other fiduciary relationship is created hereby or by the Securities.

(f) Other than in the case of interest on amounts due and payable after the occurrence of an Event of Default or with respect to any CVR Shortfall, no interest or dividends shall accrue on any amounts payable in respect of the CVRs.

(g) Except to the extent any portion of any CVR Payment is required to be treated as imputed interest pursuant to applicable Law, the Parties hereto agree to treat the CVRs and all CVR Payments for all Tax purposes as additional consideration for the shares of Common Stock, the Options, the SARs and the RSUs pursuant to the Merger Agreement, and none of the Parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law. The Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

(h) The CVRs and any interest thereon may be sold, assigned, pledged encumbered or in any manner transferred or disposed of, in whole or in part, only in compliance with applicable United States federal and state securities Laws and, to the extent applicable, in accordance with Section 3.5 hereof.

(i) The Holder of any CVR or CVR Certificate is not, and shall not, by virtue thereof, be entitled to any rights of a holder of any Voting Securities or other equity security or other ownership interest of the Company or in any constituent company to the Merger, either at Law or in equity, and the rights of the Holders are limited to those contractual rights expressed in this CVR Agreement.

(j) Except as provided in this CVR Agreement (including, without limitation, Section 7.6), none of the Company or any of its Affiliates shall have any right to set-off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s Securities or any CVR Payment or other amount payable to such Holder in respect of such Securities.

(k) In the event that all of the CVR Certificates not previously cancelled shall have become due and payable pursuant to the terms hereof, all disputes with respect to amounts payable to the Holders brought pursuant to the terms and conditions of this CVR Agreement have been resolved, and the Company has paid or caused to be paid or deposited with the Trustee all amounts payable to the Holders under this CVR Agreement (including any amounts determined in accordance with Section 7.6 herein), then this CVR Agreement shall cease to be of further effect and shall be deemed satisfied and discharged. Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of the Company under Section 4.7(c) shall survive.

Section 3.2  Registrable Form.  The Securities shall be issuable only in registered form.

Section 3.3  Execution, Authentication, Delivery and Dating.

(a) The Securities shall be executed on behalf of the Company by its chairman of the Board of Directors or its president or any vice president or its treasurer, but need not be attested. The signature of any of these officers on the Securities may be manual or facsimile.

(b) Securities bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

(c) At any time and from time to time after the execution and delivery of this CVR Agreement, the Company may deliver Securities executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Securities; and the Trustee, in accordance with such Company Order, shall authenticate and deliver such Securities as provided in this CVR Agreement and not otherwise.

(d) Each Security shall be dated the date of its authentication.

(e) No Security shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein duly executed by the Trustee, by manual or facsimile signature of an authorized officer, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this CVR Agreement.

Section 3.4  Temporary Securities.

(a) Pending the preparation of definitive Securities, the Company may execute, and upon Company Order, the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine with the concurrence of the Trustee. Temporary Securities may contain such reference to any provisions of this CVR Agreement as may be appropriate. Every temporary Security shall be executed by the Company and be authenticated by the Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Securities.

(b) If temporary Securities are issued, the Company will cause definitive Securities to be prepared without unreasonable delay. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for definitive Securities upon surrender of the temporary Securities at the office or agency of the Company designated for such purpose pursuant to Section 7.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like amount of definitive Securities. Until so exchanged, the Temporary Securities shall in all respects be entitled to the same benefits under this CVR Agreement as definitive Securities.

Section 3.5  Registration, Registration of Transfer and Exchange.

(a) The Company shall cause to be kept at the office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 7.2 being herein sometimes referred to as the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. The Trustee is hereby initially appointed “Security Registrar” for the purpose of registering Securities and transfers of Securities as herein provided.

(b) Upon surrender for registration of transfer of any Security at the office or agency of the Company designated pursuant to Section 7.2, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and the Company shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one or more new CVR Certificates representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred.

(c) At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at such office or agency. Whenever any CVR Certificates are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

(d) All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits under this CVR Agreement, as the Securities surrendered upon such registration of transfer or exchange.

(e) Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Security Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(f) No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 3.4 or 6.6 not involving any transfer.

Section 3.6  Mutilated, Destroyed, Lost and Stolen Securities.

(a) If (i) any mutilated Security is surrendered to the Trustee, or (ii) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Security, and there is delivered to the Company and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and, upon delivery of a Company Order, the Trustee shall authenticate and deliver, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new CVR Certificate of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding.

(b) In case any such mutilated, destroyed, lost or stolen Security has become or is to become finally due and payable within fifteen (15) days, the Company in its discretion may, instead of issuing a new CVR Certificate, pay to the Holder of such Security on the applicable Payment Date, as the case may be, all amounts due and payable with respect thereto.

(c) Every new Security issued pursuant to this Section 3.6 in lieu of any destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this CVR Agreement equally and proportionately with any and all other Securities duly issued hereunder.

(d) The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

Section 3.7  Payments with respect to CVR Certificates.  Payment of any amounts pursuant to the CVRs shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts. The Company may, at its option, pay such amounts by wire transfer or check payable in such money.

Section 3.8  Persons Deemed Owners.  Prior to the time of due presentment for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Security is registered as the owner of such Security for the purpose of receiving payment on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Section 3.9  Cancellation.  All Securities surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly canceled by it. The Company may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Securities so delivered shall be promptly canceled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in this Section, except as expressly permitted by this CVR Agreement. All cancelled Securities held by the Trustee shall be destroyed and a certificate of destruction shall be issued by the Trustee to the Company, unless otherwise directed by a Company Order.

ARTICLE 4

THE TRUSTEE

Section 4.1  Certain Duties and Responsibilities.  (a) With respect to the Holders, the Trustee, prior to the occurrence of an Event of Default (as defined in Section 8.1) with respect to the Securities and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Trustee. In case an Event of Default with respect to the Securities has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(b) In the absence of bad faith on its part, prior to the occurrence of an Event of Default and after the curing or waiving of all such Events of Default which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee which conform to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement.

(c) No provision of this CVR Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that (i) this Subsection (c) shall not be construed to limit the effect of Subsections (a) and (b) of this Section; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 8.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this CVR Agreement.

(d) Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

Section 4.2  Certain Rights of Trustee.  Subject to the provisions of Section 4.1, including without limitation, the duty of care that the Trustee is required to exercise upon the occurrence of an Event of Default:

(a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee need not investigate any fact or matter stated in the document;

(b) any request or direction or order of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon;

(c) whenever in the administration of this CVR Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon or an Opinion of Counsel;

(d) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

(h) the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this CVR Agreement.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice thereof has been received by such Responsible Officer at the offices of the Trustee and such notice references the CVRs and this Indenture and the fact that such notice constitutes notification of Default.

Section 4.3  Notice of Default.  If a default occurs hereunder with respect to the Securities, the Trustee shall give the Holders notice of any such default actually known to it as and to the extent applicable and provided by the Trust Indenture Act; provided, however, that in the case of any default of the character specified in Section 8.1(b) with respect to the Securities, no notice to Holders shall be given until at least thirty (30) days after the occurrence thereof. For the purpose of this Section 4.3, the term “default” means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the Securities.

Section 4.4  Not Responsible for Recitals or Issuance of Securities.  The Trustee shall not be accountable for the Company’s use of the Securities or the proceeds from the Securities. The recitals contained herein and in the Securities, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this CVR Agreement or of the Securities.

Section 4.5  May Hold Securities.  The Trustee, any Paying Agent, Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Securities, and, subject to Sections 4.8 and 4.13, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other agent.

Section 4.6  Money Held in Trust.  Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by Law. The Trustee shall be under no liability for interest on any money received by it hereunder.

Section 4.7  Compensation and Reimbursement.  The Company agrees:

(a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder in such amount as the Company and the Trustee shall agree from time to time (which compensation shall not be limited by any provision of Law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this CVR Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the Trustee’s negligence or willful misconduct; and

(c) to indemnify the Trustee and each of its agents, officers, directors and employees (each an “indemnitee”) for, and to hold it harmless against, any loss, liability or expense (including attorneys fees and expenses) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Company’s payment obligations pursuant to this Section shall survive the termination of this CVR Agreement. When the Trustee incurs expenses after the occurrence of an Event of Default specified in

Section 8.1(c) or 8.1(d) with respect to the Company, the expenses are intended to constitute expenses of administration under bankruptcy Laws.

Section 4.8  Disqualification; Conflicting Interests.

(a) If applicable, to the extent that the Trustee or the Company determines that the Trustee has a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall, within ninety (90) days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this CVR Agreement. The Company shall take prompt steps to have a successor appointed in the manner provided in this CVR Agreement.

(b) In the event the Trustee shall fail to comply with the foregoing subsection 4.8(a), the Trustee shall, within ten (10) days of the expiration of such ninety (90) day period, transmit a notice of such failure to the Holders in the manner and to the extent provided in the Trust Indenture Act and this CVR Agreement.

(c) If the Trustee fails to comply with Section 4.8(a) after written request therefore by the Company or any Holder, any Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor Trustee.

Section 4.9  Corporate Trustee Required; Eligibility.  There shall at all times be a Trustee hereunder which satisfies the applicable requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and has a combined capital and surplus of at least one hundred fifty million dollars ($150,000,000). If such corporation publishes reports of condition at least annually, pursuant to Law or to the requirements of a supervising or examining authority, then for the purposes of this Section 4.9, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 4.10  Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee under Section 4.11.

(b) The Trustee, or any trustee or trustees hereafter appointed, may resign at any time by giving written notice thereof to the Company. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within thirty (30) days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by an act of the Majority Holders, delivered to the Trustee and to the Company.

(d) If at any time:

(1) the Trustee shall fail to comply with Section 4.8 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six months, or

(2) the Trustee shall cease to be eligible under Section 4.9 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (i) the Company, by a Board Resolution, may remove the Trustee, or (ii) the Holder of any Security who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after any removal by Holders of a majority of the Outstanding Securities, a successor Trustee shall be appointed by act of the Holders of a majority of the Outstanding Securities delivered to the Company and the retiring Trustee the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 4.11, become the successor Trustee and supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders of the Securities and accepted appointment within sixty (60) days after the retiring Trustee tenders its resignation or is removed, the retiring Trustee may, or, the Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Securities as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Trustee, it shall not be a default hereunder but the successor Trustee shall cause the notice to be mailed at the expense of the Company.

Section 4.11  Acceptance of Appointment of Successor.

(a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, upon request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

(b) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

Section 4.12  Merger, Conversion, Consolidation or Succession to Business.  Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, by sale or otherwise shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the Parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, sale or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities; and such certificate shall have the full force which it is anywhere in the Securities or in this CVR Agreement provided that the certificate of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 4.13  Preferential Collection of Claims Against Company.  If and when the Trustee shall be or shall become a creditor, directly or indirectly, secured or unsecured, of the Company (or any other obligor upon the Securities), excluding any creditor relationship set forth in Section 311(b) of the Trust Indenture Act, if applicable, the Trustee shall be subject to the applicable provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).

ARTICLE 5

HOLDERS’ LISTS AND REPORTS BY THE TRUSTEE AND COMPANY

Section 5.1  Company to Furnish Trustee Names and Addresses of Holders.  The Company will furnish or cause to be furnished to the Trustee (i) promptly after the issuance of the Securities, and semi-annually thereafter, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (ii) at such times as the Trustee may request in writing, within thirty (30) days after receipt by the Company of any such request, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than fifteen (15) days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the Security Registrar, no such list need be furnished.

Section 5.2  Preservation of Information; Communications to Holders.

(a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 5.1 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in Section 5.1 upon receipt of a new list so furnished.

(b) The rights of the Holders to communicate with other Holders with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Trustee shall be as provided by Section 312(b)(2) of the Trust Indenture Act, if applicable.

(c) Every Holder of Securities, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee shall be deemed to be in violation of Law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders made pursuant to the Trust Indenture Act (if applicable) regardless of the source from which such information was derived.

Section 5.3  Reports by Trustee.

(a) Within sixty (60) days after December 31 of each year commencing with the December 31 following the date of this CVR Agreement, the Trustee shall transmit to all Holders such reports concerning the Trustee and its actions under this CVR Agreement as may be required pursuant to the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The Trustee shall also comply with Section 313(b)(2) of the Trust Indenture Act, if applicable. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act, if applicable.

(b) A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Trustee with each stock exchange, if any, upon which the Securities are listed, with the Commission and also with the Company. The Company will promptly notify the Trustee when the Securities are listed on any stock exchange.

Section 5.4  Reports by Company.  The Company shall:

(a) file with the Trustee, (i) within fifteen (15) days after the Company is required to file the same with the Commission, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act (such required information, documents and other reports, together the “Exchange Act Documents”); and (ii) if the Company is not required to file Exchange Act Documents under Section 13 or 15(d) of the Exchange Act, within forty-five (45) days after each calendar quarter of the Company (other than the last quarter of each calendar year), quarterly financial information and, within ninety (90) days after each calendar year of the Company, annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations (provided that the Company also delivers with, or includes within, the annual reports referred to in (i) and (ii) a calculation of Net Sales for the Products for the annual period to date);

(b) file with the Trustee, (i) within ten (10) days after the Company files its annual report with the Commission for any year if the Company is required to file Exchange Act Documents under Section 13 or 15(d) of the Exchange Act, or if the Company is not required to file Exchange Act Documents under Section 13 or 15(d) of the Exchange Act within ninety (90) days after each calendar year, a Net Sales Statement with respect to the last completed calendar year, and (ii) within four (4) Business Days after the occurrence of any Milestone, a notice setting forth the Milestone that occurred, the amount of the Milestone Payment payable in connection therewith and the applicable Milestone Payment Date;

(c) file with the Trustee such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this CVR Agreement as may be required from time to time by the rules and regulations of the Commission; and

(d) make available to the Holders on the Company’s website as of an even date with the filing of such materials with the Trustee, the information, documents and reports required to be filed by the Company pursuant to subsections (a), (b) and (c) of this Section 5.4.

Delivery of the reports, information and documents described in Section 5.4(a) and (c) shall not constitute constructive notice of any information contained therein or determinable there from, including the Company’s compliance with any of its covenants or other obligations hereunder as to which the Trustee is entitled to rely exclusively on Officer’s Certificates.

ARTICLE 6

AMENDMENTS

Section 6.1  Amendments Without Consent of Holders.  Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the Securities, for any of the following purposes:

(a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Securities any property or assets; or

(b) to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Securities; or

(c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as its Board of Directors and the Trustee shall consider to be for the protection of the Holders of Securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this CVR Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Majority Holders to waive such an Event of Default; or

(d) to cure any ambiguity, or to correct or supplement any provision herein or in the Securities which may be defective or inconsistent with any other provision herein; provided, that such provisions shall not materially reduce the benefits of this CVR Agreement or the Securities to the Holders; or

(e) to make any other provisions with respect to matters or questions arising under this CVR Agreement; provided, that such provisions shall not adversely affect the interests of the Holders;

(f) to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable; or

(g) make any change that does not adversely affect the interests of the Holders.

(h) Promptly following any amendment of this CVR Agreement or the Securities in accordance with this Section 6.1, the Trustee shall notify the Holders of the Securities of such amendment; provided that any failure so to notify the Holders shall not affect the validity of such amendment.

Section 6.2  Amendments with Consent of Holders.  With the consent of the Majority Holders, by Act of said Holders delivered to the Company and the Trustee, the Company (when authorized by a Board Resolution) and the Trustee may enter into one or more amendments hereto or to the Securities for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CVR Agreement or to the Securities or of modifying in any manner the rights of the Holders under this CVR Agreement or to the Securities; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding Security affected thereby:

(a) modify in a manner adverse to the Holders (i) any provision contained herein with respect to the termination of this CVR Agreement or the Securities, (ii) the time for payment and amount of any Net Sales Payment or any Milestone Payment, or otherwise extend the time for payment of the Securities or reduce the amounts payable in respect of the Securities or modify any other payment term or payment date. Notwithstanding the foregoing, each Holder of a Security, by acceptance thereof, consents to the optional redemption provisions set forth in Article 11 hereof;

(b) reduce the number of CVRs, the consent of whose Holders is required for any such amendment; or

(c) modify any of the provisions of this Section, except to increase any such percentage or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the consent of the Holder of each Security affected thereby.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

Section 6.3  Execution of Amendments.  In executing any amendment permitted by this Article, the Trustee (subject to Section 4.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Trustee shall execute any amendment authorized pursuant to this Article if the amendment does not adversely affect the Trustee’s own rights, duties or immunities under this CVR Agreement or otherwise. Otherwise, the Trustee may, but need not, execute such amendment.

Section 6.4  Effect of Amendments; Notice to Holders.

(a) Upon the execution of any amendment under this Article, this CVR Agreement and the Securities shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement and the Securities for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

(b) Promptly after the execution by the Company and the Trustee of any amendment pursuant to the provisions of this Article, the Company shall mail a notice thereof by first class mail to the Holders of Securities at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such amendment. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

Section 6.5  Conformity with Trust Indenture Act.  Every amendment executed pursuant to this Article shall conform to the applicable requirements of the Trust Indenture Act, if any.

Section 6.6  Reference in Securities to Amendments.  If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. Securities authenticated and delivered after the execution of any amendment pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If the Company shall so determine, new Securities so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such amendment may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

ARTICLE 7

COVENANTS

Section 7.1  Payment of Amounts, if any, to Holders.  The Company will duly and punctually pay the amounts, if any, on the Securities in accordance with the terms of the Securities and this CVR Agreement. Such amounts shall be considered paid on the applicable Payment Date if on such date the Trustee or the Paying Agent holds in accordance with this CVR Agreement money sufficient to pay all such amounts then due. Notwithstanding any other provision of this CVR Agreement, the Company or any of its Affiliates (including the Surviving Corporation, as applicable), the Trustee or the Paying Agent, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from amounts (including CVRs) otherwise payable pursuant to this CVR Agreement or the Merger Agreement to any holder of shares of Common Stock, Options, SARs, RSUs or CVRs, such amounts as the Company or any of its Affiliates, the Trustee or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company or any of its Affiliates, the Trustee or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law and (b) treated for all purposes of this CVR Agreement as having been paid to such Holder in respect of which such deduction and withholding was made by the Company or any of its Affiliates, the Trustee or the Paying Agent, as the case may be. The consent of Holder shall not be required for any such withholding.

Section 7.2  Maintenance of Office or Agency.

(a) As long as any of the Securities remain Outstanding, the Company will maintain in the Borough of Manhattan, The City of New York, an office or agency (i) where Securities may be presented or surrendered for payment, (ii) where Securities may be surrendered for registration of transfer or exchange and (iii) where notices and demands to or upon the Company in respect of the Securities and this CVR Agreement may be served. The office or agency of the Trustee at 59 Maiden Lane — Plaza Level, New York, New York 10038 shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company or any of its Subsidiaries may act as Paying Agent, registrar or transfer agent; provided that such Person shall take appropriate actions to avoid the commingling of funds. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Securities may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.

Section 7.3  Money for Security Payments to Be Held in Trust.

(a) If the Company or any of its Subsidiaries shall at any time act as the Paying Agent, it will, on or before the Payment Date, as the case may be, segregate and hold in trust for the benefit of the Holders all sums held by such Paying Agent for payment on the Securities until such sums shall be paid to the Holders as herein provided, and will promptly notify the Trustee of any default by the Company in making payment on the Securities.

(b) Whenever the Company shall have one or more Paying Agents for the Securities, it will, on or before a Payment Date deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due; such sum to be held in trust for the benefit of the Persons entitled to such amount, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of such action or any failure so to act.

(c) The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that (i) such Paying Agent will hold all sums held by it for the payment of any amount payable on Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will notify the Trustee of the sums so held and (ii) that it will give the Trustee notice of any failure by the Company (or by any other obligor on the Securities) to make any payment on the Securities when the same shall be due and payable.

(d) Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment on any Security and remaining unclaimed for one year after the Payment Date shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

Section 7.4  Certain Purchases and Sales.  Nothing contained herein shall prohibit the Company or any of its Subsidiaries or Affiliates from acquiring in open market transactions, private transactions or otherwise, the Securities.

Section 7.5  Books and Records.  The Company shall keep, and shall cause its Subsidiaries to keep, true, complete and accurate records in sufficient detail to enable the amounts payable under this CVR Agreement to be determined by the Holders and their consultants or professional advisors, for a period of three (3) years following the end of any Net Sales Measuring Period.

Section 7.6  Audits.

(a) Upon the written request of the Majority Holders and no more than once during any calendar year, and upon reasonable notice, the Company shall provide an independent certified public accounting firm of nationally recognized standing selected by the Majority Holders and the Company (the “Independent Accountant”) with access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the Net Sales Statements and the figures underlying the calculations set forth therein for any period within the preceding three (3) years that has not previously been audited in accordance with this Section 7.6. The Company shall pay for the fees charged by the Independent Accountant in the event that the Independent Accountant determines that the amount paid by the Company is more than ten percent (10%) below the amount due; provided, however, that the Majority Holders shall pay for the fees charged by such Independent Accountant in the event that the Independent Accountant determines that the amount paid by the Company is equal to or less than ten percent (10%) below the amount due, which amount the Company may deduct from any future CVR Payments payable pursuant to this CVR Agreement. The Independent Accountant shall disclose to the Majority Holders only the amounts that the Independent Accountant believes to be due and payable by the Company, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. The Independent Accountant shall provide the Company with a copy of all disclosures made to the Majority Holders. This covenant shall survive the termination of this CVR Agreement for a period of three (3) years; provided that the Holders shall only be entitled to one audit following termination of this CVR Agreement.

(b) If the Independent Accountant concludes that any Net Sales Payment amount should have been greater than the Net Sales Payment set forth in an applicable Net Sales Statement (the difference being the “CVR Shortfall”), the Company shall pay the CVR Shortfall, within six (6) months of the date the Majority Holders deliver to the Company the Independent Accountant’s written report (the “Shortfall Report”); provided that the CVR Shortfall amount shall bear interest at the Shortfall Interest Rate beginning from thirty (30) days after the date the Majority Holders deliver to the Company the Shortfall Report until payment is made to the Trustee. The decision of such Independent Accountant shall be final, conclusive and binding on the Company and the Holders, shall be non-appealable and shall not be subject to further review.

(c) Upon the expiration of three (3) years following the end of any Net Sales Measuring Period, the calculation of the Net Sales Payment payable with respect to such Net Sales Measuring Period shall be conclusive and binding on each Holder, and the Company shall be released from any liability or accountability with respect to payments in respect of such Net Sales Measuring Period in excess of such Net Sales Payment.

(d) Each person seeking to receive information from the Company in connection with a review or audit shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Company obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement.

(e) The Company shall not, and shall cause its Affiliates not to, enter into any license or distribution agreement with any third party (other than the Company or its Affiliates) with respect to any Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this Section 7.6 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 7.6; provided that the Company and its Affiliates shall not be required to amend any Existing Licenses. The Parties agree that, if the Company or its Affiliates have exercised audit rights under any license or distribution agreement prior to the Majority Holders’ request for an audit under this Section 7.6 and under such license or distribution agreement the Company and its Affiliates cannot request another audit, the results of the Company’s prior audit of such licensee or distributor will be used for purposes of the audit requested by the Majority Holders under this Section 7.6 and that the Company shall not have any further obligation to provide access to an Independent Accountant with respect to such licensee until such time as the Company may again exercise its rights of audit under the license agreement with such licensee.

Section 7.7  Listing of CVRs.  The Company hereby covenants and agrees to use reasonable best efforts to cause the Securities to be approved for listing (subject to notice of issuance) for trading on the Nasdaq Capital Market and will use its reasonable best efforts to maintain such listing for so long as any CVRs remain Outstanding.

Section 7.8  Conflicting Arrangements.  So long as any of the Securities remain Outstanding, the Company shall not enter into any binding agreement, arrangement or understanding, or take or permit to be taken any action, which would, or would reasonably be expected to, delay or prevent the Company’s ability to timely make any CVR Payment that becomes due under this CVR Agreement.

Section 7.9  Product Transfer.  Subject to Article 9, so long as the Securities remain Outstanding, the Company and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sell, transfer, convey or otherwise dispose of their respective rights in and to any Product to a third party (other than the Company or its Affiliates), unless at all times after any such sale, transfer, conveyance or other disposition, the gross amounts invoiced for the Products by the applicable transferee (or the amounts of royalties, profit split payments and milestone payments, as described in clause (ii) of the definition of “Net Sales,” with respect to Existing Licenses, as applicable) will be reflected in Net Sales in accordance with the terms hereunder (with the transferee substituted for the Company for purposes of the definition of “Net Sales”) as if such transferee was the Company, and the contract for such sale, transfer, conveyance or other disposition (which the Company shall take all reasonable actions necessary to enforce in all material respects) shall provide for such treatment and shall require the transferee to comply with the covenants in this Section 7.9 and Sections 7.6, 7.10 and 7.11 hereof to the same extent as the Company. For purposes of clarification, this Section 7.9 shall not apply to sales of Products made by the Company or its Affiliates or ordinary course licensing arrangements between the Company and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling Products and for which the gross amounts invoiced for sales of Products by the applicable third party licensee, distributor or contract manufacturer (or the amounts of royalties, profit split payments and milestone payments, as described in clause (ii) of the definition of “Net Sales,” with respect to Existing Licenses, as applicable) will be reflected in Net Sales of such Products in accordance with the terms of this Agreement.

Section 7.10  Milestones.  The Company shall use Diligent Efforts to achieve each of the Milestones; provided, however, that such obligation to use Diligent Efforts to achieve each of the Milestones shall terminate upon the Milestone Target Date.

Section 7.11  Product Sale and Development.  The Company shall use Diligent Efforts to obtain Regulatory Approval for the Indications; provided, however, that such obligation to use Diligent Efforts to obtain such Regulatory Approval shall terminate upon the earlier of (a) the Net Sales Payment Termination Date and (b) on an Indication-by-Indication basis, such time as the data generated in an appropriate clinical trial does not support further development of the Product described in clause (a) of the definition of “Product.” The Company shall use Diligent Efforts to sell the Products for which the Company has obtained Regulatory Approval; provided, however, that such obligation to use Diligent Efforts to sell the Products shall terminate upon the Net Sales Payment Termination Date.

Section 7.12  Notice of Default.  The Company shall file with the Trustee written notice of the occurrence of any Event of Default or other default under this CVR Agreement within five (5) business days of its becoming aware of any such Default or Event of Default. The Company shall deliver to the Trustee within 90 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2010) an Officer’s Certificate stating whether or not to the best knowledge of the signer thereof the Company is in default in the performance and observance of any of the conditions or covenants under this CVR Agreement (without regard to any period of grace or requirement of notice provided hereunder) and if the Company shall be in default, specifying all such defaults and the nature and status thereof.

Section 7.13  Confidentiality.  The Trustee and the Holders hereby agree that any confidential or non-public information (including Net Sales Statements) they receive from or on behalf of the Company or any Affiliate of the Company, which receipt arises out of the transactions contemplated by this CVR Agreement (the “Confidential Information”), shall: (a) not be used for any purpose other than for purposes permitted under this CVR Agreement; (b) not be used directly or indirectly in any way that is for competitive purposes; and (c) not be disclosed by, and be kept confidential by, such Trustee and the Holders and its directors, officers, members, managers, employees, affiliates, and agents (collectively, “Representatives”); provided, however, that any such Confidential Information may be disclosed only to their Representatives (including the Independent Accountant) who (i) need to know such Confidential Information and (ii) are bound in writing to a non-disclosure agreement no less restrictive than this Section 7.13. It is understood that such Representatives shall be informed by the Trustee or the applicable Holder of the confidential nature of such Confidential Information, and that the Trustee or such Holder, as applicable, shall be responsible for any disclosure or use made by its Representatives in breach of obligations under this CVR Agreement to the same extent as if such disclosure or use had been made directly by the Trustee or such Holder, as applicable. Each of the Trustee and the Holders will as soon as practicable notify the Company of any breach of this CVR Agreement of which they become aware, and will use commercially reasonable efforts to assist and cooperate with the Company in minimizing the consequences of such breach. “Confidential Information” shall not include any information that is (i) publicly available other than because of disclosure by the Trustee or the Holders or any of their respective Representatives or (ii) is lawfully disclosed to the Trustee or Holders by sources (other than the Company or its Affiliates) rightfully in possession of the Confidential Information. If the Trustee, Holders or their respective Representatives are legally required or requested to disclose any Confidential Information, they will in advance of such disclosure, unless otherwise prohibited by Law, promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or obtain an appropriate protective order or other appropriate relief to ensure that any Confidential Information so disclosed is maintained in confidence to the maximum extent possible by the person receiving the disclosure, or, in the Company’s discretion, to waive compliance with the provisions of this CVR Agreement. In any such case, the Trustee and the Holders agree to cooperate and use reasonable efforts to avoid or minimize the required disclosure and/or obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, the Trustee, Holders or their respective Representatives are legally obligated to disclose any Confidential Information, they will disclose only so much thereof to the party compelling disclosure as they believe in good faith, on the basis of advice of counsel, is required by Law. The Trustee and Holders shall give the Company prior written notice of the specific Confidential Information that they believe they are required to disclose under such circumstances. All Confidential Information disclosed by or on behalf of the Company or any of its Affiliates shall be, and shall remain, the property of the Company or such Affiliate.

Section 7.14  Non-Use of Name.  Neither the Trustee nor the Holders shall use the name, trademark, trade name, or logo of the Company, its Affiliates, or their respective employees in any publicity or news release relating to this CVR Agreement or its subject matter, without the prior express written permission of the Company.

ARTICLE 8

REMEDIES OF THE TRUSTEE AND HOLDERS ON EVENT OF DEFAULT

Section 8.1  Event of Default Defined; Waiver of Default.  “Event of Default” with respect to the Securities, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of all or any part of any CVR Payment after a period of ten (10) Business Days after such CVR Payment shall become due and payable on a Payment Date or otherwise; or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of the Company in respect of the Securities (other than a covenant or warranty in respect of the Securities, a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of ninety (90) days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Majority Holders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days; or

(d) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors.

If an Event of Default described above occurs and is continuing, then, and in each and every such case, either the Trustee or the Trustee upon the written request of the Majority Holders by notice in writing to the Company (and to the Trustee if given by the Majority Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the Default Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee, and if any and all Events of Default under this CVR Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Majority Holders, by written notice to the Company and to the Trustee, may waive all defaults with respect to the Securities, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

Section 8.2  Collection by the Trustee; the Trustee May Prove Payment Obligations.  The Company covenants that in case default shall be made in the payment of all or any part of the Securities when the same shall have become due and payable, whether at a Payment Date or otherwise, then upon demand of the Trustee, the Company will pay to the Trustee for the benefit of the Holders of the Securities the whole amount that then shall have become due and payable on all Securities (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or bad faith.

The Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon such Securities and collect in the manner provided by Law out of the property of the Company or other obligor upon such Securities, wherever situated, the moneys adjudged or decreed to be payable.

In any judicial proceedings relative to the Company or other obligor upon the Securities, irrespective of whether any amount is then due and payable with respect to the Securities, the Trustee is authorized:

(a) to file and prove a claim or claims for the whole amount owing and unpaid in respect of the Securities, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Company or other obligor upon the Securities, or to their respective property;

(b) unless prohibited by and only to the extent required by applicable Law, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings; and

(c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or bad faith, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 4.6. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities, or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

All rights of action and of asserting claims under this CVR Agreement, or under any of the Securities, may be enforced by the Trustee without the possession of any of the Securities or the production thereof and any trial or other proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such Securities parties to any such proceedings.

Section 8.3  Application of Proceeds.  Any monies collected by the Trustee pursuant to this Article in respect of any Securities shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several Securities in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented Securities if only partially paid or upon surrender thereof if fully paid:

FIRST:  To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Trustee and each predecessor Trustee and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 4.6;

SECOND:  To the payment of the whole amount then owing and unpaid upon all the Securities, with interest at the Default Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the Securities, then to the payment of such amounts without preference or priority of any security over any other Security, ratably to the aggregate of such amounts due and payable; and

THIRD:  To the payment of the remainder, if any, to the Company or any other person lawfully entitled thereto.

Section 8.4  Suits for Enforcement.  In case an Event of Default has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights, either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Trustee by this CVR Agreement or by Law.

Section 8.5  Restoration of Rights on Abandonment of Proceedings.  In case the Trustee or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case the Company and the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Holders shall continue as though no such proceedings had been taken.

Section 8.6  Limitations on Suits by Holders.  Subject to the right of the Majority Holders under Section 7.6, no Holder of any Security shall have any right by virtue or by availing of any provision of this CVR Agreement to institute any action or proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Majority Holders shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 8.9. For the protection and enforcement of the provisions of this Section, each and every Holder and the Trustee shall be entitled to such relief as can be given either at Law or in equity.

Section 8.7  Unconditional Right of Holders to Institute Certain Suits.  Notwithstanding any other provision in this CVR Agreement and any provision of any Security, the right of any Holder of any Security to receive payment of the amounts payable in respect of such Security on or after the respective due dates expressed in such

Security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 8.8  Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.

(a) Except as provided in Section 8.6, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(b) No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and, subject to Section 8.6, every power and remedy given by this CVR Agreement or by Law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 8.9  Control by Holders.

(a) The Majority Holders shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee with respect to the Securities by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this CVR Agreement; and provided further that (subject to the provisions of Section 4.1) the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, or a committee of directors or responsible officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the Securities not joining in the giving of said direction.

(b) Nothing in this CVR Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.

Section 8.10  Waiver of Past Defaults.

(a) In the case of a default or an Event of Default specified in clause (b), (c) or (d) of Section 8.1, the Majority Holders may waive any such default or Event of Default, and its consequences except a default in respect of a covenant or provisions hereof which cannot be modified or amended without the consent of the Holder of each Security affected. In the case of any such waiver, the Company, the Trustee and the Holders of the Securities shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(b) Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 8.11  The Trustee to Give Notice of Default, But May Withhold in Certain Circumstances.  The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the Security Register (as provided under Section 313(c) of the Trust Indenture Act, if applicable), notice by mail of all defaults which have occurred and are known to the Trustee, such notice to be transmitted within ninety (90) days after the occurrence thereof, unless such defaults shall have been cured before the giving of such notice (the term “default” for the purposes of this Section being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default); provided that, except in the case of default in the payment of the amounts payable in respect of any of the Securities, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 8.12  Right of Court to Require Filing of Undertaking to Pay Costs.  All Parties to this CVR Agreement agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Trustee for any action taken, suffered or omitted by it as the Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 8.12 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than ten percent (10%) of the Securities Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any Security on or after the due date expressed in such Security.

ARTICLE 9

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 9.1  Company May Consolidate, etc., on Certain Terms.  The Company covenants that it will not merge or consolidate with or into any other Person or sell or convey all or substantially all of its assets to any Person, unless, (i) the Company shall be the continuing Person, or the successor Person or the Person which acquires by sale or conveyance substantially all the assets of the Company (including the shares of Abraxis) shall be a Person organized under the Laws of the United States of America or any State thereof and shall expressly assume by an instrument supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this CVR Agreement to be performed or observed by the Company and (ii) the Company, or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

Section 9.2  Successor Person Substituted.

(a) In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor Person, such successor Person shall succeed to and be substituted for the Company with the same effect as if it had been named herein. Such successor Person may cause to be signed, and may issue either in its own name or in the name of the Company prior to such succession any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor corporation instead of the Company and subject to all the terms, conditions and limitations in this CVR Agreement prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered to the Trustee for authentication, and any Securities which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities so issued shall in all respects have the same legal rank and benefit under this CVR Agreement as the Securities theretofore or thereafter issued in accordance with the terms of this CVR Agreement as though all of such Securities had been issued at the date of the execution hereof.

(b) In case of any such consolidation, merger, sale or conveyance, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate. The successor entity to such consolidation, merger, sale or conveyance may satisfy the obligations of Section 5.4(a)(i) and (ii) of this CVR Agreement by providing copies of such successor entity’s Exchange Act Documents in the case of Section 5.4(a)(i) or such successor entity’s financial information in the case of Section 5.4(a)(ii).

(c) In the event of any such sale, transfer or conveyance (other than a conveyance by way of lease) the Company or any Person which shall theretofore have become such in the manner described in this Article shall be discharged from all obligations and covenants under this CVR Agreement and the Securities and may be liquidated and dissolved.

Section 9.3  Opinion of Counsel to the Trustee.  The Trustee, subject to the provisions of Sections 4.1 and 4.2, shall receive an Officer’s Certificate and Opinion of Counsel, prepared in accordance with Sections 1.3 and 1.4, as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this CVR Agreement, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement complies with this Article and that there has been compliance with all conditions precedent herein provided for or relating to such transaction.

Section 9.4  Successors.  All covenants, provisions and agreements in this CVR Agreement by or for the benefit of the Company, the Trustee or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives, whether so expressed or not. The Company may assign this CVR Agreement without the prior written consent of the other Parties to this CVR Agreement to one or more of its direct or indirect Subsidiaries, provided, however, that in the event of any such assignment the Company shall remain subject to its obligations and covenants hereunder, including but not limited to its obligation to make any Net Sales Payments and any Milestone Payments.

ARTICLE 10

SUBORDINATION

Section 10.1  Agreement to Subordinate.  The Company agrees, and each Holder by accepting a Security hereunder agrees, that the CVR Payments, all other obligations under this CVR Agreement and the Securities and any rights or claims relating thereto (collectively, the “Junior Obligations”) are subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full in cash or cash equivalents of all Senior Obligations of the Company (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of such Senior Obligations.

Section 10.2  Liquidation; Dissolution; Bankruptcy.  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company’s assets and liabilities:

(a) holders of Senior Obligations will be entitled to receive payment in full in cash or cash equivalents of all Senior Obligations of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Obligation, whether or not permitted under such bankruptcy proceedings) before the Holders will be entitled to receive any payment of any kind with respect to the Junior Obligations; and

(b) until all Senior Obligations of the Company (as provided in clause (a) above) are paid in full in cash or cash equivalents, any distribution to which Holders would be entitled but for this Article 10 will be made to holders of Senior Obligations of the Company, as their interests may appear.

Section 10.3  Default on Senior Obligations.  The Company may not make any payment or distribution to any Holder in respect of Junior Obligations or acquire from any Holder for cash or property any Junior Obligations:

(a) if any default on any Senior Obligations exceeding twenty-five million dollars ($25,000,000) in aggregate principal amount would occur as a result of such payment, distribution or acquisition;

(b) during the continuance of any payment default in respect of any Senior Obligations (after expiration of any applicable grace period) exceeding twenty-five million dollars ($25,000,000) in aggregate principal amount;

(c) if the maturity of any Senior Obligations representing more than twenty-five million dollars ($25,000,000) in aggregate principal amount is accelerated in accordance with its terms and such acceleration has not been rescinded; or

(d) following the occurrence of any default (other than a payment default, and after the expiration of any applicable grace period) with respect to any Senior Obligations with an aggregate principal amount of more than twenty-five million dollars ($25,000,000), the effect of which is to permit the holders of such Senior Obligations (or a trustee or agent acting on their behalf) to cause, with the giving of notice if required, the maturity of such Senior Obligations to be accelerated, for a period commencing upon the receipt by the Trustee (with a copy to the Company) of a written notice of such default from the representative of the holders of such Senior Obligations and ending when such Senior Obligations are paid in full in cash or cash equivalents or, if earlier, when such default is cured or waived.

Section 10.4  When Distribution Must Be Paid Over.

(a) In the event that the Trustee or any Holder receives any payment of any Junior Obligations at a time when such payment is prohibited by this Article 10, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Obligations of the Company as their interests may appear or their representative under the agreement, indenture or other document (if any) pursuant to which such Senior Obligations may have been issued, as their respective interests may appear, for application to the payment of all such Senior Obligations remaining unpaid to the extent necessary to pay such Senior Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Obligations.

(b) Any amount received by any Holder as a result of direct or indirect credit support for the Junior Obligations from any Affiliate of the Company shall be treated as payments received by such Holder from the Company that are subject to the provisions of this Article 10.

(c) With respect to the holders of Senior Obligations, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Obligations will be read into this CVR Agreement against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Obligations, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Obligations are then entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 10.5  Notice by Company.  The Company will promptly notify the Trustee of any facts known to the Company that would cause a payment of any Junior Obligations to violate this Article 10, but failure to give such notice will not affect the subordination of the Junior Obligations to the Senior Obligations as provided in this Article 10.

Section 10.6  Subordination Effective Notwithstanding Deficiencies with Respect to Senior Obligations; Waiver of Right to Contest Senior Obligation; Reinstatement of Subordination Provisions.

(a) The Holders hereby agree that subordination provisions contained in this Article 10 are unconditional, irrespective of the validity, regularity or enforceability of the Senior Obligations, the absence of any action to enforce the same, any waiver or consent by any holder of Senior Obligations with respect to any provisions thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense. Without limiting the foregoing, and notwithstanding anything to the contrary contained elsewhere in this CVR Agreement, in the event that the amount of Senior Obligations are reduced or diminished for any reason (other than as a result of the payment in cash or cash equivalents thereof), whether because of the applicability of fraudulent conveyance or other applicable Laws, or any other invalidity or limitation on the amount of Senior Obligations, the subordination provisions thereof shall apply to the full amount of Senior Obligations (without giving effect to any reduction, invalidity or diminution thereof), and the turnover provisions hereunder shall be fully enforceable with respect to the full amount of Senior Obligations (without giving effect to any such reduction, invalidity or diminution thereof), even if the effect thereof is that there will be no (or a limited amount of) Senior Obligations to which the Junior Obligations are subrogated after the payment in full in cash of any of then remaining Senior Obligations (without giving effect to any reductions, invalidity or diminution thereof, except for reductions as a result of payments thereof in cash or cash equivalents).

(b) The Trustee and the Holders agree that they shall not (and hereby waive any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any proceeding commenced by or against any Person under any provision of Title 11 of the United States Code, as now and hereinafter in effect, or any successor statute or under any other state or federal bankruptcy or insolvency Law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief), the validity or enforceability of the Senior Obligations.

(c) If any payment made or in respect to the Senior Obligations must be disgorged or returned for any reason, the Senior Obligations shall be reinstated hereunder and for all purposes of this Article 10 (including, without limitation, the turnover provisions hereof) such payment shall be deemed to have never been made with respect to the Senior Obligations.

Section 10.7  Subrogation.  After all Senior Obligations are paid in full in cash or cash equivalents and until the Junior Obligations are paid in full, Holders will be subrogated to the rights of holders of Senior Obligations to receive distributions applicable to Senior Obligations to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Obligations. The Holders by accepting the Securities acknowledge that to the extent that the Senior Obligations are determined to be unenforceable, or the Senior Obligations are subordinated to other obligations of the Company, such subrogation rights may be impaired.

Section 10.8  Relative Rights.  This Article 10 defines the relative rights of Holders and holders of Senior Obligations. Nothing in this CVR Agreement will:

(a) impair, as between the Company and Holders, the obligations of the Company under this CVR Agreement and the Securities; or

(b) affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Obligations.

(c) If the Company fails because of this Article 10 to pay any amounts due in respect of the Securities on a due date in violation of Section 8.1, the failure is still an Event of Default.

Section 10.9  Subordination May Not Be Impaired by Company.  No right of any holder of Senior Obligations to enforce the subordination of the Junior Obligations may be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this CVR Agreement.

Section 10.10  Distribution or Notice to Representative.  Whenever a distribution is to be made or a notice given to holders of Senior Obligations, the distribution may be made and the notice given to their representative in accordance with the terms of the instrument or other agreement governing such Senior Obligations. Upon any payment or distribution of assets of the Company referred to in this Article 10, the Trustee and the Holders will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Obligations and other obligations of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

Section 10.11  Rights of the Trustee.  Notwithstanding the provisions of this Article 10 or any other provision of this CVR Agreement, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee may continue to make payments on the Securities, unless the Trustee has received at its address for notice specified in Section 1.5 at least five (5) Business Days prior to the date of such payment written notice of facts that would cause the payment of any Junior Obligations to violate this Article 10. Only the Company or a representative of Senior Obligations may give the notice. Nothing in this Article 10 will impair the claims of, or payments to, the Trustee under or pursuant to Section 4.7 hereof. The Trustee in its individual or any other capacity may hold Senior Obligations with the same rights it would have if it were not the Trustee.

Section 10.12  Authorization to Effect Subordination.  Each Holder, by the Holder’s acceptance of the Securities, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee (or any other Person acting on behalf of and at the direction of the Majority Holders) does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 8.2 hereof at least thirty (30) days before the expiration of the time to file such claim, the representatives of the Senior Obligations are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Securities.

Section 10.13  Amendments.  The provisions of this Article 10 are expressly made for the benefit of the holders from time to time of the Senior Obligations, and may not be amended or modified without the written consent of the representatives of the holders of all Senior Obligations.

ARTICLE 11

REDEMPTION OF SECURITIES

Section 11.1  Notice to Trustee.  If the Company elects to redeem the Securities pursuant to the optional redemption provisions of Section 11.5 hereof, it shall furnish to the Trustee, at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days before a redemption date (but in any event prior to the notice provided pursuant to Section 11.2 hereof), an Officer’s Certificate (a “Consent and Purchase Offer”) setting forth (i) the clause of this CVR Agreement pursuant to which the redemption shall occur, (ii) the redemption date, and (iii) the redemption price.

Section 11.2  Notice of Redemption.  At least thirty (30) days but not more than sixty (60) days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder at its registered address. The notice (the “Call Notice”) shall identify the number of Securities Outstanding and shall state:

(a) the redemption date;

(b) the redemption price;

(c) the name and address of the paying agent;

(d) that Securities must be surrendered to the Paying Agent to collect the redemption price;

(e) that, unless the Company defaults in making such redemption payment, all right title and interest in and to the Securities and any Net Sales Payment, Milestone Payment or any other amounts due under this CVR Agreement, if any, on Securities called for redemption ceases to accrue on and after the redemption date;

(f) the clause of this CVR Agreement pursuant to which the Securities are being redeemed; and

(g) that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the Securities.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 11.3  Effect of Notice of Redemption.  Once notice of redemption is mailed in accordance with Section 11.2 hereof, the Securities shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of the Securities.

Section 11.4  Deposit of Redemption Price.  On or one (1) Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the paying agent (if different from the Trustee) money sufficient to pay the redemption price of all Securities Outstanding on that date. The Trustee or the paying agent shall promptly return to the Company any money deposited with the Trustee or the paying agent by the Company in excess of the amounts necessary to pay the redemption price of all Securities Outstanding.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, all right title and interest of a Holder to any Net Sales Payment or Milestone Payment, if any, shall cease to accrue on the Securities. If any Security called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid redemption price from the redemption date, until such redemption price is paid at the Shortfall Interest Rate.

Section 11.5  Optional Redemption by the Company.  The Company may, at any time on and after the Redemption Eligibility Date, redeem all (but not less than all) of the outstanding Securities at a cash redemption price equal to the average price paid per Security for all Securities previously purchased by the Company calculated as of the Business Day immediately prior to the date of the Call Notice mailed by the Company in accordance with Section 11.2 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

CELGENE CORPORATION

By:
Name:

Title:

AMERICAN STOCK TRANSFER AND TRUST COMPANY, as the Trustee

By:
Name:

Title:

CELGENE CORPORATION

No.	Certificate for	Contingent Value Rights

This certifies that          , or registered assigns (the “Holder”), is the registered holder of the number of Contingent Value Rights (“CVRs” or “Securities”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from Celgene Corporation, a Delaware corporation (the “Company”), in an amounts and in the forms determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payments shall be made on a Payment Date, as defined in the CVR Agreement referred to on the reverse hereof.

Payment of any amounts pursuant to this CVR Certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR Certificate. Such payment shall be made in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by wire transfer or check payable in such money. American Stock Transfer & Trust Company has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.

Reference is hereby made to the further provisions of this CVR Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this CVR Certificate shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	[ • ]

By:
Name:
Title:

Attest:

Authorized Signature

[Form of Reverse of CVR Certificate]

1. This CVR Certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of [ • ], 2010 (the “CVR Agreement”), between the Company and American Stock Transfer & Trust Company, a New York limited liability trust company, as trustee (the “Trustee,” which term includes any successor Trustee under the CVR Agreement), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this CVR Certificate consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the CVRs. All capitalized terms used in this CVR Certificate without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Trustee.

2. On each Net Sales Payment Date, the Company shall pay to the Holder hereof, for each CVR represented hereby, a pro rata portion of the Net Sales Payment, if any, with respect to the Net Sales Measuring Period ended immediately prior to such Net Sales Payment Date.

3. In the event of any conflict between this CVR Certificate and the CVR Agreement, the CVR Agreement shall govern and prevail.

4. Subject to the terms and conditions of the CVR Agreement, on each Milestone Payment Date (or, in any such case, if such day is not a Business Day, without accruing any interest, on the next succeeding Business Day), the Company shall pay to the Holder hereof, for each CVR represented hereby, a pro rata portion of the applicable Milestone Payment with respect to the occurrence of a Milestone.

5. Each CVR Payment, if any, and interest thereon, if any, shall be payable by the Company in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by its check or wire transfer payable in such money. American Stock Transfer & Trust Company has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.

6. If an Event of Default occurs and is continuing, either the Trustee may or the Majority Holders, by notice to the Company and to the Trustee shall bring suit in accordance with the terms and conditions of the CVR Agreement to protect the rights of the Holders, including to obtain payment of all amounts then due and payable, with interest at the Default Interest Rate from the date of the Event of Default through the date payment is made or duly provided for.

7. No reference herein to the CVR Agreement and no provision of this CVR Certificate or of the CVR Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the CVR Agreement at the times, place and amount, and in the manner, herein prescribed.

8. Each CVR Payment or any other right, claim or payment of any kind under this CVR Certificate, if any, shall be subordinated in right of payment, as set forth in Article 10 of the CVR Agreement, to the prior payment in full in cash or cash equivalents of all Senior Obligations whether outstanding on the date of the CVR Agreement or thereafter incurred.

9. As provided in the CVR Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this CVR Certificate is registrable on the Security Register, upon surrender of this CVR Certificate for registration of transfer at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CVR Certificates, for the same amount of CVRs, will be issued to the designated transferee or transferees. The Company hereby initially designates the office of American Stock Transfer & Trust Company at 59 Maiden Lane — Plaza Level, New York, New York 10038 as the office for registration of transfer of this CVR Certificate.

10. As provided in the CVR Agreement and subject to certain limitations therein set forth, this CVR Certificate is exchangeable for one or more CVR Certificates representing the same number of CVRs as represented by this CVR Certificate as requested by the Holder surrendering the same.

11. No service charge will be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover all documentary, stamp or similar issue or transfer taxes or other governmental charges payable in connection with any registration of transfer or exchange.

12. Prior to the time of due presentment of this CVR Certificate for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this CVR Certificate is registered as the owner hereof for all purposes, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

13. Neither the Company nor the Trustee has any duty or obligation to the holder of this CVR Certificate, except as expressly set forth herein or in the CVR Agreement.

14. Redemption.

(a) Notice to Trustee.  If the Company elects to redeem the Securities pursuant to the optional redemption provisions of Section 11.5 of the CVR Agreement, it shall furnish to the Trustee, at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days before a redemption date (but in any event prior to the notice provided pursuant to Section 11.2 of the CVR Agreement), an Officer’s Certificate (a “Consent and Purchase Offer”) setting forth (i) the clause of the CVR Agreement pursuant to which the redemption shall occur, (ii) the redemption date, and (iii) the redemption price.

(b) Notice of Redemption.  At least thirty (30) days but not more than sixty (60) days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder at its registered address. The notice shall identify the number of Securities Outstanding and shall state:

(i) the redemption date;

(ii) the redemption price;

(iii) the name and address of the paying agent;

(iv) that Securities must be surrendered to the Paying Agent to collect the redemption price;

(v) that, unless the Company defaults in making such redemption payment, all right title and interest in and to the Securities and any Net Sales Payment, Milestone Payment or any other amounts due under the CVR Agreement, if any, on Securities called for redemption ceases to accrue on and after the redemption date;

(vi) the clause of the CVR Agreement pursuant to which the Securities are being redeemed; and

(vii) that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the Securities.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(c) Effect of Notice of Redemption.  Once notice of redemption is mailed in accordance with Section 11.2 of the CVR Agreement, the Securities shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of the Securities.

(d) Deposit of Redemption Price.  On or one (1) Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the paying agent (if different from the Trustee) money sufficient to pay the redemption price of all Securities Outstanding on that date. The Trustee or the paying agent shall promptly return to the Company any money deposited with the Trustee or the paying agent by the Company in excess of the amounts necessary to pay the redemption price of all Securities Outstanding.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, all right title and interest of a Holder to any Net Sales Payment or Milestone Payment, if any, shall cease to accrue on the Securities called for. If any Security called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid redemption price from the redemption date until such redemption price is paid at the Shortfall Interest Rate.

(e) Optional Redemption by the Company. The Company may, at any time on and after the Redemption Eligibility Date, redeem all (but not less than all) of the outstanding Securities at a cash redemption price equal to the average price paid per Security for all Securities previously purchased by the Company calculated as of the Business Day immediately prior to the date of the Call Notice mailed by the Company in accordance with Section 11.2 of the CVR Agreement.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the CVR Certificates referred to in the within-mentioned CVR Agreement.

American Stock Transfer & Trust Company,
as the Trustee

Dated:	By Authorized Signatory

Annex C

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of June 30, 2010, by and among Celgene Corporation, a Delaware corporation (“Parent”), Artistry Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and the Persons whose names are set forth on the signature pages hereto under the caption “Stockholders” (each individually a “Stockholder” and, collectively, the ‘‘Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Stockholder owns the number of shares of Common Stock, par value $.001 per share (the “Company Stock”), of Abraxis BioScience, Inc., a Delaware corporation (the ‘‘Company”), set forth opposite such Stockholder’s name on Schedule A attached hereto;

WHEREAS, concurrently herewith, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of this date (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company and the Company will survive as a wholly-owned subsidiary of Parent (the ‘‘Merger”), and each share of Company Stock (other than Excluded Company Shares) will be converted into the right to receive the Merger Consideration, in accordance with the terms of, and subject to the conditions set forth in, the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent and Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Defined Terms.  For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2  Other Definitions.  For purposes of this Agreement:

(a) “Company Options” means options to acquire Company Stock granted to a Stockholder by the Company and held by a Stockholder as of the date of this Agreement as set forth on Schedule A.

(b) “Company RSUs” means restricted stock units with respect to Company Stock granted to a stockholder by the Company and held by a Stockholder as of the date of this Agreement as set forth on Schedule A.

(c) “Immediate Family” means lineal descendants (whether by blood or marriage), ancestral forebears, current and former spouses, and persons related by blood, adoption or marriage to any of the foregoing.

(d) “New Shares” means any shares of Company Stock (other than Owned Shares) acquired by a Stockholder at any time during the Voting Period.

(e) “Option Shares” means any shares of Company Stock issued or issuable upon exercise of Company Options.

(f) “Owned Shares” means all of the shares of Company Stock owned by such Stockholder as of the date of this Agreement as set forth on Schedule A.

(g) “Permitted Transferee” means PSS and any PSS Entity or any charitable foundation or organization, in each case only if such parties agree to be bound by the terms of this Agreement.

(h) “PSS” means Dr. Patrick Soon-Shiong.

(i) “PSS Entity” means any trust for the benefit of PSS or any members of PSS’ Immediate Family and any other entity in which PSS or any members of PSS’ Immediate Family separately or collectively hold, directly or indirectly, a majority of the outstanding equity interests.

(j) “Representative” means, with respect to any particular Person, the officers, directors, employees, trustees, investment bankers, attorneys and other advisors or representatives of such Person.

(k) “RSU Shares” means any shares of Company Stock issued or issuable upon vesting of Company RSUs.

(l) “Transfer” means sell, transfer, tender, assign, pledge, encumber or otherwise dispose.

(m) “Voting Period” means the period from and including the date of this Agreement through and including the earliest to occur of (i) the Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1  Agreement to Vote.

(a) Each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares or any New Shares owned by such Stockholder as of the applicable record date) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of Company Stock at or in connection with which any of the holders vote or execute consents with respect to any of the foregoing matters.

(b) Subject to Section 3.2 hereof, each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of Company Stock at or in connection with which any of the holders vote or execute consents with respect to any of the following matters:

(i) any merger agreement or merger (other than the Merger Agreement, the Merger or any business combination or transaction with Parent or any of its affiliates), consolidation, combination, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other business combination or extraordinary corporate transaction involving the Company or any of its Subsidiaries, or any sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries;

(ii) any amendment of the Company’s certificate of incorporation, as amended to date, unless such amendment is consented to by Parent;

(iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement; and

(iv) any action, proposal, transaction or agreement involving the Company or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. Nothing contained in this Section 2.1 shall require any Stockholder to vote or execute any consent with respect to any Option Shares or RSU Shares not issued to the Stockholder prior to the applicable record date for that vote or consent.

Section 2.2  Grant of Irrevocable Proxy.  Each Stockholder hereby irrevocably appoints Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement, and its existence will not be deemed to relieve such Stockholder of its obligations under Section 2.1. Other than as described in this Section 2.2 and other than the granting of proxies to vote Owned Shares or New Shares with respect to the election of directors and ratification of the appointment of the Company’s auditors at the Company’s annual meeting of Stockholders, in accordance with the recommendation of the Board of Directors of the Company, such Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Owned Shares or New Shares. For Owned Shares or New Shares as to which the Stockholder is the beneficial but not the record owner, such Stockholder will cause any record owner of such Owned Shares or New Shares to grant to Parent a proxy to the same effect as that contained in this Section 2.2.

Section 2.3  Nature of Irrevocable Proxy.  The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with regard to such Stockholder’s Owned Shares or any New Shares acquired by such Stockholder, and such Stockholder acknowledges that the proxy constitutes an inducement for Parent and Sub to enter into the Merger Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE III

COVENANTS

Section 3.1  Voting Period Restrictions.  Each Stockholder agrees that such Stockholder shall not, during the Voting Period, (i) Transfer any or all of such Stockholder’s Owned Shares or New Shares, or any interest therein, or enter into any agreement with respect to the Transfer of any or all of such Stockholder’s Owned Shares or New Shares, or any interest therein, or (ii) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any Owned Shares or New Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares or New Shares; provided that the foregoing shall not prevent (a) the Transfer of Owned Shares or New Shares upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, but only if, and any such Transfer shall be void unless, the transferee executes and delivers to Parent an agreement to be bound by the terms of this Agreement to the same extent as such Stockholder, (b) the Transfer of Owned Shares or New Shares to a Permitted Transferee, (c) the Transfer of Owned Shares or New Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligation arising from the exercise of any Company Option or the vesting of any Company RSU, (d) the conversion of any Owned Shares and New Shares into the right to receive the Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement, or (e) the granting of proxies to vote Owned Shares or New Shares with respect to the election of directors and ratification of the appointment of the Company’s auditors at the Company’s annual meeting of Stockholders, in accordance with the recommendation of the Board of Directors of the Company.

Section 3.2  No Shop Obligations of Each Stockholder.  Each Stockholder agrees that such Stockholder shall not, and that such Stockholder shall use its reasonable best efforts to cause the Representatives of such Stockholder to not, directly or indirectly, (i) solicit, initiate, or knowingly encourage the making, submission or announcement of any inquiry regarding, or any proposal or offer which would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Sub and their Representatives) with respect to any inquiries regarding, or the making, submission or announcement of, an Acquisition Proposal, or (iii) enter into or approve any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement relating to an Acquisition Proposal; provided, however, that each Stockholder may, and may authorize and permit any Representative of such Stockholder to, provide non-public information to, and participate in discussions or negotiations, with any Person if at such time such Stockholder has been notified by the Company that the Board of Directors of the Company is permitted to provide non-public information to, or engage in discussions or negotiations with, such Person in accordance with the Merger Agreement. The Stockholder shall immediately cease and cause to be terminated any ongoing solicitation, discussion or negotiation with any Person conducted prior to the date of this Agreement by the Stockholder or any of its Representatives with respect to any actual or potential Acquisition Proposal. A Stockholder shall notify Parent orally and in writing promptly (and in any event within 24 hours) after receipt of any Acquisition Proposal or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal. The written notice shall include the identity of the Person making such Acquisition Proposal, request or inquiry, the material terms of the Acquisition Proposal, request or inquiry (including any material written amendments or modifications, or any proposed material written amendments or modifications, thereto), and the Stockholder shall keep Parent reasonably informed on a current basis of any material changes with respect to such Acquisition Proposal, request or inquiry.

Section 3.3  General Covenants.  Each Stockholder agrees that such Stockholder shall not:

(a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s covenants and obligations under this Agreement or make any of its representations and warranties contained herein untrue or incorrect; or

(b) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform such Stockholder’s covenants and obligations under this Agreement.

Section 3.4 Stockholders’ Capacity.  Parent and Sub acknowledge that no Stockholder is making any agreement or understanding herein in such Stockholder’s capacity as a director or officer of the Company and that each Stockholder is executing this agreement solely in such Stockholder’s capacity as the owner of Company Stock and nothing herein shall limit or affect any actions taken by such Stockholder in such Stockholder’s capacity as a director or officer of the Company.

Section 3.5  Letter of Transmittal and Delivery of Merger Consideration.  Parent agrees to provide the Stockholders a copy of the letter of transmittal referenced in Section 2.2 of the Merger Agreement a reasonable time period prior to the anticipated Closing Date to allow the Stockholders to complete the letter of transmittal and provide such letter of transmittal to the Paying Agent prior to or on the Closing Date. Parent agrees to use reasonable best efforts to cause the Paying Agent to deliver by wire transfer of immediately available funds the Merger Consideration to which the Stockholders are entitled under the terms of the Merger Agreement on the same date as the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Parent and Sub as follows:

Section 4.1  Authorization.  Such Stockholder has all power and authority (or legal capacity in the case of an individual) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Parent and Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

Section 4.2  Ownership of Shares.  As of the date hereof, all Owned Shares, Company Options and Company RSUs owned by such Stockholder are listed on Schedule A attached hereto. Such Stockholder (a) is the sole beneficial owner of all of the Owned Shares, Company Options and Company RSUs listed opposite such Stockholder’s name on Schedule A hereto free and clear of any Liens, voting agreements or commitments of every kind that would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, or adversely affect the exercise or fulfillment of, such Stockholder’s covenants and obligations under this Agreement, and (b) has the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) such Owned Shares without restriction, and no proxies through and including the date hereof given in respect of any or all of such Stockholder’s Owned Shares, Company Options or Company RSUs are irrevocable and any such proxies have been revoked.

Section 4.3  No Conflicts.  Except for a filing of an amendment to a Schedule 13D and a filing of a Form 4 as required by the Exchange Act, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations hereunder and (ii) none of the execution and delivery of this Agreement by such Stockholder, or the performance by such Stockholder of such Stockholder’s obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any of the terms of any understanding, agreement, or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Owned Shares are bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Stockholder, except for any of the foregoing as would not reasonably be expected to impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement in any material respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represent and warrant to the Stockholders as follows:

Section 5.1  Authorization.  Such party has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by such party and, assuming it has been duly and validly authorized, executed and delivered by the Stockholders, constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement.

Section 5.2  No Conflicts.  The execution and delivery of this Agreement by such party does not and the performance of this Agreement by such party will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on such party or any of its properties; or (iii) constitute a violation by such party of any law, regulation, rule or ordinance applicable to such party, in each case, except for any violation, conflict or consent as would not reasonably be expected to materially impair the ability of such party to perform its obligations under this Agreement.

ARTICLE VI

TERMINATION

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) any material amendment to the Merger Agreement that is adverse to the Stockholders that has not been approved by the Stockholders (it being understood that any decrease in or change in form of the Merger Consideration shall constitute a material amendment to the Merger Agreement that is adverse to the Stockholders), and (iii) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, neither Parent, Sub nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that, with respect to termination pursuant to clause (i) above, Sections 7.1, 7.3 and 7.5 through 7.12 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1  Publication.  Each Stockholder hereby permits Parent, Sub and/or the Company to publish and disclose in press releases, Schedule 13D filings, and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and any other disclosures or filings required under the Merger Agreement or by applicable Law such Stockholder’s identity and ownership of shares of the Company Stock, the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

Section 7.2  Waiver of Appraisal Rights and Actions.  Each Stockholder hereby (i) waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that such Stockholder may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to such Stockholder’s Owned Shares, any New Shares, any Option Shares or any RSU Shares and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

Section 7.3  Amendments, Waivers, etc.  This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking the action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 7.4  Enforcement of Agreement; Specific Performance.  The Stockholders agree and acknowledge that Parent and Sub would suffer irreparable damage in the event that any of the obligations of the Stockholders in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by the Stockholders. It is accordingly agreed by the Stockholders that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

Section 7.5  Notices.  Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt), (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the fifth Business Day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(a) If to the Parent or Sub, addressed to it at:

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2769

Attention:	George Golumbeski, Senior Vice President Business Development ggolumbeski@celgene.com with copies to:

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2771

Attention:	Thomas Perone, Corporate Counsel tperone@celgene.com

and a copy (which shall not constitute notice) to:

Jones Day
3161 Michelson Drive
Suite 800
Irvine, CA 92612
Tel: 949.851.3939
Fax: 949.553.7539

Attention:	Jonn R. Beeson, Esq. jbeeson@jonesday.com Kevin Espinola, Esq. kbespinola@jonesday.com

(b) If to the Stockholders, addressed to them at:

Abraxis BioScience Inc.
11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025
Tel: 310.883.1300
Fax: 310.998.8553

Attention:	Dr. Patrick Soon-Shiong, Executive Chairman pss@abraxisbio.com with copies to:

Abraxis BioScience Inc.
11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025
Tel: 310.883.1300
Fax: 310.998.8553

Attention:	Charles Kim, General Counsel CKim@abraxisbio.com

and a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Tel: 212.859.8000
Fax: 212.859.4000

Attention:	Philip Richter, Esq. philip.richter@friedfrank.com Brian Mangino, Esq. brian.mangino@friedfrank.com or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

Section 7.6  Headings; Titles.  Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 7.7  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.8  Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

Section 7.9  Assignment; Binding Effect; No Third Party Beneficiaries; Further Action.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties. This Agreement shall be binding upon and shall inure to the benefit of Parent and Sub and their respective successors and assigns and shall be binding upon the Stockholders and the Stockholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Parent and Sub, their respective successors and assigns and, in the case of the Stockholders, the Stockholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Stockholders shall take any further action and execute any other instruments as may be reasonably requested by Parent to effectuate the intent of this Agreement.

Section 7.10  Mutual Drafting.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

Section 7.11  Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. The Stockholders hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal courts located in the State of Delaware or any Delaware state courts (and, if appropriate, appellate courts therefrom) in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any suit, action or proceeding relating thereto except in those courts), waive any defense or objection they may have or hereafter have relating to the laying of venue of any suit, action or proceeding in any such courts and agree not to plead or claim that any suit, action or proceeding brought therein has been brought in an inconvenient forum.

Section 7.12  Counterparts; Facsimiles.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all of the parties. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

(Signature page follows.)

IN WITNESS WHEREOF, Parent, Sub and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

CELGENE CORPORATION

By:	/s/ Robert J. Hugin Name: Robert J. Hugin Title: Chief Executive Officer

ARTISTRY ACQUISITION CORP.

By:	/s/ Sandesh Mahatme
Name:     Sandesh Mahatme

Title:	Secretary and Treasurer

STOCKHOLDERS:

DR. PATRICK SOON-SHIONG

/s/  Dr. Patrick Soon-Shiong

CALIFORNIA CAPITAL LP

By: Themba LLC, its general partner

By:	/s/ Steven H. Hassan
Name:     Steven H. Hassan

Title:	Manager

PATRICK SOON-SHIONG 2009 GRAT 1

By:	/s/ Patrick Soon-Shiong
Name:     Patrick Soon-Shiong

Title:	Trustee

[Signature Page to Voting Agreement]

PATRICK SOON-SHIONG 2009 GRAT 2

By:	/s/ Patrick Soon-Shiong
Name:     Patrick Soon-Shiong

Title:	Trustee

MICHELE B. SOON-SHIONG GRAT 1

By:	/s/ Michele B. Chan Soon-Shiong
Name:     Michele B. Chan Soon-Shiong

Title:	Trustee

MICHELE B. SOON-SHIONG GRAT 2

By:	/s/ Michele B. Chan Soon-Shiong
Name:     Michele B. Chan Soon-Shiong

Title:	Trustee

SOON-SHIONG COMMUNITY PROPERTY
REVOCABLE TRUST

By:	/s/ Patrick Soon-Shiong
Name:     Patrick Soon-Shiong

Title:	Trustee

By:	/s/ Michele B. Chan Soon-Shiong
Name:     Michele B. Chan Soon-Shiong

Title:	Trustee

[Signature Page to Voting Agreement]

THE CHAN SOON-SHIONG FAMILY FOUNDATION

By:	/s/ C. Kenworthy
Name:     C. Kenworthy

Title:	SVP

[Signature Page to Voting Agreement]

CALIFORNIA CAPITAL TRUST

By:	/s/ Patrick Soon-Shiong
Name:     Patrick Soon-Shiong

Title:	Trustee

By:	/s/ Michele B. Chan Soon-Shiong
Name:     Michele B. Chan Soon-Shiong

Title:	Trustee

By:	/s/ Steven H. Hassan
Name:     Steven H. Hassan

Title:	Trustee

I acknowledge that I have read the Voting Agreement, dated as of June 30, 2010, among by and among Celgene Corporation, a Delaware corporation, Artistry Acquisition Corp., a Delaware corporation, and the other parties thereto, and understand its contents. I am aware that by its provisions all or part of the shares of common stock, par value $.001 per share, of Abraxis BioScience, Inc., a Delaware corporation, held by my spouse, Dr. Patrick Soon-Shiong, including my community interest in such shares, if any, are subject to the provisions of such agreement.

MICHELE B. CHAN SOON-SHIONG

/s/  Michele B. Chan Soon-Shiong

[Signature Page to Voting Agreement]

SCHEDULE A

STOCKHOLDERS

Stockholder	Owned Shares	Company Options		Company RSUs

Dr. Patrick Soon-Shiong		183,635	(1)	206,204
Dr. Soon-Shiong may be deemed the beneficial owner
California Capital LP	7,987,159
Patrick Soon-Shiong 2009 GRAT 1	5,759,109
Patrick Soon-Shiong 2009 GRAT 2	5,759,109
Michele B. Soon-Shiong GRAT 1	5,759,109
Michele B. Soon-Shiong GRAT 2	5,759,110
Soon-Shiong Community Property Revocable Trust	716,916
California Capital Trust	144,555
The Chan Soon-Shiong Family Foundation	1,301,000

Total:	33,186,067	183,635		206,204

(1)	Includes 29,545 vested and 154,090 unvested Company Options as of the date hereof.

Annex D

NON-COMPETITION, NON-SOLICITATION AND
CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this ‘‘Agreement”) is made as of June 30, 2010, by and between Dr. Patrick Soon-Shiong, an individual (the “Principal”), and Celgene Corporation, a Delaware corporation (“Parent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Artistry Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and Abraxis BioScience, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which Sub will merge with and into the Company (the ‘‘Merger”), which will result in the Company becoming a wholly owned subsidiary of Parent;

WHEREAS, the Principal is the Executive Chairman of the Company and owns, directly or indirectly, approximately 80% of the outstanding shares of Company Common Stock and, as a result of such position and ownership, has occupied a position of trust and confidence with the Company and has become familiar with Confidential Information (as defined below) of the Company and its Subsidiaries;

WHEREAS, as a result of the Merger and pursuant to the terms of the Merger Agreement, the Principal acknowledges that the Principal is expected to receive significant, substantial and material Merger Consideration in exchange for the shares of Company Common Stock and for options to purchase, and restricted stock units related to, Company Common Stock held by him (the ‘‘Company Equity”), and that the sale of the Company Equity to Parent is significant, substantial and material to the consummation of the Merger;

WHEREAS, the Principal acknowledges that the Company and its Subsidiaries are engaged in the Business (as defined below) throughout the Territory (as defined below);

WHEREAS, Parent’s specific intent is to continue to conduct the Business after the consummation of the Merger, and Parent would not be willing to consummate the Merger unless the Principal agreed to be bound by the terms of this Agreement, including the restrictive covenants designed to protect the Business and preserve the value and goodwill of the Business being acquired by Parent; and

WHEREAS, the parties hereto intend for this Agreement to be in compliance with any and all applicable Laws and further intend for it to be fully enforceable.

NOW, THEREFORE, for good and valuable consideration, including the inducement of Parent to consummate the Merger, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Effective at Closing.  This Agreement shall be effective as of the Closing. This Agreement shall be void and have no force or effect if the Merger Agreement is terminated prior to the Closing or the Merger is otherwise not consummated.

2. Non-Competition.  The Principal hereby agrees and covenants that, during the Term (as defined below), the Principal will not, will not attempt to, and will cause the Principal’s Affiliates not to and not attempt to, without the prior written consent of Parent (such consent to be given in Parent’s sole and absolute discretion), directly or indirectly, own, manage, finance, invest in, control, engage in, operate or conduct, lend the Principal’s name to, lend credit to, render services or advise to, devote material endeavor or effort to, or assist any Person or entity to conduct, the Business, or have any interest in, as a principal, owner, agent, employee, shareholder, officer, director, joint venturer, partner, member, security holder, creditor, consultant or in any other capacity, an entity (other than Parent or its Affiliates) conducting the Business; provided however, that this Section 2 shall not prohibit the ownership of publicly-traded securities constituting not more than 3% of the outstanding securities of an entity conducting the Business.

The covenants set forth in this Section 2 shall be construed as a series of separate covenants covering their subject matter in each of the separate states and countries within the Territory, and except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth above in this Section 2.  To the extent that any such covenant shall be judicially unenforceable in any country or in any one or more states in the United States, such covenant shall not be affected with respect to each of such other countries or states in the Territory. Each covenant with respect to such country or state in the Territory shall be construed as severable and independent.

3. Non-Solicitation.  The Principal hereby agrees and covenants that, during the Term, the Principal will not, and will cause the Principal’s Affiliates not to, without the prior written consent of Parent (such consent to be given in Parent’s sole and absolute discretion) directly or indirectly:

(a) (i) solicit, knowingly encourage or induce, or attempt to solicit, knowingly encourage or induce, any customer with whom the Company or its Subsidiaries was engaged in a contractual relationship, or substantive discussions or proposal negotiations, in each case as of the Effective Time, with respect to the Business to cease doing business with the Company, Parent or any of their Subsidiaries with respect to the Business within the Territory; or (ii) otherwise knowingly interfere with, impair or damage the Company’s, Parent’s or their respective Subsidiaries’ relationship with any customers or prospective customers of the Business (it being understood that nothing in this Section 3(a) shall be interpreted to prevent or preclude the Principal or any of his Affiliates from developing, manufacturing, commercializing, importing, selling, marketing, distributing products or services that are not Albumin Bound (Nab)® Products);

(b) (i) solicit, knowingly encourage or induce, or attempt to solicit, knowingly encourage or induce, any suppliers, licensees or business relations, or prospective suppliers, licensees or business relations with whom the Company or its Subsidiaries was engaged in a contractual relationship, or substantive discussions or proposal negotiations, in each case as of the Effective Time, with respect to the Business of the Company and its Subsidiares to cease doing business with the Company, Parent or their respective Subsidiaries with respect to the Business within the Territory; or (ii) otherwise knowingly interfere with, impair or damage the Company’s, Parent’s or their respective Subsidiaries’ relationship with any supplier, licensee or business relation of the Business (it being understood that nothing in this Section 3(b) shall be interpreted to prevent or preclude the Principal or any of his Affiliates from developing, manufacturing, commercializing, importing, selling, marketing, distributing products or services that are not Albumin Bound (Nab)® Products); or

(c) solicit, encourage or induce, or attempt to solicit or induce, or assist any other Person in so soliciting, encouraging or inducing, any employee, consultant or independent contractor that was engaged by the Company or its Subsidiaries as of the Effective Time to terminate or breach an employment, contractual or other relationship with the Company, Parent or their respective Subsidiaries; provided however, this clause (c) shall not prohibit the Principal or any of his Affiliates from soliciting or hiring any person who responds to a general advertisement or solicitation, or efforts by any recruiting or employment agencies, not specifically directed at employees of the Company, Parent or their respective Subsidiaries.

4. Non-Disparagement.  The Principal hereby agrees and covenants that, during the Term, the Principal will make no, and will not permit the Principal’s Affiliates or Representatives to make any, public statements, verbal or written, that directly or indirectly disparage the Company, Parent or any of their respective Affiliates. Parent hereby agrees and covenants that, during the Term, Parent shall not, and shall not permit any of its Affiliates or Representatives to, make any public statements, verbal or written, that directly or indirectly disparage the Principal or any of his Affiliates. This Section 4 shall not prohibit the Principal or his Affiliates, on the one hand, or the Parent or any of its Affiliates, on the other hand, from exercising or enforcing their rights under any agreement between the Principal or his Affiliates, on the one hand, and the Parent or any of its Affiliates, on the other hand or (subject, in the case of the Principal, to Section 5 below) from responding to any inquiry, request for information, investigation, audit or proceeding involving a Governmental Entity or as otherwise required by Law.

5. Confidentiality.

(a) The Principal (i) will not use Confidential Information (as defined below) for any purpose detrimental to the Company, Parent or any of their respective Affiliates, (ii) will not, except as directed by the Company or Parent, use for the Principal or for others, directly or indirectly, any such Confidential Information, and (iii) except as required by Law or as directed by the Company or Parent, will not disclose Confidential Information, directly or indirectly, to any other Person. The obligations set forth in this Section 5(a) will survive the expiration of the Term and any termination of this Agreement. The Principal acknowledges that this covenant is necessary to protect the trade secrets of the Company, Parent and/or their respective Affiliates. If the Principal is required by order of a Governmental Entity to disclose any Confidential Information, the Principal shall immediately notify the Company and Parent so that the Company and Parent may attempt to obtain an appropriate protective order, and, in all events, the Principal shall only disclose the minimum portion of the Confidential Information required by such order to be disclosed.

(b) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, that the Principal has or will possess, control, prepare, develop or receive in his capacity as an officer, director or employee of the Company or any of its Subsidiaries and that are reasonably related to or useful in the Business are and, unless agreed in writing by Parent, will remain the sole and exclusive property of the Company or its respective Subsidiaries.

(c) Notwithstanding the foregoing, Confidential Information will not include (i) information that is already in or subsequently enters the public domain, other than as a result of any direct or indirect action or inaction by the Principal or his controlled Affiliates in violation of this Agreement, (ii) information that is approved for public release by the Company, Parent or any of their respective Affiliates, or (iii) the product of the Principal’s general knowledge, education, training or experience obtained prior to his association with the Company or its Affiliates or its or their predecessors in interest without the benefit of any non-public information of the Company or its Subsidiaries and which does not relate to the Business of the Company or its Subsidiaries, (iv) information that is subsequently rightfully disclosed to the Principal by a third party without any violation of duties of confidentiality and restricted use.

6. Future Employment.  The Principal agrees that, during the Term, if the Principal accepts employment with an employer that is a commercial enterprise not controlled by the Principal other than the Company, Parent or their respective Affiliates, the Principal will, within ten (10) days after accepting any employment, notify the Company and Parent of the identity of any employer of the Principal. The Company and/or Parent may serve notice upon each such employer that the Principal is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof. Further, during the Term, the Principal will communicate the contents of Section 2 to Section 5 hereof to any Person that the Principal intends to be employed by, associated with or represent.

7. Reasonableness of Restrictions.  The Principal acknowledges that (a) the Principal will significantly benefit from the transactions contemplated by the Merger Agreement, including by the Principal’s receipt of Merger Consideration, (b) Parent’s specific intent is to continue the specific conduct of the Business after the consummation of the Merger and a substantial portion of the value of the Business is the goodwill that the Company and its Subsidiaries has established, (c) the covenants set forth in Section 2 to Section 6 are necessary to enable the Company, Parent and their respective Affiliates to retain the goodwill of the Business that was based on the Company’s and its Subsidiaries’ efforts prior to the consummation of the Merger, and (d) the covenants set forth in Section 3 are necessary to enable the Company, Parent and their respective Affiliates to maintain a stable customer, supplier and employee base in order to conduct the Business, and that it could disrupt, damage, impair and interfere with the Business if the Principal was to engage in such solicitation.

8. Specific Performance; Limitation of Remedies

(a) Specific Performance.  The parties acknowledge that the failure of any party to perform his or its covenants under Sections 2, 3, 4, 5, 6 and 7 of this Agreement in accordance with their specific terms will cause irreparable injury to the Principal, the Company, Parent and their respective Subsidiaries, as the case may be, for which damages, even if available, will not be an adequate remedy. Accordingly, the parties consent to the issuance of temporary, preliminary and permanent injunctive relief to compel performance by the Principal, the Company or Parent of the obligations hereunder or to prevent breaches or threatened breaches by the Principal, the Company or Parent of this Agreement, and to the grant by a court of competent jurisdiction of the remedy of specific performance of the obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity. The parties agree to not oppose, and hereby waive any defense to, the granting of an injunction, specific performance and other equitable relief on the basis that the Principal, Parent or the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties further waive any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing, no party to this Agreement shall under any circumstances be held liable, whether in contract, in tort, under any warranty or any other theory of liability, for any punative damages.

(b) Limitation of Remedies.  Notwithstanding the provisions set forth in Section 7(a), above, or any other provision contained in this Agreement, the Principal, Parent and the Company acknowledge that no remedy conferred by any of the specific provisions of this Agreement, including, without limitation, this Section 7, is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(c) Notice.  Parent shall not commence any action seeking injunctive relief or other remedy for violation of Section 2 unless and until Parent first provides Principal with at least 10 days prior written notice specifying the alleged violation.

9. Miscellaneous.

(a) Definitions.  The following terms referred to in this Agreement shall have the following meanings:

(i) “Albumin-Bound (Nab)® Products” means (a) the Products (as defined in the CVR Agreement) and (b) any pharmaceutical or diagnostic product developed or manufactured using the Albumin-Bound (Nab®) Technology.

(ii) “Albumin-Bound (Nab®) Technology” means any and all methods, techniques, know-how, trade secrets, and other technologies (including manufacturing methods, techniques, know-how, trade secrets, and other technologies) for the association of, or related to the association of, any agent (such as a therapeutic or diagnostic agent) with albumin in the development, manufacturing or production of albumin-bound nanoparticles or albumin- based nanoparticles, as practiced by the Company or any of its Subsidiaries as of the Effective Time; provided, however, that for purposes of this Agreement, “nanoparticles” shall mean any particles with a size less than 200 nanometers.

(iii) “Business” means the business of researching, developing, licensing, manufacturing, selling, offering for sale, importing, using, marketing, distributing, practicing, or otherwise exploiting any Albumin-Bound (Nab)® Products.

(iv) “Confidential Information” means any information of a confidential or proprietary nature, including but not limited to trade secrets, or that derives value from its not generally being available that is owned or held by the Company or its Subsidiaries at the Effective Time in whatever form.

(v) “Governmental Entity” means any domestic (federal or state) or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.

(vi) “Law” means any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity.

(vii) “Term” means the period commencing as of the Effective Time and continuing for 10 years after the Effective Time.

(viii) “Territory” means the United States and all other foreign countries and jurisdictions worldwide in which the Company or its Subsidiaries was engaged in Business as of the Effective Time.

(b) Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party, (ii) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery), or (iii) on the third Business Day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i) If to the Principal, to:

Dr. Patrick Soon-Shiong
c/o Abraxis BioScience Inc.
11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025
Tel: 310.883.1300
Fax: 310.998.8553
pss@abraxisbio.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Tel: 212.859.8000
Fax: 212.859.4000

Attention:	Philip Richter philip.Richter@friedfrank.com Brian Mangino brian.mangino@friedfrank.com

(ii) If to Parent (or Company), to:

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2769

Attention:	George Golumbeski, Senior Vice
President Business Development
ggolumbeski@celgene.com

with a copy to:

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2771

Attention:	Thomas Perone, Corporate Counsel
tperone@celgene.com

and to:

Jones Day
3161 Michelson Drive
Suite 800
Irvine, CA 92612
Tel: 949.851.3939
Fax: 949.553.7539

Attention:	Jonn R. Beeson, Esq.
jbeeson@jonesday.com
Kevin Espinola, Esq.
kbespinola@jonesday.com

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8(b).

(c) Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

(d) Waiver.  Either party hereto may waive compliance with any of the agreements of the other party or conditions in favor of such party contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(e) Amendment.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by both parties hereto.

(f) No Third Party Beneficiary.  This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, that Parent may assign any of its respective rights, interest or obligations to any direct or indirect Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

(h) Headings; Interpretation.  Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Whenever the context so requires, the singular shall include the plural, the plural shall include the singular, and the use of a gender shall include all genders. The terms “hereof,” “herein” and “hereunder” and terms of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the terms “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The terms “writing” and “written” and terms of like import used in this Agreement shall refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is deemed to be so broad as to be invalid or unenforceable in a particular jurisdiction, the parties agree, with respect to such jurisdiction, to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

(j) Governing Law.

(i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of California or in any state court located in the State of California in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of California or in any state court located in the State of California.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(k) Attorneys Fees.  In the event action is brought by any party under this Agreement to enforce or construe any of its terms, the prevailing party shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys fees incurred at and in preparation for trial, appeal and review, such sum to be set by the court before which the matter is heard.

(l) Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

(m) Construction.  This Agreement shall be deemed to be the joint work product of Parent and the Principal, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(n) Independent Review and Advice.  The Principal represents and warrants that the Principal (i) has carefully read this Agreement, (ii) executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof and any and all rights that each party may have with respect to one another, (iii) has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and (iv) is entering into this Agreement of his own free will.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CELGENE CORPORATION

By:	/s/ Robert J. Hugin
Name:     Robert J. Hugin

Title:	Chief Executive Officer

DR. PATRICK SOON-SHIONG

/s/  Dr. Patrick Soon-Shiong

[Signature Page to Non-Competition, Non-Solicitation and Confidentiality Agreement]

Annex E

[LETTERHEAD OF BANK OF AMERICA MERRILL LYNCH]

June 30, 2010

The Board of Directors
Abraxis BioScience, Inc.
11755 Wilshire Blvd.
Suite 2000
Los Angeles, CA 90025

Members of the Board of Directors:

We understand that Abraxis BioScience, Inc. (“Abraxis”) proposes to enter into an Agreement and Plan of Merger, dated as of June 30, 2010 (the “Agreement”), among Abraxis, Celgene Corporation (“Celgene”) and Artistry Acquisition Corp., a wholly owned subsidiary of Celgene (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Abraxis (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share (“Abraxis Common Stock”), of Abraxis (not owned by Celgene or Merger Sub) will be converted into a right to receive 0.2617 of a share of common stock, par value $0.01 per share (“Celgene Common Stock”), of Celgene (the “Stock Consideration”), $58.00 in cash (the “Cash Consideration”), and a contingent value right (a “CVR”) issued by Celgene under the CVR Agreement (as defined in the Agreement) (the “CVR Consideration” and together with the Cash Consideration and the Stock Consideration, the “Consideration”). As further described in the CVR Agreement, each CVR will entitle the holder thereof to potential payments equal to a pro rata portion of (x) certain percentages of the Net Sales of Products with respect to the periods set forth therein based upon the amount of such Net Sales in each such period and (y) certain pre-set amounts contingent upon the achievement of certain Milestones with respect to the receipt of certain regulatory approvals for one of the Products, as such terms are defined in the CVR Agreement. We also understand that, concurrently with the execution of the Agreement, Celgene, Merger Sub and certain stockholders of Abraxis will enter into a voting agreement pursuant to which such stockholders will agree, subject to the terms thereof, to vote their shares of Abraxis Common Stock in favor of adoption of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Abraxis Common Stock (other than Patrick Soon-Shiong, M.D. and his affiliates (together, “Soon-Shiong”)) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to Abraxis and Celgene;

(ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Abraxis furnished to or discussed with us by the management of Abraxis, including certain financial forecasts relating to Abraxis prepared by the management of Abraxis (such forecasts, “Abraxis Forecasts”);

(iii) reviewed a certain research analysts’ publicly available financial forecasts relating to Celgene (the “Celgene Analyst Forecasts”), as well as publicly available consensus financial forecasts relating to Celgene (the “Celgene Consensus Forecasts”, and together with the Celgene Analyst Forecasts, the “Celgene Public Forecasts”);

(iv) reviewed estimates as to the amount and timing of certain cost savings and operating synergies (collectively, the “Cost Savings”) anticipated by the management of Abraxis to result from the Merger;

The Board of Directors
Abraxis BioScience, Inc.

(v) discussed the past and current business, operations, financial condition and prospects of Abraxis with members of senior managements of Abraxis and Celgene, and discussed the past and current business, operations, financial condition and prospects of Celgene with members of senior managements of Abraxis and Celgene;

(vi) reviewed the potential pro forma financial impact of the Merger on the future financial performance of Celgene, including the potential effect on Celgene’s estimated earnings per share;

(vii) reviewed the trading histories for Abraxis Common Stock and Celgene Common Stock and a comparison of such trading histories with the trading histories of other companies we deemed relevant;

(viii) compared certain financial and stock market information of Abraxis and Celgene with similar information of other companies we deemed relevant;

(ix) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x) considered the results of efforts on behalf of Abraxis to solicit, at the direction of Abraxis, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Abraxis;

(xi) reviewed the Agreement and certain ancillary agreements thereto; and

(xii) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Abraxis and Celgene that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Abraxis Forecasts and the Cost Savings, we have been advised by Abraxis, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Abraxis as to the future financial performance of Abraxis and the other matters covered thereby. As you are aware, the management of Celgene did not provide us with, and we did not have access to, financial forecasts relating to Celgene prepared by the management of Celgene but directed us to the Celgene Consensus Forecasts. At Abraxis’ direction, we have assumed, that the Celgene Analyst Forecasts and the Celgene Consensus Forecasts are a reasonable basis upon which to evaluate the future financial performance of Celgene and, at Abraxis’ direction, we have used the Celgene Public Forecasts in performing our analyses. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Abraxis or Celgene, nor have we made any physical inspection of the properties or assets of Abraxis or Celgene. We have not evaluated the solvency or fair value of Abraxis or Celgene under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Abraxis, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, that the CVRs will not be redeemed and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Abraxis, Celgene or the contemplated benefits of the Merger in any way meaningful to our analysis.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Abraxis Common Stock (other than Soon-Shiong) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other

The Board of Directors
Abraxis BioScience, Inc.

constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Abraxis or in which Abraxis might engage or as to the underlying business decision of Abraxis to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Celgene Common Stock actually will be when issued or the prices at which Abraxis Common Stock, Celgene Common Stock or the CVRs will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Abraxis in connection with the Merger and will receive a fee for our services, all of which is contingent upon consummation of the Merger. In addition, Abraxis has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Abraxis, Celgene and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Celgene and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a financial advisor to Celgene in connection with an acquisition transaction and (ii) having acted or acting as lender under, or otherwise having extended credit under, certain letters of credit and other arrangements with Celgene.

It is understood that this letter is for the benefit and use of the Board of Directors of Abraxis in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Abraxis Common Stock (other than Soon-Shiong) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex F

[LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

June 30, 2010

Board of Directors
Abraxis BioScience, Inc.
11755 Wilshire Blvd.
Suite 2000
Los Angeles, CA 90025

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Abraxis BioScience, Inc. (the “Company”) of the Per Share Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 30, 2010 (the “Agreement”), by and among Celgene Corporation (“Celgene”), Artistry Acquisition Corp., a wholly owned subsidiary of Celgene (“Acquisition Sub”), and the Company. Pursuant to the Agreement, Acquisition Sub will be merged with and into the Company and each outstanding Share (not owned by Celgene or Acquisition Sub) will be converted into a right to receive 0.2617 of a share of common stock, par value $0.01 per share (the “Celgene Common Stock”), of Celgene (the “Stock Consideration”), $58.00 in cash (the “Cash Consideration”), and a contingent value right (a “CVR”) issued by Celgene under the CVR Agreement (as defined in the Agreement) (the “CVR Consideration” and together with the Cash Consideration and the Stock Consideration, the “Per Share Consideration”). Each CVR will entitle the holder thereof to CVR Payments (as defined in the CVR Agreement) on the terms and subject to the conditions set forth in the CVR Agreement.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Celgene and any of their respective affiliates and affiliates of Patrick Soon-Shiong, M.D. (“Soon-Shiong”), a significant shareholder of the Company, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including having acted as financial advisor to APP Pharmaceuticals, Inc., a former affiliate of the Company and Soon-Shiong, in its acquisition by Fresenius Kabi Pharmaceuticals Holding, LLC. We also may provide investment banking and other financial services to the Company, Celgene, Soon-Shiong and their respective affiliates in the future for which our investment banking division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the 3 years ended December 31, 2009 and for Celgene for the 5 years ended December 31, 2009; the Company’s initial registration statement on Form 10; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Celgene; certain other communications from the Company and Celgene to their respective stockholders; certain publicly available

The Board of Directors
Abraxis BioScience, Inc.
June 30, 2010
Page Two

research analyst reports for the Company and Celgene; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the “Forecasts”) and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). As you are aware, the management of Celgene did not make available its forecasts of the future financial performance of Celgene. With your consent, our review of the future financial performance of Celgene was limited to the current consensus forecasts for Celgene, publicly available estimates of a certain research analyst and our discussions with the management of Celgene regarding the current consensus forecasts for Celgene. We have also held discussions with members of the senior managements of the Company and Celgene regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Celgene; reviewed the reported price and trading activity for the Shares and shares of Celgene Common Stock; compared certain financial and stock market information for the Company and Celgene with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the pharmaceutical industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Celgene or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Celgene or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis and that the CVRs will not be redeemed.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Per Share Consideration to be paid to the holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the Stockholders’ Agreement, dated as of June 30, 2010, by and among Celgene and certain stockholders of the Company, the Noncompetition and Confidentiality Agreement (as defined in the Agreement), the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Per Share Consideration to be paid to the holders pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Celgene Common Stock or the CVRs will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Celgene or the ability of the Company or Celgene to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our

The Board of Directors
Abraxis BioScience, Inc.
June 30, 2010
Page Three

advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex G

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

CONFIDENTIAL

June 30, 2010

The Board of Directors
Abraxis BioScience, Inc.
11755 Wilshire Blvd.
Suite 2000
Los Angeles, CA 90025

Dear Members of the Board:

We understand that Abraxis BioScience, Inc., a Delaware corporation (the “Company”), Celgene Corporation, a Delaware corporation (“Buyer”), and Artistry Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of June 30, 2010 (the “Agreement”), pursuant to which Buyer will acquire the Company (the “Transaction”). Pursuant to the Transaction, Merger Sub will be merged with and into the Company and each outstanding share of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held by Buyer or Merger Sub (such holders, but only with respect to such shares of Company Common Stock, “Excluded Holders”), will be converted into a right to receive 0.2617 of a share of common stock, par value $0.01 per share (the “Buyer Common Stock”), of Buyer (the “Stock Consideration”), $58.00 in cash (the “Cash Consideration”), and a contingent value right (a “CVR”) issued by Buyer under the CVR Agreement (as defined in the Agreement) (the “CVR Consideration” and together with the Cash Consideration and the Stock Consideration, the “Consideration”). Each CVR will entitle the holder thereof to potential payments equal to a pro rata portion of (x) certain percentages of the Net Sales of certain Products with respect to the periods set forth therein based upon the amount of such Net Sales in each such period and (y) certain pre-set amounts contingent upon the achievement of certain Milestones with respect to the receipt of certain regulatory approvals for one of the Products, as such terms are defined in the CVR Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Patrick Soon-Shiong, M.D. and any of his affiliates (together, “Soon-Shiong”) and Excluded Holders (as defined above)) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the Agreement and the ancillary agreements thereto;

(ii) Analyzed certain publicly available historical business and financial information relating to the Company and Buyer;

(iii) Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company, publicly available estimates of a certain research analyst, as well as current consensus forecasts for Buyer (the “Public Forecasts”), with respect to the business of Buyer, and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company;

(iv) Held discussions with members of the senior managements of the Company and Buyer with respect to the businesses and prospects of the Company and Buyer, respectively;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of the Company and Buyer, respectively;

The Board of Directors
Abraxis BioScience, Inc.
June 30, 2010

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of the Company and Buyer, respectively;

(vii) Reviewed historical stock prices and trading volumes of Company Common Stock and Buyer Common Stock; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Buyer or concerning the solvency or fair value of the Company or Buyer, and we have not been furnished with such valuation or appraisal. With respect to the financial forecasts related to the Company that we have reviewed, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. As you are aware, the management of Buyer did not make available its forecasts of the future financial performance of Buyer but directed us to current consensus forecasts for Buyer. We have assumed, with the consent of the Company, that the Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of Buyer, and are appropriate for us to utilize in our analyses. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Company Common Stock, or Buyer Common Stock or the CVRs may trade at any time subsequent to the announcement of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions and that the CVRs will not be redeemed. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company or Buyer in any way meaningful to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein). In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, or the holders of any class of securities other than Company Common Stock, creditors, or other constituencies of the Company; in each case relative to the Consideration or otherwise. We note that Buyer, Merger Sub and certain stockholders of the Company have agreed to enter into a voting agreement pursuant to which such stockholders, subject to the terms thereof, will vote their shares of Company Common Stock in favor of adoption of the Agreement.

Lazard Frères & Co.  LLC is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, all of which is contingent upon the closing of the Transaction. We in the past have provided investment banking services to the Company, including having acted as financial advisor to APP Pharmaceuticals, Inc., a former affiliate of the Company, in its acquisition by Fresenius Kabi Pharmaceuticals Holding, LLC, for which we have received compensation. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of the

The Board of Directors
Abraxis BioScience, Inc.
June 30, 2010

Company and/or the securities of Buyer and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Soon-Shiong and Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Stephen Sands
Stephen Sands
Managing Director

Annex H

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ABRAXIS BIOSCIENCE, INC.
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD
October 13, 2010

The undersigned hereby appoints Patrick Soon-Shiong and Bruce Wendel or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated below all of the shares of common stock of Abraxis BioScience, Inc. that the undersigned is entitled to vote at the special meeting of stockholders to be held at the Fairmont Miramar, 101 Wilshire Boulevard, Santa Monica, California on October 13, 2010 at 10:00 a.m. local time, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

â Please Detach and Mail in the Envelope Provided â

☑	Please mark your vote as indicated in this example.

		FOR	AGAINST	ABSTAIN

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of June 30, 2010, by and among Celgene Corporation, Artistry Acquisition Corp., a wholly-owned subsidiary of Celgene Corporation, and Abraxis BioScience, Inc., as it may be amended.	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

SIGNATURE(S)

SIGNATURE(S)

DATE:  , 2010

NOTE:	Please sign as or on behalf of the stockholder whose name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.